     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 1999
                                          REGISTRATION STATEMENT NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                         ------------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                                 FOILMARK, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                      3490
            (Primary Standard Industrial Classification Code Number)

                                   113101034
                      (IRS Employer Identification Number)

                              5 MALCOLM HOYT DRIVE
                        NEWBURYPORT, MASSACHUSETTS 01950
                                 (978) 462-7300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              FRANK J. OLSEN, JR.
                                   PRESIDENT
                              5 MALCOLM HOYT DRIVE
                        NEWBURYPORT, MASSACHUSETTS 01950
                                 (978) 462-7300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

      STEPHEN J. CARLOTTI, ESQ.                   CARL A. DE BRITO, ESQ.
       HINCKLEY, ALLEN & SNYDER                     BATTLE FOWLER LLP
          1500 FLEET CENTER                       75 EAST 55(TH) STREET
         PROVIDENCE, RI 02903                       NEW YORK, NY 10022
     TELEPHONE NO.:(401) 274-2000              TELEPHONE NO.:(212) 856-7000
    FACSIMILE NO.: (401) 277-9600             FACSIMILE NO.: (212) 856-7817

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING   REGISTRATION FEE
        SECURITIES TO BE REGISTERED             REGISTERED (1)         UNIT (2)           PRICE (2)              (3)
Common Stock, par value $0.01 per share.....      3,715,935             $1.56             $4,852,453            $1,349

(1) Based upon an estimate of the maximum number of shares of common stock, par value $0.01 per share (the "HoloPak Common Stock"), of HoloPak Technologies, Inc. ("HoloPak") which will each be exchanged for 1.11 shares of common stock, $0.01 par value (the "Foilmark Common Stock"), of Foilmark, Inc. ("Foilmark") pursuant to the merger described herein.

(2) Calculated in accordance with Rule 457(f)(l) and Rule 457(f)(3) under the Securities Act based on the aggregate market value on March 18, 1999 of the shares of HoloPak Common Stock expected to be canceled in connection with the merger and computed by deducting $4,752,057, representing $1.42 multiplied by 3,346,519 from (i) the product of (A) the average of the high and low prices of HoloPak Common Stock as reported on the Nasdaq National Market on March 18, 1999 ($2.87) and (B) 3,346,519, representing the maximum number of shares of HoloPak Common Stock expected to be canceled in connection with the merger.

(3) The registration fee of $1,349 was calculated pursuant to Rule 457(f) under the Securities Act, as follows: .000278 multiplied by the proposed maximum aggregate offering price. $2,204.87 was paid on December 22, 1998 pursuant to Exchange Act Rule 0-11.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                             MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT                    [LOGO]
      [LOGO]

    The Boards of Directors of Foilmark, Inc. and HoloPak Technologies, Inc. have approved a merger that would result in Holopak becoming owned by Foilmark. The proposed merger would create a more diverse manufacturer of hot-stamping foils, holographic films and images and metallized paper with greater geographic market potential. Foilmark and HoloPak shares of common stock trade on the Nasdaq National Market under the symbols "FLMK" and "HOLO", respectively.

    If the merger is completed, HoloPak stockholders will receive 1.11 Foilmark shares and $1.42 in cash for each HoloPak share. Foilmark stockholders will continue to own their existing shares after the merger.

    We estimate that the shares of Foilmark common stock to be issued to HoloPak stockholders will represent approximately 47% of the outstanding Foilmark common stock after the merger. Likewise, Foilmark shares held by Foilmark stockholders before the merger will represent approximately 53% of the outstanding Foilmark shares after the merger.

    Stockholders of Foilmark are being asked, at Foilmark's special meeting of stockholders, to approve the folowing:

    - the issuance of Foilmark shares in the merger;

    - the amendment of Foilmark's certificate of incorporation to increase the number of authorized shares of Foilmark common stock;

    - the amendment of Foilmark's certificate of incorporation to remove article eight, which contains provisions requiring the vote of 80% of the outstanding shares of Foilmark common stock to approve some transactions; and

    - the amendment of Foilmark's certificate to remove article nine, which contains cumulative voting for directors.

           [LOGO]
Frank J. Olsen, Jr.
Chairman, Chief Executive Officer and President
Foilmark, Inc.

    Stockholders of HoloPak are being asked, at HoloPak's special meeting of stockholders, to approve the merger.

    The merger cannot be completed unless stockholders of both companies approve it. YOUR VOTE IS VERY IMPORTANT.

    There are risks involved in the merger. In determining whether to approve the merger, you should consider such risks. FOR A DETAILED DESCRIPTION OF THE RISKS INVOLVED IN THE MERGER, YOU SHOULD READ THE SECTION OF THE JOINT PROXY STATEMENT-PROSPECTUS ENTITLED "RISK FACTORS" ON PAGE 11.

    HoloPak stockholders may demand appraisal rights, but Foilmark stockholders may not. For more detail on how a HoloPak stockholder may demand appraisal rights, you should read the section entitled "Dissenters' Appraisal Rights" on page 67 of the joint proxy statement-prospectus.

    Whether or not you plan to attend a meeting, please take the time to vote on the proposal(s) submitted to stockholders at your meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting. If you fail to return your card, the effect will be a vote against the merger and the other proposals unless you attend in person and vote at the meeting.

The dates, times and places of the meetings are:

For FOILMARK stockholders:

APRIL 21, 1999
9:30 A.M.
MARRIOTT LONG WHARF
296 STATE STREET
BOSTON, MA 02109

For HOLOPAK stockholders:
APRIL 21, 1999
8:00 A.M.
OFFICES OF BATTLE FOWLER LLP
75 EAST 55TH ST., NEW YORK, NY 10022

               [LOGO]
Robert J. Simon
Chairman of the Board of Directors
HoloPak Technologies, Inc.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE FOILMARK COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             JOINT PROXY STATEMENT-PROSPECTUS DATED MARCH 22, 1999
              AND FIRST MAILED TO STOCKHOLDERS ON MARCH 23, 1999.

THIS JOINT PROXY STATEMENT-PROSPECTUS PROVIDES YOU WITH DETAILED INFORMATION ABOUT THE PROPOSED MERGER. WE ENCOURAGE YOU TO READ THIS DOCUMENT CAREFULLY. IN ADDITION, YOU MAY OBTAIN INFORMATION ABOUT OUR COMPANIES FROM DOCUMENTS WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

    THIS JOINT PROXY STATEMENT--PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS JOINT PROXY STATEMENT--PROSPECTUS. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF HOLOPAK COMMON STOCK OR FOILMARK COMMON STOCK, TO WHOM THIS JOINT PROXY STATEMENT--PROSPECTUS HAS BEEN DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO HOLOPAK, FROM HOLOPAK TECHNOLOGIES, INC., 9 COTTERS LANE, EAST BRUNSWICK, NEW JERSEY 08816, (732) 238-2883, ATTENTION: CORPORATE SECRETARY, AND IN THE CASE OF DOCUMENTS RELATING TO FOILMARK, FROM FOILMARK, INC., 5 MALCOM HOYT DRIVE, NEWBURYPORT, MASSACHUSETS 01950, ATTENTION: CORPORATE SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY APRIL 9, 1999.

                                     [LOGO]
                            ------------------------

                                 FOILMARK, INC.
                              5 MALCOLM HOYT DRIVE
                        NEWBURYPORT, MASSACHUSETTS 01950

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 21, 1999
                            ------------------------

TO THE STOCKHOLDERS OF FOILMARK, INC.:

    NOTICE IS HEREBY GIVEN that a special meeting of Foilmark, Inc. stockholders will be held on April 21, 1999, at 9:30 a.m. local time, at the Marriott Long Wharf, 269 State Street, Boston, Massachusetts 02109 for the following purposes:

    - To consider and vote upon a proposal to issue up to 3,715,935 shares of common stock of Foilmark under a merger agreement dated November 17, 1998, among Foilmark, Foilmark Acquisition Corporation, a wholly-owned subsidiary of Foilmark, and HoloPak Technologies, Inc. The merger agreement provides that HoloPak will merge into Foilmark Acquisition. The merger is described fully in the merger agreement and the enclosed joint proxy statement--prospectus.

    - To consider and vote upon a proposal to adopt an amendment to Foilmark's certificate of incorporation which will become effective at the same time as the merger. This amendment will increase the number of authorized shares of Foilmark common stock from 10,000,000 to 15,000,000, as more fully described in the enclosed joint proxy statement--prospectus.

    - To consider and vote upon a proposal to adopt an amendment to Foilmark's certificate of incorporation to remove article eight, as more fully described in the enclosed joint proxy statement--prospectus.

    - To consider and vote upon a proposal to adopt an amendment to Foilmark's certificate of incorporation to remove article nine, as more fully described in the enclosed joint proxy statement-prospectus.

    Except as specified above, proxies will only be voted as to matters which are incidental to the conduct of the Foilmark special meeting.

    The Foilmark board approved the merger agreement and recommended that Foilmark stockholders approve the issuance of shares of Foilmark common stock to HoloPak stockholders.

    The issuance of shares of Foilmark common stock to HoloPak stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of Foilmark common stock entitled to vote on the issuance. Adoption of the amendment to Foilmark's certificate of incorporation to increase Foilmark's number of authorized shares of common stock requires the affirmative vote of the holders of a majority of the outstanding shares of Foilmark common stock entitled to vote on the amendment. Adoption of the amendment to Foilmark's certificate of incorporation to remove article eight and the amendment to Foilmark's certificate of incorporation to remove article nine requires the affirmative vote of the holders of at least 80% of the outstanding shares of Foilmark common stock entitled to vote on those amendments. Approval of the issuance and the amendments to Foilmark's certificate of incorporation are independent and are not conditioned on the approval of the other proposals. Foilmark does not intend to effect the amendment to its certificate of incorporation to increase the number of authorized shares of common stock if the merger is not completed.

    When Foilmark and HoloPak signed the merger agreement, directors, officers and other stockholders of Foilmark, who together own approximately 42% of Foilmark's outstanding common stock, agreed to vote in favor of the issuance and the amendments to Foilmark's certificate of incorporation.

    The close of business on March 12, 1999 has been fixed as the record date for determining those stockholders entitled to vote at the Foilmark special meeting. Only stockholders of record on the Foilmark record date are entitled to notice of and to vote at the Foilmark special meeting.

                                          By order of the Board of Directors
                                          /s/ Carol J. Robie

                                          Carol J. Robie
                                          Secretary

March 22, 1999

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

    THE BOARD OF DIRECTORS OF FOILMARK UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE AND THE AMENDMENTS TO THE FOILMARK CERTIFICATE OF INCORPORATION. SOME MEMBERS OF THE FOILMARK BOARD HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM AND IN ADDITION TO THE INTERESTS OF THE FOILMARK STOCKHOLDERS. SEE "THE MERGER--INTERESTS OF CERTAIN PERSONS IN THE MERGER".

                                      [LOGO]

                            ------------------------

                           HOLOPAK TECHNOLOGIES, INC.
                                 9 COTTERS LANE
                        EAST BRUNSWICK, NEW JERSEY 08816
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 21, 1999

TO OUR STOCKHOLDERS:

    You are invited to be present either in person or by proxy at the special meeting of stockholders of HoloPak Technologies, Inc. to be held on April 21, 1999, at 8:00 a.m., local time, at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York 10022 for the following purpose:

    - To consider and vote upon a proposal to approve the merger agreement dated November 17, 1998 among HoloPak, Foilmark, Inc. and Foilmark Acquisition Corporation, a wholly-owned subsidiary of Foilmark.

    The merger agreement provides that:

    - HoloPak will merge into Foilmark Acquisition. Foilmark Acquisition will be the surviving corporation in the merger and will continue to be a wholly-owned subsidiary of Foilmark.

    - Each outstanding share of common stock of HoloPak, will be converted into the right to receive 1.11 shares of Foilmark common stock and $1.42 in cash plus additional cash for any fractional shares of HoloPak common stock without interest.

    - Foilmark will assume each option or other right to purchase or receive shares of HoloPak common stock under stock options, stock appreciation or other similar rights.

    Except as specified above, proxies will only be voted as to matters which are incidental to the conduct of the HoloPak special meeting.

    When Foilmark and HoloPak signed the merger agreement, officers and stockholders of HoloPak, who together own approximately 45.3% of HoloPak's outstanding common stock, agreed to vote in favor of the merger.

    The board of directors of HoloPak has fixed the close of business on March 12, 1999 as the record date for determining HoloPak stockholders entitled to notice of, and to vote at, the HoloPak special meeting. Only holders of record of shares of HoloPak common stock at the close of business on the HoloPak record date are entitled to notice of, and to vote at, the HoloPak special meeting.

    THE HOLOPAK BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE HOLOPAK STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF HOLOPAK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Some members of the HoloPak board have interests in the merger that are different from and in addition to the interests of the HoloPak stockholders. See "The Merger--Interests of Certain Persons in the Merger".

    Approval of the merger agreement requires the vote of the holders of a majority of the outstanding shares of HoloPak common stock entitled to vote at the special meeting.

    The HoloPak board hopes you will find it convenient to attend the HoloPak special meeting in person, but whether or not you plan to attend, please sign, date and return the enclosed proxy in the enclosed envelope to assure that your shares of HoloPak common stock are represented at the HoloPak special meeting. If mailed in the United States, the enclosed envelope requires no postage. Returning your proxy does not deprive you of your right to attend the HoloPak special meeting and vote your shares in person.

                                          By order of the Board of Directors,
                                          /s/ Arthur Karmel

                                          Arthur Karmel
                                          SECRETARY

East Brunswick, New Jersey
March 22, 1999

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
SUMMARY....................................................................................................          1

RISK FACTORS...............................................................................................         11
  You will not know the value of the merger consideration at the time of the HoloPak special meeting.......         11
  If the merger fails to qualify as a reorganization, stockholders of HoloPak may incur taxes on the
    Foilmark stock they receive in the merger..............................................................         11
  We may not be able to integrate the businesses of Foilmark and HoloPak...................................         11
  Foilmark's increased level of indebtedness may limit its operating flexibility...........................         12
  We made forward-looking statements in this joint proxy statement-prospectus. These forward-looking
    statements may be inaccurate...........................................................................         12

FOILMARK SPECIAL MEETING...................................................................................         14
  Matters To Be Considered.................................................................................         14
  Proxies; Revocation of Proxies...........................................................................         14
  Solicitation Of Proxies..................................................................................         15
  Record Date And Voting Rights............................................................................         15

HOLOPAK SPECIAL MEETING....................................................................................         16
  Matters To Be Considered.................................................................................         16
  Proxies; Revocation of Proxies...........................................................................         16
  Solicitation Of Proxies..................................................................................         16
  Record Date And Voting Rights............................................................................         17

THE MERGER.................................................................................................         18
  Background Of The Merger.................................................................................         18
  Recommendation Of The Foilmark Board And Foilmark's Reasons For The Merger...............................         21
  Opinion Of Foilmark's Financial Advisor..................................................................         23
  Recommendation Of The HoloPak Board And HoloPak's Reasons For The Merger.................................         27
  Opinion Of HoloPak's Financial Advisor...................................................................         30
  Shared Projections Of Revenues And Earnings..............................................................         34
  Interests Of Certain Persons In The Merger; Potential Conflicts Of Interest..............................         35
  Security Ownership Of Beneficial Owners Of HoloPak Stock.................................................         40

THE MERGER AGREEMENT.......................................................................................         42
  Conversion Of Stock; Treatment Of Options................................................................         42
  Exchange Of Certificates; Fractional Shares..............................................................         43
  Time Of The Merger.......................................................................................         44
  Representations And Warranties...........................................................................         44
  Conduct Of Business Pending The Merger And Other Agreements..............................................         45
  Conditions To Completion Of The Merger...................................................................         47
  Regulatory Approvals Required For The Merger.............................................................         49
  Material Federal Income Tax Consequences.................................................................         50
  Accounting Treatment.....................................................................................         52
  Termination Of The Merger Agreement......................................................................         52
  Solicitation.............................................................................................         53
  Extension, Waiver And Amendment Of The Merger Agreement..................................................         54
  Employee Benefits And Plans..............................................................................         55
  Stock Exchange Listing...................................................................................         55
  Expenses.................................................................................................         55

                                                                                                               PAGE
                                                                                                             ---------
RELATED AGREEMENTS.........................................................................................         56
  Description Of Foilmark And HoloPak Shareholder Agreements...............................................         56

MANAGEMENT AND OPERATIONS AFTER THE MERGER.................................................................         57
  Foilmark.................................................................................................         57
  Foilmark Acquisition.....................................................................................         57

PRICE RANGE OF COMMON STOCK AND DIVIDENDS..................................................................         58

SOURCE OF FUNDS............................................................................................         59

INFORMATION ABOUT FOILMARK.................................................................................         59
  Foilmark's Business......................................................................................         59
  Management And Additional Information....................................................................         60

INFORMATION ABOUT HOLOPAK..................................................................................         60
  HoloPak's Business.......................................................................................         60
  Management And Additional Information....................................................................         61

FOILMARK CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS................................................         61
  Description Of Foilmark Capital Stock....................................................................         61
  Comparison Of Rights Of Foilmark Stockholders And HoloPak Stockholders...................................         62

AMENDMENTS TO FOILMARK'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION..........................         64
  Amendment To Foilmark's Certificate Of Incorporation To Increase Authorized Shares.......................         64
  Reasons For And Effect Of Amendment To Increase Authorized Shares........................................         64
  Vote Required............................................................................................         64
  Amendment To Foilmark Certificate Of Incorporation To Remove Provisions Requiring 80% Vote...............         65
  Reasons For And Effect Of Amendment To Remove Provisions Requiring 80% Vote..............................         65
  Vote Required............................................................................................         65
  Amendment To Foilmark Certificate Of Incorporation To Eliminate Cumulative Voting........................         66
  Reasons For And Effect Of Amendment to Eliminate Cumulative Voting.......................................         66
  Vote Required............................................................................................         66
  Recommendation Of The Board..............................................................................         66

DISSENTERS' APPRAISAL RIGHTS...............................................................................         67

LEGAL MATTERS..............................................................................................         69

EXPERTS....................................................................................................         69

STOCKHOLDER PROPOSALS......................................................................................         69

AVAILABLE INFORMATION......................................................................................         70

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................................................         71

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..........................................................         73

APPENDICES
Appendix A      Agreement And Plan Of Merger
Appendix B-1    Opinion Of McFarland Dewey & Co., LLC To The Foilmark Board Of Directors
                Dated November 17, 1998
Appendix B-2    Confirmation Of Opinion Of McFarland Dewey & Co., LLC To The Foilmark Board
                Of Directors Dated March 18, 1999
Appendix C-1    Opinion Of Schroder & Co. Inc. To The Holopak Board Of Directors Dated
                November 17, 1998
Appendix C-2    Confirmation Of Opinion Of Schroder & Co. Inc. To The Holopak Board Of
                Directors Dated March 17, 1999
Appendix D      Second Amended And Restated Foilmark Certificate Of Incorporation
Appendix E      HoloPak Shareholder Agreement
Appendix F      Foilmark Shareholder Agreement
Appendix G      Section 262 Of The Delaware General Corporation Law

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THE JOINT PROXY STATEMENT--PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, WE URGE YOU TO CAREFULLY READ THE ENTIRE JOINT PROXY STATEMENT--PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS. SEE "THE MERGER" AND "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" (PAGES 18 AND 71). WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THE SUMMARY.

    WE'VE ATTACHED THE MERGER AGREEMENT TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

DESCRIPTION OF THE COMPANIES (PAGES 59 AND 60)

    Foilmark, Inc.
    5 Malcolm Hoyt Drive
    Newburyport, Massachusetts 01950
    (978) 462-7300

    Foilmark manufactures, markets and distributes hot-stamp foils, films and application systems and supplies and produces holographic foil.

    HoloPak Technologies, Inc.
    9 Cotters Lane
    East Brunswick, New Jersey 08816
    (732) 238-2883

    HoloPak manufactures and distributes hot-stamp foils in the United States, and manufactures laminated foil and direct metallized paper in Canada and produces holographic foil.

DESCRIPTION OF THE MERGER

    We propose the merger of HoloPak into a subsidiary of Foilmark. Foilmark will continue its operations as they are currently conducted, with its corporate headquarters in Newburyport, Massachusetts. We expect to complete the merger in the first half of 1999.

THE MERGER CONSIDERATION

    HOLOPAK STOCKHOLDERS. HoloPak stockholders will have the right to receive from Foilmark, for each share of HoloPak common stock, 1.11 shares of Foilmark common stock and $1.42 in cash. Foilmark will not issue fractional shares. Instead, HoloPak stockholders will receive cash for any fractional share of Foilmark common stock owed to them, without interest.

    You will have to surrender your HoloPak stock certificate in order to receive your Foilmark stock certificate. At the time of the merger, your HoloPak stock certificate will represent the right to receive 1.11 shares of Foilmark common stock for each share of HoloPak common stock you own. You do not have to do this now; you will receive written instructions after we have completed the merger.

    FOILMARK STOCKHOLDERS. After the merger, you will continue to own your shares of Foilmark common stock. You will not need to surrender your certificate or exchange your shares for new ones.

RIGHT TO DEMAND AN APPRAISAL OF YOUR SHARES (PAGE 67)

    FOILMARK. Foilmark stockholders have no appraisal rights with respect to the merger.

    HOLOPAK. Under Delaware law, HoloPak stockholders who have a right to vote, but do not vote to approve the merger agreement, and who follow the procedures prescribed by Delaware law, may require HoloPak to pay the fair value for their shares. Fair value is determined under Delaware law. However, it is a condition to the merger that the holders of not more than 10% of the outstanding shares of HoloPak common stock may dissent from and demand appraisal rights with respect to the merger.

RISKS OF THE MERGER (PAGE 11)

    There are risks that the combination of the businesses of Foilmark and HoloPak may not be successful. These risks include:

    - the fact that the exchange ratio is a fixed number and amount and will not be adjusted if there is any increase or decrease in the price of HoloPak common stock or Foilmark common stock;

    - the fact that, if the merger fails to qualify as a reorganization, HoloPak stockholders may incur tax liability;

    - problems that may arise with respect to integrating the operations and management of HoloPak into Foilmark; and

    - the fact that Foilmark will incur increased debt in order to pay the cash portion of the merger consideration.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 50)

    FOILMARK STOCKHOLDERS. As your shares of Foilmark common stock remain unchanged, the merger will not cause you to recognize any gain or loss with respect to those shares for United States federal income tax purposes.

    HOLOPAK STOCKHOLDERS. We expect that for United States federal income tax purposes, although you will not recognize gain or loss as a result of your receiving shares of Foilmark common stock in exchange for your shares of HoloPak common stock, you will recognize income or gain, but not loss, as a result of your receiving cash as part of the merger consideration. In addition, if you receive cash for fractional shares of Foilmark common stock, you will also recognize gain or loss as though you received the fractional share of Foilmark common stock in exchange and then sold it.

    THIS TAX TREATMENT MAY NOT APPLY TO EVERY HOLOPAK STOCKHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

MATERIAL DIFFERENCES IN THE RIGHTS OF HOLOPAK AND FOILMARK STOCKHOLDERS (PAGE
  62)

    The rights of Foilmark stockholders are governed by Delaware law and Foilmark's certificate of incorporation and by-laws. The rights of HoloPak stockholders are governed by Delaware law and HoloPak's certificate of incorporation and by-laws. When the merger is completed, HoloPak stockholders will become stockholders of Foilmark and their rights will be governed by Delaware law and Foilmark's certificate of incorporation and by-laws.

OWNERSHIP OF FOILMARK FOLLOWING THE MERGER

    After the merger, former HoloPak stockholders will own approximately 47% of the outstanding shares of Foilmark common stock and present Foilmark stockholders will own approximately 53% of the outstanding shares of Foilmark common stock. These percentages do not include options to purchase shares of Foilmark common stock and are subject to adjustment for fractional shares and as a result of any exercise by HoloPak stockholders of appraisal rights.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

    The following table shows information about our income per common share and book value per share, and similar information reflecting the merger. We refer to this information as pro forma information. The historical book value per share was calculated by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma equivalent per share amounts were calculated using the pro forma combined per share data of Foilmark and HoloPak, multiplied by the 1.11 exchange ratio. The pro forma combined book value per share was calculated by dividing pro forma combined stockholders' equity by the number of shares of Foilmark common stock outstanding at the end of the period. The pro forma equivalent per share presentation for HoloPak assumes the merger had been effective at the beginning of the period. No cash dividends have been declared or paid on Foilmark common stock or HoloPak common stock for the periods presented.

    We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, doesn't reflect these expenses or benefits and, accordingly, doesn't attempt to predict or suggest future results. It also doesn't necessarily reflect what the historical results of the new company would have been had our companies been combined.

    The information in the following tables is based on, and should be read together with the historical financial information that we've presented in our prior securities filings with the Securities and Exchange Commission. This historical financial information has also been incorporated into this document by reference. See "Incorporation of Certain Information by Reference" on page 71.

      UNAUDITED COMPARATIVE PER COMMON SHARE DATA OF FOILMARK AND HOLOPAK

                                               FOILMARK       PRO FORMA COMBINED        HOLOPAK      PRO FORMA EQUIVALENT
                                              -----------  -------------------------  -----------  -------------------------
For the twelve month period ended December
  31, 1998:
Earnings (loss) from continuing operations
  per share:
  Basic.....................................   $    0.09           $    0.08           $   (0.22)          $    0.09
  Diluted...................................   $    0.09           $    0.08           $   (0.22)          $    0.09
Book value per share........................   $    3.68           $    2.94           $    7.39           $    3.26

For the twelve month period ended December
  31, 1997:
Earnings (loss) from continuing operations
  per share:
  Basic.....................................   $    0.35           $    0.29           $   (0.04)          $    0.32
  Diluted...................................   $    0.35           $    0.28           $   (0.04)          $    0.31
Book value per share........................   $    3.59           $    2.88           $    7.74           $    3.20

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 59)

    Shares of Foilmark and HoloPak common stock are listed on the Nasdaq National Market. On November 17, 1998, the last trading day before we announced the merger, Foilmark common stock closed at $2.00 per share and HoloPak common stock closed at $2.63 per share. On March 19, 1999, the most recent date that shares traded prior to the printing of this joint proxy statement--prospectus, Foilmark common stock closed at $1.56 per share and HoloPak common stock closed at $2.81 per share.

    The market value of the merger consideration that HoloPak stockholders will receive for each of their shares of HoloPak common stock would be $3.64 based on Foilmark's closing stock price on November 17, 1998 and $3.15 based on Foilmark's closing stock price on March 19, 1999, the most recent practicable date prior to the printing of this joint proxy statement--prospectus. YOU SHOULD OBTAIN CURRENT STOCK PRICE QUOTATIONS FOR FOILMARK COMMON STOCK AND HOLOPAK COMMON STOCK.

SHAREHOLDER AGREEMENTS (PAGE 56)

    When Foilmark and HoloPak signed the merger agreement, the HoloPak directors and other stockholders, who together own approximately 45.3% of the outstanding shares of HoloPak common stock, agreed to vote in favor of the merger.

    When Foilmark and HoloPak signed the merger agreement, the Foilmark directors and other stockholders, who together own approximately 42% of the outstanding shares of Foilmark common stock, agreed to vote in favor of the issuance and the amendments to Foilmark's certificate of incorporation.

OTHER RELATED AGREEMENTS (PAGE 35)

    VOTING AGREEMENT. The Foilmark and HoloPak directors, some officers and other stockholders, who together will own approximately 43% of outstanding Foilmark common stock, have agreed to enter into a voting agreement at the time of the merger.

    The voting agreement provides that, after the merger, the parties will vote for:

    - the election of Robert J. Simon as the non-executive Chairman of Foilmark;

    - fixing the board of directors of Foilmark at ten;

    - the election of Frank J. Olsen, Jr., Edward Sullivan, Thomas R. Schwarz, Michael Foster and Michael Bertuch as Foilmark directors;

    - the election of Robert J. Simon, James I. Rooney, President of HoloPak, Michael S. Mathews, Harvey Share and Brian Kelly as Foilmark directors; and

    - the election of some of these directors to serve on the committees of the board of directors of Foilmark.

Although the directors and some officers and stockholders of Foilmark and HoloPak have agreed to vote their shares for the directors named in the agreement, the actual ability of the parties to control the election of directors depends upon the number of votes cast in any given election. The voting agreement is attached as Exhibit 9.1(i) to the merger agreement.

    REGISTRATION RIGHTS AGREEMENT. Bradford Venture Partners, L.P., the beneficial owner of approximately 22.5% of the outstanding shares of HoloPak common stock, and Overseas Private Investor Partners, the beneficial owner of approximately 22.5% of the outstanding shares of HoloPak common stock, and some other stockholders of HoloPak will be granted registration rights for the shares of Foilmark common stock to be issued to them in the merger.

    EMPLOYMENT AGREEMENTS. At the time of the merger, Frank J. Olsen, Jr. will enter into an employment agreement with Foilmark, under which he will continue to serve as President and Chief Executive Officer. At the same time, James L. Rooney will enter into a consulting agreement with Foilmark and will serve as a consultant to Foilmark, and Joseph T. Webb and Arthur Karmel will enter into employment agreements with Foilmark and will serve as senior executives of Foilmark.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR
  INTERESTS (PAGES 35 AND 37)

    FOILMARK. A number of directors and officers of Foilmark have interests in the merger as directors and/or employees that are different from, or in addition to, yours as a Foilmark stockholder.

    HOLOPAK. A number of directors and officers of HoloPak have interests in the merger as directors and/or employees that are different from, or in addition to, yours as a HoloPak stockholder.

EXECUTIVE OFFICERS OF FOILMARK AFTER THE MERGER (PAGE 57)

    The present executive officers of Foilmark will remain the executive officers of Foilmark after the merger.

RECORD DATE FOR SPECIAL MEETINGS; VOTE REQUIRED FOR APPROVAL OF PROPOSALS;
  REVOCATION OF PROXIES BY FOILMARK AND HOLOPAK STOCKHOLDERS (PAGES 14 AND 16)

    FOILMARK STOCKHOLDERS. You can vote at the Foilmark special meeting of stockholders if you owned Foilmark common stock at the close of business on March 12, 1999, the Foilmark record date. Failing to vote is the same as a vote against approval of the issuance and the amendments to Foilmark's certificate of incorporation. You may revoke your proxy at any time before Foilmark takes a vote at the special meeting.

    On the Foilmark record date, there were 4,183,700 shares of Foilmark common stock outstanding. You can cast one vote for each share of Foilmark common stock you owned on that date. For each of the proposals to be approved by the Foilmark stockholders, the following votes must be obtained:

    - The holders of a majority of the outstanding shares of Foilmark common stock must vote to approve the issuance of Foilmark common stock and to adopt the amendment to Foilmark's certificate of incorporation to increase the number of authorized shares of common stock of Foilmark; and

    - The holders of 80% of the outstanding shares of Foilmark common stock must vote to adopt the amendments to Foilmark's certificate of incorporation to remove each of article eight and article nine of the certificate of incorporation.

    Foilmark will not effect the issuance or the amendment to Foilmark's certificate of incorporation to increase the number of authorized shares unless the merger is completed.

    HOLOPAK STOCKHOLDERS. If you owned shares of HoloPak common stock as of the close of business on March 12, 1999, the HoloPak record date, you are entitled to vote on approval of the merger agreement. On the HoloPak record date, there were 3,346,519 shares of HoloPak common stock outstanding. You can cast one vote at the HoloPak special meeting for each share of HoloPak common stock you owned on the HoloPak record date.

    The vote of the holders of a majority of the outstanding shares of HoloPak common stock on the HoloPak record date is required to approve the merger agreement. Failing to vote is the same as a vote against approval and adoption of the merger agreement.

    You may revoke your proxy at any time before HoloPak takes a vote at the special meeting.

CONVERSION OF HOLOPAK STOCK OPTIONS (PAGE 42)

    Options or other rights to buy or receive shares of HoloPak common stock, whether under stock options, stock appreciation or other similar rights granted under HoloPak's stock option plans or other agreements, that are outstanding immediately before the merger, will be converted into options to buy Foilmark common stock.

OPINIONS OF FINANCIAL ADVISORS (PAGES 23 AND 30)

    FOILMARK STOCKHOLDERS. In deciding to approve the merger, the Foilmark board considered the opinion of McFarland Dewey dated November 17, 1998 and confirmed on March 18, 1999, as to the fairness, from a financial point of view, of the consideration to be paid by Foilmark to the holders of shares of HoloPak common stock. We have attached to this document McFarland Dewey's opinion as Appendix B-1 and the confirmation of such opinion as Appendix B-2.

    HOLOPAK STOCKHOLDERS. In deciding to approve the merger, the HoloPak board considered the opinion of its financial advisor, Schroders dated November 17, 1998 and confirmed on March 17, 1999, as to the fairness, from a financial point of view, of the consideration received in the merger to the stockholders of HoloPak as of the date thereof. We have attached to this document Schroders' opinion as Appendix C-1 and the confirmation of such opinion as Appendix C-2.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 47)

    Foilmark and HoloPak will complete the merger if the following conditions are met. This is not a complete list of the conditions to the merger. For a complete list of conditions to completion of the merger, refer to page 47 of this joint proxy statement--prospectus. Some of these conditions include:

    - HoloPak stockholders approve the merger agreement and Foilmark stockholders approve the issuance of shares of Foilmark common stock as part of the merger consideration;

    - There is no injunction or legal restraint blocking the merger;

    - The Nasdaq National Market has approved the listing of the shares of Foilmark common stock to be issued in the merger;

    - HoloPak stockholders owning not more than 10% of all HoloPak common stock will have demanded appraisal rights;

    - Foilmark, some substantial HoloPak and Foilmark stockholders and some of their directors and officers have entered into certain related agreements such as the voting agreement, the registration rights agreement and the employment, consulting and indemnification agreements;

    - The registration statement filed with the Securities and Exchange Commission to register the shares of Foilmark common stock to be issued to HoloPak stockholders as part of the merger consideration remains effective;

    - Foilmark will have granted options to purchase 125,000 shares of Foilmark common stock, to some of the directors, officers and key employees of each of Foilmark and HoloPak; and

    - Foilmark's by-laws by shall have been amended to set the size of the Foilmark board of directors at ten.

TERMINATION OF THE AGREEMENT; EXPENSES (PAGES 52 AND 55)

    Foilmark and HoloPak may agree in writing at any time to terminate the merger agreement without completing the merger. Also, the merger agreement may be terminated if:

    - The merger has not been completed by April 30, 1999. However, the merger can't be terminated if the failure to complete it by that time is because the party that wants to terminate the merger agreement has violated it;

    - Foilmark or HoloPak breaches the merger agreement in a way that would entitle the other not to consummate the merger, and the breaching party doesn't correct the breach within 30 days;

    - The stockholders of Foilmark or HoloPak fail to adopt the merger agreement; or

    - Foilmark or HoloPak enter into an agreement similar to the merger agreement or publicly announce that they intend to enter into a transaction similar to the merger with a third party or the board of directors of Foilmark or HoloPak withdraws its recommendation or approval of the merger.

    If the merger agreement is terminated, Foilmark and HoloPak will pay their own fees and expenses, except that they will evenly divide the costs and expenses incurred in printing and mailing this document. If we complete the merger, Foilmark will pay all fees and expenses incurred as a result of the merger, including fees and expenses incurred by HoloPak. If Foilmark or HoloPak terminates the merger agreement because its board of directors has caused Foilmark and HoloPak to enter into an agreement like the merger agreement with a third party, or has publicly announced that it intends to do so and does so within 135 days from termination of the merger agreement, or has withdrawn its approval or recommendation of this merger, then that party will pay to the other a fee of $750,000 not later than five days after termination. Subject to compliance with their fiduciary duties, the parties have agreed not to actively seek or encourage offers from third parties. However, if either party receives an offer from a third party, then it must tell the other party.

WAIVER AND AMENDMENT (PAGE 54)

    Foilmark and HoloPak may amend the merger agreement, and may waive their right to require the other to adhere to its terms and conditions. However, Foilmark and HoloPak may not do so after stockholder approval of the merger, if the amendment or waiver reduces or changes the merger consideration that will be received by HoloPak stockholders, unless they approve such amendment or waiver. As of the date of this joint proxy statement--prospectus, Foilmark and HoloPak do not intend to waive any of the conditions to completion of the merger.

ACCOUNTING TREATMENT (PAGE 52)

    The merger will be treated as a purchase of HoloPak by Foilmark for accounting purposes.

REGULATORY APPROVALS (PAGE 49)

    There are no federal, state or local regulatory approvals required in order to complete the merger.

SOURCE OF FUNDS (PAGE 59)

    Foilmark will pay the cash payment and fractional share cash payment, if any, of the merger consideration, in the aggregate amount of approximately $4,800,000 from working capital of the combined businesses and from drawing on its revolving line of credit with Fleet National Bank.

SELECTED FINANCIAL DATA

    The following tables show summarized historical financial data for each of us and also show similar pro forma information giving effect to the merger. The pro forma information reflects the purchase method of accounting.

    We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, doesn't reflect these expenses or benefits and, accordingly, doesn't attempt to predict or suggest future results. It also doesn't necessarily reflect what the historical results of the new company would have been had our companies been combined.

    The information in the following tables is based on historical financial information that we've presented in our prior Securities and Exchange Commission filings. You should read all of the summary financial information we provide in the following tables in connection with this historical financial information and with the more detailed financial information which has been incorporated into this document by reference. See "Incorporation of Certain Information by Reference" on page 71. Foilmark's financial statements, incorporated herein by reference, for the periods ended December 31, 1998, 1997 and 1996 were audited by KPMG LLP, independent certified public accountants. The Foilmark historical information for fiscal years ended December 31, 1995 and 1994 were derived from audited financial statements. HoloPak's financial statements, incorporated herein by reference, for the periods ended March 31, 1998, 1997 and 1996 were audited by Deloitte & Touche LLP, independent certified public accountants. The HoloPak historical information for fiscal years ended March 31, 1995 and 1994 were derived from audited financial statements.

 SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA OF FOILMARK AND
                                ITS SUBSIDIARIES

    The selected consolidated historical financial information presented below, as of and for each of the five years in the period ended December 31, 1998, has been derived from the historical consolidated financial statements of Foilmark. Foilmark's selected financial data should be read in conjunction with the financial statements and the notes thereto included in Foilmark's current report on Form 8-K dated March 1, 1999 and filed on March 3, 1999.

    The unaudited selected pro forma financial data combine Foilmark's historical results with HoloPak's historical results, in each case, as of or for the twelve months ended December 31, 1998 giving effect to the merger as if it had occurred at the beginning of the period indicated. See "Incorporation of Certain Information by Reference" and "Unaudited Pro Forma Condensed Financial Information".

                        FOILMARK, INC. AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    PRO FORMA COMBINED
                                                    TWELVE MONTHS ENDED
                                                       DECEMBER 31,                        YEARS ENDED DECEMBER 31
                                                   ---------------------  ---------------------------------------------------------
                                                           1998             1998       1997(A)      1996       1995(B)     1994(C)
                                                   ---------------------  ---------  -----------  ---------  -----------  ---------
INCOME STATEMENT DATA--
  CONTINUING OPERATIONS
  Revenue........................................        $  64,470        $  30,886   $  33,379   $  29,692   $  26,656   $  20,349
  Operating income...............................            1,957            1,181       2,824         707       3,438       2,556
  Net income.....................................              621              357       1,475         189       1,895       1,409
  Earnings per share.............................             0.08             0.09        0.35        0.05        0.47        0.47
  Weighted average shares outstanding............            7,895            4,173       4,161       4,142       3,999       2,900
FINANCIAL CONDITION
  Total assets...................................           45,819           29,821      32,082      40,332      37,952      26,449
  Long-term debt.................................           12,588            9,106      10,750      12,165      10,732       3,401
  Working capital................................           20,139           10,625      11,757      12,782      11,766      10,120
  Total stockholders' equity.....................           23,162           15,366      14,978      18,250      19,243      16,178
  Book value per share...........................             2.93             3.68        3.59        4.40        4.65        4.17

------------------------------

(a) On October 15, 1997, Foilmark announced the discontinuance of the manufacture of hot stamping equipment. Discontinuation of the hot stamping line resulted in a one-time charge of $3,894,400 and $892,076 loss from operations, net of tax benefit, equal to a total loss of $4,786,476, net of tax benefit.

(b) On August 21, 1995, Foilmark acquired substantially all of the assets and assumed certain liabilities of Imtran Industries, Inc. The acquired assets consist primarily of equipment and other property used in the manufacture and distribution of pad pricing equipment.

(c) Effective October 1, 1994, Foilmark acquired all of the outstanding stock of West Foils, Inc., a California corporation engaged in the distribution of foils, for $750,000 in cash and 153,847 shares of the common stock of Foilmark.

      SELECTED CONSOLIDATED FINANCIAL DATA OF HOLOPAK AND ITS SUBSIDIARIES

    The selected consolidated historical financial information presented below, as of and for each of the five years in the period ended March 31, 1998, has been derived from the historical consolidated financial statements of HoloPak. The selected consolidated historical financial information presented below for the nine months ended December 31, 1998 and 1997 is taken from unaudited financial statements that include all adjustments, which in the opinion of HoloPak management are only of a normal recurring nature, and which HoloPak management considers necessary for a fair presentation of the results of operations for these periods. Operating results for the nine months ended December 31, 1998 presented below are not necessarily indicative of the results that may be expected for the entire year ending March 31, 1999. HoloPak's selected financial data presented below should be read in conjunction with the financial statements and the notes thereto included in HoloPak's Annual Report on Form 10-K for the year ended March 31, 1998 and HoloPak's Quarterly Reports on Form 10-Q for the periods ended December 31, 1998 and 1997.

                  HOLOPAK TECHNOLOGIES, INC. AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             NINE MONTHS ENDED
                                                DECEMBER 31,                     FISCAL YEAR ENDED MARCH 31,
                                          ------------------------  -----------------------------------------------------
                                             1998         1997        1998       1997       1996       1995       1994
                                          -----------  -----------  ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA-- CONTINUING
  OPERATIONS
Revenues................................   $  25,013    $  29,384   $  37,955  $  40,960  $  43,954  $  45,866  $  45,350
Operating (loss) income.................        (314)         288        (212)      (259)       963      3,544      3,689
Net (loss) income.......................        (318)         156        (264)      (200)       512      2,063      2,077
Earnings (loss) per share...............       (0.10)        0.05       (0.08)     (0.11)      0.09       0.59      (0.19)
Weighted-average number of common shares
  and common share equivalents
  outstanding...........................       3,348        3,348       3,348      3,352      3,518      3,518      3,518
FINANCIAL CONDITION
Working capital.........................   $  11,630    $  12,423   $  11,686  $  11,560  $  13,272  $  12,256  $  10,954
Total assets............................      29,442       32,303      30,761     33,966     36,474     40,901     38,878
Long-term debt, including current
  maturities............................       1,175        1,518       1,080      2,833      4,585      6,338      6,600
Stockholders' equity....................      24,723       25,919      25,574     26,012     26,506     27,002     25,012
Book value per share....................        7.39           --          --         --         --         --         --

                                  RISK FACTORS

    IN ADDITION TO OTHER INFORMATION IN THIS JOINT PROXY STATEMENT--PROSPECTUS, THE FOLLOWING RISKS SHOULD BE CONSIDERED BY HOLOPAK STOCKHOLDERS IN DECIDING WHETHER TO APPROVE THE MERGER AGREEMENT, AND BY THE FOILMARK STOCKHOLDERS IN DECIDING WHETHER TO APPROVE THE ISSUANCE OF COMMON STOCK OF FOILMARK TO HOLOPAK STOCKHOLDERS AND THE ADOPTION EACH OF THE AMENDMENTS TO FOILMARK'S CERTIFICATE OF INCORPORATION.

YOU WILL NOT KNOW THE VALUE OF THE MERGER CONSIDERATION AT THE TIME OF THE
  HOLOPAK SPECIAL MEETING.

    The value of the merger consideration on the date of this joint proxy statement--prospectus may not be the same as on the date of the HoloPak special meeting and the Foilmark special meeting, or the time of the merger. At the time of the HoloPak special meeting, holders of HoloPak common stock will not know the exact value of the Foilmark common stock that they will receive when the merger is completed. The exchange ratio of 1.11 shares of Foilmark common stock per one share of HoloPak common stock is a fixed number and amount and will not be adjusted in the event of any increase or decrease in the price of Foilmark common stock between the date of the merger agreement and the time of the merger. As a result, the market value of Foilmark common stock received by HoloPak stockholders in the merger could vary depending on fluctuations in the value of the Foilmark common stock between the date of the merger agreement and the time of the merger. The market value may fluctuate because of changes in the business, operations or prospects of Foilmark, market assessments of the likelihood that Foilmark and HoloPak will complete the merger, the timing of the completion of the merger and general market and economic conditions. For example, during the twelve month period ending on March 19, 1999, the closing price of HoloPak common stock varied from a low of $1.53 to a high of $3.63, and ended that period at $2.81, and the closing price of Foilmark common stock varied from a low of $1.31 to a high of $4.50 and ended that period at $1.56. See "Range of Common Stock Prices and Dividends". WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR HOLOPAK COMMON STOCK AND FOILMARK COMMON STOCK.

IF THE MERGER FAILS TO QUALIFY AS A REORGANIZATION, STOCKHOLDERS OF HOLOPAK MAY
  INCUR TAXES ON THE FOILMARK STOCK THEY RECEIVE IN THE MERGER.

    If the merger is not treated as a reorganization within the meaning of the Internal Revenue Code, the merger may be taxable to HoloPak and its stockholders. If the merger qualifies as a reorganization, it will generally be tax free to HoloPak and its stockholders, except with respect to the cash payment and any additional cash for fractional shares, and except that HoloPak stockholders exercising appraisal rights will be taxed, generally, on any excess of the cash received over their basis in the shares and the amount of cash received. Foilmark and HoloPak have received opinions from their respective counsel, dated as of the date of this joint proxy statement--prospectus, that, if carried out under the terms of the merger agreement, the merger will be treated as a reorganization for United States federal income tax purposes. In rendering their opinions, counsel to Foilmark and HoloPak have relied upon certain representations, and will rely upon a confirmation of those representations at closing, including representations by Foilmark, Foilmark Acquisition Corporation and HoloPak. If these representations are untrue, incorrect or incomplete, the merger may not be treated as a reorganization within the meaning of the Internal Revenue Code. These opinions will be confirmed as of the effective time of the merger. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or courts of law. See "The Merger Agreement--Material Federal Income Tax Consequences".

WE MAY NOT BE ABLE TO INTEGRATE THE BUSINESSES OF FOILMARK AND HOLOPAK.

    Because the businesses of Foilmark and HoloPak are roughly equivalent in total assets, net revenues and number of employees, it may be more difficult for them to integrate their corporate cultures and operations than if HoloPak's business was much smaller or larger than Foilmark's business. Foilmark and HoloPak may not realize the benefits expected from the integration of their product lines, business strategies, manufacturing, operating systems and marketing programs. The merger involves the integration of two companies that have previously operated independently. The composition of the new board of directors, involving five current members of the board of each of Foilmark and HoloPak, could result in serious differences in the vision for the future direction of Foilmark after the merger. Foilmark and HoloPak may encounter difficulties when integrating their respective operations. Because the merger will significantly increase Foilmark's product line and customer base, the expanded role of the consolidation of functions and integration of departments will present a significant challenge to the management of Foilmark. Foilmark may also encounter difficulties when integrating personnel with disparate business backgrounds. Due to the uncertainty of operations following the merger, HoloPak may lose key personnel, customers or suppliers due to the merger. There can be no assurance that the benefits of the merger will be realized or that the integration will be successful and timely implemented.

FOILMARK'S INCREASED LEVEL OF INDEBTEDNESS MAY LIMIT ITS OPERATING FLEXIBILITY.

    Foilmark will be required to allocate a greater portion of its cash flow to pay interest expenses on its increased indebtedness to be incurred from drawing on its line of credit with Fleet National Bank to pay part of the cash portion of the merger consideration, which will reduce its available cash flow for other purposes. Also, the fact that Foilmark will experience increased leverage may affect its ability to obtain additional financing for working capital, capital expenditures, acquisitions or other purposes and therefore affect its ability to compete. Foilmark is required under its current loan facility with Fleet National Bank to maintain certain financial ratios and satisfy certain financial tests. For the quarter ended December 31, 1998, Foilmark obtained a waiver from Fleet for non-compliance with one of its financial ratios. Its increased indebtedness as a result of the merger might cause Foilmark to be unable to maintain the financial ratios or meet the financial tests required to be met under the loan agreement.

WE MADE FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT-PROSPECTUS.
  THESE FORWARD-LOOKING STATEMENTS MAY BE INACCURATE.

    This joint proxy statement--prospectus contains certain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this joint proxy statement--prospectus, including statements that use terminology such as estimate, expect, intend, anticipate, believes, may, will, continue and similar expressions, are forward-looking statements. Although Foilmark and HoloPak believe that the assumptions upon which the forward-looking statements contained in this joint proxy statement--prospectus are based are reasonable, any of the assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. All phases of Foilmark's and HoloPak's operations involve risks and uncertainties, many of which are outside Foilmark's and HoloPak's control and any one of which, or a combination of which, could materially affect the results of Foilmark's operations and whether the forward-looking statements ultimately prove to be correct. Important factors that could cause actual results to differ materially from Foilmark's and HoloPak's expectations include:

    - continued or increased competitive pressures, including price-cutting strategies, from existing competitors and/or new entrants;

    - risks involved in integrating Foilmark's and HoloPak's operations;

    - unanticipated costs related to Foilmark's growth and operating strategy;

    - the effectiveness of capital investments and marketing strategies of Foilmark following the merger;

    - unexpected loss or retirement of one or more key members of management;

    - inability to negotiate favorable terms with suppliers due in part to lack of availability of raw materials;

    - increases in interest rates or the cost of borrowing or a default under any material debt agreements;

    - deterioration in general economic conditions;

    - adverse determinations in connection with pending or future litigation or other material claims and judgments;

    - inability to achieve profitable future sales;

    - the unavailability of funds for capital expenditures;

    - governmental factors affecting operations, markets, products, services and prices;

    - the ability of Foilmark and HoloPak to have its computer systems comply with year 2000 requirements; and

    - other risks discussed in this joint proxy statement--prospectus or described from time to time in Foilmark's or HoloPak's filings with the Securities and Exchange Commission.

                            FOILMARK SPECIAL MEETING

MATTERS TO BE CONSIDERED

    The purpose of the Foilmark special meeting is to:

    - approve the issuance of up to 3,715,935 shares of Foilmark common stock to HoloPak stockholders as described in the merger agreement among Foilmark, Foilmark Acquisition Corporation and HoloPak;

    - adopt an amendment to Foilmark's certificate of incorporation to increase the number of authorized shares of Foilmark common stock from 10,000,000 to 15,000,000;

    - adopt an amendment to Foilmark's certificate of incorporation to remove article eight, which contains provisions requiring the vote of the holders of 80% of outstanding Foilmark common stock to approve some transactions; and

    - adopt an amendment to Foilmark's certificate of incorporation to remove article nine, which allows Foilmark stockholders to vote cumulatively for directors.

    Foilmark stockholders may also be asked to vote upon a proposal to adjourn or postpone the Foilmark special meeting. An adjournment or postponement could be used to allow for extra time to solicit additional votes to approve the issuance and the amendments to Foilmark's certificate of incorporation. Management knows of no other business to be brought before the Foilmark special meeting. If other matters do properly come before the Foilmark special meeting, however, it is intended that shares of Foilmark common stock represented by proxies in the accompanying form will be voted, or not voted, by the persons named in the proxies in their discretion. No proxy that is voted against approval of the issuance or the amendments to Foilmark's certificate of incorporation will be voted in favor of such adjournment or postponement.

PROXIES; REVOCATION OF PROXIES

    The accompanying form of proxy is for use at the Foilmark special meeting if a Foilmark stockholder is unable or does not wish to attend in person.

    The proxy may be revoked by a Foilmark stockholder at any time before it is voted at the meeting by:

    - submitting to the Secretary of Foilmark written notice of revocation or a properly executed proxy of a later date;

    - submitting a signed proxy bearing a later date; or

    - attending the Foilmark special meeting and electing to vote in person.

    Attendance at the Foilmark special meeting will not, by itself, revoke a proxy. Written notices of revocation and other communications regarding the revocation of Foilmark proxies should be addressed to Foilmark, Inc., 5 Malcolm Hoyt Drive, Newburyport, Massachusetts 01950, Attention: Corporate Secretary.

    Brokers who hold shares of Foilmark common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares to approve the issuance and adopt the amendments to Foilmark's certificate of incorporation without specific instructions from its customers. All shares of Foilmark common stock represented by valid proxies and not revoked before they are exercised, will be voted in the manner specified in those proxies. If no specification is made, the proxies will be voted in favor of the matters to be voted upon at the Foilmark special meeting, including approval of the issuance and the amendments to Foilmark's certificate of incorporation.

SOLICITATION OF PROXIES

    The entire cost of soliciting proxies from Foilmark stockholders will be paid by Foilmark, except that HoloPak and Foilmark have each agreed to pay one-half of the printing costs and filing fees relating to this joint proxy statement--prospectus and related materials. In addition to soliciting proxies by mail, Foilmark will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of Foilmark common stock and secure their voting instructions, if necessary. Foilmark will reimburse such holders of record for their reasonable expenses in so doing. Foilmark has also made arrangements with MacKenzie Partners to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay up to $10,000 plus expenses for such services. If necessary, Foilmark may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile, letter or special delivery letter.

RECORD DATE AND VOTING RIGHTS

    As required by Delaware law, Foilmark's by-laws and the rules of the Nasdaq National Market, March 12, 1999 has been fixed as the record date for determination of Foilmark stockholders entitled to notice of and to vote at the Foilmark special meeting. Accordingly, only holders of shares of Foilmark common stock of record at the close of business on the Foilmark record date will be entitled to notice of and to vote at the Foilmark special meeting. At the close of business on the Foilmark record date, there were 4,183,700 shares of Foilmark common stock held by approximately 65 holders of record. Each share of Foilmark common stock outstanding on the Foilmark record date entitles its holder to one vote.

    The presence, in person or by proxy, of shares of Foilmark common stock representing a majority of Foilmark shares outstanding and entitled to vote on the Foilmark record date is necessary to constitute a quorum at the Foilmark special meeting. Shares of Foilmark common stock present in person at the Foilmark special meeting but not voting will be counted as present at the Foilmark special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Shares of Foilmark common stock for which Foilmark has received proxies indicating that its holders have abstained, will be counted as present at the Foilmark special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Under Delaware law, Foilmark will make available, during normal business hours either at the place where the Foilmark special meeting is to be held, or at a place within the city where the Foilmark special meeting is to be held, at least ten days before the Foilmark special meeting, a complete list of the stockholders entitled to vote at the Foilmark special meeting, including the address of each Foilmark stockholder and the number of shares registered in the name of each Foilmark stockholder.

    Under the rules of the Nasdaq National Market and Foilmark's certificate of incorporation, approval of the issuance requires the affirmative vote of a majority of the outstanding shares of Foilmark common stock entitled to vote at the Foilmark special meeting. The adoption of the amendment to Foilmark's certificate of incorporation to increase the number of authorized shares requires the affirmative vote of the holders of a majority of the outstanding shares of Foilmark common stock entitled to vote at the Foilmark special meeting. The adoption of the amendment to remove article eight of Foilmark's certificate of incorporation and the amendment to remove article nine of Foilmark's certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding shares of Foilmark common stock entitled to vote at the Foilmark special meeting.

    Additional information with respect to beneficial ownership of Foilmark common stock by persons and entities owning more than 5% of its stock and more detailed information with respect to beneficial ownership of Foilmark common stock by Foilmark's directors and executive officers is incorporated by reference to Foilmark's annual report on Form 10-K for the year ended December 31, 1997. Additionally, information with respect to Foilmark's directors and executive officers, executive compensation and some related transactions of and by such persons is incorporated by reference to Foilmark's Annual Report on Form 10-K for the year ended December 31, 1997. See "Incorporation of Certain Information by Reference".

                            HOLOPAK SPECIAL MEETING

MATTERS TO BE CONSIDERED

    At the HoloPak special meeting, HoloPak stockholders will be asked to consider and vote upon the approval of the merger agreement. HoloPak stockholders may also be asked to vote upon a proposal to adjourn or postpone the HoloPak special meeting, which adjournment or postponement could be used for the purpose of approving additional time for the solicitation of additional votes to approve the merger. The persons named as proxies by a HoloPak stockholder may propose and vote for one or more adjournments or postponements of the HoloPak special meeting, including adjournments to permit further solicitations of proxies in favor of any proposal. No proxy that is voted against the approval of the merger will be voted in favor of an adjournment or postponement. Except as specified above, proxies will only be voted on matters incidental to the conduct of the HoloPak special meeting.

    Management of HoloPak knows of no other matter to be brought before the HoloPak special meeting other than as referred to in this document. If any other business should properly come before the HoloPak special meeting, the persons named in the proxy will vote upon those matters in their discretion.

PROXIES; REVOCATION OF PROXIES

    Shares of HoloPak common stock represented by properly executed proxies received in time for the HoloPak special meeting will be voted in the manner specified in those proxies. For voting purposes at the HoloPak special meeting, only shares voted in favor of the proposal to approve the merger agreement, including properly signed proxies not containing voting instructions, will be counted as votes in favor of this proposal. Failing to submit a proxy or voting in person or abstaining from voting will have the same effect as voting against the proposal to approve the merger agreement. In addition, brokers who hold shares of HoloPak common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. Signed broker non-votes will be counted as votes against the proposal to approve the merger agreement.

    The grant of a proxy on the enclosed HoloPak form of proxy does not stop a HoloPak stockholder from voting in person. A HoloPak stockholder may revoke a proxy at any time before its exercise by:

    - filing with the Secretary of HoloPak a signed revocation of proxy;

    - submitting a signed proxy bearing a later date; or

    - appearing at the HoloPak special meeting and voting in person.

    Attendance at the HoloPak special meeting will not, by itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

    For a discussion of the allocation of the cost of printing and filing this joint proxy statement-- prospectus and the materials used in this solicitation of proxies, see "Foilmark Special Meeting-- Solicitation of Proxies". In addition to solicitation by mail, the directors, officers and employees of HoloPak may solicit proxies from stockholders of HoloPak by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to HoloPak stockholders. HoloPak will reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred. HoloPak has engaged Mackenzie Partners to represent it in connection with the solicitation of proxies at a cost of up to $5,000, plus expenses for those services. You should not send stock certificates with your proxy card.

RECORD DATE AND VOTING RIGHTS

    HoloPak has fixed the close of business on March 12, 1999 as the record date for determination of HoloPak stockholders entitled to notice of and to vote at the HoloPak special meeting. On the HoloPak record date, 3,346,519 shares of HoloPak common stock were outstanding and held by approximately 132 holders of record. Holders of record of HoloPak common stock on the HoloPak record date are each entitled to one vote per share on each matter to be considered at the HoloPak special meeting.

    The presence at the HoloPak special meeting, either in person or by proxy, of the holders of a majority of the HoloPak common stock entitled to vote on the merger will constitute a quorum at the HoloPak special meeting. Shares of HoloPak common stock represented at the HoloPak special meeting but not voting will be treated as present at the HoloPak special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Shares of HoloPak common stock for which proxies have been received but with respect to which holders of shares have abstained, will be treated as present at the HoloPak special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. As required by Delaware law, HoloPak will make available, during normal business hours either at the place where the HoloPak special meeting is to be held, or at a place within the city where the HoloPak special meeting is to be held, at least ten days before the HoloPak special meeting, a complete list of the stockholders entitled to vote at the HoloPak special meeting, including the address of each HoloPak stockholder and the number of shares registered in the name of each HoloPak stockholder.

    The affirmative vote of the holders of a majority of the outstanding shares of HoloPak common stock on the HoloPak record date is required to approve the merger agreement.

                                   THE MERGER

BACKGROUND OF THE MERGER

    The following paragraphs describe the history of the decision of Foilmark and Holopak to enter into the merger agreement.

    During the second half of 1994, the HoloPak board met to discuss HoloPak's stock price performance. The board had noticed that the stock had been consistently undervalued, and decided that the HoloPak stockholders might realize a more fair measure of HoloPak's value if they explored the possibility of a sale, merger or other combination. The HoloPak board hired Schroders to act as HoloPak's exclusive financial advisor to explore a possible sale, merger or other strategic combination involving HoloPak. Schroders explored this possibility during the period of June 1994 to March 1995. During this period, none of the parties contacted submitted definitive binding proposals to HoloPak.

    Throughout 1996 and 1997, the HoloPak board decided that HoloPak would no longer actively search for business combinations and that management would re-focus its attention on operations. The HoloPak board, however, remained open to the possibility of a combination or strategic, alliance, but did not receive any definitive binding proposals from any interested parties.

    On June 22, 1998, Frank J. Olsen, Jr., President and Chief Executive Officer of Foilmark, initiated a conversation with Thomas Bryson of McFarland Dewey, financial advisor to Foilmark, stating his belief that Foilmark needed to expand its product line, manufacturing capacity and sales penetration to foster Foilmark's growth and maintain Foilmark's competitive position. Mr. Olsen suggested that a possible strategic alliance with HoloPak might satisfy such needs.

    On July 10, 1998, Mr. Bryson contacted Robert J. Simon, Chairman of the HoloPak board, by telephone. Mr. Bryson advised Mr. Simon that McFarland Dewey represented Foilmark and that Foilmark may be interested in pursuing a strategic alliance with HoloPak.

    On July 15, 1998, Mr. Bryson met with Mr. Simon. At this meeting, it was suggested that Frank J. Olsen, Jr., President and Chief Executive Officer of Foilmark and James L. Rooney, President and Chief Executive Officer of HoloPak, meet to discuss a possible transaction between Foilmark and HoloPak.

    During late July 1998, Mr. Simon had individual conversations with each member of the HoloPak board to inform them of the initial discussions with Foilmark.

    On August 11, 1998, Mr. Rooney had an initial meeting with Mr. Olsen at Foilmark's offices in Newburyport, Massachusetts and toured Foilmark's facilities. At such meeting, Messrs. Rooney and Olsen discussed a possible strategic alliance and the positive aspects of such an alliance or merger.

    On August 27, 1998, at a meeting in New York City, Mr. Bryson introduced Mr. Olsen to Mr. Simon. At such meeting, Messrs. Bryson, Olsen and Simon had informal discussions regarding the possibility and desirability of a transaction between HoloPak and Foilmark.

    During September 1998, Messrs. Bryson, Olsen and Simon had a number of meetings and telephone conversations to discuss a possible acquisition of HoloPak by Foilmark.

    On September 22, 1998, Foilmark and HoloPak entered into a confidentiality agreement. Foilmark and HoloPak agreed to make available to the other non-public information about itself on a confidential basis.

    At a September 25, 1998 meeting of the HoloPak board, Mr. Simon reviewed the discussions he had with Messrs. Bryson and Olsen. The HoloPak board considered and discussed a possible transaction with Foilmark. The HoloPak board did not reach a decision at this meeting, but decided that

Mr. Simon should continue to discuss a possible transaction with Messrs. Bryson and Olsen and report back to the HoloPak board once Mr. Simon and HoloPak management conducted due diligence.

    On September 29, 1998, Mr. Simon and representatives of Schroders met with Mr. Olsen and McFarland Dewey at Foilmark's offices to review Foilmark's legal, operational and accounting documents and discuss the business with senior management. They also toured Foilmark's facilities.

    On October 1, 1998, Mr. Simon and HoloPak management had a telephone conversation with Messrs. Bryson and Olsen to further discuss the possible terms of a transaction and due diligence.

    On October 7, 1998, certain members of Foilmark management and Mr. Bryson toured HoloPak's facilities in East Brunswick, New Jersey.

    On October 8, 1998, certain members of the management of HoloPak and Foilmark, Mr. Bryson and a representative of Schroders met at a hotel in Princeton, New Jersey to share information concerning the business and operations of each of Foilmark and HoloPak.

    During the week of October 26, 1998 and continuing through the second week of November 1998, representatives of senior management of HoloPak and Schroders and Battle Fowler LLP, legal counsel to HoloPak, conducted extensive due diligence of Foilmark. During the same time period, representatives of senior management of Foilmark conducted an extensive due diligence examination of HoloPak, assisted in varying degrees by representatives of McFarland Dewey, KPMG LLP, independent auditors to Foilmark, and Hinckley, Allen & Snyder, legal counsel to Foilmark. During this period, Foilmark and HoloPak and their representatives were provided with access to information, oral management presentations, legal presentations and access to the facilities of the other and their subsidiaries.

    On October 28, 1998, at the regular quarterly meeting of the Foilmark board, Mr Olsen reviewed Foilmark's strategic options for expanding Foilmark's business. He reviewed two possible alternatives: doing nothing or pursuing an acquisition of HoloPak. He also reviewed with the Foilmark board the state of the industry. The Foilmark board concluded that a merger with HoloPak represented the best opportunity at that time to achieve the strategic goal of increasing the size of Foilmark's business. The Foilmark board noted the opportunities presented by the merger, including the ability to reduce costs through rationalization of facilities, increased volumes and economies of scale. The Foilmark board requested Foilmark's management to produce a plan for the integration of the businesses that would enable an assessment of the likelihood of achieving the benefits anticipated by the merger.

    During the week of November 2, 1998, senior management of HoloPak and Battle Fowler began negotiations of a definitive agreement and plan of merger and other agreements contemplated by the merger with Foilmark and Hinckley, Allen & Snyder. These negotiations continued through November 17, 1998.

    Throughout the negotiation period, there were discussions of merger terms at some of the meetings listed above and in numerous telephone conversations among the parties. The fundamental premise of the negotiations was a combination of relative equals in a transaction which had a likelihood of minimizing any recognition of taxable gain to the respective stockholders. The negotiations then centered around the amount of stock and amount of cash that would comprise the total merger consideration that HoloPak stockholders would receive, ranging from 53% of the combined equity plus $0.75 in cash per share to 47% of the combined equity plus and $1.42 in cash per share, respectively. These negotiations were driven by the anticipated cash needs of the combined business after a merger and the desire that the stock issuance not be dilutive to Foilmark stockholders. Further discussions resulted in a final agreement whereby HoloPak stockholders will, following the merger, represent approximately 47% of the shares of the combined company and receive as merger consideration 1.11 shares of Foilmark common stock and $1.42 in cash per share of HoloPak common stock.

    On November 14, 1998, Mr. Simon called a special meeting of the HoloPak board. At this meeting, Mr. Simon discussed with the HoloPak board the terms of the proposed merger with Foilmark. At this meeting, the HoloPak board determined to have a special meeting on November 17, 1998 to further discuss the proposed merger with Foilmark.

    On November 17, 1998, the HoloPak board held a special meeting to review, with the assistance of Battle Fowler and Schroders, the proposed merger, the merger agreement and the Foilmark shareholder agreement. At this meeting, HoloPak's management and legal advisors made presentations to the HoloPak board concerning the merger. In addition, Schroders reviewed with the HoloPak board the financial analyses performed by Schroders in connection with the proposed merger and delivered to the board an oral opinion to the effect that the consideration to be received by the HoloPak stockholders in the proposed merger was fair, from a financial point of view, to the HoloPak stockholders. Schroders confirmed their oral opinion in writing on November 17, 1998. The opinion of Schroders is attached to this joint proxy statement-prospectus as Appendix C-1. HoloPak stockholders are urged to read the full text of that opinion. Following the HoloPak board's review of the contemplated transaction, the HoloPak board unanimously approved the proposed merger, the merger agreement and the Foilmark shareholder agreement. The board also authorized the execution of the merger agreement and the Foilmark shareholder agreement in substantially the form presented to the HoloPak board, giving Holopak management the discretion to make immaterial changes to these agreements without the board's express approval. The board determined that the merger agreement be voted on by HoloPak stockholders, and that the HoloPak board recommend that such stockholders approve the merger agreement. One of the reasons the Holopak board approved the merger with Foilmark, rather than determining to continue its independent operations, was because the HoloPak board believed that the merger would provide greater value to the Holopak stockholders. See "Recommendation of the HoloPak Board and HoloPak's Reasons for the Merger."

    On November 17, 1998, the Foilmark board met to discuss the acquisition of HoloPak. The Foilmark board received the oral opinion of McFarland Dewey, that the merger was fair, from a financial point of view, to Foilmark stockholders. McFarland Dewey confirmed its oral opinion in writing on November 17, 1998. The opinion of McFarland Dewey is attached to this joint proxy statement-prospectus as Appendix B-1. At this meeting, Foilmark management and Hinckley, Allen & Snyder made presentations to the Foilmark board concerning the merger and assisted in the Foilmark board's review of the proposed merger agreement and the HoloPak and Foilmark shareholder agreements. Following the Foilmark board's review of the merger, the Foilmark board unanimously approved the merger and the proposed merger agreement and related transactions, and determined that the Foilmark board recommend to the Foilmark stockholders the approval of the issuance and the amendments to Foilmark's certificate of incorporation.

    On November 17, 1998, HoloPak, Foilmark and Foilmark Acquisition signed the merger agreement. On that same day, HoloPak and the directors, executive officers and substantial stockholders of Foilmark signed the HoloPak shareholder agreement. Also on November 17, 1998, Foilmark and substantial stockholders and all of the directors of HoloPak signed the Foilmark shareholder agreement.

    On November 18, 1998, HoloPak and Foilmark issued a joint press release announcing the execution of the merger agreement, the Foilmark shareholder agreement and the HoloPak shareholder agreement.

    On March 17, 1999, Schroders delivered to the HoloPak board its confirmation of the continued fairness of its opinion, dated March 17, 1999, as to the fairness as of such date, from a financial point of view, of the consideration to be received by the holders of shares of HoloPak common stock pursuant to the merger.

    On March 18, 1999, McFarland Dewey delivered to the Foilmark board its confirmation of the continued fairness of its opinion, dated March 18, 1999, as to the fairness as of such date, from a financial point of view, of the consideration to be paid by Foilmark in the merger.

RECOMMENDATION OF THE FOILMARK BOARD AND FOILMARK'S REASONS FOR THE MERGER

    The Foilmark board believes that the merger presents a unique opportunity to combine two complementary foil manufacturers to create a premier company with the capability to offer a full range of products in many of the nation's most attractive markets through a powerful distribution network.

    In reaching its decision to approve the merger agreement, the Foilmark board consulted with Foilmark management, as well as with its financial, accounting and legal advisors, and considered a variety of factors, including the following:

    - The Foilmark board's familiarity with and review of Foilmark's business, operations, financial condition, earnings and prospects;

    - The consistency of the merger with Foilmark's long-term business strategy;

    - The anticipated effectiveness of the merger in allowing Foilmark to enhance stockholder value by achieving efficiencies and expanding market opportunities;

    - The business, operations, financial condition, earnings, earnings projections and business prospects of HoloPak. In making its determination, the Foilmark board took each of these factors into account along with the results of Foilmark's due diligence review of HoloPak's business. The Foilmark board considered each factor with no single factor predominantly influencing its decision;

    - The scale, scope, strength and diversity of operations and products that could be achieved by combining Foilmark and HoloPak;

    - The complementary nature of the businesses of Foilmark and HoloPak and the anticipated improved stability of the combined company's businesses and earnings in varying economic and market climates in comparison to Foilmark's business before the merger;

    - The anticipated financial impact of the proposed transaction on the combined company's future financial performance. See "Risk Factors -- We made forward-looking statements in this joint proxy statement prospectus. These forward-looking statements may be inaccurate." The projections of future financial performance of the combined companies were reviewed in the context of their inherent uncertainty and therefore the Foilmark board gave this factor no greater weight than the other factors considered;

    - The expectation that the merger would result in approximately $1,100,000 in cost savings to be achieved in the first full year and an additional $600,000 in the second year of combined operations, including a more advantageous cost structure relative to Foilmark's business before the merger. The potential for revenue enhancements was discussed but not included in the projections considered by the Foilmark board. See "Management and Operations After the Merger";

    - The belief of Foilmark's senior management and the Foilmark board that Foilmark and HoloPak share a common vision with respect to manufacturing and stockholder value and that their managements and employees possess complementary skills and expertise;

    - The Foilmark board's belief that the business and financial advantages contemplated in connection with the merger were likely to be achieved within the first two years of combined operations. In particular, the Foilmark board took into account management's view that the complementary operations of HoloPak and Foilmark would facilitate integration;

    - The fact that integration of the managements of Foilmark and HoloPak would allow Foilmark to acquire personnel with additional expertise and established reputations in the foil industry;

    - The structure of the merger and the terms of the merger agreement, including the fact that the fixed ratio of 1.11 shares of Foilmark common stock per share of HoloPak common stock provides certainty as to the number of shares of Foilmark common stock to be issued in the merger. In making this determination, the Foilmark board took into account both the possibility of changes in relative market values of Foilmark common stock and HoloPak common stock prior to the closing and the possible consequences of such changes. In particular, the Foilmark board weighed these risks against the benefits of the merger and the fact that the long-term strategic advantages of the merger outweighed the risk of interim changes in relative market values of Foilmark common stock and HoloPak common stock. The merger is intended to qualify as a reorganization under the Internal Revenue Code for purchase accounting treatment;

    - The proposed arrangements with members of management of Foilmark and HoloPak, including the fact that Mr. Simon would serve as the non-executive Chairman of the board of directors of Foilmark after the merger and Mr. Olsen would continue to serve as President and Chief Executive Officer of Foilmark after the merger;

    - The Foilmark board after the merger would include equal numbers of current Foilmark directors and HoloPak directors, including Messrs. Simon and Olsen;

    - That Mr. Olsen would enter into an employment agreement with Foilmark. See "--Interests of Certain Persons in the Merger" and "Management and Operations After the Merger"; and

    - The opinion of McFarland Dewey dated November 17, 1998 and confirmed on March 18, 1999, that the merger consideration to be paid to the HoloPak stockholders was fair from a financial point of view to Foilmark stockholders. See "--Opinions of Foilmark's Financial Advisor."

    In reaching its decision to approve the merger and recommend to Foilmark stockholders to approve the issuance and each of the amendments to Foilmark's certificate of incorporation, the Foilmark board also considered the following potentially negative factors:

    - The inherent challenges to combining the business of two corporations, the difficulty of fully realizing synergies from the merger, including cost savings and operating efficiencies and the attendant risk that management resources may be diverted from other strategic opportunities and from operational matters for an extended period of time;

    - The poor performance of and financial difficulties experienced by HoloPak, including a net loss of approximately $120,000 for the six months ended September 30, 1998;

    - The increased level of borrowings required by Foilmark to finance the payment of the cash portion of the merger consideration;

    - The fact that some of McFarland Dewey's measurements of comparable financial values did not support a value of $3.64 per share of HoloPak common stock;

    - The fact that McFarland Dewey's confirming opinion dated March 18, 1999 is based on market values of Foilmark common stock that may be subject to fluctuation between the date of this joint proxy statement--prospectus and the time of the merger; and

    - That some members of Foilmark's management and the Foilmark board have interests in the merger that are in addition to and not necessarily aligned with the interests in the merger of Foilmark stockholders generally.

    The Foilmark board chose to approve the merger because, in the opinion of the board, the strategic nature of the merger and the strategic benefits of the merger outweighed the risks of completing the transaction. In particular, in the Foilmark board's opinion, the likelihood of a significant fluctuation in the relative market value of Foilmark common stock in the period between the date of McFarland Dewey's opinion and the date of the merger is limited by the weak financial results of both companies as well as the apparent lack of investor interest in the transaction, demonstrated by the low trading volume of the common stock of each company. Additionally, because of the strategic nature of the transaction, the Foilmark board, in reliance upon McFarland Dewey's opinion and based upon some of McFarland Dewey's financial analyses, considered the acquisition of HoloPak at a value of $3.64 per share to be in the best interests of the Foilmark stockholders even though some financial measures indicated a value less than $3.64 per share.

    Although the Foilmark board considered other information, the above discussion lists all material factors considered by the Foilmark board. In reaching its determination to approve the merger, the Foilmark board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Foilmark board is unanimous in its recommendation that Foilmark stockholders vote for approval of the issuance and the amendments to Foilmark's certificate of incorporation.

OPINION OF FOILMARK'S FINANCIAL ADVISOR

    McFarland Dewey delivered its oral opinion on November 17, 1998 to the Foilmark board and confirmed it in writing on November 17, 1998. Their opinion stated that, as of November 17, 1998, the merger consideration was fair from a financial point of view to the Foilmark stockholders. McFarland Dewey confirmed its opinion in writing on March 18, 1999.

    THE FULL TEXT OF MCFARLAND DEWEY'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B-1 AND THE WRITTEN CONFIRMATION OF THIS OPINION IS ATTACHED AS APPENDIX B-2 AND ARE INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT--PROSPECTUS. MCFARLAND DEWEY HAS CONSENTED TO THE REFERENCES TO ITS OPINION IN THIS JOINT PROXY STATEMENT--PROSPECTUS AND TO THE INCLUSION OF THE ITS OPINION AND THE WRITTEN CONFIRMATION OF SUCH OPINION AS APPENDIX B-1 AND B-2 HERETO, RESPECTIVELY. IN GIVING ITS CONSENT, MCFARLAND DEWEY DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. MCFARLAND DEWEY'S OPINION WAS PROVIDED TO THE FOILMARK BOARD FOR ITS INFORMATION, IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE FOILMARK STOCKHOLDERS AND IS NOT A RECOMMENDATION TO ANY FOILMARK STOCKHOLDER AS TO HOW A STOCKHOLDER SHOULD VOTE AT THE FOILMARK SPECIAL MEETING. FOILMARK STOCKHOLDERS ARE URGED TO READ MCFARLAND DEWEY'S OPINION IN ITS ENTIRETY.

    The summary set forth below is not a complete description of the analyses underlying McFarland Dewey's opinion or the presentation made by McFarland Dewey to the Foilmark board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, McFarland Dewey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, McFarland Dewey believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion.

    In performing the analysis, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of McFarland Dewey, Foilmark or HoloPak. Any estimates contained in the analysis performed by McFarland Dewey are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. These analyses and estimates are subject to substantial uncertainty. McFarland Dewey's analyses should not be viewed as wholly determinative of the decision of the Foilmark board or Foilmark's management with respect to the fairness of the financial terms of the merger.

    In arriving at its opinion, McFarland Dewey:

    - reviewed certain publicly available business and financial information relating to Foilmark and HoloPak which McFarland Dewey deemed to be relevant;

    - reviewed certain confidential information, including financial forecasts furnished to McFarland Dewey by Foilmark and HoloPak, relating to the business, earnings, cash flow, assets, liabilities and prospects of Foilmark and HoloPak where both Foilmark and HoloPak project increasing revenues and profitability, as well as approximately $1,700,000 in total annual expense reduction divided among raw material costs, administrative and personnel costs and occupancy costs, to be achieved within the first two years of combined operations which is expected to result from the merger;

    - conducted discussions with members of senior management and representatives of Foilmark and HoloPak concerning the matters described above, as well as their businesses and prospects, before and after giving effect to the merger and the total annual expense reduction;

    - visited the facilities of both Foilmark and HoloPak;

    - reviewed the market prices and valuation multiples for Foilmark shares outstanding and HoloPak shares outstanding and compared them with those of certain publicly traded companies which McFarland Dewey deemed to be relevant;

    - reviewed the results of operations of Foilmark and HoloPak and compared them with those of certain publicly traded companies which McFarland Dewey deemed to be relevant;

    - compared the proposed financial terms of the merger with the financial terms of certain other transactions which McFarland Dewey deemed to be relevant;

    - participated in certain discussions and negotiations among representatives of Foilmark and HoloPak and their financial, accounting and legal advisors;

    - reviewed the impact of the merger on the combined company which reflected the impact of purchase accounting upon the projected Foilmark earnings and balance sheet;

    - reviewed a draft of the merger agreement dated November 12, 1998; and

    - reviewed such other financial studies and analyses and took into account such other matters as McFarland Dewey deemed relevant, including McFarland Dewey's assessment of general economic, market and monetary conditions.

    In preparing its opinion, McFarland Dewey assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to McFarland Dewey, discussed with or reviewed by or for McFarland Dewey, or publicly available. McFarland Dewey did not assume any responsibility for independently verifying such information. McFarland Dewey has not independently evaluated or appraised any of the assets or liabilities of either of Foilmark or HoloPak and has not been furnished with any such evaluation or appraisal. McFarland Dewey assumed that the financial forecast information and the total annual expense reduction have been reasonably prepared or reviewed and reflect the best currently available estimates and judgment of Foilmark's or HoloPak's management as to the expected future financial performance of Foilmark or HoloPak. and the total annual expense reduction. McFarland Dewey also assumed that the merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a partial tax-free reorganization for U.S. federal income tax purposes. McFarland Dewey also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by McFarland Dewey.

    McFarland Dewey's opinion is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. McFarland Dewey assumed that no material third party approvals regarding Foilmark or HoloPak in respect to any contracts or otherwise will be necessary.

    Based on the closing price on the Nasdaq National Market of Foilmark common stock on November 16, 1998 of $2.00, the financial terms result in merger consideration for HoloPak of $3.64 per HoloPak share.

    The following is a brief summary of the material analyses prepared by McFarland Dewey in connection with the rendering of its opinion.

    DISCOUNTED CASH FLOW ANALYSIS. McFarland Dewey calculated, using a discounted cash flow methodology, a range of per share equity values for HoloPak based on assumptions regarding HoloPak's growth for the years 1998 to 2002, using a range of 2002 terminal values based on net income multiples from 10x to 14x and a range of discount rates from 12% to 16%. Based on its analysis, McFarland Dewey derived a summary reference range of implied per share equity values of HoloPak common stock of $4.69 to $6.02.

    STOCK PRICE HISTORY. McFarland Dewey examined the history of the trading prices and their relative relationships for both HoloPak common stock and Foilmark common stock for the latest three years and compared such to the Nasdaq Industrial Index and Russell 2000 Index. This information was prepared to provide background information about the stock prices of Foilmark and HoloPak over the periods indicated as both companies similarly under-performed the two indices.

    COMPARISON OF SELECTED COMPARABLE COMPANIES. McFarland Dewey compared the trading multiples for HoloPak to corresponding multiples of a select group of manufacturing companies consisting of Foilmark, Inc., CFC International, Inc., Advanced Deposition Technologies, Advanced Materials Group, Inc., and Outlook Group Corporation. These manufacturing companies were selected based on their SIC codes, in consultation with Foilmark management and on McFarland Dewey's independent judgment.

    The ratio of HoloPak's price to earnings for projected next fiscal year's net income was 12.5, based on the intra-day price of HoloPak common stock on November 16, 1998 of $2.00.

    The following tables summarize the results of McFarland Dewey's company comparable analyses.

         IMPLIED PER SHARE EQUITY VALUES OF HOLOPAK COMMON STOCK BASED
                ON COMPARABLE COMPANIES PRICE TO EARNINGS RATIOS

                                                        HOLOPAK ESTIMATED               IMPLIED VALUE PER
                                                          1999 EARNINGS                 SHARE OF HOLOPAK
                                   PRICE TO EARNINGS        PER SHARE                     COMMON STOCK
                                  -------------------  -------------------             -------------------
Median Multiple:                            8.0x            $    0.16               =       $    1.28
Average:                                    8.1x            $    0.16               =       $    1.30

    This measurement was deemed less important because of HoloPak's lack of profitability over the past few years and because of the strategic nature of the transaction.

         IMPLIED PER SHARE EQUITY VALUES OF HOLOPAK COMMON STOCK BASED
              ON COMPARABLE COMPANIES ENTERPRISE VALUES TO EBITDA

                                                        HOLOPAK ESTIMATED               IMPLIED VALUE PER
                                   ENTERPRISE VALUE        1999 EBITDA                  SHARE OF HOLOPAK
                                       TO EBITDA            PER SHARE                     COMMON STOCK
                                  -------------------  -------------------             -------------------
Median Multiple:                            4.9x            $    1.06               =       $    5.19
Average:                                    4.1x            $    1.06               =       $    4.35

         IMPLIED PER SHARE EQUITY VALUES OF HOLOPAK COMMON STOCK BASED
              ON COMPARABLE COMPANIES EQUITY VALUES TO BOOK VALUES

                                                        HOLOPAK ESTIMATED               IMPLIED VALUE PER
                                    EQUITY VALUE TO      1999 BOOK VALUE                SHARE OF HOLOPAK
                                      BOOK VALUE            PER SHARE                     COMMON STOCK
                                  -------------------  -------------------             -------------------
Median Multiple:                            0.7x            $    7.68               =       $    5.37
Average:                                    1.0x            $    7.68               =       $    7.68

    ANALYSIS OF SELECTED COMPARABLE TRANSACTIONS. McFarland Dewey reviewed certain publicly available information regarding thirty-two select manufacturing related acquisitions and calculated historical revenues, EBITDA and book value multiples for such transactions. McFarland Dewey chose these comparable transactions based on the SIC codes of the companies, in consultation with Foilmark management and on McFarland Dewey's independent judgment. Based on HoloPak's last twelve months negative earnings before interest and taxes, or EBIT, and net income, McFarland Dewey did not consider EBIT and net income as a useful comparison.

    The following tables summarize the results of McFarland Dewey's analysis of transactions comparable to the merger.

         IMPLIED PER SHARE EQUITY VALUES OF HOLOPAK COMMON STOCK BASED
  ON COMPARABLE TRANSACTIONS-TRANSACTION VALUES AS MULTIPLES OF LATEST TWELVE
                                MONTHS REVENUES

                                  TRANSACTION VALUES     HOLOPAK ESTIMATED               IMPLIED VALUE PER
                                    AS MULTIPLES OF        1998 REVENUES                 SHARE OF HOLOPAK
                                     LTM REVENUES            PER SHARE                     COMMON STOCK
                                 ---------------------  -------------------             -------------------
Median Multiple:                            0.6x             $   10.51               =       $    6.31
Average:                                    0.7x             $   10.51               =       $    7.36

         IMPLIED PER SHARE EQUITY VALUES OF HOLOPAK COMMON STOCK BASED
  ON COMPARABLE TRANSACTIONS--TRANSACTION VALUES AS MULTIPLES OF LATEST TWELVE
                                 MONTHS EBITDA

                                  TRANSACTION VALUES     HOLOPAK ESTIMATED               IMPLIED VALUE PER
                                    AS MULTIPLES OF         1998 EBITDA                  SHARE OF HOLOPAK
                                      LTM EBITDA             PER SHARE                     COMMON STOCK
                                 ---------------------  -------------------             -------------------
Median Multiple:                            5.0x             $    0.52               =       $    2.58
Average:                                    7.8x             $    0.52               =       $    4.03

         IMPLIED PER SHARE EQUITY VALUES OF HOLOPAK COMMON STOCK BASED
   ON COMPARABLE TRANSACTIONS--TRANSACTION VALUES AS MULTIPLES OF BOOK VALUES

                                 TRANSACTION VALUES    HOLOPAK ESTIMATED              IMPLIED VALUE PER
                                   AS MULTIPLES OF      1998 BOOK VALUE               SHARE OF HOLOPAK
                                     BOOK VALUES           PER SHARE                    COMMON STOCK
                                 -------------------  -------------------             -----------------
Median Multiple:                           1.3x            $    7.52               =      $    9.78
Average:                                   2.1x            $    7.52               =      $   15.80

    No company or transaction used in the above analysis as a comparison was identical to Foilmark or HoloPak. Accordingly, an analysis of the results of the comparison is not purely mathematical; rather it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable acquired companies and other factors that could affect the acquisition value of such companies and Foilmark.

    EARNINGS PER SHARE ANALYSIS AND BALANCE SHEET EFFECT. McFarland Dewey estimated the accretion or dilution that the merger would have on pro forma earnings per share of Foilmark indicated by the projections prepared by the managements of Foilmark and HoloPak and by the total annual expense reduction for the remainder of fiscal year 1999, and fiscal year 2000 and thereafter, resulting from the merger. McFarland Dewey also estimated the impact that the merger would have on the projected pro forma balance sheet of Foilmark, including a potential write-down of long term assets resulting from purchase accounting. The analysis indicated that the merger would result in pro forma earnings per share accretion of approximately 17% and 30% for the stockholders of Foilmark, based on the projections of both companies for the 1999 and 2000 fiscal years, respectively.

    Under a letter agreement dated January 27, 1997 between Foilmark and McFarland Dewey, Foilmark agreed to pay McFarland Dewey a quarterly financial advisory retainer and a success fee based upon completion of certain advisory assignments and/or transactions. During 1998, McFarland Dewey worked as financial advisor to Foilmark in connection with a potential merger transaction with HoloPak as well as in connection with other transactions. During 1997, McFarland Dewey received $83,333 for financial advisory services relating to the operations of Foilmark and $14,420 for reimbursement of out-of-pocket expenses. This letter agreement was modified on November 4, 1998, in which Foilmark agreed to pay McFarland Dewey a cash fee of $350,000 upon closing of the merger. No separate fee is payable for McFarland Dewey's opinion. During 1998, McFarland Dewey received $58,333 for financial advisory services relating to the operations of Foilmark and $10,233 for reimbursement of out-of-pocket expenses.

    Additionally, Foilmark agreed to reimburse McFarland Dewey for reasonable out-of-pocket expenses, including, without limitation, reasonable fees and disbursements of its legal counsel. Foilmark has also agreed to indemnify McFarland Dewey and related persons for liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

    Foilmark retained McFarland Dewey based upon McFarland Dewey's experience and expertise. McFarland Dewey, as part of its investment banking business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive bids, private placements and valuations for corporate and other purposes.

    McFarland Dewey has, in the past, provided financial advisory and financing services to Foilmark and may provide such services to Foilmark after the merger and/or its affiliates and may receive fees for the rendering of such services.

RECOMMENDATION OF THE HOLOPAK BOARD AND HOLOPAK'S REASONS FOR THE MERGER

    In reaching its determination that the merger is fair to and in the best interests of HoloPak stockholders, the HoloPak board consulted with its management, Schroders and legal counsel. Below are all of the material factors that the HoloPak board considered to be important in reaching this determination:

    - That the consideration to be paid in the merger represents a premium, based on the per share closing price of Foilmark common stock of $2.00 on November 17, 1998, the ratio of 1.11 shares of Foilmark common stock per share of HoloPak common stock and the $1.42 in cash, for the shares of HoloPak common stock of approximately 38%, 67%, 94% and 138% over the closing prices of $2.63 per share of HoloPak common stock on November 17, 1998, $2.18 per share of

      HoloPak common stock on November 13, 1998, $1.88 per share of HoloPak common stock on November 6, 1998 and $1.53 per share of HoloPak common stock on October 13, 1998, respectively;

    - The alternative to continuing to operate HoloPak under management's business plan, the prospects of HoloPak if it remained independent, the value to HoloPak stockholders if it remained independent and the timing and likelihood of achieving additional value from this alternative, and the possibility that this alternative might not lead to a higher present value to HoloPak stockholders than the intended value of 1.11 shares of Foilmark common stock, plus $1.42 in cash to be received by the HoloPak stockholders in the merger. See "--Background of the Merger";

    - The reputation and growth potential of Foilmark, the strategic business fit of Foilmark with the business of HoloPak and fact that the merger enables HoloPak stockholders to own shares in a company with proven management, diverse businesses and markets;

    - The HoloPak board's review and analysis of HoloPak's business, operations, financial condition, earnings and prospects, as well as the economic and competitive environments facing HoloPak, which the HoloPak board believed supported its decision to pursue the merger;

    - For a period after the merger, Foilmark would have a board of directors which would be one-half composed of all of the existing directors of HoloPak;

    - That after the merger, Mr. Simon will be the non-executive Chairman of Foilmark;

    - The commitment of Mr. Olsen to continue his employment with Foilmark and the compatibility and strength of the senior management team of the two companies;

    - The fact that the receipt by the HoloPak stockholders of Foilmark common stock in exchange for their shares of HoloPak common stock would be tax-free and that only the cash part of the merger consideration would be potentially subject to federal income tax when received;

    - The presentation of Schroders, and its written opinion dated November 17, 1998 and confirmed on March 17, 1999 as to the fairness of the consideration to be received by holders of shares of HoloPak common stock under the merger agreement as discussed in "--Opinions of HoloPak's Financial Advisors";

    - That, after the merger, HoloPak stockholders will be able to participate in the potential growth of Foilmark;

    - The fact that Bradford Venture Partners, Overseas Private Investor Partners, and the directors and some executive officers of HoloPak, representing approximately 45.3% of the issued and outstanding shares of HoloPak common stock, support and have agreed to vote for the merger;

    - The fact that HoloPak stockholders would, after the merger, own approximately 47% of Foilmark;

    - That the merger agreement permits HoloPak to consider unsolicited written proposals from non-affiliates if required in the exercise of the HoloPak board's fiduciary duties. The merger agreement permits HoloPak to furnish information to, enter into discussions and negotiations with such parties and to terminate the merger agreement, subject to certain conditions, including the payment of significant fees to Foilmark (see "The Merger Agreement--Effective Time", "-- Solicitation", "--Termination of the Merger Agreement" and "--Expenses");

    - That the merger and the merger agreement were approved by the HoloPak Board following an active search by HoloPak for a business combination in late 1995, and after remaining open to a business combination, strategic alliance or other similar transaction during 1996 and 1997. Following Foilmark's indication of interest in pursuing a transaction with HoloPak, the HoloPak board determined, after discussing with Schroders current market conditions and HoloPak's historical efforts to find an appropriate business combination or strategic alliance, that the risks attendant to a delay of the proposed merger in order to find another business combination, strategic alliance or other similar transaction outweighed any reasonably expected additional benefits from such other possible transaction;

    - That the HoloPak board considered the fact that Schroders' fairness opinion was based upon market values that are subject to change. This fact was one reason the HoloPak board requested Schroders to deliver to the HoloPak board an update of the opinion prior to the mailing of this joint proxy statement-prospectus. The HoloPak board considered, in light of the foregoing factors, the fact that the market values are subject to change not to be dispositive of its determination that the merger is fair to and in the best interests of the stockholders of HoloPak; and

    - That at September 30, 1998, HoloPak's per share book value was $7.44, which is $3.80 greater than the $3.64 effective per share merger consideration that HoloPak stockholders will receive in the merger, and that the HoloPak board had concluded that there was no impairment of the recorded book value of Holopak's long-lived assets at September 30, 1998. However, in determining to recommend the merger to Holopak stockholders, the HoloPak board also considered that the shares of HoloPak common stock have historically traded at prices less than book value, that there has been historically low trading volume in the shares of HoloPak common stock evidencing limited investor interest, that the consideration to be received by HoloPak stockholders in the merger represented a premium over historical trading prices as discussed above, and that the HoloPak stockholders will be able to participate in the potential growth of Foilmark after the merger. The HoloPak board of directors determined that the overall benefits of the merger to HoloPak stockholders outweighed the fact that the merger consideration was less than HoloPak's book value at September 30, 1998.

    Set forth are other material factors that the HoloPak board considered in reaching this determination and which weighed against the HoloPak board's support of the merger:

    - That some members of HoloPak's management and the HoloPak board have interests in the merger that are in addition to and not necessarily aligned with the interests in the merger of HoloPak stockholders generally;

    - The loss of complete independence that would result from HoloPak surviving in the merger as a subsidiary of Foilmark;

    - The possibility that if the merger were not completed, the price of the shares of HoloPak common stock could decline below HoloPak's trading price after the announcement of the merger, resulting from an averse market perception resulting from the inability to complete the merger;

    - The terms of the merger agreement that set forth the restrictions on the conduct of HoloPak's business pending closing, conditions to closing and the significant fees and expenses that would become payable in the event of a termination of the merger agreement under some circumstances;

    - The significant costs involved in connection with consummating the merger and substantial management time and effort required to effectuate the merger and the substantial costs that HoloPak would be required to expense if the merger were not consummated; and

    - That the exchange ratio of 1.11 shares of Foilmark common stock per one share of HoloPak common stock is a fixed number and will not be adjusted in the event of an increase or decrease in the price of Foilmark common stock between the date of the merger agreement and the completion of the merger.

    The foregoing discussion of the information and factors considered by the HoloPak board is not intended to be exhaustive. In view of the wide variety of factors that the HoloPak board considered when it evaluated the proposed merger, the HoloPak board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the HoloPak board made its recommendation based on all of the information presented to and considered by it.

OPINION OF HOLOPAK'S FINANCIAL ADVISOR

    Schroders was retained by HoloPak to advise the HoloPak board with respect to the fairness, from a financial point of view, to the holders of HoloPak common stock of the merger consideration to be received by the HoloPak stockholders in the merger.

    In arriving at its opinion, Schroders, among other things:

    - reviewed:

       - HoloPak's annual report on Form 10-K for the fiscal year ended March 31, 1998;

       - HoloPak's quarterly report on Form 10-Q for the quarter ended September 30, 1998; and

       - HoloPak's proxy statement dated July 30, 1998,

    - reviewed:

       - Foilmark's annual report on Form 10-K for the fiscal year ended December 31, 1997;

       - Foilmark's quarterly report on Form 10-Q for the quarter ended September 30, 1998; and

       - Foilmark's proxy statement dated April 10, 1998,

    - reviewed HoloPak's near-term quarterly financial forecast dated September 8, 1998 prepared by management of HoloPak for the period beginning the first quarter of fiscal year 1999 through the last quarter of fiscal year 2000;

    - reviewed Foilmark's quarterly financial forecast dated September 19, 1998, as presented by McFarland Dewey and prepared by management of Foilmark, for the six month period ended December 31, 1998 and the years ended December 31, 1999 and 2000;

    - visited the principal offices and operating facilities of HoloPak and Foilmark and conducted discussions with the senior management of Foilmark and HoloPak concerning their historical and projected financial results as presented and described above;

    - performed various financial analyses, as Schroders deemed appropriate, of HoloPak using generally accepted analytical methodologies, including:

       - the application to the financial results of HoloPak of the public trading multiples of companies which Schroders deemed comparable;

       - the application to the financial results of HoloPak of the multiples reflected in recent merger and acquisition transactions for businesses which Schroders deemed reasonably comparable;

       - a comparison of the premiums received by manufacturing companies in merger and acquisition transactions and other merger and acquisition transactions, which Schroders deems appropriate, with enterprise values ranging from $5 million to $20 million over the period from January 1, 1995 to date to the premium over HoloPak's share price implied by the merger consideration;

       - a comparison of the relative contributions of HoloPak and Foilmark to the combined company upon completion of the merger on a historical and projected basis;

       - reviewed the historical exchange ratio of Foilmark's share price to HoloPak's, assuming no premium; and

       - evaluated the pro forma impact of the merger on the earnings per share and consolidated capitalization of Foilmark;

    - reviewed the historical trading prices and volumes of the shares of HoloPak common stock and the Foilmark common stock from November 13, 1996 to November 13, 1998;

    - reviewed the draft merger agreement dated November 11, 1998;

    - held discussions with the managements of HoloPak and Foilmark regarding the prospects of their companies, the strategic rationales for the merger, and the prospects of Foilmark after the merger, including the synergies that may be achieved thereby;

    - reviewed the purchase accounting treatment for the merger under GAAP with an independent public accounting firm unrelated to the merger as well as limited discussions with HoloPak's independent auditors; and

    - performed such other financial studies, analyses, inquiries and investigations as Schroders deemed appropriate.

    In its review and analysis and in formulating its opinion, Schroders assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Foilmark or HoloPak or obtained by Schroders from other sources, and upon the assurance of Foilmark's and HoloPak's managements that they were not aware of any information or facts that would make the information provided to Schroders incomplete or misleading. Schroders assumed that information relating to the prospects of Foilmark and HoloPak, including financial projections and operating synergies, reflected the best currently available judgments and estimates of the managements of Foilmark and HoloPak as to their likely future financial performance, independently or as a combined company. Schroders relied upon the assessments by the managements of Foilmark and HoloPak of their ability to retain key employees. Schroders also relied upon the assessments by the managements of HoloPak and Foilmark about their technologies and products, the timing and risks associated with the integration of HoloPak with Foilmark and the validity of, and risks associated with, HoloPak's and Foilmark's existing and future products and technologies. Schroders did not attempt to independently verify any of this information. Schroders did not undertake an independent appraisal of the assets or liabilities of HoloPak or Foilmark, nor was Schroders furnished with any of these appraisals.

    For purposes of rendering its opinion, Schroders assumed that, in all respects material to its analyses, the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the completion of the merger will be satisfied without waiver thereof. Schroders further assumed that all material governmental, regulatory or other consents and approvals will be obtained, and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which any of HoloPak or Foilmark is a party, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the combined company.

    Schroders noted that its opinion was based upon financial, economic, market and other conditions as they existed on the date of its opinion. Schroders disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date of the opinion unless specifically requested to do so by HoloPak.

    Schroders noted that its opinion is not a recommendation to the HoloPak board or any stockholder about the merger agreement or whether to vote in favor of the merger. Schroders was not engaged as an agent or fiduciary of the HoloPak stockholders or of any other third party. Schroders expressed no opinion as to the structure, terms or effect of any other aspect of the merger or the merger agreement.

    THE FULL TEXT OF THE WRITTEN OPINION OF SCHRODERS, DATED NOVEMBER 17, 1998 AND CONFIRMED AS OF MARCH 17, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX C-1 AND C-2, RESPECTIVELY, AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF HOLOPAK COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF SCHRODERS SET FORTH IN THIS JOINT PROXY STATEMENT--PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION.

    In preparing its opinion, Schroders performed a variety of financial and comparative analyses, including those described below. It is difficult to prepare and summarize a fairness opinion because of the complex analytic process involving consideration of different methods of financial analyses and application of those methods to the particular circumstances. Schroders did not attribute any particular weight to any analysis or factor but made qualitative judgments as to the significance and relevance of each analysis and factor. Schroders believes that its analyses must be considered as a whole. Selecting portions of Schroders analyses without considering all analyses could create a misleading or incomplete view of the processes underlying such analyses and opinion.

    In its analyses, Schroders made numerous assumptions with respect to HoloPak, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of HoloPak. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities are not appraisals and do not reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are subject to substantial uncertainty. Schroders' opinion and analyses were only one of many factors considered by the HoloPak board in its evaluation of the merger and should not be viewed as determinative of the views of the HoloPak board or management of HoloPak with respect to the merger consideration or the merger.

    The following is a summary of all material analyses performed by Schroders in connection with its opinion.

    ANALYSIS OF COMPARABLE PUBLICLY TRADED COMPANIES. Using publicly available information, Schroders compared selected historical operating data and selected stock market data of HoloPak to the corresponding data of the following publicly traded companies which Schroders considered reasonably comparable to HoloPak. Given the lack of publicly-traded companies that engage in HoloPak's three businesses, foil, metallized paper and films and holography, Schroders selected the following comparable companies which are involved in at least one of HoloPak's businesses:

    - CFC International, Inc. and Foilmark, Inc.--foil-related companies;

    - Advanced Deposition Technologies, Inc.--metallized paper and film-related company; and

    - American Banknote Corporation and American Bank Note Holographics, Inc.--holography-related companies.

    Schroders performed a market analysis of HoloPak and its comparable companies using closing market prices as of November 13, 1998. Because HoloPak had negative earnings per share, earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization, for the latest twelve month period ending September 30, 1998, a comparison of historical earnings per share, earnings before interest and taxes, or EBIT, and earnings before interest, taxes, depreciation and amortization, or EBITDA, of HoloPak with those of the comparable companies was not meaningful. The analyses that Schroders believed to be meaningful were:

    - the market value plus total debt minus total cash of each of the comparable companies and HoloPak as multiples of projected EBIT for the twelve months ending December 31, 1999:

    - the market value of each of the comparable companies and HoloPak as multiples of projected net income for the twelve months over the period from January 1, 1995 to date: and

    - the application of the above results times a 35% control premium, which reflects the average premium paid in transactions between $5 million and $20 million over the last five years.

    Based on these analyses, Schroders calculated an implied equity value for the HoloPak common stock of between $2.80 and $3.25 per share.

    ANALYSIS OF MERGER AND ACQUISITION TRANSACTIONS. Schroders analyzed certain publicly available information relating to selected merger and acquisition transactions since 1992 which Schroders deemed reasonably comparable because of similar operating characteristics, including:

    - similar raw material input like plastic;

    - similar or related finished product like coated plastic; and

    - similar or related end-use like packaging/decorating.

    Although these transactions were reviewed for comparison purposes, none of these transactions was considered directly comparable to the proposed merger. The transactions analyzed by Schroders are shown in the following table:

                                                              DATE OF
           TARGET                     ACQUIROR              TRANSACTION
----------------------------  -------------------------  ------------------
Ropak Corp.                   LinPac Mouldings Ltd.             March 1995
CFI Industries Inc.           Ivex Packaging Corp.                May 1996
SunCoast Industries, Inc.     Kerr Group, Inc.                January 1998
UltraPak, Inc.                Ivex Packaging Corp.              March 1998

    Schroders computed the offer per share multiplied by total common shares outstanding and the equity cost plus latest reported total debt, capitalized leases, preferred stock and minority interest minus total cash and cash equivalents paid in such transactions and divided the adjusted price by the acquired company's latest twelve months EBITDA immediately prior to the acquisition, which resulted in a range of acquisition multiples of latest twelve months EBITDA of 4.0x to 5.0x. Due to HoloPak's negative latest twelve months EBIT and net income, acquisition multiples of EBIT and net income were deemed not meaningful by Schroders for the purpose of this analysis. Based on these analyses, Schroders calculated an implied equity value of the HoloPak common stock of between $2.65 and $3.25 per share.

    PREMIUM ANALYSIS. Because HoloPak is a manufacturing business and because of the size of the merger, Schroders considered the premiums paid over the stock price of acquired manufacturing companies as well as premiums paid in merger and acquisition transactions with enterprise values ranging from $5 million to $20 million. Schroders analyzed the premiums paid over the stock price of acquired manufacturing companies for which publicly-disclosed information was available since January, 1995 for 353 merger and acquisition transactions. Schroders also analyzed 56 merger and acquisition transactions with enterprise values ranging from $5 to $20 million for which publicly-disclosed information was available since January, 1995 based on stock prices one day, one week and one month prior to the announcement of each transaction. Schroders performed the premium analysis using a benchmark date of November 13, 1998 with respect to the HoloPak common stock based on Foilmark's share price of $2.06 on November 13, 1998.

                                                                HOLOPAK
                                                         ----------------------    MANUFACTURING          TRANSACTIONS
PERIOD PRIOR TO NOVEMBER 13, 1998                          PRICE      PREMIUM        COMPANIES       $5 MILLION--$20 MILLION
-------------------------------------------------------  ---------  -----------  -----------------  -------------------------
One Day................................................  $    2.00        85.5%           30.8%                  27.2%
One Week...............................................  $    1.88        97.3%           36.9%                  34.3%
One Month..............................................  $    1.66       123.5%           44.8%                  34.5%

    CONTRIBUTION ANALYSIS. Schroders analyzed and compared the respective contributions of sales, EBITDA, EBIT and net income for the twelve months ended September 30, 1998 of HoloPak and Foilmark to Foilmark after the merger. Schroders analyzed the contributions of total assets as of September 22, 1998 and of market capitalization as of November 13, 1998 of HoloPak and Foilmark.

                                                                                            HOLOPAK
ECONOMIC MEASURE (AT AND FOR THE TWELVE MONTHS ENDED                     ---------------------------------------------
SEPTEMBER 30, 1998)                                                        OWNERSHIP %    CONTRIBUTION %   DIFFERENCE
-----------------------------------------------------------------------  ---------------  ---------------  -----------
Latest Twelve Months Total Assets......................................          47.1%            49.7%          (2.6%)
Latest Twelve Months Sales.............................................          47.1%            53.3%          (6.2%)
Latest Twelve Months EBITDA............................................          47.1%            36.6%          10.5%
Latest Twelve Months EBIT..............................................          47.1%           (48.6%)         95.7%
Latest Twelve Months Net Income........................................          47.1%          (158.9%)        206.0%
Market Capitalization (at November 19, 1998)...........................          47.1%            45.6%           1.5%

    HoloPak has agreed to pay Schroders aggregate fees equal to $200,000 for its fairness opinion. Schroders will be paid $175,000 of this amount only if the merger is completed. HoloPak has also agreed to reimburse Schroders for reasonable out-of-pocket expenses incurred by Schroders in performing its services, including the reasonable fees and expenses of its outside legal counsel. HoloPak agreed to indemnify Schroders against liabilities relating to its engagement, including liabilities under the federal securities laws. Since January 1, 1997, Schroders has been engaged by HoloPak to provide a fairness opinion for a sale transaction. To date, Schroders has received approximately $28,000 for its fairness opinion services.

    Schroders values businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, estate, corporate and other purposes. HoloPak selected Schroders to render its opinion because it is a nationally recognized investment banking firm that has substantial experience in transactions like the merger.

SHARED PROJECTIONS OF REVENUES AND EARNINGS

    During the due diligence process, HoloPak and Foilmark exchanged, and provided to their financial advisors, projections of future financial performance in September 1998. These financial projections included estimates of net revenues and earnings per share of each of the companies for their fiscal years ending 1999 and 2000, which are set forth below.

                                                EARNINGS PER SHARE
                       NET REVENUES
             --------------------------------  --------------------
                  1999             2000          1999       2000
             ---------------  ---------------  ---------  ---------
HoloPak      $  36.8 million  $  40.4 million  $    0.06  $    0.30
Foilmark     $  37.2 million  $  40.6 million  $    0.50  $    0.60

    In January 1999, in connection with the confirmation of the fairness opinions of McFarland Dewey and Schroders, HoloPak and Foilmark further exchanged, and provided to their financial advisors, revised projections of future financial performance. These projections included revised estimates of net revenues and earnings per share of HoloPak and Foilmark for their fiscal years ending 1999 and 2000, which are set forth below.

                                                EARNINGS PER SHARE
                       NET REVENUES
             --------------------------------  --------------------
                  1999             2000          1999       2000
             ---------------  ---------------  ---------  ---------
HoloPak      $  33.8 million  $  38.8 million  $   (0.05) $    0.27
Foilmark     $  34.7 million  $  38.2 million  $    0.36  $    0.46

    In January 1999, Foilmark requested revised projections from HoloPak for fiscal year 2000 with assumptions based upon increased competitive pricing conditions and reduced volume with several larger customers. These projections included revised estimates of net revenues of $37.4 million and earnings per share of $0.21 of HoloPak for HoloPak's fiscal year ending 2000.

    THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES ESTABLISHED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. NEITHER THE AUDITORS OF HOLOPAK OR FOILMARK NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THESE PROJECTIONS, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVABILITY. NEITHER THE AUDITORS OF HOLOPAK OR FOILMARK NOR ANY OTHER INDEPENDENT ACCOUNTANTS ASSUME RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE AFOREMENTIONED PROJECTIONS. THESE PROJECTIONS ARE INCLUDED IN THIS JOINT PROXY STATEMENT-PROSPECTUS SOLELY BECAUSE THIS INFORMATION WAS EXCHANGED AS PART OF THE COMPANIES' DILIGENCE AND THEIR ON-GOING DIALOGUES WITH THEIR FINANCIAL ADVISORS. EXCEPT AS REQUIRED UNDER THE FEDERAL SECURITIES LAWS, HOLOPAK AND FOILMARK DISCLAIM ANY DUTY TO UPDATE THESE PROJECTIONS. IN ADDITION, BECAUSE THE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF EACH COMPANY, THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY BE EITHER HIGHER OR LOWER THAN THE PROJECTIONS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POTENTIAL CONFLICTS OF INTEREST

    Some members of Foilmark's and HoloPak's management and some members of the boards of directors of each of Foilmark and HoloPak have interests in the merger that are in addition to their interests as stockholders of Foilmark or HoloPak.

    INTERESTS OF FOILMARK PERSONS IN THE MERGER.

    EMPLOYMENT AGREEMENT. Foilmark agreed to offer to enter into an employment agreement with Frank J. Olsen, Jr. A copy of his employment agreement is attached as Exhibit 8.17 to the merger agreement.

    Mr. Olsen's employment agreement is for a term of five years starting from the date of the merger. During the employment period, Mr. Olsen will serve as Chief Executive Officer and President of Foilmark. Mr. Olsen will also serve on the Foilmark board. During the employment period, Mr. Olsen will receive an annual salary of $260,000 plus bonus. Pursuant to the merger agreement, Mr. Olsen will be granted stock options to acquire 15,000 shares of Foilmark common stock, such grants to be made on the date of completion of the merger. These stock options will vest under the vesting schedule set forth under the Foilmark amended and restated 1996 Stock option plan, or another Foilmark stock option plan with reasonably similar terms and provisions as agreed upon by Foilmark and HoloPak.

    Under Mr. Olsen's employment agreement, upon the termination of his employment other than for cause or for reason of death or disability, he will be entitled to a severance package for a period equal to the greater of the remainder of the initial employment period or any renewal period or 3 years after the date of termination monthly payments of an amount equal to one-twelfth of his then current annual base salary and pro-rated annual target bonus and continuation of all benefits.

    In addition, upon a termination as a result of a terminating event, all of Mr. Olsen's stock options will vest immediately. The employment agreement prohibits Mr. Olsen from disclosing confidential information and competing with Foilmark during his employment period and for specified periods thereafter.

    INDEMNIFICATION AGREEMENTS. Foilmark will enter into indemnification agreements with the following existing directors and/or executive officers of
Foilmark:

    - Thomas R. Schwarz

    - Frank J. Olsen, Jr.

    - Philip Leibel

    - Michael Foster

    - Edward Sullivan

    - Michael Bertuch

    - Glenn R. Regan

    - Douglas Parker

    These persons will be directors and/or executive officers of Foilmark after the merger. These indemnification agreements will indemnify such persons in their capacity as directors and/or executive officers of Foilmark. Foilmark will indemnify those persons who were or are a party or are threatened to be made a party to any pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to the full extent authorized and permitted by the Delaware law.

    GRANT OF FOILMARK STOCK OPTIONS. In addition to the 15,000 options to purchase shares of Foilmark common stock to be granted to Mr. Olsen, Foilmark will grant the following options to purchase shares of Foilmark common stock under the Foilmark stock option plan to other officers and directors of
Foilmark:

NAME                                                                         NUMBER OF OPTIONS
--------------------------------------------------------------------------  -------------------
Wilhelm Kutsch............................................................          12,000
Philip Leibel.............................................................           8,000
Craig Pomeroy.............................................................           4,500
Edward Sullivan...........................................................           4,500
Carol Robie...............................................................           4,000
Richard Zeller............................................................           3,500
Chris Christuk............................................................           3,500
Mark Bowland..............................................................           2,500
Barret King...............................................................           2,500
John Halotek..............................................................           2,500

    VOTING AGREEMENT. The voting agreement will be entered into by the following stockholders of HoloPak, representing approximately 45.3% of the outstanding shares of HoloPak common stock as of the date hereof:

    - Robert J. Simon, Chairman of the HoloPak board;

    - Bradford Venture Partners;

    - Overseas Private Investor Partners;

    - James L. Rooney, President and Chief Executive Officer of HoloPak and a director of HoloPak;

    - Harvey S. Share, a director of HoloPak;

    - Brian Kelly, a director of HoloPak; and

    - Michael S. Mathews, a director of HoloPak.

    The following stockholders of Foilmark will also enter into the voting agreement, representing approximately 42% of the outstanding shares of Foilmark common stock as of the date hereof:

    - Frank J. Olsen, Jr.;

    - Carol Robie, Vice President-Administration of Foilmark and a director of Foilmark;

    - Michael Foster, a director of Foilmark;

    - Martin A. Olsen, a director of Foilmark;

    - Leonard Mintz, a former director of Foilmark;

    - Edward Sullivan, a director of Foilmark;

    - Thomas Schwarz, a director of Foilmark;

    - Kenneth Harris, Vice President-Pad Printing Operations and a director of Foilmark; and

    - Michael Bertuch, a director of Foilmark.

    Under the voting agreement, the above-listed stockholders will vote all of their shares of Foilmark common stock to:

    - cause the Foilmark board to be fixed at ten;

    - name directors to those classes consisting of:

       - four class I directors, consisting of two HoloPak designees and two Foilmark designees,

       - three class II directors, consisting of two HoloPak designees and one Foilmark designee, and

       - three class III directors, consisting of one HoloPak designee and two Foilmark designee;

    - elect Mr. Simon as the Chairman of the Foilmark board;

    - cause the Foilmark board to establish an executive committee, which will consist of Mr. Simon, Mr. Mathews, Mr. Frank Olsen and Mr. Foster, of which Mr. Simon will be the Chairman;

    - cause the Foilmark board to establish a compensation committee, which will consist of Mr. Schwarz, Mr. Sullivan, Mr. Mathews and Mr. Simon, of which Mr. Schwarz will be the Chairman; and

    - cause the Foilmark board to establish an audit committee, which will consist of Mr. Foster, Mr. Kelly, Mr. Share and Michael Bertuch, of which Mr. Bertuch will be the Chairman.

    The initial Foilmark designees to the Foilmark board will be Mr. Olsen, Mr. Bertuch, Mr. Schwarz, Mr. Sullivan and Mr. Foster. The initial HoloPak designees to the Foilmark board will be Mr. Simon, Mr. Rooney, Mr. Share, Mr. Kelly and Mr. Mathews. All future Foilmark designees to the Foilmark board will be made by Frank J. Olsen, Jr. All future HoloPak designees to the Foilmark board will be made by Bradford Associates.

    Even though the voting agreement provides for a specific composition of the Foilmark board and its committees after the merger, and the parties to the voting agreement will agree to vote their shares for these directors, the ability of the parties to elect those directors will depend upon the total number of votes cast at each election of directors. The ability of the parties to elect these directors will also depend upon the number of directors to be elected at any given time.

    After the merger, approximately 43.2% of Foilmark common stock will be subject to the voting agreement, assuming no exercise of appraisal rights or outstanding options and excluding fractional shares.

    INTERESTS OF HOLOPAK PERSONS IN THE MERGER.

    EMPLOYMENT/CONSULTING AGREEMENTS. After the merger, the existing employment agreements of Arthur Karmel, Chief Financial Officer of HoloPak, Joseph T. Webb, Chief Operating Officer of HoloPak and James L. Rooney, President and Chief Executive Officer of HoloPak, will terminate, and no severance payments will be made in connection with the termination of their agreements.

    Except as set forth in this section of the joint proxy statement-prospectus, none of Messrs. Karmel, Webb or Rooney, nor any other officer or director of HoloPak, will be entitled to any payments or benefits as a result of the change of control of HoloPak.

    When the merger is completed, Foilmark will enter into a one-year consulting agreement with Mr. Rooney. Mr. Rooney will be compensated at a rate of $105,000 per year under this agreement. Foilmark has agreed to grant to Mr. Rooney options to purchase 20,000 shares of Foilmark common stock under the Foilmark 1996 stock option plan.

    Foilmark will enter into a one-year employment agreement with Mr. Webb. Mr. Webb will be employed in a senior executive position with Foilmark under this agreement. Mr. Webb will be compensated at a rate of $145,000 per year under this agreement. Mr. Webb will be entitled to a bonus in accordance with a budget for pretax income established by the Foilmark board. Mr. Webb's bonus will vary as a percentage of his salary in relation to the percentage achievement of that budget. Foilmark has agreed to grant to Mr. Webb options to purchase 10,000 shares of Foilmark common stock under the Foilmark 1996 Stock Option Plan.

    When the merger is completed, Foilmark will enter into a one and one-half year employment agreement with Mr. Karmel, under which Mr. Karmel will be employed in a senior executive position with Foilmark. Mr. Karmel will be compensated at a rate of $100,000 per year under this agreement-- Foilmark has agreed to grant to Mr. Karmel options to purchase 6,000 shares of Foilmark common stock under the Foilmark 1996 stock option plan.

    GRANT OF FOILMARK STOCK OPTIONS. In addition to the options to purchase shares of Foilmark common stock to be granted to Messrs. Rooney, Webb and Karmel, Foilmark will grant the following options to purchase shares of Foilmark common stock to other officers of HoloPak and its subsidiaries under the Foilmark 1996 stock option plan:

NAME                                                                         NUMBER OF OPTIONS
--------------------------------------------------------------------------  -------------------
John Duplica, National Sales Manager of HoloPak...........................           8,000
Serge Roger, President of Alubec Industries, Inc., a subsidiary of
  HoloPak.................................................................           7,000
Marc Woontner, Vice President-Sales and Marketing of HoloPak..............           6,000
Andy Zweig, Vice President-Technology of HoloPak..........................           5,500

    INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The merger agreement provides that all legal and contractual rights to indemnification and limitations on liability for acts or omissions occurring prior to the merger of the current or former directors, officers, employees, representatives and agents, including persons who become directors or officers after the date of the merger agreement and before the merger of HoloPak, and its subsidiaries, or any agreement for indemnification by HoloPak or any of its subsidiaries of any person in effect on the date of the merger agreement, will survive the merger and will continue in full force and effect in accordance with their terms.

    The merger agreement also provides that, for six years following the merger, Foilmark will maintain HoloPak's directors' and officers' liability insurance policies currently in effect. Foilmark can instead provide coverage under different policies for the benefit of these persons, so long as their terms are not less advantageous than those under their current policies. Foilmark is not required to expend in any one year more than 250% of the annual premiums currently paid by HoloPak for this insurance. If the annual premiums of this insurance coverage exceed this amount, Foilmark will have to obtain a policy with the greatest coverage available for a cost at least equal to such amount. Foilmark will advance all expenses to any person incurred by enforcing the indemnity or other obligations described in this paragraph.

    INDEMNIFICATION AGREEMENTS. Foilmark will enter into indemnification agreements with each of the following existing directors and/or executive officers of HoloPak:

    - Brian Kelly

    - Harvey Share

    - James Rooney

    - Arthur Karmel

    - Joseph Webb

    - Robert Simon

    - Michael Mathews

    These persons, after the merger, will be directors and/or executive officers of Foilmark. These indemnification agreements will provide that Foilmark indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to the full extent authorized and permitted by Delaware law.

    REGISTRATION RIGHTS AGREEMENT. Shares of Foilmark common stock issued in the merger may be traded freely and without restriction by those HoloPak stockholders not deemed to be affiliates of HoloPak. An affiliate of HoloPak is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, HoloPak. Any subsequent transfer of shares of Foilmark common stock received by any person who is an affiliate of HoloPak at the time the merger is voted on will require either:

    - the further registration of the Foilmark common stock to be transferred;

    - compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

    - the availability of another exemption from registration.

    Accordingly, Bradford Venture Partners, the beneficial owner of approximately 22.5% of the outstanding shares of HoloPak common stock, Overseas Private Investor Partners, the beneficial owner of approximately 22.5% of the outstanding shares of HoloPak common stock, and some other stockholders of HoloPak to be mutually agreed upon between HoloPak and Foilmark may be deemed to be affiliates of HoloPak before the merger. These stockholders and some other stockholders of HoloPak have been granted demand and piggy-back registration rights by Foilmark. Robert J. Simon, Chairman of the HoloPak board, is a partner of Bradford Associates, a Delaware general partnership. Bradford Associates is a general partner of Bradford Venture Partners. Mr. Simon is also the Chairman of the board of directors of Overseas Private Investors, Ltd., the managing partner of Overseas Private Investor Partners. See "--Security Ownership Of Beneficial Owners Of HoloPak Stock".

    All expenses associated with the registration of Foilmark common stock under the registration rights agreement will be paid by Foilmark, except for underwriting discounts and commissions. In addition, Foilmark has agreed to indemnify the stockholders holding registration rights for liability arising out of information contained in a registration statement, except for information provided by these stockholders. Similarly, the stockholders holding registration rights have agreed to indemnify Foilmark for information furnished by them to Foilmark for use in a registration statement.

    VOTING AGREEMENT. The voting agreement will be entered into by some substantial HoloPak stockholders, who represent in the aggregate approximately 45.3% of the outstanding shares of HoloPak common stock, and the Foilmark voting stockholders, which represent in the aggregate approximately 42% of the outstanding shares of Foilmark common stock. See "Interests of Foilmark Persons in the Merger".

    CONSULTING AGREEMENT. HoloPak and Transfer Print Foils, Inc., a subsidiary of HoloPak, entered into an agreement with Bradford Associates in February 1990 that was restated in October 1991. Under this agreement, Bradford Associates provides various financial consulting services to HoloPak and Transfer Print for a term of ten years. Mr. Simon is a partner of Bradford Associates. HoloPak is obligated to pay Bradford Associates a monthly fee of $16,667.67 under the agreement, plus reasonable out-of-pocket expenses. During the year ended March 31, 1998, HoloPak paid Bradford Associates $200,000. On November 17, 1998, HoloPak, Transfer Print and Bradford Associates amended the consulting agreement in order to extend its term to March 1, 2004, with automatic renewals for successive one-year terms unless notice of termination is given by either party to the other at least 120 days prior to the close of the then-current one-year period. Under the merger agreement, Foilmark has agreed to guarantee the payment obligation of HoloPak under the consulting agreement.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS OF HOLOPAK STOCK

    The information in the following table is furnished as of March 17, 1999, and shows all persons who are known to HoloPak to be the beneficial owner of 5% or more of any class of HoloPak's voting securities. The table also shows ownership of HoloPak common stock by its directors, some of its executive officers, and all of its executive officers and directors as a group. This information is based on a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(f), and 13(g) of the Exchange Act with respect to the shares of HoloPak common stock, except for information about HoloPak's directors and officers. As of March 17, 1999, there were 3,346,519 shares of HoloPak common stock outstanding. Percentages of less than one percent have been omitted. Unless otherwise indicated, the shares listed in the table are owned directly by the individual or entity, or by both the individual and the individual's spouse, and the individual or entity has sole voting and investment power as to shares shown or, in the case of the individual, such power is shared with the individual's spouse. The options referred to in the footnotes to the table are currently exercisable or exercisable within 60 days after March 17, 1999.

    Some of the shares listed below are deemed to be owned beneficially by more than one stockholder under the applicable rules of the Securities and Exchange Commission. Accordingly, the sum of the ownership percentages listed exceeds 100%.

                                                                                              AMOUNT
                                                                                                OF
                                                                                            BENEFICIAL   PERCENT OF
NAME AND ADDRESS                                                                            OWNERSHIP       CLASS
------------------------------------------------------------------------------------------  ----------  -------------
Robert J. Simon(1)(2)(3)(4)(6)............................................................   1,524,052         45.5%
Barbara M. Henagan(1)(2)(3)(5)............................................................   1,508,524         45.0%
Bradford Venture Partners, L.P.(1)(2).....................................................     753,086         22.5%
Overseas Private Investor Partners(3)(7)..................................................     753,086         22.5%
James L. Rooney(9)........................................................................     100,000          3.0%
Harvey S. Share...........................................................................       2,000            *
Brian Kelly(8)............................................................................       8,000            *
Michael S. Mathews(4).....................................................................      17,880            *
Joseph T. Webb(10)........................................................................      21,000            *
Marc O. Woontner (11).....................................................................      25,151            *
Directors and executive officers as a group (7 persons)(1)(3)(12).........................   1,700,435         50.8%

------------------------

* less than 1%.

(1) The amounts shown for Mr. Simon and Ms. Henagan include the shares of HoloPak common stock owned of record by Bradford Venture Partners, as to which they may be deemed to share beneficial ownership due to their having voting and dispositive power over those shares of HoloPak common stock. Bradford Associates, a general partnership of which Mr. Simon and Ms. Henagan are the partners, is the sole general partner of Bradford Venture Partners.

(2) The address of the stockholder is 44 Nassau Street, Princeton, New Jersey 08542.

(3) The amounts shown for Mr. Simon and Ms. Henagan include the shares of HoloPak common stock owned of record by Overseas Private Investor Partners, as to which each may be deemed to share beneficial ownership due to having voting power over such shares of HoloPak common stock. Mr. Simon serves as chairman of the board of directors of the corporation that acts as the managing partner of Overseas Private Investor Partners. Bradford Associates holds a 1% partnership interest in Overseas Private Investor Partners, which may increase upon the satisfaction of certain contingencies related to the overall performance of Overseas Private Investor Partners' investment portfolio, and also acts as an investment advisor for Overseas Private Investor Partners.

(4) The amount shown includes 12,000 shares of HoloPak common stock that may be acquired under options that are currently exercisable.

(5) The amount shown for Ms. Henagan includes 2,352 shares of HoloPak common stock that she owns of record as trustee under two trusts for the benefit of two relatives of Ms. Henagan.

(6) The stockholder is also a director of HoloPak.

(7) The address of the stockholder is Clarendon House, Church Street, Hamilton 5-31, Bermuda.

(8) Represents 8,000 shares of HoloPak common stock that may be acquired under options that are currently exercisable.

(9) Represents 100,000 shares of HoloPak common stock that may be acquired under options that are currently exercisable or exercisable within 60 days.

(10) Includes 9,000 shares of HoloPak common stock that may be acquired under options that are currently exercisable.

(11) Represents 25,151 shares of HoloPak common stock that may be acquired under options that are exercisable within 60 days.

(12) The amount shown includes 134,818 shares of HoloPak common stock that may be acquired under options that are currently exercisable or exercisable within 60 days.

                              THE MERGER AGREEMENT

    The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement attached as Appendix A to this joint proxy statement--prospectus and is incorporated herein by reference.

CONVERSION OF STOCK; TREATMENT OF OPTIONS

    Under the merger agreement, at the time of the merger the shares of the companies will be converted as follows:

    - each share of Foilmark common stock outstanding immediately before the time of the merger will remain outstanding from and after the time of the merger;

    - each share of common stock of Foilmark Acquisition outstanding immediately before to the time of the merger will remain outstanding from and after the time of the merger and as of the time of the merger will constitute the only outstanding shares of capital stock of Foilmark Acquisition; and

    - each share of HoloPak common stock, excluding shares held by HoloPak and its subsidiaries or Foilmark and its subsidiaries outstanding at the time of the merger and excluding dissenting shares, will cease to be outstanding and will be converted into and exchanged for the right to receive 1.11 shares of Foilmark common stock; and $1.42 in cash plus additional cash for any fractional shares, without interest.

    Because the exchange ratio is fixed and because the market price of Foilmark common stock prior to the time of the merger may fluctuate, the value of the shares of Foilmark common stock that HoloPak stockholders will receive in the merger may increase or decrease, both before and after the merger. Each outstanding share of HoloPak common stock owned by Foilmark, Foilmark Acquisition or their subsidiaries or by HoloPak or its subsidiaries, if any, will be automatically canceled at the time of the merger and will cease to exist, and no Foilmark common stock or other consideration will be delivered in exchange for those shares.

    At the time of the merger, each HoloPak stock option granted either under the HoloPak stock plans or otherwise, which are outstanding, whether or not exercisable, will be converted into and become rights with respect to Foilmark common stock. Foilmark will assume each HoloPak option, in accordance with the terms of the HoloPak stock plan and any stock option or other agreement by which it is evidenced, except after the merger:

    - the Foilmark board and its compensation committee will be substituted for the HoloPak board and its stock option committee administering such stock plans;

    - each HoloPak option assumed by Foilmark may be exercised solely for shares of Foilmark common stock or cash in the case of stock appreciation rights;

    - the number of shares of Foilmark common stock subject to a HoloPak option will equal to the number of shares of HoloPak common stock subject to such HoloPak option immediately before the time of the merger multiplied by 1.11; and

    - the per share exercise price under each HoloPak option will be adjusted by dividing the per share exercise price under each such HoloPak option by
      1.11 and rounding up to the nearest cent and deducting $1.42.

    Foilmark will not issue any fraction of a share of Foilmark common stock upon exercise of HoloPak options. Any fraction of a share of Foilmark common stock that otherwise would be subject to a converted HoloPak option will represent the right to receive a cash payment upon exercise of such converted HoloPak option equal to the product of such fraction and the difference between the market value of one share of Foilmark common stock at the time of exercise of such HoloPak option and the per share exercise price of such HoloPak option. The market value of one share of Foilmark common stock at the time of exercise of a HoloPak option will be the last sale price of the Foilmark common stock on the Nasdaq National Market on the last trading day preceding the date of exercise. Each HoloPak option which is an incentive stock option will be adjusted as required by the Internal Revenue Code, and the corresponding regulations, so as not to constitute a modification, extension or renewal of the option, within the meaning of the Internal Revenue Code.

    After the merger, Foilmark will deliver to the participants in each HoloPak stock plan and other holders of HoloPak options notice setting forth such participant's rights. The grants subject to the HoloPak options will continue and will comply with the terms of each HoloPak option to ensure that, to the extent required by, and subject to the provisions of, such HoloPak stock plan, HoloPak options which qualified as incentive stock options prior to the time of the merger continue to qualify as incentive stock options after the time of the merger. At or prior to the time of the merger, Foilmark will reserve for issuance sufficient shares of Foilmark common stock for delivery upon exercise of HoloPak options assumed by it.

    If the outstanding shares of HoloPak common stock or Foilmark common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    Foilmark will appoint ChaseMellon Shareholder Services to act as exchange and paying agent in the merger. Before the merger, Foilmark will deposit with
ChaseMellon:

    - certificates representing Foilmark common stock which immediately before the merger represent a number of shares of Foilmark common stock required to be issued in exchange for the outstanding shares of HoloPak common stock, together with sufficient cash to make payments for fractional shares of HoloPak common stock; and

    - cash in an amount sufficient to pay the cash part of the merger consideration. This cash will not be used for any other purpose except as provided for in the merger agreement.

    No more than five business days after the merger, Foilmark will cause ChaseMellon to mail to each holder of a certificate or certificates which before the merger represented outstanding shares of HoloPak common stock materials which will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of HoloPak common stock will pass, only upon proper delivery of these certificates to ChaseMellon. Instructions for use in surrendering the HoloPak share certificates in exchange for the merger consideration will also be included. After the merger, each holder of shares of HoloPak common stock, other than shares to be canceled or dissenting shares, will surrender their HoloPak share certificates to ChaseMellon and will receive in exchange the merger consideration. HoloPak stockholders will also receive, upon surrender of their HoloPak share certificates, cash for any fractional share of Foilmark common stock without interest. Foilmark will not be obligated to deliver the Foilmark common stock or the cash part of the merger consideration until a HoloPak stockholder surrenders its HoloPak share certificate. The HoloPak share certificate surrendered will be duly endorsed as ChaseMellon may reasonably require. Neither Foilmark nor ChaseMellon will be liable to any former HoloPak stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

    Each HoloPak stockholder who would otherwise have been entitled to receive a fraction of a share of Foilmark common stock will receive cash without interest rounded to the nearest whole cent in an amount equal to such fractional part of a share of HoloPak common stock multiplied by the market value of one share of Foilmark common stock. The market value of one share of Foilmark common stock will be the last sale price of Foilmark common stock on the Nasdaq National Market on the business day before the merger occurs. No HoloPak stockholder will be entitled to dividends, voting rights, or any other rights as a shareholder of Foilmark with respect to any fractional shares.

    HOLOPAK COMMON STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO CHASEMELLON UNLESS AND UNTIL THE HOLOPAK STOCKHOLDER RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE TIME OF THE MERGER.

    Until the HoloPak share certificates are surrendered after the merger, holders of such certificates or receipts will earn but will not be paid dividends or other distributions declared after the merger on Foilmark common stock into which their shares have been converted. When such certificates or receipts are surrendered, any unpaid dividends or other distributions will be paid, without interest. After the merger, there will be no transfers on the stock transfer books of HoloPak of shares of HoloPak common stock outstanding immediately before the merger. If the HoloPak share certificates are presented after the merger, they will be canceled and exchanged for the relevant certificate representing the applicable shares of Foilmark common stock.

    If a HoloPak share certificate has been lost, stolen or destroyed, ChaseMellon will issue the merger consideration on receipt of appropriate evidence as to its loss, theft or destruction and appropriate evidence as to its ownership by the claimant. ChaseMellon will also require the claimant to post bond as indemnity against any claim that may be made against Foilmark with respect to the certificate.

    Foilmark stockholders will not be required to exchange certificates representing their shares of Foilmark common stock or otherwise take any action as a result of the completion of the merger.

    THERE IS NO NEED FOR FOILMARK STOCKHOLDERS TO SUBMIT THEIR SHARE CERTIFICATES TO FOILMARK, HOLOPAK, CHASEMELLON OR ANY OTHER PERSON.

TIME OF THE MERGER

    The merger will become effective on the date and at the time the certificate of merger reflecting the merger becomes effective with the Secretary of State of the State of Delaware. Foilmark, Foilmark Acquisition and HoloPak will use their reasonable efforts to file the certificate of merger with the Secretary of State of the State of Delaware as soon as practicable but in any event not later than five business days after the later to occur of:

    - the effective time, including expiration of any applicable waiting period, of the last required consent of any regulatory authority having authority over and approving or exempting the merger, or

    - the date on which the stockholders of HoloPak approve the merger agreement and the stockholders of Foilmark approve the issuance.

    If the merger is not completed on or before April 30, 1999, the merger agreement may be terminated by either of Foilmark or HoloPak, unless the failure to effect the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party. See "--Conditions to Completion of the Merger".

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties of Foilmark and of HoloPak as to:

    - the corporate organization and existence of each party and its subsidiaries;

    - the undertaking of all action necessary such that the performance and completion of the merger agreement will not result in any impairment or restriction on or of the rights of Foilmark or HoloPak stockholders;

    - the capitalization of each party and its subsidiaries;

    - the corporate power and authority of each party;

    - the entry into the merger agreement will not create a conflict or breach with the certificate of incorporation and by-laws of each party, applicable law, or certain material agreements;

    - third-party consents and governmental approvals;

    - the timely filing and/or availability and accuracy of each party's reports and filings of required reports and filings with the Securities and Exchange Commission;

    - the receipt of McFarland Dewey's and Schroder's opinions as to the financial fairness of the merger consideration;

    - each party's financial statements;

    - the absence of undisclosed liabilities;

    - the absence of material changes in each party's business since September 30, 1998;

    - the absence of undisclosed liens on each party's assets;

    - the absence of material legal proceedings and injunctions;

    - the filing and accuracy of each party's tax returns;

    - the absence of any condition that would prevent the merger from qualifying for purchase accounting treatment;

    - each party's employee benefit plans and related matters;

    - each party's compliance with applicable law;

    - the validity of certain contracts, the truthfulness of statements made, and the absence of any material defaults;

    - the ownership of intellectual property;

    - absence of any undisclosed unfair labor practices;

    - insurance coverage compliance;

    - the absence of environmental liabilities;

    - the inapplicability to the merger to any state anti-takeover law;

    - each party's year 2000 risk management plan;

    - the qualification of the merger as a reorganization under the Internal Revenue Code; and

    - that neither of Foilmark or HoloPak is controlled by another entity and/or has total assets or annual net sales in excess of $100 million.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

    Under the merger agreement, until the time of the merger or the termination of the merger agreement, unless the prior written consent of the other is obtained, Foilmark and HoloPak must:

    - operate their businesses in the usual, regular and ordinary course;

    - use their reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises; and

    - use their best efforts to not do anything that would materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated under the merger agreement, or materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement.

    Foilmark and HoloPak have agreed under the merger agreement to file and cause their subsidiaries to file all reports required to be filed by it with regulatory authorities between the date of the merger agreement and the time of the merger and will deliver to the other copies of all reports promptly after they are filed. If financial statements are contained in any such reports filed with the Securities and Exchange Commission, the financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in accordance with GAAP. As of their respective dates, these reports filed with the Securities and Exchange Commission will comply in all material respects with the federal securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in light of the circumstances under which they were made, or necessary in order to not make the statements misleading. Any financial statements contained in any other reports to another regulatory authority will be prepared in accordance with laws applicable to those reports.

    Foilmark and HoloPak have further agreed to give the other access to all of its properties, books, contracts, commitments and records and to furnish information concerning its businesses, properties and personnel, subject to the restrictions and for the purposes set forth in the merger agreement.

    The merger agreement also provides that, subject to the adoption of the amendment to Foilmark's certificate to increase the number of authorized shares of common stock by the Foilmark stockholders, Foilmark will increase the number of authorized shares of Foilmark common stock from 10,000,000 to 15,000,000 shares.

    Both Foilmark and HoloPak have agreed to give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which:

    - is reasonably likely to have, individually or in the aggregate, a material adverse effect on it, or

    - would cause or constitute a material breach of any of its representations, warranties, or covenants contained in the merger agreement, and to use its reasonable efforts to prevent or promptly to remedy the same.

    Each of Foilmark and HoloPak has agreed that, without the prior written consent of the other, which consent will not be unreasonably withheld, conditioned or delayed, it and its subsidiaries will not do or agree or commit to do, any of the following:

    - amend its certificate of incorporation or by-laws except an amendment to Foilmark's certificate to increase its authorized common stock to 15,000,000 shares; or

    - incur any additional debt obligation in excess of an aggregate of $50,000 on a consolidated basis; or

    - repurchase, redeem, or otherwise acquire or exchange other than exchanges in the ordinary course under employee benefit plans, directly or indirectly, any shares, or any securities convertible into any shares, of its own capital stock, or declare or pay any dividend or make any other distribution in respect of its capital stock; or

    - except pursuant to the exercise of stock options issue, sell or encumber additional shares of any capital stock; or

    - recapitalize its capital stock or encumber any shares of capital stock of any subsidiary or any asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable consideration; or

    - except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment in any person other than a wholly-owned subsidiary, or otherwise acquire direct or indirect control over any person, other than in connection with foreclosures in the ordinary course of business, or the creation of new wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement; or

    - grant any increase in compensation or benefits to any employees or officers; or

    - enter into or amend any employment contract with any person; or

    - purchase or sell any real property or other material asset in an amount in excess of $35,000 individually or $250,000 in the aggregate; or

    - adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

    - adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans; or

    - make any change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP; or

    - commence any litigation, settle any litigation in excess of $50,000 individually or $200,000 in the aggregate; or

    - enter into, terminate or materially modify or amend any contract including any capital expenditures involving the payment of $35,000 individually or $250,000 in the aggregate, or more; or

    - authorize any of, or commit to agree to any of, the foregoing.

CONDITIONS TO COMPLETION OF THE MERGER

    Each party's obligation to complete the merger is subject to the satisfaction or waiver, where permissible under the merger agreement, of the following conditions at or prior to the time of the merger:

    STOCKHOLDER APPROVAL. HoloPak stockholders will have approved the merger agreement, and the stockholders of Foilmark will have approved the issuance.

    REGULATORY APPROVALS. All consents of, filings and registrations with, and notifications to, all regulatory authorities required for completion of the merger will have been obtained or made and will be in full force and effect and all waiting periods required by law will have expired. No consent obtained from any regulatory authority which is necessary to complete the merger will be conditioned or restricted in a manner, including requirements relating to the raising of additional capital or the disposition of assets which in the reasonable judgment of the Foilmark board or the HoloPak board would so materially adversely impact the economic or business benefits of the merger that, had that condition or restriction been known, would not, in its reasonable judgment, have entered into the merger agreement.

    CONSENTS AND APPROVALS. Each party will have obtained any and all consents required for completion of the merger.

    LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or order, whether temporary, preliminary or permanent, or taken any other action which prohibits, restricts or makes illegal completion of the merger.

    REGISTRATION STATEMENT. A registration statement on Form S-4 under the Securities Act will have been declared effective by the Securities and Exchange Commission, no stop orders suspending the effectiveness of the registration statement will have been issued, no action, suit, proceeding or investigation by the Securities and Exchange Commission to suspend the effectiveness thereof will have been initiated and be continuing, and all necessary approvals under state securities laws, or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Foilmark common stock issuable under the merger will have been received.

    EXCHANGE LISTING. The shares of Foilmark common stock to be issued in the merger will have been approved for listing on the Nasdaq National Market.

    DISSENTING STOCKHOLDERS. Before the time of the merger, holders of not more than 10% in the aggregate of all shares of HoloPak common stock will not have dissented under Delaware law.

    VOTING AGREEMENT. Foilmark and some Foilmark and HoloPak stockholders, who will become holders of Foilmark common stock, will have entered into a voting agreement. See "The Merger--Interests Of Certain Persons In The Merger".

    REPRESENTATIONS. The representations and warranties of Foilmark, Foilmark Acquisition and HoloPak will be true and correct as of the date of the merger agreement and as of the merger as though made at the time of the merger.

    PERFORMANCE OF AGREEMENTS. Foilmark, Foilmark Acquisition and HoloPak will have performed all obligations required to be performed by them under the merger agreement at or prior to the time of the merger.

    CERTIFICATES. Foilmark and HoloPak will have delivered to the other certificates regarding:

    - satisfaction of the conditions related to the accuracy of the representations and warranties of each party;

    - the performance of agreements and covenants under the merger agreement;
      and

    - the resolutions of the board of directors of each of Foilmark and HoloPak authorizing the merger agreement.

    ACCOUNTANTS' LETTERS. Foilmark and HoloPak will have received letters from KPMG LLP and Deloitte & Touche LLP containing language customarily obtained for registration statements.

    OPINIONS OF COUNSEL. Foilmark and HoloPak will have delivered to the other an opinion of counsel satisfactory to the other.

    MATERIAL ADVERSE CHANGES. There will have been no material adverse changes in the financial or other condition, operations, assets or business of either of Foilmark or HoloPak since the date of the merger agreement.

    The obligation of Foilmark to effect the merger is subject to the satisfaction or waiver, where permissible under the merger agreement, of the following additional conditions at or prior to the time of the merger:

    OPTION GRANTS. Foilmark will have caused its board of directors to grant stock options to purchase an aggregate of 62,500 shares of Foilmark common stock to the persons and in the amounts set forth on exhibit 9.2 (n) of the merger agreement.

    INDEMNIFICATION AGREEMENTS. Foilmark will have entered into indemnification agreements with the persons set forth on exhibit 9.3(j) to the merger agreement.

    AFFILIATE LETTERS. Foilmark will have received a letter from all persons who were on the date of the merger agreement or who will become at the merger, affiliates of Foilmark.

    The obligation of HoloPak to complete the merger is subject to the satisfaction or waiver, where permissible under the merger agreement, of the following additional conditions at or prior to the time of the merger:

    AMENDMENT OF BY-LAWS; BOARD COMPOSITION. Foilmark will have amended its by-laws to establish the size of the Foilmark board at ten and will have taken all necessary action to elect the nominees set forth in the voting agreement.

    REGISTRATION RIGHTS AGREEMENT. Foilmark will have entered into a registration rights agreement with Bradford Venture Partners, Overseas Private Investor Partners and certain other holders of HoloPak common stock.

    OPTION GRANTS. Foilmark will have caused its board of directors to grant stock options to purchase an aggregate of 62,500 shares of Foilmark common stock to some HoloPak employees and in the amounts set forth on exhibit 9.3(i) of the merger agreement.

    TERMINATION OF VOTING AGREEMENTS. A voting agreement entered into among some substantial stockholders of Foilmark and Foilmark and a voting agreement entered into among Steven Meredith, Kenneth Harris and Foilmark under an asset purchase agreement, both dated August 21, 1995, will have been terminated.

    ANCILLARY AGREEMENTS.  Foilmark will have offered to enter into:

    - a consulting agreement with James L. Rooney dated the date of the merger;

    - an employment agreement with J.T. Webb dated the date of the merger;

    - an employment agreement with Arthur Karmel, dated the date of the merger; and

    - indemnification agreements with each of the persons set forth on exhibit 9.2(o)(iv) of the merger agreement.

    - Foilmark will have delivered a guarantee in a form reasonably acceptable to Bradford Associates under which Foilmark will guarantee the payments of Foilmark Acquisition under the consulting agreement.

    No assurance can be provided as to whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    Foilmark and HoloPak have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement.

    Foilmark and HoloPak are not aware of any material governmental approvals or actions that are required prior to the parties' completion of the merger. The Hart-Scott-Rodino Act is not applicable to the merger. If any additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

    If the Department of Justice or the Federal Trade Commission were to commence an antitrust action, it would not deter the merger unless a court so orders. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than either Foilmark and HoloPak, and thus it is possible that the DOJ could reach a different conclusion regarding the merger's competitive effects. The DOJ's failure to commence an antitrust action may not prevent the filing of antitrust actions by private persons or state attorneys general.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the anticipated material United States federal income tax consequences of the merger to HoloPak stockholders who hold HoloPak common stock as a capital asset. The summary is based on the Internal Revenue Code, Treasury Regulations under the Code, administrative rulings and court decisions in effect as of the date hereof, all of which may change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address United States federal income tax considerations applicable to stockholders subject to special treatment under United States federal income tax law, including:

    - foreign persons;

    - financial institutions;

    - dealers in securities;

    - insurance companies;

    - tax-exempt entities;

    - holders who acquired their shares of HoloPak common stock under the exercise of an employee stock option or right or otherwise as compensation; and

    - holders who hold HoloPak common stock as part of a hedge, straddle or conversion transaction. In addition, no information is provided in this document about the tax consequences of the merger under applicable foreign, state or local laws.

    HOLDERS OF HOLOPAK COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

    In connection with the filing of the registration statement, Hinckley, Allen & Snyder and Battle Fowler have delivered opinions, dated the date of the registration statement, addressing the United States federal income tax consequences of the merger. Such opinions have been rendered on the basis of the facts, representations and assumptions set forth or referred to in those opinions and in reliance upon factual representations contained in certificates of officers of Foilmark, Foilmark Acquisition and HoloPak. The opinions are to the effect that, for United States federal income tax purposes:

    (1) The merger will constitute a reorganization under the Internal Revenue Code, and Foilmark, Foilmark Acquisition and HoloPak will each be a party to the reorganization;

    (2) No gain or loss will be recognized by HoloPak stockholders as a result of the exchange of their HoloPak common stock for Foilmark common stock. A HoloPak stockholder will recognize income or gain but not loss in connection with the receipt of $1.42 per share of HoloPak common stock. A HoloPak stockholder who receives cash for a fractional share of

        Foilmark common stock will recognize gain or loss as if the stockholder received the fractional share of Foilmark common stock in the exchange and then sold it; and

    (3) No gain or loss will be recognized by Foilmark, Foilmark Acquisition or HoloPak as a result of the merger except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized under the Treasury Regulations used under the Internal Revenue Code.

    Hinckley, Allen & Snyder and Battle Fowler are expected to confirm such opinions in writing as of the date of the merger. The tax opinions delivered or to be confirmed are not binding on the Internal Revenue Service or courts of law. The parties do not intend to request a ruling from the IRS with respect to the merger. If either Foilmark or HoloPak fails to confirm their opinions, or Foilmark or HoloPak determines to waive the condition to its obligation to complete the merger and the material federal income tax consequences to Foilmark stockholders or HoloPak stockholders are different from those described above, Foilmark or HoloPak will resolicit approval of the Foilmark stockholders or the HoloPak stockholders before completing the merger.

    As a result of the cash part of the merger consideration, a HoloPak stockholder should recognize capital gain but not loss for United States federal income tax purposes equal to the excess of the sum of the fair market value of the Foilmark common stock and the amount of cash received in the merger for its HoloPak common stock over the tax basis in the shares of HoloPak common stock surrendered in the exchange, but not in excess of the amount of cash received. Such capital gain will be long-term capital gain if the holding period for the HoloPak common stock is greater than one year at the time of the merger. The holding period of a share of Foilmark common stock received in the merger will include the HoloPak stockholder's holding period in the HoloPak common stock surrendered.

    Any cash received for a fractional share of Foilmark common stock will be treated as the receipt of such fractional share of Foilmark common stock and then the redemption of such fractional share. As a result of the cash received for a fractional share of Foilmark common stock, a HoloPak stockholder should recognize capital gain or loss for United States federal income tax purposes equal to the excess of the amount of cash received for a fractional share of Foilmark common stock over the portion of the tax basis in the HoloPak common stock allocable to such fractional share of Foilmark common stock. Such capital gain or loss will be long-term capital gain or loss if the holding period for the HoloPak common stock is greater than one year at the time of the merger. The holding period of a share of Foilmark common stock received in the merger, including a fractional share of Foilmark common stock deemed received and redeemed as described above, will include the HoloPak stockholder's holding period in the HoloPak common stock.

    UNITED STATES REAL PROPERTY INTEREST. The interests in HoloPak held by the HoloPak stockholders are not United States real property interests under the Internal Revenue Code, as of the time of the merger. HoloPak will provide Foilmark with a statement that the interests in HoloPak held by the stockholders of HoloPak are not United States real property interests in accordance with the Treasury Regulations issued under the Internal Revenue Code. If any HoloPak stockholder that is a foreign person requests a statement from HoloPak that the stockholder's interest in HoloPak is not a United States real property interest, HoloPak will provide its statement to the stockholder and the IRS in accordance with the Treasury Regulations issued under the Internal Revenue Code.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Cash payments in respect of HoloPak common stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply to a payment to a holder of HoloPak common stock or other payee if a stockholder or payee completes and signs the substitute Form W-9 which will be included as part of the transmittal letter, or otherwise proves to Foilmark and ChaseMellon that it is exempt from backup withholding. If the stockholder or payee is a foreign person, the foreign person will need to complete and sign a Form W-8, Certificate of Foreign Status, in order to be exempt from back-up withholding.

    HOLOPAK STOCKHOLDERS EXERCISING APPRAISAL RIGHTS. Battle Fowler's opinion addressing the United States federal income tax consequences of the merger includes an opinion to the effect that income, gain or loss will be recognized by Holopak stockholders who exercise appraisal rights with respect to their shares of HoloPak common stock with that gain or loss generally constituting capital gain or loss if the stockholder holds its HoloPak common stock as a capital asset and if, after exercising appraisal rights, owns no shares of Foilmark common stock, either actually or constructively within the meaning of the Internal Revenue Code. However, if the payment that the stockholder receives as a result of exercising appraisal rights is

    - essentially equivalent to a dividend; or

    - has the effect of a distribution or a dividend,

within the meaning of the Internal Revenue Code, then such HoloPak stockholder will generally recognize ordinary dividend income for federal income tax purposes in an amount equal to the lesser of its allocable share of the Holopak's then current or accumulated earnings and profits, or the entire amount of cash so received and will treat any excess of the cash received over its allocable shares of the HoloPak's current and accumulated earnings and profits as a return of capital, and then as income or gain from the disposition of the shares of HoloPak common stock.

ACCOUNTING TREATMENT

    It is anticipated that the merger will be accounted for as a purchase transaction in accordance with GAAP. Under such method of accounting, Foilmark Acquisition will be treated as the acquiror of the HoloPak business. See "--Conditions to Completion of the Merger".

    The unaudited pro forma financial information contained in this joint proxy statement--prospectus has been prepared using the purchase accounting method to account for the merger. See "Summary-- Unaudited Comparative Per Share Data" and "Unaudited Pro Forma Condensed Combined Financial Information".

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated and the merger abandoned at any time prior to the time of the merger:

    - By mutual consent of the HoloPak board and the Foilmark board; or

    - By the board of directors of either of HoloPak or Foilmark in the event of a material breach by the other of any representation or warranty contained in the merger agreement continuing for 30 days after the written notice to the breaching party of such breach; or

    - By the board of directors of either of HoloPak or Foilmark in the event of a material breach by the other of any covenant or agreement contained in the merger agreement continuing for 30 days after written notice to the breaching party of such breach; or

    - By the board of directors of either of HoloPak or Foilmark in the event any consent of any regulatory authority required for completion of the merger will have been denied by final nonappealable action or if it is not appealed within the time limit for appeal, or the stockholders of Foilmark or HoloPak fail to approve the merger agreement; or

    - By either the HoloPak board or the Foilmark board if the merger has not been completed by April 30, 1999, if the failure to complete the merger on or before such date is not caused by any breach of the merger agreement by the party electing to terminate; or

    - By either the HoloPak board or the Foilmark board in the event that any of the conditions to the obligations of such party to complete the merger cannot be satisfied or fulfilled by April 30, 1999; or

    - By the HoloPak board, as a result of Foilmark having entered into an agreement or an agreement in principle with respect to any acquisition transaction and HoloPak is not in breach of the merger agreement; or

    - By the HoloPak board, as a result of the Foilmark board having withdrawn or materially modified its approval or recommendation of the merger to its stockholders and HoloPak is not in breach of the merger agreement; or

    - By the HoloPak board, as a result of a public announcement by Foilmark that Foilmark intends to enter into an agreement with respect to an acquisition transaction proposal and HoloPak is not in breach of the merger agreement; or

    - By the Foilmark board, as a result of HoloPak having entered into an agreement or an agreement in principle with respect to any acquisition transaction and Foilmark is not in breach of the merger agreement; or

    - By the Foilmark board, as a result of the HoloPak board having withdrawn or materially modified its approval or recommendation of the merger to its stockholders and Foilmark is not in breach of the merger agreement; or

    - By the Foilmark board, as a result of a public announcement by HoloPak that HoloPak intends to enter into an agreement with respect to an acquisition transaction proposal and Foilmark is not in breach of the merger agreement.

    An acquisition transaction is a transaction involving any of the following involving Foilmark or any of its subsidiaries or HoloPak or any of its subsidiaries:

    - any direct or indirect acquisition or purchase of more than 20% of any class of equity securities of Foilmark or HoloPak;

    - any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Foilmark or HoloPak;

    - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets other than immaterial assets or the sale of inventory in the ordinary course of business of Foilmark or any of its subsidiaries or HoloPak or any of its subsidiaries in a single transaction or series of related transactions; or

    - any tender offer or exchange offer for 25% or more of the outstanding shares of Foilmark common stock or HoloPak common stock.

    An acquisition transaction proposal means any offer or proposal for, or any indication of interest in, an acquisition transaction.

SOLICITATION

    Unless the merger agreement is terminated as discussed under "Termination of the Merger Agreement", Holopak, Foilmark and their subsidiaries will not, nor will Holopak, Foilmark or any of their subsidiaries, direct any of their officers, directors, employees, representatives, agents or affiliates to initiate, solicit or encourage or enter into, or maintain or continue discussions or negotiate with any person in furtherance of, an acquisition transaction. This will not prevent the Holopak board or the Foilmark board from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited written proposal for an acquisition transaction, if the Holopak board or the Foilmark board, after consultation with and based upon the advice of outside legal counsel, determines in good faith that the failure to engage in those negotiations or discussions, or to disclose non-public information, would be a breach of the Holopak board's or the Foilmark board's, fiduciary duties. Before taking any action, Holopak or Foilmark must deliver written notice to the other within 24 hours after receiving a proposal that it is taking action. Holopak or Foilmark will promptly deliver to the other a copy of any acquisition transaction proposal and promptly notify the other of any indication that any person is considering an acquisition transaction proposal or of any request for non-public information relating to Holopak or Foilmark, or their subsidiaries, by any person that may be considering making, or has made, an acquisition transaction proposal.

    If the merger agreement is terminated by the Foilmark board because of:

    - the entry by HoloPak into an agreement with a third party with respect to an acquisition transaction; or

    - the withdrawal by the HoloPak board of its approval or recommendation of the merger to the HoloPak stockholders; or

    - a public announcement by HoloPak that it intends to enter into an agreement with respect to an acquisition transaction proposal and within 135 days following such termination, Holopak enters into an agreement, then HoloPak will pay Foilmark $750,000 within five business days of termination of the merger agreement.

    If the merger agreement is terminated by the HoloPak board because of:

    - the entry by Foilmark into an agreement with a party with respect to an acquisition transaction; or

    - the withdrawal by the Foilmark board of its approval or recommendation of the merger to the Foilmark stockholders; or

    - a public announcement by Foilmark that it intends to enter into an agreement with respect to an acquisition transaction proposal and within 135 days following termination, Foilmark enters into an agreement, then Foilmark will pay HoloPak $750,000 within five business days of termination of the merger agreement.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    EXTENSION AND WAIVER. At any time prior to the merger, Foilmark and HoloPak may:

    - extend the time for the performance of any of the obligations or other acts of the other party;

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered under the merger agreement; and

    - waive compliance with any of the agreements or conditions contained in the merger agreement; except that after any approval of the merger by the respective stockholders of Foilmark or HoloPak, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement which reduces the amount or changes the form of the consideration to be delivered to the HoloPak stockholders.

    AMENDMENT. The merger agreement may be amended by Foilmark and HoloPak at any time subject to applicable laws. After any approval of the merger agreement by the HoloPak stockholders or approval of the issuance by the Foilmark stockholders, there may not be made any amendment to the merger agreement that requires further approval by the HoloPak or Foilmark stockholders without their further approval.

EMPLOYEE BENEFITS AND PLANS

    After the merger, the employee or director benefit plans, arrangements or agreements maintained, or contributed to, as of the date of the merger agreement, by HoloPak and certain affiliates and by

Foilmark and certain affiliates will remain in effect with respect to employees of HoloPak or Foilmark covered by such plans at the time of the merger until such time as Foilmark may adopt new benefit plans.

STOCK EXCHANGE LISTING

    Foilmark has agreed to list the shares of Foilmark common stock to be issued in the merger on the Nasdaq National Market.

EXPENSES

    The merger agreement provides that if the merger is completed, Foilmark will pay all fees and expenses incurred by each of Foilmark, Foilmark Acquisition and HoloPak. If the merger is not consummated, each of Foilmark and HoloPak will pay its own expenses in connection with the merger. If the merger is not completed, Foilmark and HoloPak will divide equally the payment of all printing costs and filing fees and registration fees paid to the Securities and Exchange Commission in connection with the merger.

                               RELATED AGREEMENTS

DESCRIPTION OF FOILMARK AND HOLOPAK SHAREHOLDER AGREEMENTS

    FOILMARK SHAREHOLDER AGREEMENT. When Foilmark and HoloPak entered into the merger agreement, the HoloPak directors and other stockholders of HoloPak entered into the Foilmark shareholder agreement with Foilmark and Foilmark Acquisition. Under the Foilmark shareholder agreement:

    - Bradford Venture Partners, which owns approximately 22.5% of the outstanding shares of HoloPak common stock;

    - Overseas Private Investor Partners, which owns approximately 22.5% of the outstanding shares of HoloPak common stock; and

    - Brian Kelly, Michael S. Mathews, James L. Rooney, Harvey S. Share and Robert J. Simon, each of whom are directors of HoloPak and who collectively own approximately 0.3% of the outstanding shares of HoloPak common stock;

have agreed to vote all of their shares of HoloPak common stock in favor of the merger. As a result of the Foilmark shareholder agreement, holders of approximately 45.3% of the outstanding shares of HoloPak common stock have agreed to vote in favor of the merger.

    HOLOPAK SHAREHOLDER AGREEMENT. When Foilmark and HoloPak entered into the merger agreement, the Foilmark directors and other stockholders of Foilmark entered into the HoloPak shareholder agreement with HoloPak. Under the HoloPak shareholder agreement:

    - Martin A. Olsen,

    - Frank J. Olsen, Jr.,

    - Leonard Mintz,

    - Wilhelm Kutsch,

    - Carol J. Robie,

    - Edward Sullivan,

    - Michael Foster,

    - Thomas R. Schwarz,

    - Kenneth Harris and

    - Philip Leibel,

have agreed to vote all of their shares of Foilmark common stock in favor of the issuance. In addition, these stockholders have also agreed to vote in favor of each of the amendments to Foilmark's certificate of incorporation. As a result, holders of approximately 42% of the outstanding shares of Foilmark common stock have agreed to vote in favor of the issuance.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

FOILMARK

    BOARD OF DIRECTORS. Under the voting agreement, the individuals named below will comprise the Foilmark Board at the time of the merger and will serve through the annual meeting in the year shown.

FOILMARK DESIGNEES           TERM ENDING      HOLOPAK DESIGNEES            TERM ENDING
------------------------  ------------------  ------------------------  ------------------
Frank J. Olsen, Jr.              2001         Robert J. Simon                  2001
Edward Sullivan                  2000         James L. Rooney                  2000
Michael Foster                   1999         Harvey S. Share                  1999
Michael Bertuch                  1999         Brian Kelly                      2001
Thomas R. Schwarz                2001         Michael S. Mathews               2000

    COMMITTEES. Under the voting agreement, the Foilmark board will establish certain committees as follows:

    - an executive committee which will consist of Robert J. Simon, Michael S. Mathews, Frank J. Olsen, Jr. and Michael Foster;

    - a compensation committee, which will consist of Thomas R. Schwarz, Edward Sullivan, Michael S. Mathews and Robert J. Simon; and

    - an audit committee, which will consist of Michael Foster, Michael Bertuch, Brian Kelly and Harvey Share.

    EXECUTIVE OFFICERS. At the time of the merger, Mr. Simon will become the non-executive Chairman of the board of directors and Mr. Olsen will remain President and Chief Executive Officer of Foilmark. Mr. Karmel and Mr. Webb will be employed by Foilmark as senior executives, and Mr. Rooney will provide consulting services to Foilmark under a consulting agreement. See "The Merger--Interests of Certain Persons in the Merger".

    Except as discussed above, key staff positions to be held by Foilmark management and HoloPak management have not yet been finally determined. Before completion of the merger, decisions may be made with respect to the management and operations of Foilmark, including the selection of executive officers and other senior management.

    Information about the current Foilmark directors and executive officers can be found in Foilmark's proxy statement, which is incorporated by reference into Foilmark's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated here by reference. Information about the current HoloPak directors and executive officers, some of whom will serve as directors on the Foilmark board after the merger, can be found in HoloPak's proxy statement, which is incorporated by reference into HoloPak's annual report on Form 10-K for the year ended March 31, 1998. Foilmark's and HoloPak's annual reports on Form 10-K are incorporated by reference into this joint proxy statement-- prospectus. See "Incorporation of Certain Information By Reference".

    Foilmark's corporate headquarters will remain in Newburyport, Massachusetts.

FOILMARK ACQUISITION

    At the time of the merger, the board of directors and officers of Foilmark Acquisition will be the same as before the merger. Additional persons may be elected or appointed after the merger and will serve as the directors of Foilmark Acquisition after the merger in accordance with its by-laws.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    FOILMARK. Foilmark common stock is listed on the Nasdaq National Market and traded under the symbol FLMK. The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Foilmark common stock as reported on the Nasdaq Composite Transactions reporting system.

Foilmark common stock

                                                                                 HIGH        LOW
                                                                               ---------  ---------
Quarter Ended March 31, 1996.................................................  $    6.50  $    3.62
Quarter Ended June 30, 1996..................................................  $    4.75  $    3.37
Quarter Ended September 30, 1996.............................................  $    4.50  $    2.62
Quarter Ended December 31, 1996..............................................  $    3.37  $    2.12

Quarter Ended March 31, 1997.................................................  $    3.18  $    1.87
Quarter Ended June 30, 1997..................................................  $    4.75  $    2.81
Quarter Ended September 30, 1997.............................................  $    4.00  $    2.87
Quarter Ended December 31, 1997..............................................  $    4.00  $    2.93

Quarter Ended March 31, 1998.................................................  $    4.50  $    2.75
Quarter Ended June 30, 1998..................................................  $    4.12  $    2.75
Quarter Ended September 30, 1998.............................................  $    3.00  $    1.62
Quarter Ended December 31, 1998..............................................  $    2.25  $    1.31

Quarter Ending March 31, 1999 (through March 19, 1999).......................  $    2.31  $    1.50

    Foilmark has never paid dividends on its capital stock. Foilmark intends to retain earnings to finance future operations and expansion and does not expect to pay any cash dividends within the foreseeable future. The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Foilmark and its subsidiaries, applicable government regulations and other factors deemed relevant by the Foilmark board. The merger agreement restricts the cash dividends that may be paid on Foilmark common stock before completion of the merger. See "The Merger--Conduct of Business Pending the Merger".

    On November 17, 1998, the last full trading day prior to the joint public announcement by HoloPak and Foilmark that they had entered into the merger agreement, the closing price of Foilmark common stock as reported on the Nasdaq National Market was $2.00 per share. On March 19, 1999, the most recent practicable date prior to the printing of this joint proxy statement--prospectus, the closing price of Foilmark common stock as reported on the Nasdaq National Market was $1.56.

    HOLOPAK. HoloPak common stock is listed on the Nasdaq National Market and traded under the symbol HOLO. The following table sets forth the high and low closing sales prices for HoloPak common stock for the periods indicated, as reported on the Nasdaq Composite Transactions reporting system.

HoloPak common stock

                                                                                 HIGH        LOW
                                                                               ---------  ---------
Quarter Ended March 31, 1996.................................................  $    5.25  $    3.75
Quarter Ended June 30, 1996..................................................  $    4.63  $    3.87
Quarter Ended September 30, 1996.............................................  $    4.50  $    3.37
Quarter Ended December 31, 1996..............................................  $    3.87  $    2.87

Quarter Ended March 31, 1997.................................................  $    3.75  $    2.25
Quarter Ended June 30, 1997..................................................  $    3.13  $    2.38
Quarter Ended September 30, 1997.............................................  $    4.19  $    2.75
Quarter Ended December 31, 1997..............................................  $    4.13  $    2.63

Quarter Ended March 31, 1998.................................................  $    3.25  $    2.69
Quarter Ended June 30, 1998..................................................  $    3.06  $    2.13
Quarter Ended September 30, 1998.............................................  $    3.00  $    1.63
Quarter Ended December 31, 1998..............................................  $    3.06  $    1.53

Quarter Ending March 31, 1999 (through March 19, 1999).......................  $    3.63  $    2.53

    HoloPak has never paid dividends on its capital stock. HoloPak intends to retain earnings to finance future operations and expansion and does not expect to pay any cash dividends within the foreseeable future. The merger agreement restricts the cash dividends that may be paid on HoloPak common stock before completion of the merger. See "The Merger--Conduct of Business Pending the Merger".

    On November 17, 1998, the last full trading day prior to the joint public announcement by HoloPak and Foilmark that they had entered into the merger agreement, the closing price of HoloPak common stock as reported on the Nasdaq National Market was $2.63 per share. On March 19, 1999, the most recent practicable date prior to the printing of this joint proxy statement--prospectus, the closing price of HoloPak common stock as reported on the Nasdaq National Market was $2.81.

    HOLOPAK STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO VOTING ON THE MERGER.

                                SOURCE OF FUNDS

    Foilmark will pay the cash part of the merger consideration, approximately $4,800,000, plus any cash for fractional shares from available cash, with the balance from working capital of Foilmark, its line of credit with Fleet National Bank and proceeds of Massachusetts Industrial Finance Agency Industrial Revenue Bonds. At the time of the merger, Foilmark will deposit cash in an amount equal to the cash portion of the merger consideration plus any cash for fractional shares with ChaseMellon to allow ChaseMellon to effect the cash payment to HoloPak stockholders.

                           INFORMATION ABOUT FOILMARK

FOILMARK'S BUSINESS

    Foilmark manufactures and markets foils, films, systems and supplies that are used to mark and/or enhance the customer's items. Foilmark's primary product is stamping foils used on greeting cards, hardback and paperback book covers, wine labels, cosmetic and other paper and plastic packaging, household appliances and electronics, plastic house-wares, automotive components, medical devices and sporting cards. Foilmark manufactures foils in its Newburyport, Massachusetts plant. Metallized hot-stamping foils, in their simplest form, are constructed by applying a number of thin coatings to a carrier, composed of a thin layer of vaporized aluminum, sandwiched between a top coat and an adhesive coat. A thin layer of aluminum, or chrome, is added to create a metallic finish. An image is embossed onto the coatings to create diffraction and holographic foils. The construction of the composite, and the number of layers, varies slightly, according to the final application.

    Hot-stamping, a dry process, used for marking, labeling and decorating a wide variety of products, uses heat and pressure to apply a design or lettering to a flat, contoured or cylindrical shaped surface. The coatings may consist of a single color, such as metallized gold, used for embossed lettering, or may include complex designs, including patterns and holographic designs. The coated side of the foil is placed against the surface to be stamped, and a die is pressed against the other side to affix the design, and if desired, to give texture to the design. The process requires a stamping press, stamping die or roller, tooling for supporting or locating the part to be marked or decorated, and stamping foil.

    Foilmark also manufactures pad printing and silk screening equipment and related supplies. Pad printing is a marking and enhancement process, in which ink decoration is applied to a multitude of products and packaging. The pad printing method of product identification is used extensively in the medical device, sporting goods, appliance, advertising specialty, automotive, toy, optical apparatus, computer equipment and components industries. Foilmark's hot-stamp foil product line, holographic product line and pad printing machinery, tooling and dies product line accounted for approximately 72%, 6% and 22%, respectively, of its sales for the fiscal year ended December 31, 1998.

MANAGEMENT AND ADDITIONAL INFORMATION

    Some information relating to executive compensation, various benefit plans, stock options, voting securities and the principal holders of Foilmark, certain relationships and related transactions and other related matters as to Foilmark is incorporated by reference or set forth in Foilmark's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated in this joint proxy statement-prospectus by reference. Stockholders desiring copies of such documents may contact Foilmark at its address or telephone number indicated under "Incorporation of Certain Information by Reference".

    On December 21, 1998, Leonard Mintz resigned as a director and Vice President of Foilmark. At that time, Mr. Mintz:

    - consented to the grant of registration rights to Bradford Associates;

    - agreed to the termination of his 1992 employment agreement with Foilmark; and

    - entered into a non-competition agreement with Foilmark expiring on December 1, 2003.

    Under the non-competition agreement, Foilmark agreed to pay Mr. Mintz:

    - $14,886.50 per month for 18 months commencing January 1, 1999;

    - $5,762.52 on July 1, 2000;

    - $4,167 per month commencing January 1, 1999, through December 1, 2003; and

    - other incidental health and related benefits.

    The compensation payable to Mr. Mintz under the non-competition agreement is substantially the same as that under Mr. Mintz's employment agreement.

                           INFORMATION ABOUT HOLOPAK

HOLOPAK'S BUSINESS

    HoloPak, through its principal operating subsidiaries, Transfer Print and Alubec, manufactures and distributes hot-stamp foils in the United States, and manufactures laminated foil and direct metallized paper in Canada. Hot-stamp foil is primarily used to decorate or label a wide variety of products such as greeting cards, paperback book covers, cosmetics, other paper and plastic packaging, appliances and sporting goods. Laminated foil paper is used in a variety of consumer packaging applications. HoloPak services over 1,300 customers. HoloPak also produces holographic foil, which is a specialized type of hot-stamp foil that is embossed with a three-dimensional image called a hologram.

    Hot-stamping is the term that describes a decorating process performed by transferring a coating from a film to the surface of a product by simultaneously stamping it with heat and pressure. HoloPak manufactures the specialized foils used for hot-stamping by coating polyester film in a multi-step process. These foils are produced in a wide range of colors, patterns and surface finishes designed to meet specific customer requirements. HoloPak supplies foils to its customers who then hot stamp it to their products. In addition, HoloPak produces holographic foil by embossing a hologram on technologically advanced base foils specially created for this application. Holograms, which are difficult to duplicate, make holographic foil useful as a security device for credit cards, drivers licenses, collectible cards, checks, event tickets and other items for which counterfeiting is a problem. The distinctive appearance of holograms and holographic patterns also makes this type of foil appealing as a device to increase the visibility of consumer packaging.

    HoloPak was organized in 1989 to acquire Transfer Print. Although HoloPak was organized in 1989, the business conducted by Transfer Print has been in continuous operation since 1978. On September 27, 1991, HoloPak completed an initial public offering in which HoloPak sold 800,000 shares of HoloPak common stock, and some stockholders of HoloPak sold 350,000 shares of HoloPak common stock.

    On March 17, 1993, HoloPak acquired 100% of the outstanding shares of Alubec for $5.2 million in cash and 223,000 shares of HoloPak common stock. Alubec manufactures laminated foil paper and direct-metallized paper.

    In the fiscal year ended March 31, 1998, HoloPak had two major customers that each accounted for over 10% of HoloPak's net sales. Net sales to these two major customers amounted to $4,201,000, or 11.1%, to Hallmark Cards and $3,853,000, or 10.2%, to Data Card Corp.

    HoloPak's executive offices are located at 9 Cotters Lane, East Brunswick, New Jersey, 08816, and its telephone number is (732) 238-2883.

MANAGEMENT AND ADDITIONAL INFORMATION

    Some information relating to executive compensation, various benefit plans, stock options, voting securities and the principal holders of HoloPak, certain relationships and related transactions, and other related matters as to HoloPak is incorporated by reference or set forth in HoloPak's Annual Report on Form 10-K for the year ended March 31, 1998, incorporated herein by reference. Stockholders desiring copies of such documents may contact HoloPak at its address or telephone number indicated under "Incorporation of Certain Information by Reference".

                     FOILMARK CAPITAL STOCK AND COMPARISON
                             OF STOCKHOLDER RIGHTS

    As a result of the merger, HoloPak stockholders will become Foilmark stockholders. The rights of Foilmark stockholders are governed by Delaware law and Foilmark's certificate and by-laws.

    The following is a description of Foilmark capital stock, including the Foilmark common stock to be issued in the merger, reflecting the anticipated state of affairs at the time of the merger. The following is also a summary of the material differences between the rights of Foilmark stockholders and HoloPak stockholders.

DESCRIPTION OF FOILMARK CAPITAL STOCK

    AUTHORIZED CAPITAL STOCK. At the time of the merger, the authorized capital stock of Foilmark will consist of 15,000,000 shares of Foilmark common stock, if the amendment to Foilmark's certificate of incorporation to increase the authorized share capital is adopted, and 500,000 shares of preferred stock. If the amendment to Foilmark's certificate of incorporation to increase the authorized share capital is not adopted by the Foilmark stockholders, the authorized capital stock of Foilmark at the time of the merger will consist of 10,000,000 shares of Foilmark common stock and 500,000 of Foilmark preferred stock. On the Foilmark record date, 4,183,700 shares of Foilmark common stock were outstanding. No shares of preferred stock were outstanding.

    FOILMARK COMMON STOCK. The outstanding shares of Foilmark common stock are fully paid and nonassessable. ChaseMellon is the transfer agent and registrar for the shares of Foilmark common stock.

    VOTING. Each share of Foilmark common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Foilmark stockholders have cumulative voting rights under Foilmark's certificate. This means that they have the right to vote the number of shares owned by them multiplied by the number of directors to be elected, and may allocate the total number of votes at their discretion to one or more of the directors to be elected at any given time. If the amendment to Foilmark's certificate of incorporation to remove article nine, the cumulative voting provision, is adopted, Foilmark stockholders will no longer have cumulative rights to elect directors of the Foilmark board.

    DIVIDENDS. Foilmark stockholders are entitled to receive dividends, if any, that the Foilmark board may declare out of legally available funds, subject to restrictions that may be imposed under financing agreements and other contracts entered into by Foilmark.

    ASSETS UPON DISSOLUTION. Upon the liquidation, dissolution or winding up of Foilmark, Foilmark stockholders are entitled to receive the assets of Foilmark available after the payment of all debts and other liabilities.

    NO PREEMPTIVE OR CONVERSION RIGHTS. Foilmark stockholders do not have any preemptive or subscription rights to buy additional Foilmark securities. Foilmark stockholders also do not have any rights to convert their Foilmark common stock into other securities of Foilmark. In addition, Foilmark stockholders do not have any right to have their shares redeemed by Foilmark.

COMPARISON OF RIGHTS OF FOILMARK STOCKHOLDERS AND HOLOPAK STOCKHOLDERS

    FOILMARK'S CERTIFICATE OF INCORPORATION AND BY-LAWS AT THE TIME OF THE MERGER WILL BE THE SAME AS THOSE OF FOILMARK TODAY PLUS, THE AMENDMENTS DESCRIBED UNDER "AMENDMENTS TO THE FOILMARK SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION" IF THOSE AMENDMENTS ARE APPROVED BY THE FOILMARK STOCKHOLDERS. THE RIGHTS OF FOILMARK STOCKHOLDERS ARE CURRENTLY GOVERNED BY DELAWARE LAW AND FOILMARK'S CERTIFICATE OF INCORPORATION AND BY-LAWS, WHILE THE RIGHTS OF HOLOPAK STOCKHOLDERS ARE GOVERNED BY DELAWARE LAW AND HOLOPAK'S CERTIFICATE OF INCORPORATION AND BY-LAWS. IN MOST RESPECTS, THE RIGHTS OF HOLOPAK STOCKHOLDERS ARE SIMILAR TO THOSE OF FOILMARK STOCKHOLDERS. THE FOLLOWING IS A SUMMARY OF THE MATERIAL DIFFERENCES BETWEEN FOILMARK'S CERTIFICATE OF INCORPORATION AND BY-LAWS AND HOLOPAK'S CERTIFICATE OF INCORPORATION AND THE BY-LAWS. THIS SUMMARY IS NOT A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, FOILMARK'S CERTIFICATE OF INCORPORATION AND BY-LAWS, HOLOPAK'S CERTIFICATE OF INCORPORATION AND BY-LAWS AND THE DELAWARE LAW.

    CAPITAL STOCK. Foilmark's certificate provides that the authorized capital stock of Foilmark consists of 10,000,000 shares of Foilmark common stock and 500,000 shares of Foilmark preferred stock. HoloPak's certificate provides that the authorized capital stock of HoloPak consists of 10,000,000 shares of HoloPak common stock, 2,000,000 shares of Class A common stock, 700,000 shares of non-voting Class B common stock and 10,000,000 shares of preferred stock.

    At or prior to the time of the merger, if approved by Foilmark stockholders Foilmark's certificate of incorporation will be amended so that the authorized capital stock of Foilmark will consist of 15,000,000 shares of Foilmark common stock. See "Amendments to Foilmark's Second Amended and Restated Certificate of Incorporation".

    DIRECTORS. Foilmark's by-laws provide for the Foilmark board to consist of not less than one or more than twelve members, with the exact number to be designated by resolution of the board. Only persons nominated in accordance with Foilmark's by-laws may be elected to the Foilmark board. Foilmark's by-laws provide that vacancies on the Foilmark board may be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum. Under the Foilmark's by-laws, Foilmark stockholders have cumulative voting rights. If the amendment to Foilmark's certificate of incorporation to remove article nine, the cumulative voting provision, is adopted, Foilmark stockholders will no longer have cumulative rights to elect directors of the Foilmark board.

    The Foilmark board is a classified board, divided into three classes, each class consisting of approximately one third of the whole number of the board of directors. Each class is elected for a term of one, two or three years.

    The HoloPak by-laws provide for the HoloPak board to consist of not less than one or more than twelve members, with the exact number to be fixed from time to time by a by-law adopted by the HoloPak stockholders or by the HoloPak board. The HoloPak by-laws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors on the HoloPak board may be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director, and the HoloPak stockholders may elect a director at any time to fill any vacancy not filled by the HoloPak board. The HoloPak board does not have staggered terms.

    RIGHT TO CALL SPECIAL MEETINGS OF STOCKHOLDERS. The Foilmark by-laws provide that special meetings of the Foilmark stockholders may be called by the chairman of the Foilmark board, the President of Foilmark, a majority of the Foilmark board or by the President or Secretary at the request of the holders of not less than 25% of all the outstanding shares of Foilmark entitled to vote at the meeting.

    The HoloPak by-laws provide that special meetings of stockholders of HoloPak may be called by a majority of the HoloPak board, the chairman of the board, the President at the request, in writing, of stockholders owning a majority of the amount of the entire capital stock of HoloPak outstanding and entitled to vote.

    COMMITTEES. Foilmark has established four standing committees of the Board of Directors:

    - the executive committee;

    - the compensation committee;

    - the audit committee; and

    - the stock option committee.

    After the merger, the voting agreement will set forth the identity and composition of the committees of the board. For a more detailed description of the voting agreement and the committees of the Foilmark board after the merger, see "The Merger Agreement--Interests of Certain Persons in the Merger".

    CUMULATIVE VOTING. Foilmark stockholders have cumulative voting rights under Foilmark's certificate. If the amendment to Foilmark's certificate to remove article nine, the cumulative voting provision, is adopted, then Foilmark stockholders will no longer have cumulative voting rights to elect directors. See "Amendments to Foilmark's Second Amended and Restated Certificate of Incorporation--Amendment to Eliminate Cumulative Voting.

    Holders of HoloPak common stock do not have cumulative voting rights.

    FISCAL YEAR. Foilmark' fiscal year end is December 31. HoloPak's fiscal year end is March 31.

    STOCKHOLDER RIGHTS PLAN. Neither Foilmark nor HoloPak has a stockholder rights plan.

                    AMENDMENTS TO FOILMARK'S SECOND AMENDED
                   AND RESTATED CERTIFICATE OF INCORPORATION

AMENDMENT TO FOILMARK'S CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED
  SHARES

    The merger agreement provides that, immediately before the merger, Foilmark's certificate will be amended in accordance with Delaware law to increase the number of authorized shares of Foilmark common stock from 10,000,000 to 15,000,000.

REASONS FOR AND EFFECT OF AMENDMENT TO INCREASE AUTHORIZED SHARES

    On Foilmark's record date, there were 4,183,700 shares of Foilmark common stock outstanding and an additional 5,817,300 shares of Foilmark common stock were reserved for issuance. Approximately 3,715,935 shares of Foilmark common stock will be issued in the merger and approximately 125,000 additional shares of Foilmark common stock will be reserved for the granting of options to purchase Foilmark common stock to some of the officers and employees of Foilmark and HoloPak. After the merger, approximately 2,000,000 shares of Foilmark common stock will be available for issuance in the absence of any increase in the authorized capital.

    The increase in authorized shares of Foilmark common stock will provide additional shares for general corporate purposes, including stock dividends and stock splits, raising additional capital, issuance under employee and director stock plans and possible future acquisitions. There are, however, no current plans, understandings or arrangements for issuing a material number of additional shares of Foilmark common stock from the additional shares proposed to be authorized pursuant to this amendment to Foilmark's certificate of incorporation.

    The issuance of shares of Foilmark common stock in the merger, including the additional shares that would be authorized if this amendment is adopted, may dilute the present equity ownership position of current holders of Foilmark common stock. The issuance of additional Foilmark capital stock may be made without stockholder approval, unless otherwise required by applicable laws or stock exchange regulations. This amendment might also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Foilmark common stock, to acquire control of Foilmark with a view to consummating a merger, sale of all or any part of Foilmark's assets, or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity.

VOTE REQUIRED

    Adoption of this amendment requires the affirmative vote of the holders of a majority of the shares of Foilmark common stock outstanding on Foilmark's record date. Abstentions and brokers voting without stockholder direction will have the same effect as votes against such adoption. See "Foilmark Special Meeting--Record Date and Voting Rights". If this amendment is approved, Foilmark intends to file with the Secretary of State of the State of Delaware a certificate of amendment to Foilmark's certificate of incorporation relating to the increase in authorized shares at the time of the merger. APPROVAL OF THE ISSUANCE IS NOT CONDITIONED UPON ADOPTION OF THIS AMENDMENT. Foilmark does not intend to effect this amendment if the merger is not completed.

AMENDMENT TO FOILMARK CERTIFICATE OF INCORPORATION TO REMOVE PROVISIONS
  REQUIRING 80% VOTE

    Foilmark's certificate of incorporation is proposed to be amended to remove article eight. Article eight of Foilmark's certificate of incorporation concerns a voting provision which requires the approval of 80% of the outstanding shares of Foilmark common stock with respect to:

    - the entry by Foilmark into an agreement of merger or consolidation with a substantial shareholder whereby Foilmark would merge into such substantial shareholder;

    - the sale or other disposition of all or substantially all of Foilmark's assets;

    - amendment of some of the provisions of Foilmark's certificate, including articles eight and nine; and

    - issuance of shares of Foilmark common stock to a substantial shareholder.

    Foilmark's existing certificate of incorporation, which includes article eight, is attached to this joint proxy statement--prospectus as Appendix D.

REASONS FOR AND EFFECT OF AMENDMENT TO REMOVE PROVISIONS REQUIRING 80% VOTE

    Article eight was intended to create a hurdle to any transaction between Foilmark and a holder of 10% or more of the outstanding shares of Foilmark common stock. The desired result was to discourage a potential bidder from acquiring Foilmark, or control over Foilmark, in a transaction that could be considered by the Foilmark board not in the best interests of the stockholders of Foilmark, by requiring the approval of the holders of at least 80% of the outstanding shares of Foilmark common stock rather than a simple majority approval. However, since the time of adoption of Foilmark's certificate of incorporation containing article eight, Foilmark has instituted a staggered board, which adversely affects a hostile bidder's ability to obtain control of the board in a single election. Additionally, a section of Delaware law, which Foilmark has opted to be governed by, provides anti-takeover protection by restricting the Foilmark board's ability to enter into transactions with substantial stockholders under specified circumstances. In addition, in the merger, some of the officers and directors of Foilmark and HoloPak will enter into the voting agreement, which will generally control identity and composition of the Foilmark board for at least five years after the merger. See "The Merger--Interest of Certain Persons in the Merger". The Foilmark board may also decide to pursue transactions of a nature identified in article eight at some point in the future although at the present time it has no defininte plans to do so. The removal of article eight will allow the Foilmark board greater flexibility in considering these transactions. The overall effect of both the requirement of a 80% approval to the entry by Foilmark into a transaction with a substantial stockholder; and a staggered board scheme is to deter and defend against unwanted takeovers of control of Foilmark. Given the above, as well as the increased market capitalization that Foilmark will gain as a result of the issuance of Foilmark common stock in connection with the merger, the board views article eight as superfluous and a potential impediment to a future transaction which the board may support and which may be in the best interests of Foilmark stockholders.

VOTE REQUIRED

    The adoption of this amendment requires the affirmative vote of the holders of at least 80% of the outstanding shares of Foilmark common stock entitled to vote at the Foilmark special meeting. Abstentions and brokers voting without stockholder direction will have the same effect as votes against such adoption. See "Foilmark Special Meeting--Record Date and Voting Rights". Assuming that the Foilmark stockholders vote to adopt this amendment, Foilmark intends to file a certificate of incorporation of amendment to its certificate to remove article eight. APPROVAL OF THE ISSUANCE IS NOT CONDITIONED UPON ADOPTION OF THIS AMENDMENT. Even if the merger is not completed, Foilmark intends to effect this amendment if adopted.

AMENDMENT TO FOILMARK CERTIFICATE OF INCORPORATION TO ELIMINATE CUMULATIVE
  VOTING

    The Foilmark certificate of incorporation is proposed to be amended so that article nine be removed. Article nine allows Foilmark stockholders to vote cumulatively for the election of directors. Foilmark's existing certificate of incorporation, which includes article nine, is attached to this joint proxy statement-prospectus as Appendix D.

REASONS FOR AND EFFECT OF AMENDMENT TO ELIMINATE CUMULATIVE VOTING

    The Foilmark board of directors voted unanimously to adopt this amendment because Foilmark has a staggered board scheme. A staggered board has an anti-takeover effect because less than all the directors are up for election at one time, making it impossible for a hostile bidder to elect a majority of directors on a board in a single contested election. Cumulative voting has an anti-takeover effect because it provides a holder of a minority block of shares the right to elect a particular director or directors. Both cumulative voting and a staggered board have an anti-takeover effect. However, a staggered board lessens the effect of cumulative voting as it reduces the number of directors to be elected at any given annual stockholder meeting and therefore requires a larger number of shares to be cumulated in order to elect a director. Cumulative voting allows a stockholder as many votes as the number of votes which a stockholder would be entitled to cast for the election of directors multiplied by the number of directors to be elected, and a stockholder may cast all votes for one candidate for director or distribute the votes among all directors to be elected, thus allowing a significant minority stockholder the ability to elect one or more directors under certain circumstances. With Foilmark's staggered board, only a stockholder owning at least 33% of Foilmark's outstanding shares, or 25% in a year in which four directors are to be elected, would have the ability to elect one of three, or four, directors up for election during any given year. The board decided that, because the impact of cumulative voting is offset by a staggered board and because the staggered board and cumulative voting are duplicative as protective devices, cumulative voting was not useful and should be removed.

    The ability of the stockholders who are parties to the voting agreement to control the composition of the board of Foilmark following the merger will depend on the actual number of shares voted in any election and the number of directors to be elected at any given time whether or not a cumulative voting provision of the Foilmark certificate of incorporation remians in effect. However, the likelihood that the parties to the voting agreement will actually control the election of Foilmark directors following the merger will be increased if cumulative voting is eliminated.

VOTE REQUIRED

    The adoption of this amendment to Foilmark's certificate of incorporation requires the affirmative vote of 80% of the outstanding shares of Foilmark common stock entitled to vote at the Foilmark special meeting. Abstentions and brokers voting without stockholder direction will count as votes against such adoption. See "Foilmark Special Meeting--Record Date and Voting Rights". Assuming that the Foilmark stockholders vote to adopt this amendment, Foilmark intends to file a certificate of amendment to Foilmark's certificate of incorporation to remove article nine. APPROVAL OF THE ISSUANCE IS NOT CONDITIONED UPON ADOPTION OF THIS AMENDMENT. Even if the merger is not completed, Foilmark intends to effect this amendment.

RECOMMENDATION OF THE BOARD

    THE FOILMARK BOARD HAS UNANIMOUSLY APPROVED THE AMENDMENTS TO FOILMARK'S CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT FOILMARK STOCKHOLDERS VOTE FOR ADOPTION OF THE AMENDMENTS. Some members of the Foilmark board have interests in the merger that are different from and in addition to the interests of Foilmark stockholders. See "The Merger--Interests of Certain Persons in the Merger."

                          DISSENTERS' APPRAISAL RIGHTS

    FOILMARK. Foilmark stockholders are not entitled to demand appraisal rights under Delaware law in connection with the merger. See "Foilmark Capital Stock and Comparison of Stockholder Rights-- Comparison of Rights of Foilmark Stockholders and HoloPak Stockholders".

    HOLOPAK.  HoloPak stockholders are entitled to demand appraisal rights under section 262 of Delaware law in connection with the merger if they comply with the statutory procedures summarized in this document.

    Only a holder of record of HoloPak common stock is entitled to assert appraisal rights for the shares registered in his name. A person having a beneficial interest in shares of HoloPak common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to properly demand appraisal rights.

    THE FOLLOWING SUMMARY IS A DISCUSSION OF THE MATERIAL TERMS OF SECTION 262, HOWEVER, IT IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER DELAWARE LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF
SECTION 262 WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX G TO THIS JOINT PROXY STATEMENT--PROSPECTUS. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A STOCKHOLDER OR HOLDER ARE TO THE RECORD HOLDER OF THE SHARES OF HOLOPAK COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

    Under Delaware law, holders of shares of HoloPak common stock who follow the procedures set forth in section 262 will be entitled to have their shares appraised by the Delaware Chancery Court and to receive payment in cash of the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

    Under section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date of the meeting, that appraisal rights are so available, and must include in that notice a copy of section 262. This joint proxy statement--prospectus constitutes such notice to the holders of shares. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve his right to do so should review the following discussion and Appendix G carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Delaware law.

    A HOLOPAK STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS MUST DELIVER TO HOLOPAK, BEFORE THE VOTE ON THE MERGER, A WRITTEN DEMAND FOR APPRAISAL OF HIS SHARES AND CANNOT VOTE FOR THE MERGER. A PROXY OR VOTE AGAINST THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND. A HOLOPAK STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS MUST BE THE RECORD HOLDER OF HIS SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE AND MUST CONTINUE TO HOLD HIS SHARES OF RECORD THROUGH THE DATE OF THE MERGER. ACCORDINGLY, A HOLOPAK STOCKHOLDER WHO IS THE RECORD HOLDER OF SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE, BUT WHO THEREAFTER TRANSFERS SUCH SHARES BEFORE THE MERGER, WILL LOSE ANY RIGHT TO APPRAISAL AS TO THOSE SHARES.

    A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners.

    A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought. When no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. If a stockholder holds shares through a broker who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

    ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO HOLOPAK, AT 9 COTTERS LANE, EAST BRUNSWICK, NEW JERSEY 08816, ATTENTION: ARTHUR KARMEL, SECRETARY.

    Within 10 days after the merger, Foilmark will notify each stockholder who has properly asserted appraisal rights under section 262 and has not voted in favor of or consented to the merger.

    Within 120 days after the merger, but not after that time, Foilmark or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares. Foilmark is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to demand their appraisal rights within the time prescribed in section 262.

    Within 120 days after the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Foilmark a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. These statements must be mailed within ten days after a written request therefor has been received by Foilmark.

    If a petition for an appraisal is filed in time, at the hearing on such petition the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation on the shares of the appraisal proceedings. If any stockholder fails to comply with this direction, the Delaware Court may dismiss the proceedings as to such stockholder.

    If a petition for an appraisal is filed in time, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under section 262 could be more than, the same as or less than the value of the consideration they would receive in the merger if they did not seek appraisal of their shares. Investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under section 262.

    The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

    Any HoloPak stockholder who has demanded an appraisal in compliance with section 262 will not, after the merger, be entitled to vote his shares for any purpose or be entitled to the payment or dividends or other distributions on those shares except dividends or other distributions payable to holders of record of shares as of a record date prior to the merger.

    If any HoloPak stockholder who properly demands appraisal of his shares under section 262 fails to demand, or withdraws or loses, appraisal rights, as provided under Delaware law the shares of such stockholder will be converted to the right to receive the merger consideration. A stockholder will lose or withdraw, his appraisal rights if no petition for appraisal is filed within 120 days after the merger, or if the stockholder withdraws his demand for appraisal. Any withdrawal attempted more than 60 days after such date will require the written approval of Foilmark. No appraisal proceeding pending in the Court of Chancery will be dismissed without the approval of the Court.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR DEMANDING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS, IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION. IN VIEW OF THE COMPLEXITIES OF THE FOREGOING PROVISIONS OF DELAWARE LAW, HOLOPAK STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER MAY WISH TO CONSULT LEGAL COUNSEL.

                                 LEGAL MATTERS

    The validity of the Foilmark common stock to be issued in connection with the merger will be passed upon by Hinckley, Allen & Snyder. Certain matters with respect to the merger will be passed upon by Battle Fowler.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Foilmark and its subsidiaries incorporated in this joint proxy statement--prospectus by reference to the Foilmark annual report on Form 10-K for the year ended December 31, 1997 and Foilmark's current report on Form 8-K dated March 1, 1999 for the year ended December 31, 1998 have been so incorporated by reference in this joint proxy statement--prospectus in reliance on the report of KPMG, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and the related financial statement schedule incorporated in this joint proxy statement--prospectus by reference from HoloPak's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated in this joint proxy-statement-prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    Representatives of KPMG and Deloitte & Touche LLP, will be present at the Foilmark special meeting and the HoloPak special meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

    FOILMARK. Stockholders of Foilmark may submit proposals to be considered for stockholder action at the 1999 annual meeting of stockholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission. Any such proposals must have been received no later than December 10, 1998 in order to be considered for inclusion in Foilmark 1999 proxy materials for the 1999 annual meeting of stockholders.

    HOLOPAK. Due to the merger, HoloPak does not currently expect to hold a 1999 annual meeting of stockholders. If the merger is not completed, and a meeting is held, any proposals of HoloPak stockholders intended to be presented at the 1999 annual meeting must be received by the secretary of

HoloPak no later than April 15, 1999 in order to be considered for inclusion in the HoloPak proxy materials relating to that meeting.

                             AVAILABLE INFORMATION

    Foilmark has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to HoloPak stockholders of the shares of Foilmark common stock. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Foilmark and Foilmark common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit some information included in the registration statement from this joint proxy statement--prospectus. In addition, Foilmark and HoloPak file reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the following locations of the Commission:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Citicorp Center
Room 1024                      Suite 1300                     500 West Madison Street
Washington, D.C. 20549         New York, New York 10048       Suite 1400
                                                              Chicago, Illinois 60661-2511

    Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

    The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Foilmark and HoloPak, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

    Reports, proxy statements and other information about Foilmark and HoloPak may be inspected at the offices of the NASD, 1745 K Street, N.W., Washington, D.C.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Securities and Exchange Commission allows Foilmark and HoloPak to incorporate by reference information into this joint proxy statement--prospectus. This means that Foilmark and HoloPak can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this joint proxy statement--prospectus, except for any information that is superseded by information that is included directly in this document.

    This joint proxy statement--prospectus incorporates by reference the documents listed below that Foilmark and HoloPak have previously filed with the Securities and Exchange Commission. They contain important information about Foilmark and HoloPak and their financial condition.

    The following documents previously filed by Foilmark with the Securities and Exchange Commission (File No. 000-24234) under the Exchange Act are incorporated herein by reference:

FOILMARK SEC FILINGS                           PERIOD
---------------------------------------------  ---------------------------------------------

Annual Report on Form 10-K                     Year ended December 31, 1997
Quarterly Reports on Form 10-Q and             Quarter ended March 31, 1998, as filed May
Form 10-Q/A                                    11, 1998; quarter ended June 30, 1998, as
                                               filed August 14, 1998; quarter ended
                                               September 30, 1998 as filed November 11, 1998
                                               and amended and filed on March 1, 1999
Current Reports on Form 8-K                    Dated November 17, 1998 and filed on November
                                               25, 1998; dated March 1, 1999 and filed March
                                               3, 1999
Proxy Statement                                Dated April 9, 1998 for its Annual Meeting of
                                               Stockholders held on May 13, 1998
                                               (incorporated by reference in the Foilmark
                                               10-K)

    The following documents previously filed by HoloPak with the Securities and Exchange Commission (File No. 001-19453) under the Exchange Act are incorporated herein by reference:

HOLOPAK SEC FILINGS                            PERIOD
---------------------------------------------  ---------------------------------------------

Annual Report on Form 10-K and Form 10-K/A     Year ended March 31, 1998
Quarterly Reports on Form 10-Q and Form        Quarter ended June 30, 1998, as filed August
  10-Q/A                                       14, 1998; quarter ended September 30, 1998,
                                               as filed November 13, 1998 and amended and
                                               filed on March 2, 1999; and quarter ended
                                               December 31, 1998, as filed February 12, 1999
Current Report on Form 8-K                     Dated November 17, 1998 and filed on November
                                               25, 1998
Proxy Statement                                Dated July 29, 1998 for its Annual Meeting of
                                               Stockholders held on September 25, 1998 (that
                                               has been incorporated by reference in the
                                               HoloPak Form 10-K)

    In addition, all documents filed by Foilmark or HoloPak under the Exchange Act after the date of this joint proxy statement--prospectus and before the HoloPak special meeting and the Foilmark special meeting will be deemed to be incorporated by reference into this joint proxy statement--prospectus and to be a part of from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this joint proxy statement--prospectus to the extent that a statement contained in the joint proxy statement--prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in the joint proxy statement--prospectus modifies or supersedes such previous statement. Any statement so modified or superseded will not be deemed to constitute a part in the joint proxy statement--prospectus except as so modified or superseded.

    All information contained or incorporated by reference in this joint proxy statement--prospectus relating to HoloPak and its subsidiaries, has been supplied by HoloPak, and all such information relating to Foilmark and its subsidiaries has been supplied by Foilmark.

    Foilmark and HoloPak incorporate by reference additional documents that either company may file with the Securities and Exchange Commission between the date of this joint proxy statement--prospectus and the dates of the Foilmark special meeting and the HoloPak special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can obtain any of the documents incorporated by reference in this document through Foilmark or HoloPak, as the case may be, or from the Securities and Exchange Commission through the Securities and Exchange Commission's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement--prospectus. You can obtain documents incorporated by reference in this joint proxy statement--prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                  FOILMARK                                        HOLOPAK
          Investor/Public Relations                      Investor/Public Relations
             5 Malcom Hoyt Drive                              9 Cotters Lane
      Newburyport, Massachusetts 01950               East Brunswick, New Jersey 08816
               (978) 462-7300                                 (732) 238-2883

    If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement--prospectus or in any of the materials that we've incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements assume the merger between Foilmark and HoloPak is accounted for as a purchase. The pro forma combined statements of operations combine Foilmark's historical results for the fiscal year ended December 31, 1998 with the historical results of HoloPak for the twelve month period ended December 31, 1998. The unaudited pro forma combined statements of operations assume that the merger had been consummated at the beginning of the earliest period presented.

    The unaudited pro forma combined balance sheet combines Foilmark's December 31, 1998 consolidated balance sheet with HoloPak's December 31, 1998 consolidated balance sheet and assumes the merger was consummated on December 31, 1998. The merger, which is expected to be completed in the first half of 1999, provides for the exchange of 1.11 shares of Foilmark common stock plus $1.42 for each outstanding share of HoloPak common stock.

    The allocation of the purchase price of HoloPak will be revised when additional information concerning asset and liability valuations is obtained. Adjustments will be made during the allocation period based on detailed reviews of fair values of assets acquired and liabilities assumed and could result in a change to the preliminary purchase price allocation.

    The pro forma financial statements are based on and derived from, and should be read in conjunction with:

    - the historical consolidated financial statements and the related notes of Foilmark, which are incorporated by reference into this joint proxy statement--prospectus, and

    - the historical consolidated financial statements and the related notes of HoloPak, which are incorporated by reference into this joint proxy statement--prospectus.

    See "Incorporation of Certain Information by Reference".

    The unaudited pro forma statements are presented for comparative purposes only and are not necessarily indicative of the future financial position or results of operations of the combined company or of the combined financial position or the results of operations that would have been realized had the merger been consummated during the period or as of the dates for which the pro forma statements are presented.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                FOILMARK, INC.     HOLOPAK TECHNOLOGIES,
                               FOR THE TWELVE-              INC.
                                    MONTH           FOR THE TWELVE-MONTH
                                 PERIOD ENDED           PERIOD ENDED              PRO FORMA          PRO FORMA
                              DECEMBER 31, 1998      DECEMBER 31, 1998           ADJUSTMENTS         COMBINED
                              ------------------  ------------------------  ---------------------  -------------
Net sales                           30,886,135             33,584,184                --               64,470,319
Cost of goods sold                  21,839,367             27,392,490          (1,362,054) (7)        47,869,803
Selling and administrative
  expenses                           7,865,290              7,006,252            (228,233) (7)        14,643,309
                              ------------------         ------------         -----------          -------------
Operating income (loss)              1,181,478               (814,558)          1,590,287              1,957,207
                              ------------------         ------------         -----------          -------------
Other income (expense)
  Interest (expense) income           (726,265)                37,025            (290,036) (8)(9)       (979,276)
  Other                                 23,363               --                      --                   23,363
                              ------------------         ------------         -----------          -------------
                                      (702,902)                37,025            (290,036)              (955,913)
                              ------------------         ------------         -----------          -------------
Income (loss) before income
  taxes                                478,576               (777,533)          1,300,251              1,001,294
(Provision) benefit for
  income taxes                        (121,834)                39,384            (298,042) (10)         (380,492)
                              ------------------         ------------         -----------          -------------
Income (loss) from
  continuing operations                356,742               (738,149)          1,002,209                620,802
                              ------------------         ------------         -----------          -------------
                              ------------------         ------------         -----------          -------------
Earnings per common share:
  Basic and diluted             $         0.09         $        (0.22)                             $        0.08
                              ------------------         ------------                              -------------
                              ------------------         ------------                              -------------
Weighted average common
  shares outstanding                 4,173,139              3,347,689                                  7,895,536
                              ------------------         ------------                              -------------
                              ------------------         ------------                              -------------

  See accompanying notes to unaudited pro forma combined financial statements

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                           HOLOPAK TECHNOLOGIES,
                                                       FOILMARK, INC.               INC.                PRO FORMA      PRO FORMA
                                                     DECEMBER 31, 1998       DECEMBER 31, 1998         ADJUSTMENTS      COMBINED
                                                     ------------------   ------------------------   ---------------   ----------

                       ASSETS
 Current Assets:
   Cash and cash equivalents.......................     $   470,894              $ 3,116,367         $(2,116,367)(4)   $1,470,894
   Accounts receivable--net........................       4,896,086                4,952,507                  --        9,848,593
   Inventories.....................................       8,134,490                6,620,266                  --       14,754,756
   Other current assets............................         748,610                  516,073                  --        1,264,683
   Deferred acquisition costs......................         261,482                       --                  --          261,482
   Income tax receivable...........................          50,872                  110,950                  --          161,822
   Deferred income taxes...........................         718,602                  125,000                  --          843,602
                                                     ------------------         ------------         ---------------   ----------
       Total current assets........................      15,281,036               15,441,163          (2,116,367)      28,605,832
                                                     ------------------         ------------         ---------------   ----------
   Property, plant and equipment, net..............       9,088,889                7,410,144          (4,879,087)(3)   11,619,946
   Bond and mortgage financing costs...............         364,226                       --                  --          364,226
   Intangible assets, net..........................       4,262,331                6,448,819          (6,448,819)(3)    4,262,331
   Non-current notes receivable....................          78,432                       --                  --           78,432
   Other assets....................................         745,958                  142,013                  --          887,971
                                                     ------------------         ------------         ---------------   ----------
       Total assets................................     $29,820,872              $29,442,139         (13,444,273)      $45,818,738
                                                     ------------------         ------------         ---------------   ----------
                                                     ------------------         ------------         ---------------   ----------

        LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Current installments of notes payable--
     stockholders..................................     $   119,827              $        --                  --       $  119,827
   Current installments of other long-term debt....         428,792                1,175,000                  --        1,603,792
   Accounts payable and accrued expenses...........       2,432,045                2,635,982                  --        5,068,027
   Customer deposits...............................       1,507,514                       --                  --        1,507,514
   Current liabilities of discontinued
     operations....................................         167,817                       --                  --          167,817
                                                     ------------------         ------------         ---------------   ----------
       Total current liabilities...................       4,655,995                3,810,982                  --        8,466,977
                                                     ------------------         ------------         ---------------   ----------
 Long-term debt
   Notes payable to stockholders, net of current
     installments..................................         534,605                       --                  --          534,605
   Other long-term debt, net of current
     installments..................................       8,571,066                       --           3,482,351(5)    12,053,417
                                                     ------------------         ------------         ---------------   ----------
                                                          9,105,671                                    3,482,351       12,588,022
 Deferred income taxes.............................         693,560                  907,705                  --        1,601,265
                                                     ------------------         ------------         ---------------   ----------
       Total liabilities...........................      14,455,226                4,718,687           3,482,351       22,656,264
                                                     ------------------         ------------         ---------------   ----------
 Stockholders' equity:
   Common stock....................................          41,796                   35,495               1,664(6)        78,955
   Additional paid-in capital......................      13,434,445               22,228,094         (14,468,425)(6)   21,194,114
   Retained earnings...............................       1,889,405                4,984,212          (4,984,212)(6)    1,899,405
   Cumulative translation adjustment...............                               (1,252,864)          1,252,864(6)            --
   Less: common stock held in treasury at cost.....                               (1,271,485)          1,271,485(6)            --
                                                     ------------------         ------------         ---------------   ----------
       Total stockholders' equity..................      15,365,646               24,723,452         (16,926,624)      23,162,474
                                                     ------------------         ------------         ---------------   ----------
       Total liabilities and stockholders'
         equity....................................     $29,820,872              $29,442,139         $(13,444,273)     $45,818,738
                                                     ------------------         ------------         ---------------   ----------
                                                     ------------------         ------------         ---------------   ----------

  See accompanying notes to unaudited pro forma combined financial statements.

              NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    1. The unaudited pro forma combined financial statements reflect the acquisition by Foilmark of all outstanding common stock of HoloPak. Each outstanding share of HoloPak common stock will be converted into 1.11 shares of Foilmark common stock and $1.42 in cash. The conversion price utilized in the pro forma financial statements was $2.098214. This average is based on the Foilmark common stock trading history three days before and three days after November 18, 1998. The aggregate estimated purchase price is calculated as follows:

 Issuance of 3,715,935 Foilmark common stock at
   $2.098214 per share.............................  $ 7,796,828
 3,347,689 HoloPak shares at $1.42 per share.......    4,753,718
 Estimated transaction expenses....................      845,000
                                                     -----------
 Estimated Purchase Price..........................  $13,395,546
                                                     -----------
                                                     -----------

    2. Foilmark's fiscal year ends on December 31 and HoloPak's fiscal year ends on March 31. In the accompanying unaudited combined pro forma statements of operations, the results of Foilmark's fiscal year ended December 31, 1998 have been combined with the unaudited results of operations of HoloPak for the twelve month period ended December 31, 1998. The unaudited pro forma statement of operations for the period ended December 31, 1998 has been derived from the audited financial statements of Foilmark as of and for the year ended December 31, 1998 and the unaudited financial statements of HoloPak as of and for the twelve month period ended December 31, 1998. HoloPak's unaudited statement of operations as of and for the twelve month period ended December 31, 1998 was derived from the unaudited interim financial statements of HoloPak for the three-month periods ended March 31, 1998, June 30, 1998, September 30, 1998 and December 31, 1998.

    3. This adjustment reflects the excess of net assets acquired over the estimated purchase price.

    The following is a calculation:

 Estimated Purchase Price..........................  $13,395,546
                                                     -----------
 Net book value of net assets acquired.............  $24,723,452
 Preliminary purchase accounting adjustments:
   Write-off of acquired goodwill..................   (6,448,819)
                                                     -----------
 Adjusted net book value of net assets acquired....   18,274,633
                                                     -----------
 Excess of adjusted net book value of net assets
   acquired over the Estimated Purchase Price......  ($4,879,087)
                                                     -----------
                                                     -----------

    The merger is being accounted for under the purchase method and a preliminary allocation by Foilmark of the purchase price has been presented in the pro forma combined financial statements. The net book value of the historical net assets of HoloPak was adjusted to reflect the write-off of acquired goodwill. The adjusted net book value of the net assets acquired from HoloPak exceeds the estimated purchase price by $4,879,087. In accordance with purchase accounting, this amount has been allocated to reduce property, plant and equipment.

    The allocation of the purchase price of HoloPak will be revised when additional information concerning asset and liability valuations is obtained. Adjustments will be made during the allocation period based on detailed reviews of fair values of assets acquired and liabilities assumed and could result in a change to the preliminary purchase price allocation. While we do not expect any material changes in the allocation of the purchase price, a final allocation of the purchase price to the HoloPak

                                  (UNAUDITED)

assets acquired and liabilities assumed is dependent upon certain valuations and studies that have not yet commenced.

    4. This entry represents the payment of cash from current available funds to the shareholders of the HoloPak common stock.

    5. This adjustment represents additional borrowings under Foilmark's line of credit facility of $3,482,351 for the purpose of financing the remaining cash portion of the estimated purchase price.

    6. These adjustments represent the issuance of 3,715,935 of Foilmark common stock at an assumed price of $2.098214 (see Note 1) and the elimination of HoloPak's stockholders' equity accounts.

    7. These entries reflect the reduction of depreciation and amortization expenses for the effect of the excess of net assets acquired over the estimated purchase price applied to the long-term assets, namely property, plant and equipment. The remaining net book value of $2,531,057, is being depreciated over an average life of three to four years.

    Total goodwill amortization expense for HoloPak was eliminated, as HoloPak's goodwill will be written off in accordance with purchase accounting.

    The following is a calculation of the new basis of property, plant and equipment:

HoloPak property, plant and equipment acquired..................  $7,410,144
Excess of adjusted net book value of net assets acquired over the estimated purchase price..................................  (4,879,087)
                                                                  ----------
                                                                  ----------
Remaining pro forma property, plant and equipment...............   2,531,057
                                                                  ----------

    8. This adjustment reflects the recognition of interest expense on the additional borrowings of Foilmark to finance the estimated purchase price (see
Note 5). The interest expense was calculated based on Foilmark's incremental borrowing rate under its line of credit facility which was LIBOR plus 2%.

    9. This adjustment reflects the loss of interest income generated from the cash and cash equivalents that were used to fund the cash portion of the estimated purchase price (see Note 4).

    10. This entry represents the adjustment to record the pro forma tax expense for the twelve month period ended December 31, 1998. The rate utilized was the Foilmark historical rate.

    11. Pro forma per share data are based on the number of Foilmark common stock and common stock equivalents that would have been outstanding had the merger occurred on the earliest date presented.

    12. Certain amounts have been reclassified to conform to the pro forma presentation.

                                                                    Exhibit 99.2

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                FOILMARK, INC.,
                        FOILMARK ACQUISITION CORPORATION
                                      AND
                           HOLOPAK TECHNOLOGIES, INC.
                         DATED AS OF NOVEMBER 17, 1998

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
Preamble..................................................................................................        A-1
ARTICLE 1.................................................................................................        A-1
    1.1      Merger.......................................................................................        A-1
    1.2      Time and Place of Closing....................................................................        A-1
    1.3      Effective Time...............................................................................        A-1
ARTICLE 2.................................................................................................        A-2
    2.1      Charter......................................................................................        A-2
    2.2      Bylaws.......................................................................................        A-2
    2.3      Directors and Officers.......................................................................        A-2
    2.4      Effects of the Merger........................................................................        A-2
ARTICLE 3.................................................................................................        A-2
    3.1      Conversion of Shares.........................................................................        A-2
    3.2      Shares Held by Foilmark or Holopak...........................................................        A-2
    3.3      Fractional Shares............................................................................        A-3
    3.4      Conversion of Stock Options..................................................................        A-3
    3.5      Dissenting Shares............................................................................        A-4
ARTICLE 4.................................................................................................        A-4
    4.1      Exchange Procedures..........................................................................        A-4
    4.2      Rights of Former Shareholders................................................................        A-5
    4.3      Investment of Exchange Fund..................................................................        A-5
    4.4      Termination of Exchange Fund.................................................................        A-6
ARTICLE 5.................................................................................................        A-6
    5.1      Organization, Standing, and Power............................................................        A-6
    5.2      Authority; No Breach By Agreement............................................................        A-6
    5.3      Capital Stock................................................................................        A-7
    5.4      Foilmark Subsidiaries........................................................................        A-7
    5.5      SEC Filings; Financial Statements............................................................        A-8
    5.6      Absence of Undisclosed Liabilities...........................................................        A-8
    5.7      Absence of Certain Changes or Events.........................................................        A-9
    5.8      Tax Matters..................................................................................        A-9
    5.9      Assets.......................................................................................       A-11
    5.10     Intellectual Property........................................................................       A-11
    5.11     Compliance with Laws.........................................................................       A-12
    5.12     Labor Relations..............................................................................       A-12
    5.13     Employee Benefit Plans.......................................................................       A-13
    5.14     Material Contracts...........................................................................       A-14
    5.15     Legal Proceedings............................................................................       A-15
    5.16     Statements True and Correct..................................................................       A-15
    5.17     Accounting, Tax and Regulatory Matters.......................................................       A-15
    5.18     State Takeover Laws..........................................................................       A-16
    5.19     Charter Provisions...........................................................................       A-16
    5.20     Millennium Capability........................................................................       A-16
    5.21     Third Party Consents and Governmental Approvals..............................................       A-16
    5.22     Authority of Foilmark Sub....................................................................       A-16
    5.23     Fairness Opinion.............................................................................       A-16
    5.24     Environmental Matters........................................................................       A-17
    5.25     HSR Act......................................................................................       A-17

                                                                                                              PAGE
                                                                                                            ---------
ARTICLE 6.................................................................................................       A-17
    6.1      Organization, Standing, and Power............................................................       A-17
    6.2      Authority; No Breach By Agreement............................................................       A-17
    6.3      Capital Stock................................................................................       A-18
    6.4      Holopak Subsidiaries.........................................................................       A-18
    6.5      SEC Filings; Financial Statements............................................................       A-19
    6.6      Absence of Undisclosed Liabilities...........................................................       A-20
    6.7      Absence of Certain Changes or Events.........................................................       A-20
    6.8      Tax Matters..................................................................................       A-20
    6.9      Assets.......................................................................................       A-22
    6.10     Intellectual Property........................................................................       A-23
    6.11     Compliance with Laws.........................................................................       A-23
    6.12     Labor Relations..............................................................................       A-24
    6.13     Employee Benefit Plans.......................................................................       A-24
    6.14     Material Contracts...........................................................................       A-25
    6.15     Legal Proceedings............................................................................       A-26
    6.16     Statements True and Correct..................................................................       A-26
    6.17     Accounting, Tax and Regulatory Matters.......................................................       A-27
    6.18     State Takeover Laws..........................................................................       A-27
    6.19     Charter Provisions...........................................................................       A-27
    6.20     Millennium Capability........................................................................       A-27
    6.21     Third Party Consents and Governmental Approvals..............................................       A-27
    6.22     Fairness Opinion.............................................................................       A-27
    6.23     Environmental Matters........................................................................       A-27
    6.24     HSR Act......................................................................................       A-28
ARTICLE 7.................................................................................................       A-28
    7.1      Affirmative Covenants of Foilmark and Holopak................................................       A-28
    7.2      Negative Covenants of Foilmark and Holopak...................................................       A-28
    7.4      Adverse Changes in Condition.................................................................       A-30
    7.4      Reports......................................................................................       A-30
ARTICLE 8.................................................................................................       A-31
    8.1      Registration Statement; Proxy Statement; Shareholder Approval................................       A-31
    8.2      Exchange Listing.............................................................................       A-31
    8.3      Applications; Antitrust Notification.........................................................       A-31
    8.4      Filings with State Offices...................................................................       A-31
    8.5      Agreement as to Efforts to Consummate........................................................       A-32
    8.6      Investigation and Confidentiality............................................................       A-32
    8.7      Press Releases...............................................................................       A-32
    8.8      No-Solicitation..............................................................................       A-32
    8.9      State Takeover Laws..........................................................................       A-33
    8.10     Charter Provisions...........................................................................       A-33
    8.11     Indemnification and Insurance................................................................       A-33
    8.12     No Recourse..................................................................................       A-34
    8.13     Conversion of Non-Voting Stock...............................................................       A-34
    8.14     Credit Facilities............................................................................       A-34
    8.15     Filing of S-8................................................................................       A-34
    8.16     Environmental Report.........................................................................       A-34
    8.17     Employment Agreement.........................................................................       A-34

                                                                                                              PAGE
                                                                                                            ---------
ARTICLE 9.................................................................................................       A-35
    9.1      Conditions to Obligations of Each Party......................................................       A-35
    9.2      Conditions to Obligations of Holopak.........................................................       A-36
    9.3      Conditions to Obligations of Foilmark........................................................       A-38
ARTICLE 10................................................................................................       A-39
    10.1     Termination..................................................................................       A-39
    10.2     Effect of Termination........................................................................       A-40
    10.3     Non-Survival of Representations and Warranties...............................................       A-40
ARTICLE 11................................................................................................       A-41
    11.1     Definitions..................................................................................       A-41
    11.2     Expenses.....................................................................................       A-46
    11.3     Brokers and Finders..........................................................................       A-47
    11.4     Entire Agreement.............................................................................       A-47
    11.5     Amendments...................................................................................       A-47
    11.6     Waivers......................................................................................       A-47
    11.7     Assignment...................................................................................       A-48
    11.8     Notices......................................................................................       A-48
    11.9     Governing Law................................................................................       A-49
    11.10    Counterparts.................................................................................       A-49
    11.11    Captions.....................................................................................       A-49
    11.12    Interpretations..............................................................................       A-49
    11.13    Enforcement of Agreement.....................................................................       A-49
    11.14    Severability.................................................................................       A-49

                                LIST OF EXHIBITS

EXHIBIT NUMBER                                              DESCRIPTION
---------------  -------------------------------------------------------------------------------------------------

2.1              The Certificate of Incorporation of Foilmark Sub

2.2              Bylaws of Foilmark Sub

8.17             Form of Employment Agreement with Frank J. Olsen, Jr.

9.1(i)           Form of Voting Agreement, among Foilmark, Frank J. Olsen, Jr., Bradford and other principal stockholders

9.2(j)           Form of Registration Rights Agreement

9.2(o)(i)        Terms of Consulting Agreement with James L. Rooney

9.2(o)(ii)       Terms of Employment Agreement with J.T. Webb

9.2(o)(iii)      Terms of Employment Agreement with Arthur Karmel

9.2(o)(iv)       List of Foilmark Individuals with whom Foilmark shall enter into Indemnification Agreements

9.2(n)           List of Foilmark Individuals Receiving Stock Options

9.3(i)           List of Holopak Individuals Receiving Stock Options

9.3(j)           List of HoloPak Individuals with whom Foilmark shall enter into Indemnification Agreements

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 17, 1998, by and among FOILMARK, INC. ("Foilmark"), a Delaware corporation having its principal office located in Newburyport, Massachusetts; FOILMARK ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Foilmark ("Foilmark Sub"); and HOLOPAK TECHNOLOGIES, INC. ("Holopak"), a Delaware corporation having its principal office located in East Brunswick, New Jersey.

                                    PREAMBLE

    The Boards of Directors of Foilmark, Foilmark Sub and Holopak have determined that the transactions described herein, including, without limitation, the Merger (as defined below) are advisable and in the best interests of Foilmark and Holopak and their respective shareholders. This Agreement provides for the merger of Holopak with and into Foilmark Sub with Foilmark Sub as the surviving corporation. At the Effective Time (as defined below), subject to, and in accordance with, Article 3 hereof, the outstanding shares of the capital stock of Holopak shall be converted into the right to receive (i) 1.11 shares of Foilmark Common Stock (as defined below) and (ii) one dollar and forty-two cents ($1.42) in cash (except with respect to shares of Holopak Common Stock (as defined herein) held by (a) any Foilmark Company, (b) any Holopak Company or (c) any shareholder properly exercising dissenters' rights of appraisal pursuant to Section 262 of the DGCL (as defined herein)). As a result of the Merger, at the Effective Time, shareholders of Holopak shall be shareholders of Foilmark, and Foilmark Sub shall continue to conduct its business and operations as a wholly-owned subsidiary of Foilmark. The transactions described in this Agreement are subject to the approvals of the shareholders of Foilmark, the shareholders of Holopak, and the satisfaction of certain other conditions described in this Agreement.

    Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

    NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

    1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Holopak shall be merged with and into Foilmark Sub (the "Merger") in accordance with the provisions of Section 251 of DGCL and with the effect provided in Sections 259 and 261 of the DGCL. At the Effective Time, Foilmark Sub shall be the Surviving Corporation resulting from the Merger and shall remain a wholly-owned Subsidiary of Foilmark and continue to be governed by the Laws of the State of Delaware and the separate existence of Holopak shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Foilmark, Foilmark Sub and Holopak and by Foilmark as the sole shareholder of Foilmark Sub. The name of the Surviving Corporation shall be Holopak Technologies, Inc.

    1.2 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 A.M. on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

    1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by authorized officers of each Party, the Parties shall use their reasonable efforts to file the Certificate of Merger with the Secretary of State of the State of Delaware to occur as soon as practicable but in any event not later than the fifth business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of each of Foilmark and Holopak approve this Agreement to the extent such approval is required by this Agreement and applicable Law.

                                   ARTICLE 2
                                TERMS OF MERGER

    2.1 CHARTER. The Certificate of Incorporation of Foilmark Sub attached hereto as Exhibit 2.1, with such changes as contemplated by this Agreement, in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until otherwise amended or repealed.

    2.2 BYLAWS. The Bylaws of Foilmark Sub attached hereto as Exhibit 2.2 in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

    2.3 DIRECTORS AND OFFICERS. The directors of Foilmark Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Holopak in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

    2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Holopak and Foilmark Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Holopak and Foilmark Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

    3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Foilmark, Foilmark Sub, Holopak or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

        (a) Each share of Foilmark Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b) Each share of Foilmark Sub Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and as of the Effective Time shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        (c) Each share of Holopak Common Stock, excluding shares held by any Holopak Company or any Foilmark Company issued and outstanding at the Effective Time and excluding Dissenting Shares (as hereinafter defined), shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) 1.11 shares of Foilmark Common Stock (the "Stock Merger Consideration"); and (ii) one dollar and forty-two cents ($1.42) in cash (the "Cash Merger Consideration," and together with the Stock Merger Consideration, the "Merger Consideration").

    3.2 SHARES HELD BY FOILMARK OR HOLOPAK. Each of the shares of Holopak Common Stock held by any Foilmark Company or by any Holopak Company shall automatically be canceled and retired and cease to exist at the Effective Time and no consideration shall be issued in exchange therefor.

    3.3 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Holopak Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Foilmark Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) rounded to the nearest whole cent in an amount equal to such fractional part of a share of Holopak Common Stock multiplied by the market value of one share of Foilmark Common Stock on the date at the Effective Time. The market value of one share of Foilmark Common Stock at the Effective Time shall be the last sale price of Foilmark Common Stock on the Nasdaq National Market on the business day immediately preceding the day on which the Effective Time occurs (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source mutually agreed upon by Holopak and Foilmark). No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder of Foilmark in respect of any fractional shares.

    3.4  CONVERSION OF STOCK OPTIONS.

        (a) At the Effective Time, each option or other right to purchase or receive shares of Holopak Common Stock pursuant to stock options, stock appreciation or other similar rights ("Holopak Options") granted either under the Holopak Stock Plans or otherwise, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Foilmark Common Stock, and Foilmark shall assume each Holopak Option, in accordance with the terms of the Holopak Stock Plan and any stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Foilmark and its Compensation Committee shall be substituted for Holopak and its Stock Option Committee of the Board of Directors of Holopak (including, if applicable, the entire Board of Directors of Holopak) administering such Stock Plans,
    (ii) each Holopak Option assumed by Foilmark may be exercised solely for shares of Foilmark Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Foilmark Common Stock subject to such Holopak Option shall be equal to the number of shares of Holopak Common Stock subject to such Holopak Option immediately prior to the Effective Time multiplied by 1.11, and (iv) the per share exercise price under each Holopak Option shall be adjusted by dividing the per share exercise price under each such Holopak Option by 1.11 and rounding up to the nearest cent and deducting $1.42. Notwithstanding the provisions of clause (iii) of the preceding sentence, Foilmark shall not be obligated to issue any fraction of a share of Foilmark Common Stock upon exercise of Holopak Options and any fraction of a share of Foilmark Common Stock that otherwise would be subject to a converted Holopak Option shall represent the right to receive a cash payment upon exercise of such converted Holopak Option equal to the product of such fraction and the difference between the market value of one share of Foilmark Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of Foilmark Common Stock at the time of exercise of an Option shall be the last sale price of the Foilmark Common Stock on the Nasdaq National Market (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source as determined by the Foilmark Compensation Committee) on the last trading day preceding the date of exercise. In addition, notwithstanding the clauses (iii) and (iv) of the first sentence of this
    Section 3.4, each Holopak Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Holopak agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.4, including using its reasonable efforts to obtain from each holder of a Holopak Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.4.

        (b) Promptly after the Effective Time, Foilmark shall deliver to the participants in each Holopak Stock Plan and other holders of Holopak Options an appropriate notice setting forth such participant's rights pursuant thereto. The grants subject to such Holopak Options shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.4(a) after giving effect to the Merger), and shall comply with the terms of each Holopak Option to ensure, to the extent required by, and subject to the provisions of, such Holopak Stock Plan, that Holopak Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Foilmark shall take all corporate action necessary to reserve for issuance sufficient shares of Foilmark Common Stock for delivery upon exercise of Holopak Options assumed by it in accordance with this Section 3.4. Promptly after the Effective Time, Foilmark shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Foilmark Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Holopak Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Foilmark shall administer the Holopak Stock Plan assumed pursuant to this Section 3.4 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Holopak Stock Plan complied with such rule prior to the Effective Time.

    3.5 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Holopak Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has not voted in favor of the Merger or consented thereto in writing and who has the right to demand, and who properly demands, an appraisal of such shares of Holopak Common Stock in accordance with Section 262 of the DGCL (or any successor provisions) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share of Holopak Common Stock that had been converted as of the Effective Time into the right to receive Merger Consideration in accordance with Section 3.1(c) hereof. Notwithstanding anything to the contrary contained herein, if the Merger is rescinded or abandoned, then the right of any holder to be paid the fair value of such holder's Dissenting Shares shall cease. Holopak shall give notice to Foilmark of any demands received by Holopak for appraisal of shares of Holopak Common Stock and any withdrawal of such demands.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

    4.1 EXCHANGE PROCEDURES. Prior to the Effective Time, Foilmark shall appoint a commercial bank or trust company satisfactory to Holopak to act as exchange and paying agent hereunder (the "Exchange Agent"). At the Effective Time, Foilmark shall deposit with the Exchange Agent, (i) certificates representing Foilmark Common Stock which immediately prior to the Effective Time represent a number of shares of Foilmark Common Stock required to be issued pursuant to Section 3.1(c) hereof in exchange for the issued and outstanding shares of Holopak Common Stock (together with cash as required to (x) pay any dividends or distributions with respect thereto in accordance with Section 4.2 hereof and (y) make payments in lieu of fractional shares of Holopak Common Stock pursuant to Section 3.3 hereof; and (ii) cash in an aggregate amount sufficient to pay the Cash Merger Consideration (collectively, the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose except as provided for in this Agreement. Promptly after the Effective Time but in no event later than five business days after the Effective Time, Foilmark shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Holopak Common Stock (the "Holopak Share Certificates") appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Holopak Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Holopak Share Certificates in exchange for the Merger Consideration. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Holopak Common Stock (other than shares to be canceled pursuant to Section
3.2 of this Agreement or Dissenting Shares) issued and outstanding at the Effective Time shall surrender the Holopak Share Certificates to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.3 of this Agreement, each holder of shares of Holopak Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Holopak Share Certificates, cash in lieu of any fractional share of Foilmark Common Stock to which such holder may be otherwise entitled (without interest). Foilmark shall not be obligated to deliver the Merger Consideration to which any holder of Holopak Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Holopak Share Certificate for exchange as provided in this Section 4.1. The Holopak Share Certificate so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Holopak Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Adoption of this Agreement by the shareholders of Holopak shall constitute ratification of the appointment of the Exchange Agent.

    4.2 RIGHTS OF FORMER HOLOPAK SHAREHOLDERS. At the Effective Time, the stock transfer books of Holopak shall be closed as to holders of Holopak Common Stock immediately prior to the Effective Time and no transfer of Holopak Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each Holopak Share Certificate (other than Dissenting Shares and shares to be canceled pursuant to Sections 3.2 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.3 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Holopak in respect of such shares of Holopak Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Foilmark on the Foilmark Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Foilmark Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Foilmark Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of the Share Certificate until such holder surrenders such Holopak Share Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of a Holopak Share Certificate, both the certificate representing shares of Foilmark Common Stock issued in accordance with Section 3.1(c) hereof, (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

    4.3 INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest the cash portion of the Exchange Fund, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million; and any net earnings with respect to the Exchange Fund shall be the property of and paid over to Foilmark as and when requested by Foilmark; provided, however, that any Taxes payable with respect to the Exchange Fund shall be the sole obligation and liability of Foilmark; provided, further that any such investment or any such payment of earnings shall not delay the timely receipt by holders of Holopak Share Certificates of the Merger Consideration or otherwise impair such holders' respective rights hereunder.

    4.4 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Holopak Share Certificates for 365 days after the Effective Time shall be delivered to Foilmark, upon demand, and any holders of Holopak Share Certificates that have not theretofore complied with this Article 4 shall thereafter (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) look only to Foilmark, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF FOILMARK

    Foilmark hereby represents and warrants to Holopak as follows:

    5.1 ORGANIZATION, STANDING, AND POWER. Foilmark is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Foilmark is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of the assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Foilmark or prevent or materially delay the consummation of the Merger. Foilmark has delivered to Holopak complete and correct copies of its Certificate of Incorporation and Bylaws, as amended and restated and the Certificate of Incorporation and Bylaws (or similar organizational documents) of its Subsidiaries.

5.2 AUTHORITY; NO BREACH BY AGREEMENT.

        (a) Foilmark has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Foilmark, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Foilmark Common Stock, voting at the Foilmark Shareholders' Meeting at which a quorum is present, which is the only vote of the holders of any class or series of Foilmark's capital stock required for approval of this Agreement or under applicable Law and consummation of the Merger by Foilmark. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Foilmark, enforceable against Foilmark in accordance with its terms.

        (b) Neither the execution and delivery of this Agreement by Foilmark, nor the consummation by Foilmark of the transactions contemplated hereby, nor compliance by Foilmark with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Foilmark's or any of its Subsidiaries' Certificate of Incorporation or Bylaws, or (ii) except as disclosed in Section 5.2 of the Foilmark Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Foilmark Company under, any Contract or Permit of any Foilmark Company, except for any such Default, Consent or Lien that would not have a Material Adverse Effect on Foilmark, or, (iii) subject to receipt of the requisite Consents referred to in
    Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Foilmark Company or any of their respective material Assets.

        (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Foilmark of the Merger and the other transactions contemplated in this Agreement.

5.3 CAPITAL STOCK.

        (a) The authorized capital stock of Foilmark consists of 500,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding, and 10,000,000 shares of Foilmark Common Stock, of which 4,176,542 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Foilmark Capital Stock are, and all of the shares of Foilmark Common Stock to be issued in exchange for shares of Holopak Common Stock upon consummation of the Merger, will be as of the Effective Time, duly and validly issued and outstanding, fully paid and nonassessable and free and clear of all Liens created by Foilmark. None of the outstanding shares of capital stock of Foilmark has been issued in violation of any preemptive rights of the current or past shareholders of Foilmark. Foilmark has reserved 475,000 shares of Foilmark Common Stock for issuance under the Foilmark Stock Plans, pursuant to which options to purchase not more than 378,858 shares of Foilmark Common Stock have been granted.

        (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the Foilmark Disclosure Memorandum, there are no shares of capital stock or other equity securities of Foilmark outstanding and no outstanding Rights relating to the capital stock of Foilmark.

    5.4 FOILMARK SUBSIDIARIES. Foilmark has disclosed in Section 5.4 of the Foilmark Disclosure Memorandum all of the Foilmark Subsidiaries (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership). Except as disclosed in Section 5.4 of the Foilmark Disclosure Memorandum, Foilmark or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Foilmark Subsidiary. No capital stock (or other equity interest) of any Foilmark Subsidiary is or may become required to be issued (other than to another Foilmark Company) by reason of any Rights, and there are no Contracts by which any Foilmark Subsidiary is bound to issue (other than to another Foilmark Company) additional shares of its capital stock (or other equity interests) or Rights or by which any Foilmark Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Foilmark Subsidiary (other than to another Foilmark Company). There are no Contracts relating to the rights of any Foilmark Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Foilmark Subsidiary. All of the shares of capital stock (or other equity interests) of each Foilmark Subsidiary held by a Foilmark Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Foilmark Company free and clear of any Lien. Except as disclosed in
Section 5.4 of the Foilmark Disclosure Memorandum, each Foilmark Subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Foilmark Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and each jurisdiction in which it is so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Foilmark. The minute book and other organizational documents for each Foilmark Subsidiary have been made available to Holopak for its review, and, except as disclosed in Section 5.4 of the Foilmark Disclosure Memorandum, are true and correct as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

    5.5  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Foilmark has timely filed and made available to Holopak all SEC Documents required to be filed by Foilmark since January 1, 1994 or such later date as Foilmark first filed, or was first obligated to file, such SEC Documents (the "Foilmark SEC Reports"). The Foilmark SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Foilmark SEC Reports or necessary in order to make the statements in such Foilmark SEC Reports, in light of the circumstances under which they were made, not misleading. No Foilmark Subsidiary is required to file any SEC Documents.

        (b) Each of the Foilmark Financial Statements (including, in each case, any related notes) contained in the Foilmark SEC Reports, including any Foilmark SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the Securities and Exchange Commission (the "SEC") with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except to the extent required by changes to GAAP or as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Foilmark and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and any pro forma financial information contained in the Joint Proxy Statement/Prospectus on Form S-4 to be filed in connection with the Merger is not necessarily indicative of the consolidated financial position of Foilmark and the Foilmark Subsidiaries, as the case may be, as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

        (c) Since November 1, 1988, or the date of organization if later, Foilmark and each of its Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities, including but not limited to financial reports filed with foreign governmental agencies. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in any material respect, contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, PROVIDED, HOWEVER, that to the extent that the foregoing relates to facts or omission regarding Persons other than Foilmark and its Affiliates, such representation and warranty is made to Foilmark's Knowledge.

    5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Foilmark Company has any Liabilities that have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Foilmark, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Foilmark as of December 31, 1997 and September 30, 1998, included in the Foilmark Financial Statements or reflected in the notes thereto, or as disclosed in
Section 5.6 of the Foilmark Disclosure Memorandum. No Foilmark Company has incurred or paid any Liability since September 30, 1998, except for such Liabilities (i) disclosed in Section 5.6 of the Foilmark Disclosure Memorandum or (ii) incurred or paid (A) in the ordinary course of business consistent with past business practice and which have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Foilmark or
(B) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 5.6 of the Foilmark Disclosure Memorandum, no Foilmark Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person, other than another Foilmark Company, for any amount in excess of $50,000.

    5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1998, except as disclosed in the Foilmark Financial Statements delivered prior to the date of this Agreement and as disclosed in Section 5.7 of the Foilmark Disclosure Memorandum and from the date hereof until the Effective Time, for those actions permitted pursuant to Section 7.2 hereof with respect to Foilmark, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Foilmark, and (ii) there has not been: (A) any damage, destruction or loss (whether or not covered by insurance) with respect to any Assets of any Foilmark Company that has resulted or is reasonably likely to result in a Material Adverse Effect on Foilmark, (B) any change by any Foilmark Company in its accounting methods, principles or practices; (C) Any increase in the benefits under, or the establishment or amendment of, any material bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any material increase in the compensation payable or to become payable to directors, officers or employees of any Foilmark Company, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice and the granting of stock options as reflected in Section 5.3 hereof or
(E) or take any other actions inconsistent with the actions described in Section
7.2 hereof. Since the date of Foilmark's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as filed with the SEC, there has not been any declaration, setting aside or payment of any dividends or distributions in respect of shares of Foilmark Common Stock or the shares of stock of any Foilmark Subsidiary or any redemption, repurchase or other reacquisition of any of Foilmark's equity securities or any of the equity securities of any Foilmark Subsidiary.

    5.8 TAX MATTERS. Except as disclosed in Section 5.8 of the Foilmark Disclosure Memorandum:

        (a) Except for such matters as would not have a Material Adverse Effect on Foilmark, all Tax Returns required to be filed by or on behalf of any of the Foilmark Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired and all Tax Returns filed are complete and accurate in all Material respects. All Taxes shown to be payable on filed Tax Returns have been paid. To the Knowledge of Foilmark, there is no pending or proposed audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Foilmark Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. Foilmark's Tax Returns have been audited by all relevant Tax Authorities for all years through the year ended December 31, 1994. No claim has ever been made by an authority or a jurisdiction where any Foilmark Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No Tax Authority has notified any Foilmark Company that it intends to examine or investigate its Tax affairs.

        (b) None of the Foilmark Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of the Foilmark Companies. The Tax Returns of the Foilmark Companies for the periods set forth in
    Section 5.8 of the Foilmark Disclosure Memorandum have been examined by the appropriate taxing authorities and no deficiency for any Tax shown on any such audited return has been proposed, asserted or assessed against any Foilmark Company that has not been resolved and paid in full.

        (c) The provision for any Taxes due or to become due for any of the Foilmark Companies for the period or periods through and including the date of the respective Foilmark Financial Statements that has been made and is reflected on such Foilmark Financial Statements is sufficient to cover all such Taxes.

        (d) Deferred Taxes of the Foilmark Companies have been provided for in accordance with GAAP. No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for by an accrual on the books for federal income tax purposes.

        (e) None of the Foilmark Companies is a party to any Tax allocation or sharing agreement and none of the Foilmark Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Foilmark) or has any Liability for Taxes of any Person (other than Foilmark and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

        (f) Each of the Foilmark Companies is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

        (g) None of the Foilmark Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

        (h) No power of attorney currently in force has been granted by any Foilmark Company concerning any Tax matter.

        (i) No Foilmark Company has received a Tax Ruling or entered into a Closing Agreement with any Tax Authority that would have a continuing adverse effect after the Closing Date.

        (j) No event, transaction, act or omission has occurred which could result in any Foilmark Company becoming liable to pay or to bear any Tax as a transferee, successor or otherwise which is primarily or directly chargeable or attributable to any non-Foilmark Company, person or firm. No Foilmark Company has actual or contingent liability (whether by reason of any indemnity, warranty or otherwise) to any other person in respect of any actual, contingent or deferred liability of such person for Taxes.

        (k) No Foilmark Company has consented (nor will any of them consent prior to the Closing) pursuant to Code Section341(f) to have Code Section341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code Section341(f)(4)) owned by any Foilmark Company.

        (l) No property of any Foilmark Company is property that it or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Section168(f)(8) of the Internal Revenue Code of 1954 (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section168(h).

        (m) No Foilmark Company is required to include any adjustment pursuant to Code Section481(a) by reason of a voluntary change in accounting method initiated by the Company, and to the best of the knowledge of each Foilmark Company, the IRS has not proposed any such adjustment or change in accounting method.

        (n) No election under Code Section338 (or any predecessor provisions) has been made by any Foilmark Company with respect to any of its assets or properties.

        (o) No Foilmark Company is subject to any contract, obligation or commitment under which it will or may any time hereafter be or become liable to make any payment (or provide any other amount in money or money's worth) of an expense nature which (in either such case) is not deductible, depreciable or amortizable in full in computing the income of any Foilmark Company for the purpose of any Taxes on income or profits to which the Company or any Subsidiary may be subject, other than any payment relating to the acquisition of assets that are treated as having an indefinite useful life for purposes of the relevant Tax.

        (p) No Foilmark Company has disposed of any asset or supplied any service or business facility of any kind (including a loan or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration to be received for such disposal or supply will be less than the consideration deemed received for Tax purposes.

    5.9 ASSETS. Except as disclosed in Section 5.9 of the Foilmark Disclosure Memorandum or as disclosed or reserved against in the Foilmark Financial Statements delivered prior to the date of this Agreement, the Foilmark Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Foilmark Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Foilmark's past practices. Section 5.9 of the Foilmark Disclosure Memorandum sets forth, as of the date of this Agreement (x) all real property owned by Foilmark and its Subsidiaries, singly or in common or joint venture with each other or other entities or individuals, and (y) all real property that Foilmark and its Subsidiaries has leased or subleased among themselves or from a third party, singly or in common or joint venture with each other or with other entities or individuals. All items of inventory of the Foilmark Companies reflected on the most recent balance sheet included in the Foilmark Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the Foilmark Companies are a part. All Assets which are material to Foilmark's business on a consolidated basis, held under leases or subleases by any of the Foilmark Companies, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect. Section 5.9 of the Foilmark Disclosure Memorandum sets forth the scope of coverage of all of Foilmark's insurance policies as of the date of this Agreement, the term of each such policy and the premiums relating thereto. None of the Foilmark Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.9 of the Foilmark Disclosure Memorandum, there are presently no claims pending under such policies of insurance and no notices of denial of any material claim have been received by any Foilmark Company under such policies within the past twelve months. The Assets of the Foilmark Companies include all Assets required to operate the business of the Foilmark Companies as presently conducted.

    5.10 INTELLECTUAL PROPERTY. Section 5.10 of the Foilmark Disclosure Memorandum sets forth a complete and accurate list of, and a brief description of all Intellectual Property owned, used or licensed by or to Foilmark which are used in or necessary for the conduct of Foilmark's business, except as to which the absence of which would not have a Material Adverse Effect on Foilmark ("Foilmark Intellectual Property"). No Person has asserted a claim in writing to Foilmark that Foilmark has abandoned any Foilmark Intellectual Property and, to the Knowledge of Foilmark, Foilmark has not abandoned any Foilmark Intellectual Property. Except as disclosed in Section 5.10 of the Foilmark Disclosure Memorandum, a Foilmark Company owns all right, title and interest in and to or has the lawful right to use the Foilmark Intellectual Property free and clear of all Liens. All Foilmark Intellectual Property licensed to any Foilmark Company is identified as "licensed" in Section 5.10 of the Foilmark Disclosure Memorandum. Except as disclosed in Section 5.10 of the Foilmark Disclosure Memorandum, use of the Foilmark

Intellectual Property by any of the Foilmark Companies has not to the Knowledge of Foilmark misappropriated or infringed on any rights held or owned by any third party, nor has any third party asserted any such claim. Except as disclosed in Section 5.10 of the Foilmark Disclosure Memorandum, no Foilmark Company is obligated to pay any royalties to any Person (other than another Foilmark Company) with respect to any Foilmark Intellectual Property. Except as disclosed in Section 5.10 of the Foilmark Disclosure Memorandum, every officer or management employee of any Foilmark Company is a party to a Contract which requires such officer or management employee to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Foilmark Company and, to the Knowledge of Foilmark, no officer is party to, nor to the Knowledge of Foilmark has Foilmark received any notice of any other management employee being a party to, any Contract with any Person other than a Foilmark Company which requires such officer or management employee to assign any interest in any Intellectual Property to any Person other than a Foilmark Company or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Foilmark Company. Except as disclosed in Section 5.10 of the Foilmark Disclosure Memorandum, no officer of any Foilmark Company is party to, nor has Foilmark received any notice of any other management employee being a party to, any Contract which restricts or prohibits such officer or management employee from engaging in activities competitive with any Person, including any Foilmark Company.

    5.11 COMPLIANCE WITH LAWS. Each Foilmark Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, except where the failure to possess such Permit or the occurrence of a Default would not have a Material Adverse Effect on Foilmark or the Operating Property to which the Permit relates. Except as disclosed in Section 5.11 of the Foilmark Disclosure Memorandum, Foilmark:

        (a) is not in Default under any of the provisions of its Certificate of Incorporation or By-laws (or other governing instruments);

        (b) is not in Default under any foreign, federal, state or local Laws, Orders, or Permits applicable to its business (including, but not limited to applicable environmental and health laws), or employees conducting its business except for any Default that would not have a Material Adverse Effect on Foilmark or any property owned or operated by Foilmark; or

        (c) since January 1, 1993, has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Foilmark Company is in non-compliance with any of the Laws or Orders, (ii) threatening to revoke any Permits, or (iii) requiring any Foilmark Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Holopak.

    5.12 LABOR RELATIONS. No Foilmark Company is the subject of any Litigation asserting that it or any other Foilmark Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Foilmark Company to bargain with any labor organization as to wages or conditions of employment, nor is any Foilmark Company party to any collective bargaining agreement, nor is there any strike, slowdown, work stoppage or other labor dispute involving any Foilmark Company, pending or threatened, or to the Knowledge of Foilmark, is there any activity involving any Foilmark Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Except as set forth on Section 5.12 to the Foilmark Disclosure Memorandum, no notification is required to be made to: (i) any federal, state, local or foreign governmental entity is required to be made in connection with the effectiveness of the Merger and any Foilmark facility; or (ii) any federal, state, local or foreign governmental entities in connection with the closing of a Foilmark facility.

    5.13  EMPLOYEE BENEFIT PLANS.

        (a) Foilmark has listed in Section 5.13 of the Foilmark Disclosure Memorandum all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, whether oral or written, including but not limited to "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Foilmark Company or any entity required to be aggregated with Foilmark under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 (an "ERISA Affiliate") thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Foilmark Benefit Plans"). Any of the Foilmark Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Foilmark ERISA Plan."

        (b) Each Foilmark Benefit Plan intended to qualify under Section 401(a) of the Internal Revenue Code is the subject of a favorable unrevoked determination letter issued by the IRS as to its tax-qualified status under the Internal Revenue Code, which determination letter may still be relied upon as to such tax-qualified status, and no circumstances have occurred that would adversely affect the tax-qualified status of such Foilmark Benefit Plan.

        (c) Each Foilmark Benefit Plan is maintained and operated in all Material respects in compliance with its terms and with the applicable provisions of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Foilmark. No Foilmark Company or ERISA Affiliate has engaged in a transaction with respect to any Foilmark Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Foilmark Company or ERISA Affiliate to a Tax imposed by either Section 4975 of the Internal Revenue Code or Sections 409 or 502(i) of ERISA.

        (d) No Foilmark ERISA Plan is, and no Foilmark Company has ever maintained or contributed to, a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code and Section 3(35) of ERISA) or a multiemployer plan within the meaning of Section 3(37) of ERISA.

        (e) Except as disclosed in Section 5.13 of the Foilmark Disclosure Memorandum, none of the Foilmark Benefit plans provides, and no Foilmark Company or any ERISA Affiliate has any obligation to provide, health, medical, life or other non-pension benefits to retired or other former employees, except as specifically required by Section 4980B of the Code or
    Part 6 of Title I or ERISA and there are no restrictions on the rights of such Foilmark Company to amend or terminate any such Foilmark Benefit Plan without incurring any Liability thereunder.

        (f) Except as disclosed in Section 5.13 of the Foilmark Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Internal Revenue Code or otherwise) becoming due to any director or any employee of any Foilmark Company or ERISA Affiliate from any Foilmark Company or ERISA Affiliate under any Foilmark Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Foilmark Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

        (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Foilmark Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Foilmark Financial Statements to the extent required by and in accordance with GAAP.

        (h) Without limiting the generality of any of the foregoing, with respect to any foreign Foilmark Benefit Plan providing pension or comparable benefits, to the extent not reserved for on the December 31, 1998 balance sheet included in the Foilmark Financial Statements, the Foilmark Disclosure Memorandum includes true and complete copies of estimates of the amount of the liability determined on a projected benefits obligation basis and, where applicable, the underlying actuarial assumptions related to any such Foilmark Benefit Plan. With respect to any foreign Foilmark Benefit Plan providing termination indemnities, such Foilmark Disclosure Memorandum includes true and complete copies of estimates of the amount of the present value of any liability, if such liability cannot be determined on a projected benefits obligation basis.

        (i) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or to the knowledge of Foilmark threatened, alleging any breach of the terms of any such Foilmark Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Foilmark Benefit Plan.

        (j) Current copies of all Foilmark Benefit Plans (and, if applicable, related trust or other funding arrangements, including but not limited to insurance contracts), and all amendments, supplements and modifications thereto and written interpretations thereof (including summary plan descriptions) have been furnished to Holopak, together with (1) the two most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Foilmark Benefit Plan, and (2) the most recent actuarial valuation prepared in connection with any such Foilmark Benefit Plan.

    5.14 MATERIAL CONTRACTS. Except as disclosed in Section 5.14 of the Foilmark Disclosure Memorandum or otherwise reflected in the Foilmark Financial Statements, none of the Foilmark Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for payments to any Person, except for Contracts referred to in Section 5.13(a) of this Agreement and unwritten Contracts with respect to the employment of hourly personnel terminable at will or upon statutorily required notice, (ii) any Contract relating to the borrowing of money by any Foilmark Company or the guarantee by any Foilmark Company of any such obligation (other than Contracts for purchase money indebtedness in an aggregate amount not exceeding $50,000, Contracts evidencing trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Foilmark Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Foilmark Companies, (v) any Contract involving the licensing or use of Intellectual Property, (vi) any lease of real property as lessee or lessor, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and that are either (x) terminable by each Foilmark Company that is a party thereto upon not more than sixty (60) days notice without payment or penalty or
(y) has a remaining term of not more than six months from the date of this Agreement and involves payments not in excess of $50,000 per year), and (viii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Foilmark with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Foilmark Contracts"). With respect to each Foilmark Contract and except as disclosed in Section 5.14 of the Foilmark Disclosure
Memorandum: (i) the Contract is in full force and effect; (ii) no Foilmark Company is in Default thereunder except for any such Default as would not have a Material Adverse Effect on Foilmark; (iii) no Foilmark Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Foilmark, in Default in any respect, or has repudiated or waived any material provision thereunder. Except as disclosed in Section 5.14 of the Foilmark Disclosure Memorandum, all of the indebtedness of any Foilmark Company for money borrowed is prepayable at any time by such Foilmark Company without penalty or premium.

    5.15 LEGAL PROCEEDINGS. Except as disclosed in Section 5.15 of the Foilmark Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Foilmark, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Foilmark Company, or against any director, employee or employee benefit plan of any Foilmark Company, or against any Asset, employee benefit plan, interest, or right of any of them, that will have a Material Adverse Effect on Foilmark, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Foilmark Company. Section 5.15 of the Foilmark Disclosure Memorandum contains a summary of all instituted or pending Litigation as of the date of this Agreement to which any Foilmark Company is a party and which names a Foilmark Company as a defendant or cross-defendant.

    5.16 STATEMENTS TRUE AND CORRECT. Foilmark has furnished Holopak with copies of all written Foilmark Contracts, and such copies are true and correct copies of the written Foilmark Contracts as such exist on the date of this Agreement. None of the information supplied or to be supplied by any Foilmark Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Foilmark with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Foilmark Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by a Foilmark Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of Foilmark and Holopak, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any Foilmark Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

    5.17 ACCOUNTING, TAX AND REGULATORY MATTERS. No Foilmark Company or, to the Knowledge of Foilmark, any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for purchase accounting treatment, the treatment of so-called negative goodwill resulting from the Merger or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. Foilmark has been advised in writing by its independent accountants (a copy of which letter has been made available to Holopak) to the effect that under generally accepted accounting principles and Regulation S-X promulgated by the SEC, both as in effect on the date hereof, the Merger would be accounted for as a purchase of Holopak by Foilmark and to the extent that the net book value of Holopak exceeds the purchase price, said net book value will be reduced to said purchase price in accordance with such applicable accounting principles.

    5.18 STATE TAKEOVER LAWS. Each Foilmark Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws").

    5.19 CHARTER PROVISIONS. Each Foilmark Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Foilmark Company or restrict or impair the ability of Foilmark or any of its Subsidiaries to vote, or otherwise to exercise the Rights of a shareholder with respect to, shares of any Foilmark Company that may be directly or indirectly acquired or controlled by it.

    5.20 MILLENNIUM CAPABILITY. Except as disclosed in Section 5.20 of the Foilmark Disclosure Memorandum, all of Foilmark's technology and all of the technology its customers and vendors use is Year 2000 compliant. For purposes of this Section 5.20, "technology" includes all computer hardware, software and network components; all communications systems and equipment; and all machinery, equipment and devices containing microprocessors. To be "Year 2000 compliant," technology must correctly process date data within and between the 20th and 21st centuries, so that: (a) no value for a calendar date (including 9/9/99) will cause interruptions in normal operation; (b) all manipulations of calendar-related data (dates, durations, days of week, etc.) will produce desired results for all valid date values; (c) date elements in interfaces and data storage permit specifying century to eliminate date ambiguity; (d) for any date element represented without century, the correct is unambiguous for all manipulations involving that element; and (e) the Year 2000 must be recognized as a leap year without interruption to normal operations or generation of erroneous results.

    5.21 THIRD PARTY CONSENTS AND GOVERNMENTAL APPROVALS. Except as set forth in Section 5.21 of the Foilmark Disclosure Memorandum, no Consent, authorization, approval, permit or license of, or filing with, any Regulatory Authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Foilmark.

    5.22 AUTHORITY OF FOILMARK SUB. Foilmark Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly-owned Subsidiary of Foilmark. The authorized capital stock of Foilmark Sub shall consist of 1,000 shares of Foilmark Sub Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by Foilmark free and clear of any Lien. Foilmark Sub was formed by Foilmark solely for the purpose of engaging in the transactions contemplated by the Agreement. Except as contemplated by this Agreement, Foilmark Sub has not engaged, directly or through any Subsidiary, in business activities of any type or kind whatsoever. Foilmark Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Foilmark Sub. This Agreement represents a legal, valid, and binding obligation of Foilmark Sub, enforceable against Foilmark Sub in accordance with its terms.

    5.23 FAIRNESS OPINION. The Board of Directors of Foilmark has received the written opinion of McFarland Dewey & Co., LLC, to the effect that, as of such date, the consideration to be paid by Foilmark pursuant to the Merger is fair from a financial point of view to the holders of Foilmark Common Stock.

    5.24 ENVIRONMENTAL MATTERS. (a) Except as set forth on Section 5.24 of the Foilmark Disclosure Memorandum, Foilmark has not received any notice from any Person that Foilmark is in violation of any Hazardous Substances Law (as hereinafter defined). Foilmark has obtained all Environmental Permits, and all such Permits are currently in effect for the operation of its business. Except as set forth in the Foilmark Disclosure Memorandum, Foilmark has no knowledge
(i) of any Hazardous Substances (as hereinafter defined) present on, under or about any Asset, and to Foilmark's knowledge no disposal, release, discharge, spillage, uncontrolled loss, seepage or migration of Hazardous Substances has occurred on, under, from or about any Asset, (ii) that any of the Assets violates, or has at any time violated, any Hazardous Substance Laws, and to Foilmark's knowledge, (iii) there is no Hazardous Substance on or from any Asset for which Foilmark has an obligation to undertake any remedial action pursuant to Hazardous Substance Laws or as a result of which Foilmark may be liable to any third party.

        (b) For purposes hereof, "Hazardous Substances" means, without limitation (1) those substances defined as "Hazardous Substances," "Hazardous Wastes," "Toxic Substances", "Hazardous Materials", pollutants or contaminants in or which are otherwise regulated under any Hazardous Substance Law. "Hazardous Substance Law" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section90,601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section6901, et seq. ("RCRA"), the Toxic Substances Control Act, as amended, 15 U.S.C. Section2601, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section1801 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section651, et seq. (insofar as it relates to employee health and safety in relation to exposure to Hazardous Substances) and any other local, state, federal or foreign laws or regulations related to the protection of public health or the environment (collectively, "Hazardous Substances Laws"); (2) such other substances, materials or wastes as are or become regulated under, or as are classified as hazardous or toxic under Hazardous Substance Laws; and (3) any materials, wastes or substances that can be defined as (A) petroleum products or wastes; (B) asbestos; (C) polychlorinated biphenyls; (D) flammable or explosive; or (E) radioactive.

    5.25  HSR ACT. Foilmark is not controlled by an other entity and has neither
(i) $100 Million in total assets or (ii) $100 Million in annual net sales. For purposes of this Section 5.25, the terms "control", "total assets" and "annual net sales" are used as defined in 16 C.F.R. Sections 801.1(b) and 801.11.

                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF HOLOPAK

Holopak hereby represents and warrants to Foilmark as follows:

    6.1 ORGANIZATION, STANDING, AND POWER. Holopak is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Holopak is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of the Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holopak or prevent or materially delay the consummation of the Merger. Holopak has delivered to Foilmark complete and correct copies of its Certificate of Incorporation and Bylaws, as amended and restated, and the Certificate of Incorporation and Bylaws (or similar organizational documents) of its Subsidiaries.

    6.2 AUTHORITY; NO BREACH BY AGREEMENT.

    (a) Holopak has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Holopak, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Holopak Common Stock voting at the Holopak Shareholders' Meeting which a quorum is present, which is the only vote of the holders of any class or series of Holopak's capital stock required for approval of this Agreement or under applicable Law and consummation of the Merger by Holopak. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Holopak, enforceable against Holopak in accordance with its terms.

    (b) Neither the execution and delivery of this Agreement by Holopak, nor the consummation by Holopak of the transactions contemplated hereby, nor compliance by Holopak with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Holopak's or any of its Subsidiaries' Certificate of Incorporation or Bylaws, or (ii) except as disclosed in Section
6.2 of the Holopak Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Holopak Company under, any Contract or Permit of any Holopak Company, except for any such Default, Consent or Lien that would not have a Material Adverse Effect on Holopak, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Holopak Company or any of their respective material Assets.

    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Holopak of the Merger and the other transactions contemplated in this Agreement.

    6.3 CAPITAL STOCK.

    (a) The authorized capital stock of Holopak consists of (i) 10,000,000 shares of Holopak Common Stock, par value $.01 per share of which 2,593,433 shares are issued and outstanding as of the date of this Agreement, (ii) 2,000,000 shares of Class A Common Stock, par value $.01 per share, of which 753,086 shares are issued and outstanding as of the date of this Agreement;
(iii) 700,000 shares of Class B Common Stock, par value $.01 per share of which no shares are issued and outstanding as of the date of this Agreement, and (iv) 10,000,000 shares of Preferred Stock, par value $.01 per share of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Holopak Capital Stock are and will at the Effective Time be duly and validly issued and outstanding and fully paid and nonassessable and free and clear of all Liens. None of the outstanding shares of capital stock of Holopak has been issued in violation of any preemptive rights of the current or past shareholders of Holopak. Holopak has reserved 300,000 shares of Holopak Common Stock for issuance under the Holopak Stock Plans pursuant to which options to purchase not more than 251,541 shares of Holopak Common Stock have been granted.

    (b) Except as set forth in Section 6.3(a) of this Agreement or as disclosed in Section 6.3 of the Holopak Disclosure Memorandum, there are no shares of capital stock or other equity securities of Holopak outstanding and no outstanding Rights relating to the capital stock of Holopak.

    6.4 HOLOPAK SUBSIDIARIES. Holopak has disclosed in Section 6.4 of the Holopak Disclosure Memorandum each of the Holopak Subsidiaries (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature of conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership). Except as disclosed in Section 6.4 of the Holopak Disclosure Memorandum, Holopak or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Holopak Subsidiary. No capital stock (or other equity interest) of any Holopak Subsidiary is or may become required to be issued (other than to another

Holopak Company) by reason of any Rights, and there are no Contracts by which any Holopak Subsidiary is bound to issue (other than to another Holopak Company) additional shares of its capital stock (or other equity interests) or Rights or by which any Holopak Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Holopak Subsidiary (other than to another Holopak Company). There are no Contracts relating to the rights of any Holopak Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Holopak Subsidiary. All of the shares of capital stock (or other equity interests) of each Holopak Subsidiary held by a Holopak Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Holopak Company free and clear of any Lien. Except as disclosed in
Section 6.4 of the Holopak Disclosure Memorandum, each Holopak Subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Holopak Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and each jurisdiction in which it is so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holopak. The minute book and other organizational documents for each Holopak Subsidiary have been made available to Foilmark for its review, and, except as disclosed in Section 6.4 of the Holopak Disclosure Memorandum, are true and correct as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

    6.5 SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Holopak has timely filed and made available to Foilmark all SEC Documents required to be filed by Holopak since January 1, 1994 or such later date as Holopak first filed, or was first obligated to file, such SEC Documents (the "Holopak SEC Reports"). The Holopak SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Holopak SEC Reports or necessary in order to make the statements in such Holopak SEC Reports, in light of the circumstances under which they were made, not misleading. No Holopak Subsidiary is required to file any SEC Documents.

    (b) Each of the Holopak Financial Statements (including, in each case, any related notes) contained in the Holopak SEC Reports, including any Holopak SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except to the extent required by changes to GAAP or as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Holopak and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and any pro forma financial information contained in the Joint Proxy Statement/Prospectus on Form S-4 to be filed with the SEC in connection with the merger is not necessarily indicative of the consolidated financial position of Holopak and the Holopak Subsidiaries, as the case may be, as of the respective dates thereof and the consolidated results of operations and cash flows for the period indicated.

    (c) Since November 1, 1988 or the date of organization if later, Holopak and each of its Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities, including but not limited to financial reports filed with foreign governmental agencies. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in any material respect, contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided, however, that to the extent that the foregoing relates to facts or omission regarding Persons other than Holopak and its Affiliates, such representation and warranty is made to Holopak's Knowledge.

    6.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in Section 6.6 of the Holopak Disclosure Memorandum, No Holopak Company has any Liabilities that have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holopak, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Holopak as of March 31, 1998 and September 30, 1998, included in the Holopak Financial Statements or reflected in the notes thereto, or as disclosed in the Holopak Disclosure Memorandum. No Holopak Company has incurred or paid any Liability since September 30, 1998 except for such Liabilities (i) disclosed in the Holopak Disclosure Memorandum or (ii) incurred or paid (A) in the ordinary course of business consistent with past business practice and which have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holopak or (B) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 6.6 of the Holopak Disclosure Memorandum, no Holopak Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person, other than another Holopak Company, for any amount in excess of $50,000.

    6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1998, except as disclosed in the Holopak Financial Statements delivered prior to the date of this Agreement and as disclosed in Section 6.7 of the Holopak Disclosure Memorandum, and from the date hereof until the Effective Time, for those actions permitted pursuant to Section 7.2 hereof with respect to Holopak, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holopak, and (ii) there has not been: (A) any damage, destruction or loss (whether or not covered by insurance) with respect to any Assets of any Holopak Company that has resulted or is reasonably likely to result in a Material Adverse Effect on Holopak, (B) any material change by any Holopak Company in its accounting methods, principles or practices; (C) any increase in the benefits under, or the establishment or amendment of, any material bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any material increase in the compensation payable or to become payable to directors, officers or employees of any Holopak Company, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice and the granting of stock options as reflected in Section 6.3 hereof or
(D) take any other actions inconsistent with the actions described in Section
7.2 hereof. Since the date of Holopak's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 as filed with the SEC, there has not been any declaration, setting aside or payment of any dividends or distributions in respect of shares of Holopak Common Stock or the shares of stock of any Holopak Subsidiary or any redemption, repurchase or other reacquisition of any of Holopak's equity securities or any of the equity securities of any Holopak Subsidiary.

    6.8 TAX MATTERS. Except as disclosed in Section 6.8 of the Holopak Disclosure Memorandum:

    (a) Except for such matters as would not have a Material Adverse Effect on Holopak, all Tax Returns required to be filed by or on behalf of any of the Holopak Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired and all Tax Returns filed are complete and accurate in all Material respects. All Taxes shown to be payable on filed Tax Returns have been paid.

To the Knowledge of Holopak, there is no pending or proposed audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Holopak Financial Statements delivered prior to the date of this Agreement. Holopak's Tax Returns have not been audited by the Internal Revenue Service for any periods since September 27, 1991 but have been audited by all relevant state Tax Authorities as disclosed in Section 6.8 of the Holopak Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. No claim has ever been made by an authority of a jurisdiction where any Holopak Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No Tax Authority has notified any Holopak Company that it intends to examine or investigate its Tax affairs.

    (b) None of the Holopak Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of the Holopak Companies. The Tax Returns of the Holopak Companies for the periods set forth in Section 6.8 of the Holopak Disclosure Memorandum have been examined by the appropriate taxing authorities and no deficiency for any Tax shown on any such audited return has been proposed, asserted or assessed against any Holopak Company that has not been resolved and paid in full.

    (c) The provision for any Taxes due or to become due for any of the Holopak Companies for the period or periods through and including the date of the respective Holopak Financial Statements that has been made and is reflected on such Holopak Financial Statements is sufficient to cover all such Taxes.

    (d) Deferred Taxes of the Holopak Companies have been provided for in accordance with GAAP. No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for by an accrual on the books for federal income tax purposes.

    (e) None of the Holopak Companies is a party to any Tax allocation or sharing agreement and none of the Holopak Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Holopak) or has any Liability for Taxes of any Person (other than Holopak and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

    (f) Each of the Holopak Companies is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

    (g) None of the Holopak Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

    (h) No power of attorney currently in force has been granted by any Holopak Company concerning any Tax matter.

    (i) No Holopak Company has received a Tax Ruling or entered into a Closing Agreement with any Tax Authority that would have a continuing adverse effect after the Closing Date.

    (j) No event, transaction, act or omission has occurred which could result in any Holopak Company becoming liable to pay or to bear any Tax as a transferee, successor or otherwise which is primarily or directed chargeable or attributable to any non-Holopak Company, person or firm. No Holopak Company has actual or contingent liability (whether by reason of any indemnity, warranty or otherwise) to any other person in respect of any actual, contingent or deferred liability of such person for Taxes.

    (k) No Holopak Company has consented (nor will any of them consent prior to the Closing) pursuant to Code Section341(f) to have Code Section341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code Section341(f)(4)) owned by any Holopak Company.

    (l) No property of any Holopak Company is property that it or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Section168(f)(8) of the Internal Revenue Code of 1954 (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section168(h).

    (m) No Holopak Company is required to include any adjustment pursuant to Code Section481(a) by reason of a voluntary change in accounting method initiated by the Company, and to the best of the knowledge of each Holopak Company, the IRS has not proposed any such adjustment or change in accounting method.

    (n) No election under Code Section338 (or any predecessor provisions) has been made by any Holopak Company with respect to any of its assets or properties.

    (o) No Holopak Company is subject to any contract, obligation or commitment under which it will or may any time hereafter be or become liable to make any payment (or provide any other amount in money or money's worth) of an expense nature which (in either such case) is not deductible, depreciable or amortizable in full in computing the income of any Holopak Company for the purpose of any Taxes on income or profits to which Holopak or any Subsidiary may be subject, other than any payment relating to the acquisition of assets that are treated as having an indefinite useful life for purposes of the relevant Tax.

    (p) No Holopak Company has disposed of any asset or supplied any service or business facility of any kind including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration to be received for such disposal or supply will be less than the consideration deemed received for Tax purposes.

    (q) The interests of Holopak held by the shareholders of Holopak are not United States real property interests, as defined in Section 897(c)(1) of the Code, as of the date this Agreement is entered into for purposes of Treasury Regulations SectionSection1.897-2(g)(1)(ii), 1.897-2(h)(1)(i) and 1.1445-2(c).
The person signing this Agreement on behalf of Holopak is a responsible corporate officer of Holopak who verified under the penalties of perjury that the above statement is correct to his knowledge and belief. This representation is intended to satisfy Treasury Regulations Section1.1445-2(c) and release Foilmark of any withholding requirements under Section 1445 of the Code. Within 30 days prior to the Effective Time, Holopak will provide Foilmark with a statement that the interests in Holopak held by the shareholders of Holopak are not United States real property interests in accordance with Treasury Regulations SectionSection1.897-2(h)(1)(i) and 1.1445-2(c).

    6.9 ASSETS. Except as disclosed in Section 6.9 of the Holopak Disclosure Memorandum or as disclosed or reserved against in the Holopak Financial Statements delivered prior to the date of this Agreement, the Holopak Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Holopak Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Holopak's past practices. Section 6.9 of the Holopak Disclosure Memorandum sets forth, as of the date of this Agreement (x) all real property owned by Holopak and its Subsidiaries, singly or in common or joint venture with each other or other entities or individuals, and (y) all real property that Holopak and its Subsidiaries has leased or subleased among themselves or from a third party, singly or in common or joint venture with each other or with other entities or individuals. All items of inventory of the Holopak Companies reflected on the most recent balance sheet included in the Holopak Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the Holopak Companies are a part. All Assets which are material to Holopak's business on a consolidated basis, held under leases or subleases by any of the Holopak Companies, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect. Section 6.9 of the Holopak Disclosure Memorandum sets forth the scope of coverage of all of Holopak's insurance policies as of the date of this Agreement, the term of each such policy and the premiums relating thereto. None of the Holopak Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 6.9 of the Holopak Disclosure Memorandum, there are presently no claims pending under such policies of insurance and no notices of denial of any material claim have been received by any Holopak Company under such policies within the past twelve months. The Assets of the Holopak Companies include all Assets required to operate the business of the Holopak Companies as presently conducted.

    6.10 INTELLECTUAL PROPERTY. Section 6.10 of the Holopak Disclosure Memorandum sets forth a complete and accurate list of, and a brief description of all Intellectual Property owned, used or licensed by or to Holopak which are used in or necessary for the conduct of Holopak's business, except as to which the absence of which would not have a Material Adverse Effect on Holopak ("Holopak Intellectual Property"). No Person has asserted a claim in writing to Holopak that Holopak has abandoned any Holopak Intellectual Property and, to the Knowledge of Holopak, Holopak has not abandoned any Holopak Intellectual Property free and clear of all liens. Except as disclosed in Section 6.10 of the Holopak Disclosure Memorandum, an Holopak Company owns all right, title and interest in and to or has the lawful right to use the Holopak Intellectual Property free and clear of all Liens. All Holopak Intellectual Property licensed to any Holopak Company is identified as "licensed" in Section 6.10 of the Holopak Disclosure Memorandum. Except as disclosed in Section 6.10 of the Holopak Disclosure Memorandum, use of the Holopak Intellectual Property by any of the Holopak Companies has not to the Knowledge of Holopak misappropriated or infringed on any rights held or owned by any third party, nor has any third party asserted any such claim. Except as disclosed in Section 6.10 of the Holopak Disclosure Memorandum, no Holopak Company is obligated to pay any royalties to any Person (other than another Holopak Company) with respect to any Holopak Intellectual Property. Except as disclosed in Section 6.10 of the Holopak Disclosure Memorandum, every officer or management employee of any Holopak Company is a party to a Contract which requires such officer or management employee to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Holopak Company, and, to the Knowledge of Holopak, no officer is party to, nor to the Knowledge of Holopak has Holopak received any notice of any other management employee being a party to, any Contract with any Person other than a Holopak Company which requires such officer or management employee to assign any interest in any Intellectual Property to any Person other than a Holopak Company or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Holopak Company. Except as disclosed in Section 6.10 of the Holopak Disclosure Memorandum, no officer of any Holopak Company is party to, nor has Holopak received any notice of any other management employee being a party to, any Contract which restricts or prohibits such officer or management employee from engaging in activities competitive with any Person, including any Holopak Company.

    6.11 COMPLIANCE WITH LAWS. Each Holopak Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, except where the failure to possess such Permit or the occurrence of a Default would not have a Material Adverse Effect on Holopak or the Operating Property to which the Permit relates. Except as disclosed in Section 6.11 of the Holopak Disclosure Memorandum, Holopak:

    (a) is not in Default under any of the provisions of its Certificate of Incorporation or By-laws (or other governing instruments);

    (b) is not in Default under any foreign, federal, state or local Laws, Orders, or Permits applicable to its business (including but not limited to any applicable environmental and health laws) or employees conducting its business, except for any Default that would not have a Material Adverse Effect on Holopak or any property owned or operated by Holopak; or

    (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Holopak Company is in Material non-compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces which have not been resolved, (ii) threatening to revoke any Permits, or (iii) requiring any Holopak Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Holopak.

    6.12 LABOR RELATIONS. No Holopak Company is the subject of any Litigation asserting that it or any other Holopak Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Holopak Company to bargain with any labor organization as to wages or conditions of employment, nor is any Holopak Company party to any collective bargaining agreement, nor is there any strike, slowdown, work stoppage or other labor dispute involving any Holopak Company, pending or threatened, or to the Knowledge of Holopak, is there any activity involving any Holopak Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Except as set forth on Section 6.12 to the Holopak Disclosure Memorandum, no notification is required to be made to: (i) any governmental entity in connection with the Effectiveness of the Merger and any Holopak facility; or
(ii) federal, state, local or foreign governmental entities in connection with the closing of a Holopak facility.

    6.13 EMPLOYEE BENEFIT PLANS.

    (a) Holopak has listed in Section 6.13 of the Holopak Disclosure Memorandum all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, whether oral or written, including but not limited to, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Holopak Company or any entity required to be aggregated with Holopak under Sections 414(b), (c), (m), or (o) of the Internal Revenue Code or Section 4001 or ERISA (an "ERISA Affiliate") thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Holopak Benefit Plans"). Any of the Holopak Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Holopak ERISA Plan."

    (b) Each Holopak Benefit Plan intended to qualify under Section 401(a) of the Internal Revenue Code is the subject of a favorable unrevoked determination letter issued by the IRS as to its tax-qualified status under the Internal Revenue Code, which determination letter may still be relied upon as to such tax-qualified status, and no circumstances have occurred that would adversely affect the tax-qualified status of such Holopak Benefit Plan.

    (c) Each Holopak Benefit Plan is maintained and operated in all Material respects in compliance with its terms and with the applicable provisions of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holopak. No Holopak Company or ERISA Affiliate has engaged in a transaction with respect to any Holopak Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Holopak Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

    (d) No Holopak ERISA Plan is, and no Holopak Company has ever maintained or contributed to, a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code and Section 3(35) of ERISA) or a multiemployer plan within the meaning of Section 3(37) of ERISA.

    (e) Except as disclosed in Section 6.13 of the Holopak Disclosure Memorandum, none of the Holopak Benefit Plans provides, and no Holopak Company or any ERISA Affiliate has any obligation to provide health, medical, life or other non-pension benefits to retired or other former employees, except as specifically required by Section 4980B of the Code or Part 6 of Title I or ERISA, and there are no restrictions on the rights of such Holopak Company to amend or terminate any such Holopak Benefits Plan without incurring any Liability thereunder.

    (f) Except as disclosed in Section 6.13 of the Holopak Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, "excess parachute payment"--within the meaning of Section 280G of the Internal Revenue Code--or otherwise) becoming due to any director or any employee of any Holopak Company or ERISA affiliate from any Holopak Company or ERISA affiliate under any Holopak Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Holopak Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

    (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Holopak Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Holopak Financial Statements to the extent required by and in accordance with GAAP.

    (h) Without limiting the generality of any of the foregoing, with respect to any foreign Holopak Benefit Plan providing pension or comparable benefits, to the extent not reserved for on the December 31, 1998 balance sheet included in the Holopak Financial Statements, the Holopak Disclosure Memorandum includes true and complete copies of estimates of the amount of the liability determined on a projected benefits obligation basis and, where applicable, the underlying actuarial assumptions related to any such Holopak Benefit Plan. With respect to any foreign Holopak Benefit Plan providing termination indemnities, such Holopak Disclosure Memorandum includes true and complete copies of estimates of the amount of the present value of any liability, if such liability cannot be determined on a projected benefits obligation basis.

    (i) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or to the knowledge of Holopak threatened, alleging any breach of the terms of any such Holopak Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Holopak Benefit Plan.

    (j) Current copies of all Holopak Benefit Plans (and, if applicable, related trust or other funding arrangements, including but not limited to insurance contracts), and all amendments, supplements and modifications thereto and written interpretations thereof (including summary plan descriptions) have been furnished to Foilmark, together with (1) the two most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Holopak Benefit Plan, and (2) the most recent actuarial valuation prepared in connection with any such Holopak Benefit Plan.

    6.14 MATERIAL CONTRACTS. Except as disclosed in Section 6.14 of the Holopak Disclosure Memorandum or otherwise reflected in the Holopak Financial Statements, none of the Holopak Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for payments to any Person, except for Contracts referred to in Section 6.13(a) of this Agreement and unwritten Contracts with respect to the employment of hourly personnel terminable at will or upon statutorily required notice, (ii) any Contract relating to the borrowing of money by any Holopak Company or the guarantee by any Holopak Company of any such obligation (other than Contracts for purchase money indebtedness in an aggregate amount not exceeding $50,000, Contracts evidencing trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Holopak Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Holopak Companies, (v) any Contract involving the licensing or use of Intellectual Property, (vi) any lease of real property as lessee or lessor, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and that are either (x) terminable by each Holopak Company that is a party thereto upon not more than sixty (60) days notice without payment or penalty or (y) has a remaining term of not more than six months from the date of this Agreement and involves payments not in excess of $50,000 per year, and (viii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Holopak with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 6.9 and 6.14(a) of this Agreement, the "Holopak Contracts"). With respect to each Holopak Contract and except as disclosed in Section 6.14 of the Holopak Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Holopak Company is in Default thereunder except for any such Default as would not have a Material Adverse Effect on Holopak; (iii) no Holopak Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Holopak, in Default in any respect, or has repudiated or waived any material provision thereunder. Except as disclosed in Section 6.14 of the Holopak Disclosure Memorandum, all of the indebtedness of any Holopak Company for money borrowed is prepayable at any time by such Holopak Company without penalty or premium.

    6.15 LEGAL PROCEEDINGS. Except as disclosed in Section 6.15 of the Holopak Disclosure Memorandum there is no Litigation instituted or pending, or, to the Knowledge of Holopak, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Holopak Company, or against any director, employee or employee benefit plan of any Holopak Company, or against any Asset, employee benefit plan, interest, or right of any of them, that will have, individually or in the aggregate, a Material Adverse Effect on Holopak, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Holopak Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holopak. Section 6.15 of the Holopak Disclosure Memorandum contains a summary of all instituted or pending litigation as of the date of this Agreement to which any Holopak Company is a party and which names a Holopak Company as a defendant or non-defendant.

    6.16 STATEMENTS TRUE AND CORRECT. Holopak has furnished Foilmark with copies of all written Holopak Contracts, and such copies are true and correct copies of the written Holopak Contracts as such exist on the date of this Agreement. None of the information supplied or to be supplied by any Holopak Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Foilmark with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Holopak Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any Holopak Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of Foilmark and Holopak, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any Holopak Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

    6.17 ACCOUNTING, TAX AND REGULATORY MATTERS. No Holopak Company or, to the Knowledge of Holopak, any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for purchase accounting treatment, the treatment of any so-called negative goodwill resulting from the Merger or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

    6.18 STATE TAKEOVER LAWS. Each Holopak Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws").

    6.19 CHARTER PROVISIONS. Each Holopak Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Holopak Company or restrict or impair the ability of Holopak or any of its Subsidiaries to vote, or otherwise to exercise the Rights of a shareholder with respect to, shares of any Holopak Company that may be directly or indirectly acquired or controlled by it.

    6.20 MILLENNIUM CAPABILITY. Except as disclosed in Section 6.20 of the Holopak Disclosure Memorandum, all of Holopak's technology and all of the technology its customers and vendors use is Year 2000 compliant. For purposes of this Section 6.20, "technology" includes all computer hardware, software and network components; all communications systems and equipment; and all machinery, equipment and devices containing microprocessors. To be "Year 2000 compliant," technology must correctly process date data within and between the 20th and 21st centuries, so that: (a) no value for a calendar date (including 9/9/99) will cause interruptions in normal operation; (b) all manipulations of calendar-related data (dates, durations, days of week, etc.) will produce desired results for all valid date values; (c) date elements in interfaces and data storage permit specifying century to eliminate date ambiguity; (d) for any date element represented without century, the correct is unambiguous for all manipulations involving that element; and (e) the Year 2000 must be recognized as a leap year without interruption to normal operations or generation of erroneous results.

    6.21 THIRD PARTY CONSENTS AND GOVERNMENTAL APPROVALS. Except as set forth in
Section 6.21 of the Holopak Disclosure Memorandum, no Consent, authorization, approval, permit or license of, or filing with, any Regulatory Authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Holopak.

    6.22 FAIRNESS OPINION. The Board of Directors of Holopak has received the written opinion of Schroder & Co., Inc., to the effect that, as of such date, the consideration to be paid by Foilmark pursuant to the Merger is fair from a financial point of view to the holders of Holopak Common Stock.

    6.23 ENVIRONMENTAL MATTERS. (a) Except as set forth on Section 6.23 of the Holopak Disclosure Memorandum, Holopak has not received any notice from any Person that there exists any violation of any Hazardous Substances Law (as hereinafter defined). Holopak has obtained all Environmental Permits and any such Permits are currently in effect for the operation of its business. Except as set forth in the Holopak Disclosure Memorandum, Holopak has no knowledge (i) of any Hazardous Substances (as hereinafter defined) present on, under or about any Asset, and to Holopak's knowledge, no disposal, release, discharge, spillage, uncontrolled loss, seepage or migration of Hazardous Substances has occurred on, under, from, or about any Asset, (ii) that any of the Assets violates, or has any time violated, any Hazardous Substance Laws, and to Holopak's knowledge, (iii) there is no Hazardous Substance on or from any Asset for which Holopak has no obligation to undertake any remedial action pursuant to Hazardous Substance Laws or as a result of which Holopak may be liable to any third party.

    (b) For purposes hereof, "Hazardous Substances" means, without limitation
(1) those substances defined as "Hazardous Substances," and "Hazardous Wastes," "Toxic Substances", "Hazardous Materials", pollutants or contaminants in or which are otherwise regulated under any Hazardous Substance Law. "Hazardous Substance Law" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section90,601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section6901, et seq. ("RCRA"), the Toxic Substances Control Act, as amended, 15 U.S.C. Section2601, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section1801 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section651, et seq. (insofar as it relates to employee health and safety in relation to exposure to Hazardous Substances) and any other local, state, federal or foreign laws or regulations related to the protection of public health or the environment (collectively, "Hazardous Substances Laws"); (2) such other substances, materials or wastes as are or become regulated under, or as are classified as hazardous or toxic under Hazardous Substance Laws; and (3) any materials, wastes or substances that can be defined as (A) petroleum products or wastes; (B) asbestos; (C) polychlorinated biphenyls; (D) flammable or explosive; or (E) radioactive.

    6.24 HSR ACT. Holopak is not controlled by an other entity and has neither
(i) $100 Million in total assets or (ii) $100 Million in annual net sales. For purposes of this Section 6.24, the terms "control", "total assets" and "annual net sales" are used as defined in 16 C.F.R. Sections 801.1(b) and 801.11.

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

    7.1 AFFIRMATIVE COVENANTS OF FOILMARK AND HOLOPAK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each of Foilmark and Holopak shall and shall cause each of its respective Subsidiaries to (a) operate its business in the usual, regular, and ordinary course, (b) use its reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (c) use their respective best efforts to take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

    7.2 NEGATIVE COVENANTS OF FOILMARK AND HOLOPAK. Except as disclosed in the respective Foilmark or Holopak Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as contemplated by this Agreement, each of Foilmark and Holopak covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed:

        (a) amend its Certificate of Incorporation, Bylaws or other governing instruments or the governing instruments of any Subsidiary (except an amendment to the Certificate of Incorporation of Foilmark to increase its authorized Common Stock to 15,000,000 Shares); or

        (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness under its existing credit line as disclosed on the Holopak Disclosure Memorandum and

    Foilmark Disclosure Memorandum or, in the case of Foilmark, indebtedness between Foilmark Companies that are wholly-owned subsidiaries of a Foilmark Company or, in the case of Holopak, indebtedness between Holopak Companies that are wholly-owned subsidiaries of a Holopak Company, in excess of an aggregate of $50,000 on a consolidated basis except in the ordinary course of the business consistent with past practices, or impose, or suffer the imposition, on any Asset of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Foilmark Disclosure Memorandum or Holopak Disclosure Memorandum); or

        (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of its own capital stock or the capital stock of any Subsidiary, or declare or pay any dividend or make any other distribution in respect of it's capital stock; or

        (d) except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Foilmark Disclosure Memorandum or Holopak Disclosure Memorandum, or except pursuant to the conversion of all shares of Holopak Class A Common Stock to Holopak Common Stock, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of any capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

        (e) adjust, split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of any capital stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subsidiary or any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

        (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or
    (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

        (g) grant any increase in compensation or benefits to any employees or officers, including but not limited to any employees or officers of a Subsidiary, except in accordance with past practice as disclosed in the Foilmark Disclosure Memorandum or the Holopak Disclosure Memorandum, or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in the Foilmark Disclosure Memorandum or the Holopak Disclosure Memorandum; and enter into or amend any severance agreements with any employees or officers, including but not limited to any employees or officers of a Subsidiary; grant any material increase in fees or other increases in compensation or other benefits to directors of such Party or any Subsidiary except in accordance with past practice disclosed in the Foilmark Disclosure Memorandum or the Holopak Disclosure Memorandum, or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

        (h) enter into or amend any employment Contract with any Person (unless such amendment is required by Law and except for increases in compensation or benefits in accordance with past practice as disclosed in the Foilmark Disclosure Memorandum or the Holopak Disclosure Memorandum) that the Party does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time or upon statutorily required notice;

        (i) purchase or sell any real property or other material Asset or enter into any agreement to purchase or sell the same in an amount in excess of $35,000 individually, or $250,000 in the aggregate;

        (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or any agreement relating to an Acquisition Proposal (other than as expressly permitted by this Agreement);

        (k) adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

        (l) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

        (m) commence any Litigation, settle any Litigation in excess of $50,000 individually, or $200,000 in the aggregate, involving any Liability for money damages or restrictions upon the operations of such Party or any of its Subsidiaries; or

        (n) enter into, terminate or materially modify or amend any Contract (including with respect to any capital expenditures) involving the payment of $35,000 individually, or $250,000 in the aggregate, or more, or waive, release, compromise or assign any material rights or claims, except for purchases of inventory in the ordinary course of business under existing Contracts without alteration or amendment; or

        (o) authorize any of, or commit or agree to any of, the foregoing.

    7.3 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

    7.4 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in light of the circumstances under which they were made, or necessary in order to make the statements therein not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

    8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as practicable after execution of this Agreement, Foilmark shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Foilmark Common Stock upon consummation of the Merger. Holopak shall cooperate in the preparation and filing of the Registration Statement and each Party shall furnish to the other Party all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such action. Each of Foilmark and Holopak shall call a special Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement, approval of the Merger and other transactions contemplated by this Agreement, and such other related matters as it deems appropriate. In connection with the Shareholders' Meetings, (i) Foilmark and Holopak shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Board of Directors of Foilmark and Holopak shall recommend to their respective shareholders the adoption or approval of this Agreement (provided, that either Board of Directors of Foilmark or Holopak may withdraw, modify or change its recommendation, if, after having consulted with outside counsel it has determined in good faith that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to their respective shareholders under applicable law), and (iv) the Board of Directors and officers of Foilmark and Holopak shall use their reasonable efforts to obtain such shareholders' adoption or approval (PROVIDED THAT no such efforts shall be required by the Board of Directors and officers of Holopak or Foilmark, as the case may be, if after having consulted with outside counsel the Board of Directors of Holopak or Foilmark, as the case may be, determines in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to their respective shareholders under applicable law). Holopak and Foilmark shall make all necessary filings with respect to the Merger under the Securities Laws.

    8.2 EXCHANGE LISTING. Foilmark shall use its best efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of Foilmark Common Stock to be issued to the holders of Holopak Common Stock pursuant to the Merger, and Foilmark shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

    8.3 APPLICATIONS; ANTITRUST NOTIFICATION. Holopak and Foilmark shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will within fifteen business days of the date hereof file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may be reasonably requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The fees to be paid in connection with any such filing under the HSR Act shall be shared equally by the Parties. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

    8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Foilmark, Foilmark Sub and Holopak shall execute and file the Certificates of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

    8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that nothing in this Agreement shall obligate either Holopak, Foilmark or their respective Subsidiaries to sell, transfer or otherwise dispose of any of their respective Assets to cause a termination of the waiting period under the HSR Act or to obtain any other approval under this Agreement.

    8.6 INVESTIGATION AND CONFIDENTIALITY.

    (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

    (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and readopted, and incorporated by reference herein, each Party shall, and shall direct its directors, officers, employees, representatives and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

    8.7 PRESS RELEASES. Prior to the Effective Time, Foilmark and Holopak shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

    8.8 NO-SOLICITATION. (a) Unless this Agreement is terminated in accordance with the terms hereof, Holopak, Foilmark and their respective Subsidiaries shall not, nor shall any of Holopak, Foilmark or any of their respective Subsidiaries, direct any of their respective officers, directors, employees, representatives, agents or Affiliates (including, without limitation, any investment banker, attorney or accountant retained by Holopak or Foilmark or any of their respective Subsidiaries), to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information), or enter into, or maintain or continue discussions or negotiate with any Person in furtherance of, an Acquisition Transaction (as defined below); PROVIDED, HOWEVER, that nothing herein shall prohibit the Board of Directors of Holopak or Foilmark, as the case may be, from furnishing information to, or entering into discussions or negotiations with, any Person (other than an Affiliate of Holopak or Foilmark, as the case may be) that makes an unsolicited written proposal for an Acquisition Transaction after the date hereof, if the Board of Directors of Holopak or Foilmark, as the case may be, after consultation with and based upon the advice of outside legal counsel, determines in good faith that the failure to engage in such negotiations or discussions, or to disclose such non-public information, would be a breach of the Board of Directors of Holopak's or Foilmark's, as the case may be, fiduciary duties under applicable Law, and prior to taking such action, Holopak or Foilmark, as the case may be, provides written notice to the other within twenty-four (24) hours of receipt of any such proposal to the effect that it is taking such action (which notice shall identify the nature and material terms of the proposal). Holopak or Foilmark, as the case may be, shall promptly deliver to the other a copy of any Acquisition Transaction Proposal and promptly notify the other of any indication that any Person is considering making an Acquisition Transaction Proposal or of any request for non-public information relating to Holopak or Foilmark, as the case may be, or their respective subsidiaries, or for access to the properties, books or records of Holopak or Foilmark, as the case may be, or their respective Subsidiaries, by any Person that may be considering making, or has made, an Acquisition Transaction Proposal and shall keep the other fully and timely informed of the status of the same.

    (b) For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean a transaction involving any of the following (other than the transactions contemplated by the Agreement with Foilmark or Holopak) involving Foilmark (or any of its Subsidiaries) or Holopak (or any of its Subsidiaries), as the case may be: (v) any direct or indirect acquisition or purchase of more than 20% of any class of equity securities of Foilmark or Holopak, as the case may be; (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Foilmark or Holopak, as the case may be; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any Assets (other than immaterial assets or the sale of inventory in the ordinary course of business) of Foilmark (or any of its Subsidiaries) or Holopak (or any of its Subsidiaries) in a single transaction or series of related transactions; or (y) any tender offer or exchange offer for twenty-five percent (25%) or more of the outstanding shares of Foilmark Capital Stock or Holopak Capital Stock. An "ACQUISITION TRANSACTION PROPOSAL" means any offer or proposal for, or any indication of interest in, an Acquisition Transaction. Nothing contained herein shall prohibit Holopak or Foilmark, as the case may be, from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the stockholders of Holopak or Foilmark, as the case may be, or making such disclosure as, in each case, may be required under applicable law; PROVIDED that the Board of Directors of Holopak or Foilmark, as the case may be, shall not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Transaction Proposal except as expressly permitted above. Each of Holopak and Foilmark agrees not to, in connection with an Acquisition Transaction Proposal, (x) furnish any information to any third party unless such third party signs a confidentiality agreement no less favorable to Holopak or Foilmark, as the case may be, than the Confidentiality Agreement signed by Holopak and Foilmark, and (y) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Holopak or Foilmark, as the case may be, is a party, unless the Board of Directors of Holopak or Foilmark, as the case may be, shall have determined in good faith, after consultation with and based upon the advice of outside legal counsel, that failing to release such third party or waive such provisions would be a breach of, or would be inconsistent with, the fiduciary duties of the Board of Directors of Holopak or Foilmark, as the case may be, under applicable law.

    8.9 STATE TAKEOVER LAWS. Each Holopak Company and each Foilmark Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

    8.10 CHARTER PROVISIONS. Each Foilmark Company and each Holopak Company shall take all necessary action to provide that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any Rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any such Foilmark Company or Holopak Company, respectively.

    8.11 INDEMNIFICATION AND INSURANCE.

    (a) Foilmark, Foilmark Sub and Holopak agree that all rights (legal and contractual) to indemnification and limitations on liability for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers, employees, representatives and agents, including persons who become directors or officers after the date hereof and prior to the Effective Time (the "Indemnified Parties") of Foilmark, Holopak and their respective Subsidiaries as provided in their respective Certificates of Incorporation or Bylaws (or similar organizational documents), or any agreement for indemnification by Holopak and Foilmark or any of their respective Subsidiaries of any Indemnified Person in effect on the date hereof and disclosed on Section 8.11 of the Holopak Disclosure Memorandum or Foilmark Disclosure Memorandum, as the case may be, shall survive the Merger and shall continue in full force and effect in accordance with their respective terms.

    (b) For six years from the Effective Time, Foilmark shall and shall cause the Surviving Corporation to, maintain in effect the policies of directors' and officers' liability insurance currently in effect for Holopak covering those persons who are currently covered by such policies (copies of which have been heretofore delivered to Foilmark) or, in lieu of maintaining such insurance, Foilmark shall cause coverage to be provided under any policy maintained for the benefit of such persons otherwise obtained by Foilmark, so long as the terms thereof are no less advantageous to such persons than those of such persons' current policy; provided, however, that in no event shall Foilmark be required to expend in any one year an amount in excess of 250% of the annual premiums currently paid by Holopak for such insurance, which Holopak represents is $33,075; and, provided further, that if the annual premiums of such insurance coverage exceed such amount, Foilmark shall be obligated to obtain a policy with the greatest coverage available for a cost as least equal to such amount. Foilmark shall, and shall cause the Surviving Corporation to, advance all expenses to any Indemnified Person incurred by enforcing the indemnity or other obligations provided for in this Section.

    (c) This Section 8.11 shall survive the consummation of the Merger at the Effective Time, is intended to benefit Foilmark, Foilmark Sub, Holopak and the Indemnified Parties, and shall be binding on all of their respective successors and assigns.

    8.12 NO RECOURSE. Notwithstanding any of the terms of provisions of this Agreement, (i) Holopak agrees that neither it nor any person acting on its behalf may assert any claims or cause of actions against any officer or director of Foilmark Sub or Foilmark or any stockholder of Foilmark and (ii) Foilmark and Foilmark Sub agree that neither of them nor any person acting on their behalf may affect any claim or cause of action against Holopak or any officer or director of Holopak or any stockholder of Holopak in connection with or arising out of this Agreement or the transactions contemplated hereby, including the breach or alleged breach of any representation or warranty made by Holopak herein.

    8.13 CONVERSION OF NON-VOTING STOCK. As soon as practicable following the execution and delivery of this Agreement, and, in any event, prior to the record date for the Holopak Shareholder's Meeting, all shares of Holopak Class A Common Stock shall have been converted into shares of Holopak Common Stock.

    8.14 CREDIT FACILITIES. Following the Effective Time, Foilmark shall review its existing credit agreements, and facilities, and following such review, shall consider refinancing its existing bank debt with bank debt provided by Fleet and/or Corestates.

    8.15 FILING OF S-8. Promptly following the Effective Time, Foilmark shall file with the SEC a registration statement on Form S-8 (or any successor form) with respect to shares of Foilmark Common Stock underlying the 125,000 options granted pursuant to Sections 9.2(n) and 9.3(i) hereof to those persons set forth on Exhibits 9.2(n) and 9.3(i).

    8.16 ENVIRONMENTAL REPORT. On and after the execution and delivery of this Agreement and up to and including the Effective Time, Holopak shall have provided to Foilmark any additional Remedial Action Progress Reports with respect to the condition of the property located at 9 Cotters Lane, New Brunswick, New Jersey.

    8.17 EMPLOYMENT AGREEMENT. As soon as practicable following the execution and delivery of this Agreement, Foilmark shall offer to enter into an Employment Agreement with Frank J. Olsen, Jr. to be effective as of the Effective Time in substantially the form attached hereto as Exhibit 8.17.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived pursuant to Section 11.6 of this
    Agreement:

    (a) SHAREHOLDER APPROVAL. The shareholders of each of Foilmark and Holopak shall have duly adopted or approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NASD.

    (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Foilmark or Holopak would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or restriction been known, would not, in its reasonable judgment, have entered into this Agreement.

    (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party except where such Default would not have a Material Adverse Effect on such party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Foilmark or Holopak would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or restriction been known, would not, in its reasonable judgment, have entered into this Agreement.

    (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

    (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws, or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Foilmark Common Stock issuable pursuant to the Merger shall have been received.

    (f) EXCHANGE LISTING. The shares of Foilmark Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

    (g) TAX MATTERS. Each Party shall have received a written opinion of its counsel, in form reasonably satisfactory to such Party (the "Tax Opinions"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Holopak Common Stock for Foilmark Common Stock will not give rise to gain or loss to the shareholders of Holopak with respect to such exchange (except to the extent of any cash received), and (iii) none of Foilmark, Foilmark Sub or Holopak will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under
       Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Foilmark and Holopak reasonably satisfactory in form and substance to such counsel.

    (h) DISSENTING SHAREHOLDERS. Immediately prior to the Effective Time holders of not more than ten percent (10%) in the aggregate of all shares of Holopak Common Stock shall not have demanded appraisal pursuant to the DGCL.

    (i) VOTING AGREEMENT. Foilmark and certain holders of Foilmark Common Stock as of the date hereof and certain holders of Holopak Common Stock who will become as of the Effective Time holders of Foilmark Common Stock shall have entered into a Voting Agreement substantially in the form attached hereto as Exhibit 9.1(i) (the "Voting Agreement"), which shall provide, among other things, for the Board of Directors of Foilmark to establish, immediately following the Effective Time, three committees of the Board of Directors, an Executive Committee, a Compensation Committee, and an Audit Committee, each of which consist of members as set forth in the Voting Agreement.

9.2 CONDITIONS TO OBLIGATIONS OF HOLOPAK. The obligations of Holopak to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Holopak pursuant to Section 11.6(a) of this
    Agreement:

    (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Foilmark set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Foilmark set forth in Section 5.3 of this Agreement shall be true and correct. There shall not exist (i) inaccuracies in the representations and warranties of Foilmark set forth in this Agreement or
       (ii) breaches of agreements and covenants of Foilmark set forth in this Agreement, such that the aggregate effect of such inaccuracies or breaches would have or be reasonably likely to have, a Material Adverse Effect on Foilmark; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

    (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Foilmark to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (c) CERTIFICATES. Foilmark shall have delivered to Holopak (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.2 of this Agreement as relates to Foilmark and in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Foilmark's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Holopak and its counsel shall request.

    (d) OPINION OF COUNSEL. Holopak shall have received an opinion of Hinckley, Allen & Snyder, counsel to Foilmark, dated as of the Closing, in form and substance reasonably satisfactory to Holopak and its counsel.

    (e) ACCOUNTANT'S LETTERS. Holopak shall have received from KMPG Peat Marwick "comfort" letters containing language customarily obtained for registration statements in connection with the registration of equity securities on Form S-4 dated not more than five days prior to (i) the date of the Joint Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Foilmark, in form and substance reasonably satisfactory to Holopak.

    (f) FAIRNESS OPINION. Holopak shall have received from Schroder & Co., Inc. a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by Holopak shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.

    (g) STOCK OPTIONS. The compensation or other relevant committee of Foilmark's Board of Directors shall have taken, or caused to be taken, all actions, and done, or cause to be done, all things necessary, proper, or advisable to effect the conversion of all Holopak Options into rights with respect to Foilmark Common Stock, as contemplated by Section 3.4 hereof without any other change in the terms of stock options, stock appreciation or other similar rights granted under the Foilmark Stock Plans, including, but not limited to, any acceleration of the vesting under the Foilmark Stock Plans.

    (h) AMENDMENT OF BY-LAWS; BOARD COMPOSITION. Foilmark shall have amended its By-Laws to establish the size of its Board of Directors to ten (10). Foilmark shall have received the resignations of certain Foilmark directors and the Board of Directors or stockholders of Foilmark shall have taken all necessary action to elect certain nominees to the Board of Directors of Foilmark selected by Holopak, so that the Foilmark Board of Directors immediately after the Effective Time will consist of five (5) directors nominated by Foilmark and five (5) directors nominated by Holopak of which Robert J. Simon shall be the Chairman.

    (i) MATERIAL ADVERSE CHANGES. There shall have been no Material Adverse Change in the condition (financial or otherwise), operations, assets or business of Foilmark since the date of this Agreement.

    (j) REGISTRATION RIGHTS AGREEMENT. Foilmark shall have entered into a Registration Rights Agreement in substantially the form attached hereto as Exhibit 9.2(j) dated as of the Effective Time (the "Registration Rights Agreement") with Bradford Venture Partners, L.P. ("Bradford"), Overseas Private Investor Partners and certain other holders of Holopak Common Stock as Bradford and Foilmark shall mutually and reasonably agree in writing.

    (k) MINTZ CONSENT. Foilmark shall have obtained the written Consent of Leonard Mintz reasonably satisfactory to Holopak to the grant of registration rights to Bradford in accordance with the Registration Rights Agreement.

    (l) TERMINATION OF VOTING AGREEMENTS. A Voting Agreement entered into as of November 17, 1994 by and among certain shareholders of Foilmark with regard to the election of directors, and an agreement dated as of August 21, 1995 pursuant to an Asset Purchase Agreement of the same date by and among Foilmark, Steven Meredith and Kenneth Harris with regard to the election of one director of Foilmark shall have been terminated.

    (m) CONSULTING AGREEMENT. Foilmark shall have delivered a guarantee in a form reasonably acceptable to Bradford Associates pursuant to which Foilmark agrees to guarantee the payments of Foilmark Sub under a Consulting Agreement, dated as of October 1, 1991, and amended as of the date hereof, by and among Holopak, Transfer Point Foils, Inc. and Bradford Associates.

    (n) OPTION GRANTS. Foilmark shall have caused its Board of Directors (or a committee thereof) to grant stock options to purchase an aggregate of Sixty Two Thousand Five Hundred (62,500) shares of Foilmark Common Stock under the Foilmark Amended and Restated 1996 Stock Option Plan (or such other Foilmark Stock Option Plan with reasonably similar terms and provisions as shall be agreed upon in writing by Foilmark and Holopak) to the persons set forth on Exhibit 9.2 (n) in the respective amounts set forth opposite their names.

    (o) ANCILLARY AGREEMENTS/OFFERS OF EMPLOYMENT. (i) Foilmark shall have offered to enter into a Consulting Agreement with James L. Rooney, dated as of the Effective Time, on such terms as set forth on the form attached hereto as Exhibit 9.2(o)(i) and in form and substance reasonably satisfactory to Holopak and its counsel; (ii) Foilmark shall have offered to enter into an Employment Agreement with J.T. Webb, dated as of the Effective Time, on such terms as set forth on the form attached hereto as
       Exhibit 9.2(o)(ii) and in form and substance reasonably satisfactory to Holopak and its counsel; (iii) Foilmark shall have offered to enter into an Employment Agreement with Arthur Karmel, dated as of the Effective Time, on such terms as set forth on the form attached hereto as Exhibit 9.2(o)(iii) and in form and substance reasonably satisfactory to Holopak and its counsel; and (iv) Foilmark shall have entered into Indemnification Agreements in a form reasonably acceptable to Foilmark and Holopak, with each of the persons set forth on Exhibit 9.2(o)(iv).

9.3 CONDITIONS TO OBLIGATIONS OF FOILMARK. The obligations of Foilmark to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Foilmark pursuant to Section 11.6(b) of this
    Agreement:

    (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Holopak set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Holopak set forth in Section 6.3 of this Agreement shall be true and correct. There shall not exist inaccuracies in the representations and warranties of Holopak set forth in this Agreement (including the representations and warranties set forth in Sections 6.3.) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Holopak; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

    (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Holopak to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (c) CERTIFICATES. Holopak shall have delivered to Foilmark (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.3 of this Agreement as relates to Holopak and in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Holopak's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Foilmark and its counsel shall request.

    (d) OPINION OF COUNSEL. Foilmark shall have received an opinion of Battle Fowler LLP, counsel to Holopak, dated as of the Effective Time, in form and substance reasonably acceptable to Foilmark and its counsel.

    (e) ACCOUNTANT'S LETTERS. Foilmark shall have received from Deloitte & Touche "comfort" letters containing language customarily obtained for registration statements in connection with the registration of equity securities on Form S-4 dated not more than five days prior to (i) the date of the Joint Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Holopak, in form and substance reasonably satisfactory to Foilmark, which letters shall be based upon customary specified procedures undertaken by such firm.

    (f) FAIRNESS OPINION. Foilmark shall have received from McFarland Dewey & Co., L.L.C. a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by Foilmark shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.

    (g) STOCK OPTIONS. The compensation or other relevant committee of Holopak's Board of Directors shall have taken, or caused to be taken, all actions, and done, or cause to be done, all things necessary, proper, or advisable to effect the conversion of all Holopak Options into rights with respect to Foilmark Common Stock, as contemplated by Section 3.4 hereof, without any other change in the terms of the Holopak Options.

    (h) MATERIAL ADVERSE CHANGES. There shall have been no Material Adverse Change in the Condition (financial or otherwise), operations, assets or business of Holopak since the date of this Agreement.

    (i) OPTION GRANTS. Foilmark shall have caused its Board of Directors (or a committee thereof) to grant stock options to purchase an aggregate of Sixty Two Thousand Five Hundred (62,500) shares of Foilmark Common Stock under the Foilmark Amended and Restated 1996 Stock Option Plan (or such other Foilmark Stock Option Plan with reasonably similar terms and provisions as shall be agreed upon in writing by Foilmark and Holopak) to the persons set forth on Exhibit 9.3(i) in the respective amounts set forth opposite their names.

    (j) ANCILLARY AGREEMENTS/OFFERS OF EMPLOYMENT. Foilmark shall have entered into Indemnification Agreements in a form reasonably acceptable to Foilmark and Holopak with each of the persons listed on Exhibit 9.3(j).

    (k) AFFILIATE LETTERS. Foilmark shall have received from all persons who, to the Knowledge of Holopak, as of the date of this Agreement are, or who prior to the Effective Time become, "affiliates" of Holopak for purposes of Rule 145 under the 1933 Act, to deliver to Foilmark a letter identifying that such persons may be deemed "affiliates" for purposes of Rule 145 under the 1933 Act.

                                   ARTICLE 10
                                  TERMINATION

    10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the adoption or approval of this Agreement by the shareholders of Foilmark and Holopak or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a) By mutual consent of the Board of Directors of Holopak and the Board of Directors of Foilmark; or

        (b) By the Board of Directors of either Party in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

        (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

        (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Foilmark or Holopak fail to adopt or approve this Agreement and the transactions contemplated hereby as required by the applicable laws of Delaware and the rules of the NASD at the Shareholders' Meetings where the transactions were presented to such shareholders for adoption or approval and voted upon; or

        (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by April 30, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

        (f) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

        (g) By the Board of Directors of Holopak, as a result of Foilmark having entered into an agreement or an agreement in principle with respect to any Acquisition Transaction (and Holopak is not in breach of the Agreement); or

        (h) By the Board of Directors of Holopak, as a result of the Board of Directors of Foilmark having withdrawn or materially modified its approval or recommendation of the Merger to its stockholders (and Holopak is not in breach of the Agreement); or

        (i) By the Board of Directors of Holopak, as a result of a public announcement by Foilmark that Foilmark intends to enter into an agreement with respect to an Acquisition Transaction Proposal (and Holopak is not in breach of the Agreement); or

        (j) By the Board of Directors of Foilmark, as a result of Holopak having entered into an agreement or an agreement in principle with respect to any Acquisition Transaction (and Foilmark is not in breach of the Agreement); or

        (k) By the Board of Directors of Foilmark, as a result of the Board of Directors of Holopak having withdrawn or materially modified its approval or recommendation of the Merger to its stockholders (and Foilmark is not in breach of the Agreement); or

        (l) By the Board of Directors of Foilmark, as a result of a public announcement by Holopak that Holopak intends to enter into an agreement with respect to an Acquisition Transaction Proposal (and Foilmark is not in breach of the Ageement).

    10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 10.2, 8.6(b) and 11.2 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

    10.3 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Parties shall not survive the Effective Time.

                                   ARTICLE 11
                                 MISCELLANEOUS

    11.1 DEFINITIONS.

    (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

    "1933 ACT" shall mean the Securities Act of 1933, as amended.

    "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

    "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits, schedules and Disclosure Memoranda delivered pursuant hereto and incorporated herein by reference.

    "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person and wherever located.

    "BUSINESS DAY" shall mean any day other than a day on which banks in the City of New York are authorized or obligated to be closed.

    "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by each of Foilmark Sub and Holopak and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.3 of this Agreement.

    "CLOSING DATE" shall mean the date on which the Closing occurs.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated September 22, 1998, between Foilmark and Holopak.

    "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

    "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

    "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

    "DGCL" shall mean the Delaware General Corporation Law.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "EXHIBITS" 1 through 2, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

    "FOILMARK CAPITAL STOCK" shall mean collectively, the Foilmark Common Stock, and any other class or series of capital stock of Foilmark.

    "FOILMARK COMMON STOCK" shall mean the common stock, without par value, of Foilmark.

    "FOILMARK COMPANIES" shall mean, collectively, Foilmark and all Foilmark Subsidiaries.

    "FOILMARK DISCLOSURE MEMORANDUM" shall mean the written information entitled "Foilmark Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to Holopak describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto. Where any representation or warranty contained in the Agreement is limited or qualified by the materiality of the matters as to which the representation or warranty is given, the inclusion of any matter in the Disclosure Memorandum does not constitute a determination by Foilmark that such matters are material.

    "FOILMARK FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Foilmark as of September 30, 1998, and as of December 31, 1997, December 31, 1996 and December 31, 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) and for the period ended September 30, 1998 and for each of the three fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995, as filed by Foilmark in SEC Documents, and (ii) the consolidated balance sheets of Foilmark (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1998.

    "FOILMARK STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Foilmark designated as follows: 1996 Amended and Restated Employee Stock Option Plan; 1996 Amended and Restated Employee Stock Purchase Plan; and 1997 Non-Employee Director Stock Plan.

    "FOILMARK SUBSIDIARIES" shall mean the Subsidiaries of Foilmark, which shall include the Foilmark Subsidiaries described in Section 5.4 of this Agreement and any corporation or other organization acquired as a Subsidiary of Foilmark following the date hereof and held as a Subsidiary by Foilmark at the Effective Time.

    "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

    "HOLOPAK CAPITAL STOCK" shall mean, collectively, the Holopak Common Stock, and any other class or series of capital stock of Holopak.

    "HOLOPAK COMMON STOCK" shall mean the common stock $.01 par value of Holopak and Class A common stock $.01 par value of Holopak.

    "HOLOPAK COMPANIES" shall mean, collectively, Holopak and all Holopak Subsidiaries.

    "HOLOPAK DISCLOSURE MEMORANDUM" shall mean the written information entitled "Holopak Technologies, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Foilmark describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto. Where the representation or warranty contained in the Agreement is limited or qualified by the materiality of the matters as to which the representation or warranty is given, the inclusion of any matter in the Disclosure Memorandum does not constitute a determination by Holopak that such matters are material.

    "HOLOPAK FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Holopak as of September 30, 1998, March 31, 1998, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the period ended September 30, 1998 and for each of the three years ended March 31, 1998, 1997 and 1996, as filed by Holopak in SEC Documents, and (ii) the consolidated statements of condition of Holopak (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1998.

    "HOLOPAK PREFERRED STOCK" shall mean the no par value preferred stock of Holopak.

    "HOLOPAK STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Holopak designated as follows: Holopak 1993 Non-Qualified Stock Option Plan.

    "HOLOPAK SUBSIDIARIES" shall mean the Subsidiaries of Holopak and any corporation or other organization acquired as a Subsidiary of Holopak following the date hereof and held as a Subsidiary by Holopak at the Effective Time.

    "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

    "INTERNAL REVENUE CODE" shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    "JOINT PROXY STATEMENT" shall mean the proxy statement used by Foilmark and Holopak to solicit the adoption or approval of their respective shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Foilmark relating to the issuance of the Foilmark Common Stock to holders of Holopak Common Stock.

    "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known in the reasonable exercise of their duties by the President, Chief Financial Officer, Chief Accounting Officer, and Vice Presidents of such Person.

    "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

    "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

    "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

    "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution or demand letter, or notice (written or oral) by any Person of governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding alleging potential Liability, or any Regulatory Authority or other federal, state or local governmental agency or department requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

    "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles,
(c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written Consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by this Agreement.

    "MATERIAL" AND "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

    "MILLENNIUM CAPABLE" shall mean capable of accurately processing Date Data without error or interruption caused by such Date Data, where dates are before, after and during December 31, 1999, the year 2000 and subsequent years, including, but not limited to, recognizing the year 2000 as a leap year, providing correct results when moving backwards and forwards between the 20(th) and 21(st) century, and functioning without error or interruption related to or caused by such Date Data. "Date Data" means any information relating to dates expressed in days, months and calendar years.

    "NASD" shall mean the National Association of Securities Dealers, Inc.

    "NASDAQ NATIONAL MARKET" shall mean the Nasdaq Stock Market's National Market of the National Association of Securities Dealers Automated Quotations System.

    "OPERATING PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

    "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

    "PARTY" shall mean either Foilmark or Holopak, and "PARTIES" shall mean both Foilmark and Holopak.

    "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

    "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

    "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Foilmark under the 1933 Act with respect to the shares of Foilmark Common Stock to be issued to the shareholders of Holopak in connection with the transactions contemplated by this Agreement.

    "REGULATORY AUTHORITIES" shall mean, collectively, the NASD, the SEC, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities, instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries (including but not limited to foreign governmental and regulatory agencies).

    "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

    "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

    "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

    "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

    "SHAREHOLDERS' MEETINGS" shall mean the respective meetings of the shareholders of Foilmark and Holopak to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

    "SIGNIFICANT SUBSIDIARY" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

    "STOCK PLANS" shall mean the Foilmark Stock Plans and the Holopak Stock
Plans.

    "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), or (ii) in the case of partnerships, serves as a general partner.

    "SURVIVING CORPORATION" shall mean Foilmark Sub as the surviving corporation resulting from the Merger.

    "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

    "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, value added and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

    "TRADING DAY" shall mean any day other than a day on which the New York Stock Exchange is closed.

    (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Effective Time                                              Section 1.3
Foilmark Contracts                                          Section 5.14
Foilmark ERISA Plan                                         Section 5.13
Foilmark Benefit Plans                                      Section 5.13
Holopak Contracts                                           Section 6.14
Holopak ERISA Plan                                          Section 6.13
Holopak Benefit Plans                                       Section 6.13
Holopak Options                                             Section 3.4
Closing                                                     Section 1.2
ERISA Affiliate                                             Section 5.14(b)
Exchange Agent                                              Section 4.1
Stock Merger Consideration                                  Section 3.1(c)
Cash Merger Consideration                                   Section 3.1(c)
Merger                                                      Section 1.1
SEC                                                         Section 5.5
Tax Opinion                                                 Section 10.1(h)
Acquisition Transaction                                     Section 8.8
Acquisition Transaction Proposal                            Section 8.8

    (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

    11.2 EXPENSES.

    (a) Except as otherwise provided in this Section 11.2, if this Agreement is terminated, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel (collectively, "Expenses") except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement. If the Merger is consummated, Foilmark shall bear and pay all Expenses incurred by it and Holopak and their respective Subsidiaries in connection with the transaction contemplated hereunder.

    (b) Holopak agrees to pay Foilmark a fee in immediately available funds equal to $750,000, promptly, but in no event later than five (5) business days in the event that the Agreement is terminated pursuant to Sections 10.1(j) or 10.1(k); or in the event that this Agreement is terminated pursuant to Section 10.1(l) and within one hundred and thirty five (135) days following such termination, Holopak enters into an agreement with respect to any Acquisition Transaction.

    (c) Foilmark agrees to pay Holopak a fee in immediately available funds equal to $750,000, promptly, but in no event later than five (5) business days in the event that the Agreement is terminated pursuant to Sections 10.1(g) or 10.1(h); or in the event that this Agreement is terminated pursuant to Section 10.1(i) and within one hundred and thirty five (135) days following such termination, Foilmark enters into an agreement with respect to any Acquisition Transaction.

    (d) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and no party shall be liable or have any obligation to the other as a result hereof except that (i) the provisions of this Section 10.2 and 8.6(b) and 11.2 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

    11.3 BROKERS AND FINDERS. Except for McFarland Dewey & Co., L.L.C. as to Foilmark and except for Schroder & Co. Inc. as to Holopak, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed on its behalf any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby.

    11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b) of this Agreement, for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

    11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Foilmark Common Stock or the holders of Holopak Common Stock, there shall be made no amendment that requires further approval by such shareholders without the further approval of such shareholders.

    11.6 WAIVERS.

    (a) Prior to or at the Effective Time, Holopak, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Foilmark, to waive or extend the time for the compliance or fulfillment by Foilmark of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Holopak under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Holopak and delivered to Foilmark.

    (b) Prior to or at the Effective Time, Foilmark, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Holopak, to waive or extend the time for the compliance or fulfillment by Holopak of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Foilmark under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Foilmark and delivered to Holopak.

    (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

    11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

    11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                                       Foilmark:
                                       Foilmark, Inc.
                                       4 Malcolm Hoyt Drive
                                       Newburyport, MA 01950
                                       Telecopy No.: (978) 463-8651
                                       Attention: Frank J. Olsen, Jr.
                                                Chairman and President

                                       Copy to Counsel:

                                       Hinckley, Allen & Snyder
                                       1500 Fleet Center
                                       Providence, Rhode Island 02903
                                       Telecopy No.: (401) 277-9600
                                       Attention: Stephen J. Carlotti

                                       Holopak:
                                       Holopak Technologies, Inc.
                                       9 Cotters Lane
                                       P.O. Box 538
                                       East Brunswick, NJ 08816
                                       Telecopy No.: (732) 238-9684
                                       Attention: James L. Rooney,
                                                President and Chief
                                       Executive Officer

                                       Copy to:

                                       Robert J. Simon
                                       Bradford Ventures Limited
                                       One Rockefeller Plaza
                                       New York, NY 10020
                                       Telecopy No.: (212) 218-6901

                                       Copy to Counsel:
                                       Battle Fowler LLP
                                       75 East 55th Street
                                       New York, NY 10022
                                       Telecopy No.: (212) 856-7817
                                       Attention: Carl A. de Brito

    11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws.

    11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

    11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

    11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                    REMAINING PAGE LEFT BLANK INTENTIONALLY

    IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                   FOILMARK, INC.

/s/ Philip Leibel                                    /s/ Frank J. Olsen, Jr.
---------------------------------------              ---------------------------------------
Secretary                                 By:        President

ATTEST:                                   FOILMARK ACQUISITION CORPORATION

/s/ Philip Leibel                                    /s/ Frank J. Olsen, Jr.
---------------------------------------              ---------------------------------------
Secretary                                 By:        President

ATTEST:                                   HOLOPAK TECHNOLOGIES, INC.

/s/ Arthur Karmel                                    /s/ James L. Rooney
---------------------------------------              ---------------------------------------
Secretary                                 By:        President

                                                                MERGER AGREEMENT
                                                                     EXHIBIT 2.1

                               STATE OF DELAWARE
                        OFFICE OF THE SECRETARY OF STATE
                            ------------------------

    I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "FOILMARK ACQUISITION CORPORATION", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF NOVEMBER, A.D. 1998, AT 11 O'CLOCK A.M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                              /s/ EDWARD J. FREEL
                                 ---------------------------------------------
                                                Edward J. Freel
                                              SECRETARY OF STATE

2966881      8100                                   AUTHENTICATION:      9406642

981439046                                                    DATE:      11-16-98

                          CERTIFICATE OF INCORPORATION
                                       OF
                        FOILMARK ACQUISITION CORPORATION

    The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of Delaware, hereby certifies that:

        1.  The name of the Corporation is FOILMARK ACQUISITION CORPORATION.

        2. The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.

        3. The purpose of the Corporation is to own capital stock in other corporations and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        4. The total number of shares of stock that the Corporation is authorized to issue is 1,000 shares of Common Stock, par value $.01 per share.

        5. The name and address of the incorporator is Jane E. Cohen, Hinckley, Allen & Snyder, 28 State Street, Boston, Massachusetts, 02109.

        6. The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

        7. The Directors may be elected by resolution or consent of a majority of stockholders, without separate written ballots as such.

        8. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, PROVIDED that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

        9. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any of creditor or stockholders thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code or on the application of trustees in order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation as this case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

    IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on this 16th day of November, 1998.

                                FOILMARK ACQUISITION CORPORATION

                                By:              /s/ JANE E. COHEN
                                     -----------------------------------------
                                          Jane E. Cohen, Sole Incorporator

                                                                MERGER AGREEMENT
                                                                     EXHIBIT 2.2

                                    BY-LAWS
                                       OF
                        FOILMARK ACQUISITION CORPORATION

                                   ARTICLE I
                                    OFFICES

    SECTION 1.01 REGISTERED OFFICE. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

    SECTION 1.02 OTHER OFFICES. The corporation may also have offices at such other places both within and without the State of Delaware as the board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

    SECTION 2.01 MEETINGS OF STOCKHOLDERS. All meetings of the stockholders shall be held in Newburyport, Massachusetts, at such place as may be fixed from time to time by the board of directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

    SECTION 2.02 ANNUAL MEETINGS OF STOCKHOLDERS. Annual meetings of stockholders shall be held on the third Wednesday of March, unless such day is a legal holiday, (in which case the meeting will be held on the next secular day following), or on such other date and at such other time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

    SECTION 2.03 NOTICE OF ANNUAL MEETING. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

    SECTION 2.04 LIST OF STOCKHOLDERS. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

    SECTION 2.05 SPECIAL MEETINGS OF STOCKHOLDERS. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board or Secretary at the request in writing of the board of directors, or at the request in writing of stockholders owning 50% in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

    SECTION 2.06 NOTICE OF SPECIAL MEETINGS OF STOCKHOLDERS. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting.

    SECTION 2.07 QUORUM. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholder for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

    SECTION 2.08 MAJORITY VOTING. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

    SECTION 2.09 VOTING RIGHTS. Unless otherwise provided in the Certificate of Incorporation each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless allowed by the laws of the State of Delaware or unless the proxy provides for a longer period.

    SECTION 2.10 STOCKHOLDERS CONSENT. Any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                  ARTICLE III
                                   DIRECTORS

    SECTION 3.01 ELECTION OF DIRECTORS. The number of directors which shall constitute the whole board shall be not less than one, or as the board of directors or the stockholders shall determine by resolution. The directors shall be elected at the annual meeting of the stockholders, except as provided in
Section 3.02 of this Article. Directors need not be stockholders.

    SECTION 3.02 VACANCIES ON BOARD OF DIRECTORS. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of the stockholders, a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual meeting of stockholders. If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these By-Laws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided by law.

    SECTION 3.03 POWERS OF BOARD OF DIRECTORS. The business of the corporation shall be managed by its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

    SECTION 3.04 MEETINGS OF BOARD OF DIRECTORS. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

    SECTION 3.05 FIRST MEETING OF BOARD OF DIRECTORS. The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the vote of the stockholders or incorporators and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders or the incorporators to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders or the incorporators, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

    SECTION 3.06 REGULAR MEETINGS OF BOARD OF DIRECTORS. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

    SECTION 3.07 SPECIAL MEETINGS OF BOARD OF DIRECTORS. Special meetings of the board may be called by the Chairman of the Board or the President on 48 hours' notice to each director, either personally or by mail, by telegram or by telephone; special meetings shall be called by the Chairman of the Board or Secretary in like manner and on like notice on the written request of two directors unless the board consists of only one director in which case special meetings shall be called by the President or Secretary in like manner and in like notice on the written request of the sole director.

    SECTION 3.08 QUORUM. At all meetings of the board, a majority of the directors, but not fewer than one, shall constitute a quorum, unless the board consists of only one director, in which case the sole director shall constitute a quorum, for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the board of directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

    SECTION 3.09 DIRECTOR CONSENTS. Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

    SECTION 3.10 TELEPHONE MEETINGS OF BOARD OF DIRECTORS. Members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

    SECTION 3.11 COMMITTEE OF DIRECTORS. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority, except as allowed by the laws of the State of Delaware, in reference to:

    (i) amending the Certificate of Incorporation,

    (ii) adopting an agreement of merger or consolidation, unless the resolution creating such committee expressly so provides,

   (iii) recommending it to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, unless the resolution creating such committee expressly so provides,

    (iv) recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution,

    (v) amending the By-Laws of the corporation,

    (vi) taking any action with respect to the issuance of the corporation's stock, unless the resolution creating such committee expressly so provides, and

   (vii) declaring a dividend, unless the resolution creating such committee expressly so provides.

    Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.

    SECTION 3.12 COMMITTEE MINUTES. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

    SECTION 3.13 COMPENSATION OF DIRECTORS. Unless otherwise restricted by the Certificate of Incorporation, the board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as directed. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

    SECTION 3.14 REMOVAL OF DIRECTORS. Unless otherwise retracted by the Certificate of Incorporation or by statute or law, any director may be removed from office only for cause by the affirmative vote of the holders of a majority of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.

    SECTION 3.15 CHAIRMAN OF THE BOARD. The Chairman of the Board of Directors, if there is one, shall be elected annually by and from the board of directors and shall preside at all meetings of the stockholders and directors at which he shall be present.

                                   ARTICLE IV
                                    NOTICES

    SECTION 4.01 NOTICES. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these By-Laws, notice is required to be given to any director or stockholder, it shall not be construed to require personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

    SECTION 4.02 WAIVER OF NOTICE. Whenever a notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE V
                                    OFFICERS

    SECTION 5.01 NECESSARY OFFICERS. The officers of the corporation shall be chosen by the board of directors and there shall be elected from among the officers of the corporation, persons having the titles and exercising the duties (as prescribed by the By-Laws or by the Board) President, Vice President, Secretary, and Treasurer. The board of directors may also choose one or more Vice-Presidents, Assistant Secretaries, and Assistant Treasurers. Any number of offices may be held by the same person. No officer need be a stockholder.

    SECTION 5.02 ELECTION OF OFFICERS. The board of directors at its first meeting after each annual meeting of stockholders shall choose a Chairman of the Board, a President, a Secretary and a Treasurer.

    SECTION 5.03 OTHER OFFICERS. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

    SECTION 5.04 OFFICERS' SALARIES. The salaries of all officers and agents of the corporation shall be fixed by the board of directors.

    SECTION 5.05 TERM OF OFFICE. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

    SECTION 5.06 CHAIRMAN OF THE BOARD. The Chairman of the Board shall perform such duties and have such powers additional to the foregoing as the board of directors shall designate.

    SECTION 5.07 PRESIDENT. The President shall be the Chief Executive Officer of the corporation and shall preside at all meetings of the stockholders and of the board of directors in the absence of the Chairman of the Board. It shall be his duty and he shall have the power to see that all orders and resolutions of the board of directors are carried into effect. The President, as soon as reasonably possible after the close of each fiscal year, shall submit to the board of directors a report of the operations of the corporation for such year and a statement of its affairs and shall from time to time report to the board of directors all matters within his knowledge which the interests of the corporation may require to be brought to its notice. The President shall perform such duties and have such powers additional to the foregoing as the board of directors shall designate.

    SECTION 5.08 VICE PRESIDENTS. In the absence or disability of the President, his powers and duties shall be performed by the Vice President, if only one, or, if more than one, by the one designated for the purpose by the board of directors. Each Vice President shall have such other powers and perform such other duties as the board of directors shall from time to time designate.

    SECTION 5.09 TREASURER. The Treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as shall be designated by the board of directors or in the absence of such designation in such depositories as he shall from time to time deem proper. He shall disburse the funds of the corporation as shall be ordered by the board of directors, taking proper vouchers for such disbursements. He shall promptly render to the President and to the board of directors such statements of his transactions and accounts as the President and board of directors respectively may from time to time require. The Treasurer shall perform such duties and have such powers additional to the foregoing as the board of directors may designate.

    SECTION 5.10 ASSISTANT TREASURERS. In the absence of disability of the Treasurer, his powers and duties shall be performed by the Assistant Treasurer, if one be elected, or, if more than one, by the one designated for the purpose by the board of directors. Each Assistant Treasurer shall have such other powers and perform such other duties as the board of directors shall from time to time designate.

    SECTION 5.11 TREASURER'S BONDS. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the board of directors, for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

    SECTION 5.12 SECRETARY. The Secretary shall record in books kept for the purpose all votes and proceedings of the stockholders and of the board of directors at their meetings and shall perform like duties for the standing committees when required. Unless the board of directors shall appoint a transfer agent and/or registrar or other officer or officers for the purpose, the Secretary shall be charged with the duty of keeping, or causing to be kept, accurate records of all stock outstanding, stock certificates issued and stock transfers; and, subject to such other or different rule as shall be adopted from time to time by the board of directors, such records may be kept solely in the stock certificate books. The Secretary shall perform such duties and have such powers additional to the foregoing as the board of directors shall designate.

    SECTION 5.13 TEMPORARY AND ASSISTANT SECRETARIES. In the absence of the Secretary from any meeting of the stockholders or board of directors, if there be no Assistant Secretary, if one be elected, or, if there be more than one, the one designated for the purpose by the board of directors, otherwise a Temporary Secretary designated by the person presiding at the meeting, shall perform the duties of the Secretary. Each Assistant Secretary shall have such other powers and perform such other duties as the board of directors may from time to time designate.

                                   ARTICLE VI
                             CERTIFICATES OF STOCK

    SECTION 6.01 CERTIFICATES OF STOCK. Every holder of stock in the corporation shall be entitled to have a certificate certifying the number of shares owned by him in the corporation, signed by or in the name of the corporation by (a) either the Chairman of the Board of Directors, the President or a Vice- President and

(b) either the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation.

    Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

    If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificates which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

    SECTION 6.02 SIGNATURE ON STOCK CERTIFICATES. Where a certificate is countersigned, (1) by a transfer agent other than the corporation or its employee, or (2) by a registrar other than the corporation or its employee, any other signature on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

    SECTION 6.03 LOST CERTIFICATES. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorized such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

    SECTION 6.04 TRANSFERS OF STOCK. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. The board may make such additional rules and regulations as it may deem advisable concerning the issue and transfer of certificates representing shares of the capital stock of the Corporation.

    SECTION 6.05 FIXING RECORD DATE. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution of allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

    SECTION 6.06 REGISTERED STOCKHOLDERS. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                  ARTICLE VII
                               GENERAL PROVISIONS

    SECTION 7.01 DIVIDENDS. Dividends upon the capital stock of the corporation, subject to the provisions of applicable law, may be declared by the board of directors at any regular or special meeting, and paid either (a) out of its surplus, as defined by law, or (b) in case there shall be no such surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If the capital of the corporation, computed in accordance with law, shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors shall not, except as allowed by the laws of the State of Delaware, declare and pay out of such net profits any dividends upon any shares of any classes of the corporation's capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

    SECTION 7.02 RESERVES. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors may think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

    SECTION 7.03 ANNUAL STATEMENT. The board of directors shall present at each annual meeting, and at any special meeting of the Stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

    SECTION 7.04 CHECKS. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

    SECTION 7.05 FISCAL YEAR. The fiscal year of the corporation shall end on the last day of December of each year.

    SECTION 7.06 SEAL. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word "Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

    SECTION 7.07 INDEMNIFICATION OF OFFICERS AND DIRECTORS. The corporation shall indemnify any director, officer, employee or agent of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extend authorized and permitted by the laws of the State of Delaware. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of the State of Delaware. The corporation's indemnity of any person who is or was a director, officer, employee or agent of the corporation shall be reduced by any amounts such person may collect as indemnification under any policy of insurance purchased and maintained on his behalf by the corporation.

    The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any certificate of incorporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The right of reimbursement for liabilities and expenses so imposed or incurred shall include the right to receive such reimbursement in advance of the final disposition of any such action, suit or proceeding upon the Corporation's receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation pursuant to law or this Section 7.07. Neither the amendment nor repeal of this Section 7.07, nor the adoption of any provisions of the Certificate of Incorporation inconsistent with this Section 7.07, shall eliminate or reduce the effect of this Section 7.07 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 7.07 would accrue or arise, prior to such amendment, repeal or adopting of an inconsistent provision.

    SECTION 7.08 RELIANCE UPON BOOKS, REPORTS AND RECORDS. Each director, each member of any committee designated by the Board of Directors, and each officer of the corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the corporation, including reports made to the corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

    SECTION 7.09 INSPECTION OF BOOKS BY STOCKHOLDERS. Subject to the laws of the State of Delaware, the board of directors shall have the power to determine from time to time and at any time whether and to what extent and at what times and places and under what conditions and regulations the records of account, books and stock ledgers of the corporation, or any of them, shall be open to inspection and copying by stockholders, their agents or attorneys; and no stockholder, his agent or attorney shall have any right to inspect or copy any record of account or book or stock ledger, or any part thereof, of the corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the board of directors or of the stockholders and unless and until such stockholder agrees to comply with, and abide by, such conditions and regulations governing inspection and copying thereof, as determined by the board of directors.

    SECTION 7.10 TRANSACTIONS WITH DIRECTORS, OFFICERS, ETC. The corporation may enter into contracts or transactions with one or more of its directors, officers, employees or stockholders, or with any other corporation, partnership, association, or other organization in which one or more of its directors, officers, employees or stockholders are directors, officers, partners, employees or stockholders, or have a financial interest, to the full extent authorized and permitted by the laws of the State of Delaware.

                                  ARTICLE VIII

    SECTION 8.01 AMENDMENTS. These By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the stockholders or by the board of directors at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting, or by any consent of the stockholders or directors executed in accordance with the Certificate of Incorporation or these By-Laws.

                                                                MERGER AGREEMENT
                                                                    EXHIBIT 8.17

                          FORM OF EMPLOYMENT AGREEMENT

    This Employment Agreement (the "Agreement") is entered into as of the
    day of           , 1999, by and between Foilmark, Inc., a Delaware
corporation with a mailing address of 4 Mullikan Way, Newburyport, Massachusetts (the "Company"), and Frank J. Olsen, Jr., an individual with a residence address of 13 Country Farm Road, Stratham, NH 03885 ("Executive").

                                  WITNESSETH:

    WHEREAS, the Company is in the business of designing, developing, manufacturing and marketing foils, films, applicating systems and supplies (the "Business"). Executive has served as President, Chief Executive Officer and a Director of the Company since 1992; and

    WHEREAS, the Company has entered into an Agreement and Plan of Merger with
Holopak Technologies, Inc. ("Holopak") dated as of November   , 1998 which
contemplates, among other things, the merger of Holopak with and into a wholly-owned subsidiary of the Company and under which the execution and delivery of this Agreement is contemplated contemporaneously with the effectiveness of the merger; and

    WHEREAS, the Company desires to employ Executive and Executive desires to accept such employment on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and mutual promises hereinbelow set forth, the parties hereby agree as follows:

    1. EMPLOYMENT PERIOD. The term of this Agreement and any renewal terms thereof (the "Employment Period") shall commence on the date hereof and, subject to termination by Executive or the Company as hereinafter provided, shall continue until the fifth anniversary of the date hereof. At the end of the initial Employment Period (and any renewal period provided for herein), this Agreement shall automatically extend for additional periods of two years (a "Renewal Period") unless either party hereto gives written notice of non-renewal delivered not less than six months prior to the end of the Employment Period or any Renewal Period.

    2. EMPLOYMENT; DUTIES. Subject to the terms and conditions set forth herein, the Company hereby employs Executive to act as President and Chief Executive Officer of the Company during the Employment Period, and Executive hereby accepts such employment. The duties assigned and authority granted to Executive shall be as set forth in the By-laws of the Company and consistent with the position of President and Chief Executive Officer including but not limited to the supervision and oversight of the business and operations of Foilmark and Foilmark subsidiaries and such other duties as determined by its Board of Directors from time to time. Executive shall report to the Board of Directors and is subject to the policies and directives of the Board. Executive agrees to use his best efforts to promote the interests of the Company and shall devote his full time and attention to the Company's business and affairs. Executive shall also serve as a member of the Board of Directors of the Company pursuant to a Voting Agreement dated as of the date hereof, and such service shall be unrelated to his employment with the Company and this Agreement.

    3. SALARY AND BONUS.

        (a) BASE SALARY. The Company agrees to pay Executive $260,000 per year, payable weekly in arrears. Executive's base salary shall not be decreased during the Employment Period or any Renewal Period. In addition, no later than
            of each year during the Employment Period, commencing             ,
the Board of Directors of the Company or its duly elected Compensation Committee, subject to Board approval, shall review Executive's annual base salary in its discretion, based upon the Company's performance and Executive's particular contributions.

        (b) BONUS. In addition to Executive's base salary, Executive may also receive a cash bonus in an amount not exceeding one hundred percent (100%) of the Executive's base salary, in the discretion of the Board of Directors based upon the recommendation of the Compensation Committee of the Board of Directors, the recommendation of which shall be made to, and acted upon by, the Board of Directors not later than one (1) month after the publication of the Company's audited financial statements. Seventy-five percent (75%) of such bonus shall be based on a formulaic evaluation of actual results versus budget as set forth on Schedule A hereto.

    4. OTHER BENEFITS.

        (a) INSURANCE AND OTHER BENEFITS. Executive shall be entitled to participate in, and shall receive the benefits available under, the Company's insurance programs (including health, disability and life insurance) and any ERISA benefit plans, as the same may be adopted and/or amended from time to time, and shall receive all other fringe benefits that are provided by the Company to other senior executives. No other officer of the Company will have any more favorable benefits than made available to the Executive.

        (b) VACATION. Executive shall be entitled to an annual vacation of such duration as may be determined by the Board of Directors, but not less than that generally established for other executives of Company and in no event less than four (4) weeks, without interruption of salary.

        (c) AUTOMOBILE ALLOWANCE. The Company shall provide Executive with the automobile allowance provided for the office of President and Chief Executive Officer under the Company's automobile allowance policy. The automobile allowance per month shall be $1,000 plus any operating allowance under said policy ($1,200 per annum) and any excess mileage charges applicable to any vehicle leased by Executive and used for business purposes.

        (d) REIMBURSEMENT OF EXPENSES. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties or responsibilities under this Agreement, provided that Executive submits to the Company substantiation of such expenses sufficient to satisfy the record keeping guidelines promulgated from time to time by the Internal Revenue Service.

        (e) SERVICE FEES. The Company shall reimburse Executive, in an aggregate amount not to exceed $1,500 per year, for professional and other fees incurred by Executive in connection with (i) an annual medical examination of Executive and (ii) the annual planning for and preparation of Executive's personal income tax returns. The Company shall also reimburse Executive for estate planning services performed during the Employment Period, in an aggregate amount not to exceed $2,500.

        (f) 280G CAP. If any amount or benefits due or paid to Executive ("Payments") would constitute an Excess Parachute Payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such Payments shall be reduced to the extent necessary so that no Payment to be made or benefit provided to Executive shall be subject to the excise tax imposed under Section 4999 of the Code. The Company shall reduce or eliminate Payments which have not yet been made before seeking reimbursement of any amounts previously paid to Executive.

    5. TERMINATION BY THE COMPANY WITH CAUSE. The Company may terminate this Agreement with Cause upon thirty (30) days written notice to Executive. For purposes of this Section 5, "Cause" shall mean: (a) conviction of a felony; (b) declaration of unsound mind by a court of competent jurisdiction; (c) gross neglect or dereliction of duty; (d) a crime involving moral turpitude; (e) commission of an action which constitutes intentional misconduct or knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Company; or (f) a breach by Executive of Sections 7 or 8 of this Agreement or a material breach of any other provision of this Agreement. In the event of a termination with Cause, the Executive shall be entitled under this Agreement solely to salary and benefits accrued through date of termination.

    6. TERMINATION AND SEVERANCE.

    6.1 NOTICE/EVENTS/DEFINED TERMS.

        (a) TERMINATION BY EXECUTIVE. Executive may terminate this Agreement at any time by providing written notice to the Company of not less than thirty (30) days. In such event Executive shall be entitled under this Agreement solely to salary and benefits accrued through the date of termination.

        (b) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate this Agreement at any time, without Cause by providing written notice to the
Executive of not less than thirty (30) days.   As used in this Agreement, the
term "without Cause" shall mean termination by the Company for any reason not specified in Section 5 hereof, other than (i) retirement upon reaching the mandatory retirement age of sixty-five (65), or (ii) the death or disability of Executive (for purposes of this Agreement, "disability" shall mean Executive's incapacity due to physical or mental illness which has caused Executive to be absent from the full-time performance of his duties with the Company for a period of six (6) consecutive months or eight (8) months in any twelve (12) month period). In the event of death or disability during the Employment Period, the Executive shall be entitled under this Agreement solely to salary and benefits accrued through the date of termination and the proceeds of life and
disability insurance in the amount of [$       ].

        (c) CHANGE IN CONTROL. A "Change in Control" will be deemed to have occurred if: (1) a Takeover Transaction occurs; or (2) the Company effectuates a complete liquidation or a sale or disposition of all or substantially all of its assets. A "Change in Control" shall not be deemed to include, however, a merger or sale of stock, assets or business of the Company, if Executive immediately after such event owns, or in connection with such event immediately acquires (other than in the Executive's capacity as an equity holder of the Employer or as a beneficiary of its employee stock ownership plan or profit sharing plan), any stock of the buyer or any affiliate thereof which, at the time of Executive's initial investment in such stock, had a purchase price or fair market value greater than $100,000.

        (d) TAKEOVER TRANSACTION. A "Takeover Transaction" shall mean (i) a merger or consolidation of the Company with, or an acquisition of the Company or all or substantially all of its assets by, any other corporation, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of the Company immediately prior to such transaction continue to constitute a majority of the Board of Directors of the surviving corporation (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors of the holding company) for a period of not less than twelve (12) months following the closing of such transaction, or (ii) when any person or entity or group of persons or entities (other than any trustee or other fiduciary holding securities under an employee benefit plan of the Company) either related or acting in concert becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company.

        (e) TERMINATING EVENT. A "Terminating Event" shall mean: (i) termination by the Company of the employment of Executive without Cause occurring within twelve (12) months of a Change of Control; or (ii) resignation of Executive from the employ of the Company, while Executive is not receiving payments or benefits from the Company by reason of Executive's disability, subsequent to any of the following events occurring within twelve (12) months of a Change of Control: (A) a significant reduction in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by Executive immediately prior to the Change in Control; (B) a decrease in the salary payable by the Company to Executive from the salary payable to Executive immediately prior to the Change in Control; or (C) the relocation of the Company's executive offices (or, if Executive is primarily located at the Company's manufacturing facilities, such facilities) by more than 50 miles from their current location in Newburyport, Massachusetts (unless such new location is closer than to the Executive's then residence); provided, however, that a Terminating Event shall not be deemed to have occurred solely as a result of Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company, following a Change in Control.

    6.2 SEVERANCE.

        (a) WITHOUT CAUSE. If the Company terminates this Agreement without Cause, other than as a result of a Terminating Event, then commencing on the date of termination of this Agreement, the Company shall provide Executive with a severance package which shall consist of the following: (i) for a period equal to the greater (A) of the remainder of the initial Employment Period (or any then existing renewal period thereof) or (B) three (3) years after the date of termination (x) payment on the first business day of each month of an amount equal to one-twelfth of Executive's then current annual base salary under
Section 3(a) hereof and (y) continuation of all benefits under Section 4(a) and
(ii) for a period equal to the greater of (A) the remainder of the initial Employment Period (or any then existing renewal period thereof) or (B) three (3) years after the date of termination, payment on the first business day of each month of an amount equal to one-twelfth of Executive's annual target bonus amount for the year of termination, pro rated for the portion of the fiscal year occurring prior to termination.

        (b) WITH A TERMINATING EVENT. If the Company terminates this Agreement as a result of a Terminating Event, then commencing on the date of such termination and for a period equal to the greater of the remainder of the initial Employment Period (or any then existing renewal period thereof) or three
(3) years after the date of termination, the Company shall provide Executive with a severance package which shall consist of the following: (i) payment on the first business day of each month an amount equal to one-twelfth of Executive's then current annual base salary under Section 3(a) hereof; (ii) payment on the first business day of each month of an amount equal to one-twelfth of Executive's annual target bonus amount; and (iii) continuation of all benefits under Section 4(a). In addition, if the Company terminates this Agreement as a result of a Terminating Event, then the Company shall cause the immediate vesting of all options and other rights granted to Executive under the Company's stock plans.

        (c) GENERAL RELEASE. As a condition precedent to receiving any severance payment, Executive shall execute a release of any and all claims which Executive or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and its past, present and future employees, officers, directors, agents and attorneys; provided, however, that such release would not extinguish the obligations of the Company under indemnification or similar contractual arrangements between Company and Executive.

        (d) WITHHOLDING. Subject to Section 4(f), all payments made by the Company under Section 6.2(a) or 6.2(b) this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

        (e) DEATH OR DISABILITY. The death of the Executive during the time the severance payments are being paid under this Section shall not terminate the obligation of the Company to make such payments. The Company shall continue to pay any amounts otherwise due to Executive under this Agreement for the remainder of the period determined in Section 6.2 (a) or (b) to Executive's estate.

        (f) EFFECT OF NON-RENEWAL. In the event that the Company issues a notice of non-renewal under Section 1 hereof prior to the expiration of the initial Employment Period, the Executive shall be entitled to receive from the Company an amount equal to his initial Base Salary ($260,000) for a period of two years following said initial Employment Period payable in equal monthly installments one-twelfth of said Base Salary on the first day of each month following said initial Employment Period.

    7. NON-COMPETITION. (a) During the term of this Agreement and (i) in the case of termination other than as a result of a Terminating Event and provided that Executive continues to receive the severance payments provided for in
Section 6.2(a) to which he is entitled, for the greater of the remainder of the Employment Period after the date of termination or three (3) years after the date of termination or (ii) in the case of termination as a result of a Terminating Event and provided that Executive continues to receive, or after Executive has received, the severance payments provided for in Section 6.2(b) to which he is entitled, for the greater of the remainder of the Employment Period after the date of termination or three (3) years after the date of termination of this Agreement, Executive will not directly or indirectly whether as a partner, consultant, agent, employee, co-venturer, greater than two percent owner or otherwise or through any other person (as hereafter defined): (A) be engaged in any business or activity which is competitive with the business of the Company in any part of the world in which the Company is or proposes to be (as evidenced by a directive of the Board of Directors to that effect) at the time of Executive's termination engaged in selling its products directly or indirectly; or (B) attempt to recruit any employee of the Company, assist in their hiring by any other person, or encourage any employee to terminate his or her employment with the Company; or
(C) encourage any customer of the Company to conduct with any other person any business or activity which such customer conducts or could conduct with the Company.

        (b) For purpose of this Section 7, the term "Company" shall include any person controlling, under common control with or controlled by, the Company and The term "Person" shall mean an individual or corporation, association or partnership in estate or trust or any other entity or organization.

        (c) Executive recognizes and agrees that because a violation by him of this Section 7 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond.

        (d) Executive expressly agrees that the character, duration and scope of this covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of both Executive and the Company that this covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive which are reasonable in light of the circumstances as they then exist and necessary to provide the Company the intended benefit of this covenant to compete.

    8. CONFIDENTIALITY COVENANTS. (a) Executive understands that Company may impart to him confidential business information including, without limitation, designs, financial information, personnel information, strategic plans, product development information and the like (collectively "Confidential Information"). Executive hereby acknowledges Company's exclusive ownership of such Confidential Information.

        (b) Executive agrees as follows: (i) only to use the Confidential Information to provide services to the Company; (ii) only to communicate the Confidential Information to fellow employees, agents and representatives of the Company on a need-to-know basis; and (iii) not to otherwise disclose or use any Confidential Information. Upon demand by the Company or upon termination of Executive's employment, Executive will deliver to the Company all manuals, photographs, recordings, and any other instrument or device by which, through which, or on which Confidential Information has been recorded and/or preserved, which are in my Executive's possession, custody or control. Executive acknowledges that for purposes of this Section 8 the term "Company" means any person or entity now or hereafter during the term of this Agreement which controls, is under common control with, or is controlled by, the Company.

        (c) Executive recognizes and agrees that because a violation by him of this Section 8 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond.

    9. GOVERNING LAW. This Agreement shall be governed by and interpreted and governed in accordance with the laws of the Commonwealth of Massachusetts. To the extent permitted by law each of the Executive and the Company hereby waive any right to trial by jury in any proceeding which may be brought in respect of this Agreement.

    10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

    11. NOTICES. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy, or certified mail, return receipt requested.

        (a) to the Company at:

           Foilmark, Inc.
           4 Mullikan Way
           Newburyport, Massachusetts 01950
           Attn.: Chairman of the Board

        (b) to Executive at:

           13 Country Farm Road
           Stratham, NH 03885

    Any such notice or other communication will be considered to have been given
(i) on the date of delivery in person, (ii) on the third day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first business day following delivery to a commercial overnight courier or (iv) on the date of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.

    Either party may, by notice given to the other party in accordance with this section, designate another address or person for receipt of notices hereunder.

    12. SEVERABILITY. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

    13. WAIVER. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

    14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company and any successors and assigns of the Company.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          FOILMARK, INC.
                                       By:______________________________________
                                          Title:
                                          EXECUTIVE:
                                        ________________________________________
                                          Frank J. Olsen, Jr.

                                   SCHEDULE A
                        FORMULA: BONUS/BUDGET COMPARISON

    For each fiscal year during the Employment Period, the Board of Directors, in its sole discretion, shall establish a budget for pretax income in accordance with generally accepted accounting principles consistently applied ("GAAP") and the formulaic portion of Executive's bonus will vary as a percentage of Base Salary in relation to the percentage achievement of that budget as follows:

                     PERCENTAGE OF PORTION                        PERCENTAGE OF BASE SALARY EARNED AS
                        BUDGET ATTAINED                                    FORMULAIC PORTION
---------------------------------------------------------------  -------------------------------------
Less than 80%..................................................                        0%
80%............................................................                       15%
90%............................................................                       25%
100%...........................................................                       35%
110%...........................................................                       45%
120%...........................................................                       55%
130%...........................................................                       65%
140% and above.................................................                       75%

    For a percentage of budget achievement between the benchmarks, the percentage of the Base Salary shall be linearly interpolated, provided that no bonus shall be paid for achievement less than 80% of budget and the maximum formulaic portion of bonus shall be 75% of Base Salary in any event. In the case of a partial fiscal year, the Company shall adjust the bonus to correspond to the Company's budget and the Base Salary for the portion of the applicable fiscal year that shall be included in the Employment Period. Notwithstanding the foregoing, the initial bonus period (the "Initial Bonus Period") shall be the period starting with the Bonus Starting Date and ending on December 31, 1999, and the Company shall use its budget for that period (a copy of which the Company has provided to the Executive) to determine the eligibility for a bonus, and then apply the applicable bonus percentage to that portion of the annual Base Salary thereafter. Subsequent bonus periods shall begin on each January 1, thereafter and end with the last day of the Company's fiscal year, and the Company shall prepare a budget for that period and determine the Executive's eligibility for a bonus in the manner described for the Initial Bonus Period. The bonus program shall continue with each Renewal Period as defined in Section 1 of the Agreement, with the bonus periods corresponding to the Company's fiscal year. Bonuses shall continue to be calculated as described in this Schedule.

                                                                MERGER AGREEMENT

                                                                  EXHIBIT 9.1(I)

                            FORM OF VOTING AGREEMENT

    This VOTING AGREEMENT (the "Agreement") is made and entered into as of the
      day of             , 1999, by and among Foilmark, Inc., a Delaware
corporation (the "Company") and such holders of shares of common stock, par value $.01 per share, of the Company ("Common Stock") identified on Schedule A attached hereto (collectively, the "Foilmark Stockholders") and the holders of shares of common stock, par value $.01 per share, of Holopak Technologies, Inc. ("Holopak") identified on Schedule B attached hereto (collectively, the "Holopak Stockholders"). The Foilmark Stockholders and the Holopak Stockholders are collectively hereinafter referred to as the "Shareholders".

                              W I T N E S S E T H:

    WHEREAS, the Company entered into an Agreement and Plan of Merger dated
November   , 1998, (the "Merger Agreement") which provides for the merger of
Holopak with and into Foilmark Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Foilmark ("Sub") with Sub as the surviving corporation (the "Merger"); and

    WHEREAS, pursuant to the Merger Agreement, the Merger Consideration to be received by each Holopak Stockholder at the Effective Time of the Merger consists of shares of Common Stock and cash; and

    WHEREAS, in connection with the effectiveness of the Merger, the Company and the Shareholders have agreed to provide for the future voting of shares of Common Stock, solely with respect to the election of directors of the Company; and

    WHEREAS, the initial designees to the Board of Directors of the Company designated by Bradford Associates as the representative (the "Holopak Representative") of the Holopak Stockholders (the "Holopak Designees") are identified on Schedule C attached hereto and the initial designees to the Board of Directors of the Company designated by Frank J. Olsen, Jr. as the representative (the "Foilmark Representative") of the Foilmark Stockholders (the "Foilmark Designees") are identified on Schedule D attached hereto.

    NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                     VOTING

        1.01 Each of the Foilmark Stockholders and the Holopak Stockholders, respectively, agrees to hold all shares of voting capital stock of the Company registered in his respective name or beneficially owned by him as of the date hereof (and any and all other securities of the Company legally or beneficially acquired by such Stockholder after the date hereof (including shares of Common Stock acquired in the Merger) (hereinafter collectively referred to as the "Shares") subject to, and to vote the Shares in accordance with, the provisions of this Agreement.

        1.02 (a) On each occasion at which the holders of voting capital stock of the Company meet, or act by written consent in lieu of meeting, for the purpose of electing directors, each Shareholder agrees to vote all Shares for the election of each Foilmark Designee and each Holopak Designee at such time as such Designee is up for election. In the event that any of the Foilmark or the Holopak Designees, as the case may be, ceases to serve as a director of the Company due to death, resignation or removal of said director, then the Foilmark Representative or Holopak Representative, as the case may be, shall nominate an individual to replace said director. The Shareholders agree that they shall, consistent with and subject to their fiduciary obligations as directors, vote in their capacity as directors of the Company for such Foilmark or Holopak Designees, as the case may be.

    (b) The Company shall furnish written notice to the Shareholders at least twenty (20) days prior to any such meeting or proposed action by written consent in lieu of meeting. The Holopak Representative or Foilmark Representative, as the case may be, shall furnish written notice to each of the Shareholders and the Board, no later than fifteen (15) days following receipt of the Company's notice of any such meeting, or proposed action by written consent in lieu of meeting, of the name of the Foilmark or Holopak Designees designated by them to the extent that one or more of the initial Foilmark or Holopak Designees, as the case may be, is unable to stand for reelection for any reason. In the absence of such notice, the directors then serving on behalf of and/or previously nominated by the Foilmark or Holopak Representative, as the case may be, in accordance with this Section 1.02 shall be deemed to be the Foilmark of Holopak Representative, as the case may be.

    (c) In addition, each of the Shareholders shall vote all of his Shares on each occasion at which the holders of voting capital stock of the Company meet, or act by written consent in lieu thereof: (i) to cause the Board of Directors of the Company (the "Board") to be fixed at ten and to name those classes consisting of four Class I Directors, three Class II Directors (consisting of two Holopak Designees and one Foilmark Designee), and three Class III Directors (consisting of one Holopak Designee and two Foilmark Designees); (ii) to cause Robert J. Simon to serve as Chairman of the Board; (iii) to cause the Board to establish an Executive Committee, which shall consist of Robert J. Simon, Michael S. Mathews, Frank J. Olsen, Jr. and Michael Foster, of which Robert J. Simon shall be the Chairman; (iv) to cause the Board to establish a Compensation Committee, which shall consist of Thomas R. Schwarz, Edward Sullivan, Michael S. Mathews and Robert J. Simon, of which Thomas R. Schwarz shall be the Chairman; and (v) to cause the Board to establish an Audit Committee, which shall consist of Michael Foster, Michael Bertuch, Brian Kelly and Harvey Share, of which Michael Bertuch shall be the Chairman.

        1.03 Each of the Foilmark Designees and the Holopak Designees shall serve as directors of the Company shall serve until his successor is elected and qualified or until his earlier resignation or removal. The Shareholders shall not take, or support the taking of, any action to remove a director nominated by a particular person or entity unless such person or entity has requested that such director be removed (in which case the Shareholders shall cooperate in effecting such removal and electing a replacement).

        1.04 Concurrently or forthwith after with the execution of this Agreement, there shall be imprinted or otherwise placed on certificates representing the shares of Common Stock held by the Shareholder the following restrictive legend (the "Legend"):

       "The shares represented by this Certificate are subject to the terms and conditions of a Voting Agreement, dated as of
                   , 1999, which places certain restrictions on the voting of the shares represented hereby. Any person accepting any interest in such shares other than in an open market transaction shall be deemed to agree to and shall become bound by all the provisions of such Voting Agreement. A copy of such Voting Agreement will be furnished to the record holder of this certificate without charge upon written request to Foilmark, Inc. at its principal place of business."

        1.05 The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Shares theretofore represented by a certificate carrying the Legend; provided, however, in the event that any Shares are sold or otherwise transferred (a) in "brokers' transactions" or in "transactions directly with a market maker" (as those terms are used in Rule 144 under the Securities Act of 1933, as amended (the "1933 Act")), (b) pursuant to an effective registration under the 1933 Act, or (c) to an unaffiliated third party in an arm's length transaction (collectively the transactions referred to in clauses (a), (b) and (c) being hereinafter referred to as "Bona Fide Sales"), certificates for Shares representing the Shares so sold shall not bear the Legend, and the Company shall give appropriate direction to the Company's transfer agent with respect to removal of said Legend in such case.

        1.06 The provisions of this Agreement shall be binding upon the successors in interest to any of the Shares. Except as otherwise provided in
    Section 1.05 hereof, the Company shall not permit the transfer of any of the Shares on its books or issue a new certificate representing any of the Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Shareholder.

        1.07 Except as provided by this Agreement, each Shareholder shall exercise the full rights of a stockholder with respect to the Shares.

        1.08 Should the Foilmark Representative become unable to serve in such capacity due to death or mental incapacity, the remaining Foilmark Designees shall, by majority vote, elect a replacement Foilmark Representative. Should the Holopak Representative become unable to serve in such capacity for any reason, the General Partner of Bradford Venture Partners, L.P. shall designate a replacement Holopak Representative.

                                   ARTICLE II
                              EFFECT; TERMINATION

        2.01 This Agreement shall commence on the date first above written and shall terminate in its entirety on the earlier of

        (a) the fifth anniversary of the date hereof;

        (b) the date on which either the Foilmark Stockholders as a group or the Holopak Stockholders as a group own less than five percent (5%) of the outstanding shares of Common Stock; or

        (c) the date as of which the parties hereto terminate this Agreement by written consent of all parties hereto.

The foregoing notwithstanding, this Agreement shall not apply to and be of no further force and effect as to any Shares which are sold or otherwise transferred in a Bona Fide Sale.

                                  ARTICLE III
                                 MISCELLANEOUS

        3.01 Each Shareholder represents and warrants that (a) he now owns the Shares, free and clear of liens or encumbrances, and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Shareholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Shareholder enforceable in accordance with its terms.

        3.02 If and whenever the Shares are sold, the Shareholder or the personal representative of the Shareholder shall do all things and execute and deliver all documents and make all transfers and cause any transferee of the Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

        3.03 The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

        3.04 This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

        3.05 This Agreement may be amended only by an instrument in writing signed by all parties hereto.

        3.06 If any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

        3.07 This Agreement shall be binding upon the parties hereto and, except as otherwise provided in Section 1.05 hereof, this Agreement may not be assigned.

        3.08 In the event that, subsequent to the date of this Agreement, any shares or other securities (other than any shares or securities of another corporation issued to the Company's stockholders pursuant to a plan of merger or consolidation) are issued on, or in exchange for, any of the Shares held by the Shareholders by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

        3.09 This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

        3.10 No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

        3.11 All capitalized terms not defined herein shall have the meanings designated in the Merger Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                FOILMARK, INC.

                                By:
                                     -----------------------------------------
                                                Frank J. Olsen, Jr.
                                              CHIEF EXECUTIVE OFFICER

HOLOPAK STOCKHOLDERS:

------------------------------------------
 Robert J. Simon

OVERSEAS PRIVATE INVESTOR PARTNERS              BRADFORD VENTURE PARTNERS, L.P.

By: -------------------------------------       By: -------------------------------------

------------------------------------------      ------------------------------------------
James L. Rooney                                 Harvey S. Share

------------------------------------------      ------------------------------------------
Brian Kelly                                     Michael S. Mathews

FOILMARK STOCKHOLDERS:

------------------------------------------     ------------------------------------------
Frank J. Olsen, Jr.                            Thomas R. Schwarz

------------------------------------------     ------------------------------------------
Martin A. Olsen                                Carol Robie

------------------------------------------     ------------------------------------------
Edward Sullivan                                Kenneth Harris

------------------------------------------     ------------------------------------------
Leonard Mintz                                  Michael Foster

------------------------------------------
Michael Bertuch

                                   SCHEDULE A
                             FOILMARK STOCKHOLDERS

                                                                PRIOR TO EFFECTIVENESS           AFTER EFFECTIVENESS
                                                                      OF MERGER                       OF MERGER
                                                           --------------------------------  ---------------------------
                                                            NO. OF                              NO. OF      PERCENTAGE
HOLDER                                                     SHARES(1)   PERCENTAGE INTEREST      SHARES       INTEREST
---------------------------------------------------------  ---------  ---------------------  ------------  -------------

Martin A. Olsen                                              527,477             12.6%
3299 Old Barn Road East
Ponte Vedra Beach, FL 32082

Frank J. Olsen, Jr.                                          490,659             11.7%
13 Country Farm Road
Stratham, NH 03885

Leonard Mintz                                                244,696              5.9%
89 Blueberry Lane
Westwood, MA 02090

Carol Robie                                                  212,409              5.1%
53 Munroe Drive
East Hampstead, NH 03826

Edward Sullivan                                              158,834              3.8%
2150 Anchor Court
Newbury Park, CA 91320

Michael Foster                                                10,000                *
WPI Group, Inc.
1155 Elm Street
Manchester, NH 03101

Thomas Schwarz                                                 5,000                *
60 Westcliff Road
Weston, MA 02193

Kenneth Harris                                               131,022              3.1%
25 Hale Street
Newburyport, MA 01950

------------------------

1   Includes shares underlying stock options

                                   SCHEDULE B
                              HOLOPAK STOCKHOLDERS

                                            PRIOR TO EFFECTIVENESS OF    AFTER EFFECTIVENESS OF
                                                     MERGER                      MERGER
                                            -------------------------  ---------------------------
                                              NO. OF     PERCENTAGE       NO. OF      PERCENTAGE
HOLDER                                        SHARES      INTEREST        SHARES       INTEREST
------------------------------------------  ----------  -------------  ------------  -------------

Robert J. Simon                             17,880                *
c/o Bradford Ventures, Ltd.
One Rockefeller Plaza
Suite 1722
New York, NY 10020

Bradford Venture Partners, L.P.             753,086            22.5%
44 Nassau Street
Princeton, NJ 08542

Overseas Private Investor Partners          753,086(2)         22.5%
Clarendon House
Church Street
Hamilton 5-31 Bermuda

James L. Rooney                             66,667              2.0%
1272 Camelot Lane
Lemont, IL 60439

Harvey S. Share                             2,000                 *
250 Ridgedale Avenue
Suite R6
Florham Park, NJ 07932

Brian Kelly                                 8,000                 *
c/o DelaFoil, Inc.
232 Shoemaker Road
Pottstown, PA 19464

Michael S. Mathews                          17,880                *
193 Elm Road
Princeton, NJ 08540

------------------------

*   Less than one percent.

------------------------

2   Class A Common Stock

                                   SCHEDULE C
                               HOLOPAK DESIGNEES

DIRECTOR                                                                     CLASS     TERM ENDING
------------------------------------------------------------------------     -----     ------------

Robert J. Simon.........................................................

James L. Rooney.........................................................

Harvey S. Share.........................................................

Brian Kelly.............................................................

Michael S. Mathews......................................................

                                   SCHEDULE D
                               FOILMARK DESIGNEES

DIRECTOR                                                                     CLASS     TERM ENDING
------------------------------------------------------------------------     -----     ------------

Frank J. Olsen, Jr......................................................

Michael Bertuch.........................................................

Edward Sullivan.........................................................

Michael Foster..........................................................

Thomas R. Schwarz.......................................................

                                                                MERGER AGREEMENT

                                                                  EXHIBIT 9.2(J)

                                 FOILMARK, INC.
                     FORM OF REGISTRATION RIGHTS AGREEMENT

    This AGREEMENT (the "Agreement") is made as of the   th day of            ,
1999 by and among Foilmark, Inc., a Delaware corporation (the "Company"), and the undersigned security holders of the Company (the "Stockholders").

                                   BACKGROUND

    The Stockholders are persons and entities that own shares of common stock, par value $.01 per share, of the Company (the "Common Stock"). As a condition precedent to that certain Agreement and Plan of Merger (the "Merger Agreement")
dated as of November            , 1998, by and among the Company, Foilmark
Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, and the HoloPak Technologies, Inc., a Delaware corporation, (i) the Company has agreed to provide the registration rights provided for in this Agreement to the Stockholders, and (ii) the Stockholders that may be deemed "affiliates" for purposes of Rule 145 of the 1933 Act (as hereinafter defined) have delivered to Foilmark certain letters acknowledging the same. In consideration for delivering to Foilmark the Affiliate Letters, the sufficiency of which is hereby acknowledged and recognized, the Company has agreed to grant to the Stockholders the registration rights as provided herein.

                                  WITNESSETH:

    The parties hereto, each intending to be legally bound and in exchange for the mutual covenants herein, agree as follows:

    1. DEMAND REGISTRATIONS.

    (a) REQUESTS FOR REGISTRATION. At any time, from the date hereof to and including the seventh anniversary hereof, each Significant Stockholder (as hereinafter defined) may demand registration (a "Demand Registration") under the Securities Act of 1933, as amended (the "1933 Act"), of all or any portion of the Registrable Securities (defined below) owned by such Significant Stockholder. In order to accomplish such demand, the Significant Stockholder shall send written notice of its demand to the Company, and such notice shall specify the number of Registrable Securities sought to be registered. The Significant Stockholders shall have, from the date hereof to and including the seventh anniversary hereof, the right to a total of four Demand Registrations. For purposes of this Agreement, "Significant Stockholder" shall mean Bradford Venture Partners, L.P., a New Jersey limited partnership, and Overseas Private Investors Partners, a Bermuda general partnership, and their respective successors and assigns. The Company shall only be required to proceed with a Demand Registration requested by a Significant Stockholder if the number of Registrable Securities that the Stockholders (including the Significant Stockholder requesting the Demand Registration) and the Company shall have elected to include in such Demand Registration pursuant to this Section 1 is equal to a minimum of 375,000 shares of Common Stock.

    (b) PROCEDURE. Within 10 days after receipt of such a demand, the Company will give written notice of such requested registration to all other holders of Registrable Securities and will include in such registration, subject to the allocation provisions below, all other Registrable Securities with respect to which the Company has received written requests for inclusion within 20 days after the Company's mailing of such notice, plus any securities of the Company that the Company chooses to include on its own behalf.

    (c) EXPENSES. In a Demand Registration, the Company will pay the Registration Expenses (defined below), but the Underwriting Commissions (defined below) will be paid by those holders of Registrable

Securities whose Registrable Securities are included in the Demand Registration in proportion to any Registrable Securities included on their behalf.

    (d) PRIORITY ON DEMAND REGISTRATIONS. If a Demand Registration is underwritten and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities requested to be included exceeds the number that can be sold in such offering, at a price reasonably related to fair value, the Company will include in such Demand Registration (i) first, the Registrable Securities requested to be included in such Demand Registration by all Stockholders, including the Significant Stockholder making the demand, pro rata on the basis of the number of Registrable Securities owned,
(ii) second, any securities that the Company desires to include on its own behalf and (iii) third, any securities of the Company that are not Registrable Securities and have "piggyback" registration rights. A Demand Registration shall not be considered to be one of the Significant Stockholder's four Demand Registrations under Section 1(a) hereof, and the Company shall pay the Registration Expenses of such Demand Registration, if (i) the Significant Stockholder that initiated the Demand Registration is not able to register and sell in the Demand Registration at least 75 % of the Registrable Securities sought to be included in the Demand Registration by such Significant Stockholder, as specified in such Significant Stockholder's notice by which the demand was made, or (ii) the gross proceeds of the securities included in the Demand Registration on behalf of the Company constitute at least 20% of the total gross proceeds of the Demand Registration.

    (e) SELECTION OF UNDERWRITERS. If any Demand Registration is underwritten, the selection of investment banker(s) and manager(s) and the other decisions regarding the underwriting arrangements for the offering will be made by the Significant Stockholder demanding such registration.

    (f) CONTEMPORANEOUS DEMAND. If any holder of the Company's securities that is not a holder of Registrable Securities under this Agreement exercises demand registration rights to have the Company register its securities under the 1933 Act (a "Non-Stockholder Registration") within a period of 30 days before or after the time any Significant Stockholder shall have requested a Demand Registration, then (i) the holders of Registrable Securities that desire to be included in the Non-Stockholder Registration and the holders of securities other than Registrable Securities that have registration rights with respect to such registration shall be entitled to participate in the Non-Stockholder Registration on a pro rata basis, according to the number of shares owned by the holders seeking to have securities included in such registration, (ii) the Company will pay all of the Registration Expenses of the Non-Stockholder Registration (to the extent obligated under its agreement with such holder) and
(iii) the Non-Stockholder Registration shall not count as a Demand Registration with respect to any Significant Stockholder that shall have requested a Demand Registration with such time period unless the Significant Stockholder is able to register and sell at least 75% of the Registrable Securities sought to be registered by that Stockholder in its Demand Registration.

    (g) WITHDRAWAL OF DEMAND. If any holder of Registrable Securities disapproves of the terms of the underwritten public offering, such holder may elect to withdraw the request for a Demand Registration by providing written notice to the Company. In the event of such withdrawal, and if such holder reimburses the Company for its Registration Expenses arising directly from such holder's request for a Demand Registration, such initial request shall not count for purposes of determining the number of Demand Registrations to which the Significant Stockholders are entitled pursuant to Section 1(a) hereof.

    (h) LIMITATIONS ON DEMANDS. The Company shall be entitled to postpone for a reasonable period of time not to exceed [90] days the filing of any registration statement otherwise required to be prepared and filed by it if, at the time it receives the request for a Demand Registration, the Company determines, in its reasonable judgment, that such Demand Registration would materially interfere with any then pending financing, acquisition, corporate reorganization or other material transaction involving the Company and/ or any of its subsidiaries, and promptly give the Significant Stockholder(s) who have requested registration of all or part of their Registrable Securities written notice of such determination and the reasons therefor.

In such event, the Significant Stockholder(s) who have requested registration of all or a part of their Registrable Securities shall have the right to withdraw the request for a Demand Registration by giving written notice to the Company within 30 days after receipt of the notice of postponement (and, in the event of such withdrawal, such request shall be ignored for purposes of determining the number of Demand Registrations to which the Significant Stockholders are entitled pursuant to Section 1(a)).

    2. PIGGYBACK REGISTRATIONS.

    (a) RIGHT TO PIGGYBACK. Whenever the Company or any other holder proposes to register any of its securities under the 1933 Act (other than a Demand Registration), and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), the Company will give prompt written notice to all holders of Registrable Securities and will include in such Piggyback Registration, subject to the allocation provisions below, all Registrable Securities with respect to which the Company has received written requests from the Stockholders for inclusion within 20 days after the Company's mailing of such notice. The Company shall not select a form of registration statement which imposes, for its use, limitations on the maximum value or number of securities to be registered if these limitations would preclude registration of the Registrable Securities that the Company has been requested to include in such registration,

    (b) PIGGYBACK EXPENSES. In all Piggyback Registrations, the Company will pay the Registration Expenses related to the Registrable Securities of the Stockholders, but the Stockholders will pay the Underwriting Commissions related to their Registrable Securities.

    (c) PRIORITY ON PRIMARY REGISTRATIONS. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering, at a price reasonably related to fair value, the Company will allocate the securities to be included as follows: first, the securities the Company proposes to sell on its own behalf; and second, Registrable Securities requested to be included in such registration, pro rata on the basis of the number of Registrable Securities owned among the Stockholders.

    (d) PRIORITY ON SECONDARY REGISTRATIONS. If a Piggyback Registration is initiated as an underwritten secondary registration on behalf of holders of the Company's securities (other than a Demand Registration pursuant to Section 1), and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering, the Company will allocate the securities to be included as follows: first, the securities requested to be included by the holders initiating such registration; and second, Registrable Securities requested to be included in such registration, pro rata on the basis of the number of Registrable Securities owned among the Stockholders.

    (e) SELECTION OF UNDERWRITERS. If any Piggyback Registration is underwritten, the selection of investment banker(s) and manager(s) and the other decisions regarding the underwriting arrangements for the offering will be made by the Company if the registration is under Section 2(c) hereof, or by the holders initiating such registration, if the registration is under Section 2(d) hereof.

    3. HOLDBACK AGREEMENTS.

    Neither any Stockholder nor the Company shall effect any public sale or distribution of equity securities of the Company or any securities convertible into or exchangeable or exercisable for such securities during the seven days prior to and the 90 days after any underwritten Demand Registration or underwritten Piggyback Registration has become effective (except as part of such underwritten registration if required by law or by the underwriter of such offering).

    4. REGISTRATION PROCEDURES.

    Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to Section 1 or 2 of this Agreement, the Company will, as expeditiously as possible:

    (a) prepare and file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish each Stockholder with copies of all such documents proposed to be filed);

    (b) prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 120 days;

    (c) furnish to each Stockholder such number of copies of such registration statement, each amendment and supplement thereto and the prospectus included in such registration statement (including each preliminary prospectus), and such other documents as such Stockholder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Stockholder;

    (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the managing underwriter(s) may reasonably request;

    (e) notify each Stockholder at any time when a prospectus relating thereto is required to be delivered under the 1933 Act within the period that the Company is required to keep the registration statement effective of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such Stockholders, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

    (f) cause all such Registrable Securities to be listed or included on securities exchanges or eligible for quotation on the NASDAQ National Market System on which similar securities issued by the Company are then listed or included;

    (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

    (h) enter into such customary agreements (including an underwriting agreement in customary form) and take such other customary actions as may be reasonably necessary to expedite or facilitate the disposition of such Registrable Securities;

    (i) obtain a "comfort" letter addressed to the Company and the Stockholders from the Company's independent pubic accountants in customary form and covering such matters of the type customarily covered by "comfort" letters;

    (j) make available for inspection by any Stockholder, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such Stockholder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Stockholder, underwriter, attorney, accountant or agent in connection with such registration statement; and

    (k) [opinions of counsel to be discussed]

    5. INDEMNIFICATION AND CONTRIBUTION.

    (a) The Company hereby indemnifies each Stockholder, its officers and directors, and each person who controls such holder (within the meaning of the 1933 Act), against all losses, claims, damages, liabilities and expenses arising out of or resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading except insofar and to the extent as the same are caused by or contained in any information furnished to the Company by such holder expressly for use therein or by any such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify the underwriters, their officers and directors, and each person who controls such underwriters (within the meaning of the 1933 Act) to the same extent as provided above with respect to the indemnification of the Stockholders.

    (b) In connection with any registration statement in which a Stockholder is participating, each such holder will furnish to the Company in writing such information as is reasonably requested by the Company for use in any such registration statement or prospectus concerning such Stockholder and will indemnify the Company, its directors and officers and each person who controls the Company (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in information so furnished by such holder specifically for use in preparing the registration statement. Notwithstanding the foregoing, the liability of a Stockholder under this Section 5(b) shall be limited to an amount equal to the net proceeds actually received by the Stockholder from the sale of Registrable Securities covered by the registration statement.

    (c) Any person entitled to indemnification hereunder will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled, or elects not, to assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

    (d) If the indemnification provided for in this Section 5 is unavailable to an indemnified party under paragraphs (a) and (b) hereof in respect of any losses, claims, damages, liabilities or expenses referred to therein, then an indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or Registration Expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Stockholder(s) on the other hand from the offering of the Registrable Securities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Stockholder(s) on the other in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Stockholder(s) on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the

Company bears to the total net proceeds from the offering (before deducting expenses) received by the Stockholder(s), in each case as set forth in the table on the cover page of the Prospectus. The relative fault of the Company on the one hand and the Stockholder(s) on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Stockholder(s) and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

    (e) The Company and the Significant Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating any claim or defending any such action, suit or proceeding. Notwithstanding the foregoing, the liability of a Stockholder under this Section 5(e) shall be limited to an amount equal to the net proceeds actually received by the Stockholder from the sale of Registrable Securities covered by the registration statement.

    6. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS.

    No Stockholder may participate in any underwritten registration hereunder unless such holder (a) agrees to sell such holder's securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements under Section 1(e) or 2(e) hereof, and
(b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

    7. DEFINITIONS.

    (a) The term "Registrable Securities" means (i) the Common Stock of the Company registered in the names of the Stockholders from time to time, and (ii) any securities issued or to be issued with respect to the securities referred to in clause (i) of this Section 7(a) by way of a stock dividend or stock split or, in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been effectively registered under the 1933 Act and disposed of in accordance with the registration statement covering them.

    (b) The term "Registration Expenses" means all expenses incident to the Company's performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, expenses and fees for listing the securities to be registered on exchanges on which similar securities issued by the Company are then listed, and fees and disbursements of counsel for the Company, and of all independent certified public accountants, underwriters (other than Underwriting Commissions) and the reasonable fees and disbursements of a single counsel for the Stockholders in the event of a Demand Registration.

    (c) The term "Underwriting Commissions" means all underwriting discounts or commissions relating to the sale of securities of the Company, but excludes any expenses reimbursed to underwriters.

    8. MISCELLANEOUS.

    (a) NOTICES. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal

Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto.

    (b) AMENDMENTS AND WAIVERS. The provisions of this Agreement may be amended or terminated and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if previously approved in writing by the Stockholders.

    (c) BINDING EFFECT. This Agreement will bind and inure to the benefit of the respective successors (including any successor resulting from a merger or similar reorganization), assigns, heirs, and personal representatives of the parties hereto. Without limiting the generality of the foregoing, if a Stockholder liquidates or reorganizes such that its assets are transferred to its own stockholders or partners or to another entity, such stockholders, partners or entity shall succeed to all of the rights of such Stockholder hereunder.

    (d) PRIOR AGREEMENTS. This Agreement is the only agreement among the Company and any of the Stockholders with respect to the subject matter hereof, and any prior agreements between the Company and any of the Stockholders relating to the subject matter of this Agreement are terminated as of the date hereof and shall have no further force and effect.

    (e) GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, not the law of conflicts, of the State of New York.

    (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument and to be effective as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

    (g) INTERPRETATION. Unless the context of this Agreement clearly requires otherwise (i) references to the plural include the singular, the singular the plural, the part the whole, (ii) references to one gender include all genders,
(iii) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (iv) "including" has the inclusive meaning frequently identified with the phrase "but not limited to." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above. This Agreement shall be binding upon any party that execute and delivers a copy hereof, irrespective of whether any of the parties listed below (other than the Company) do not also become a party hereto.

                                FOILMARK, INC.

                                By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                BRADFORD VENTURE PARTNERS, L.P.

                                By: Bradford Associates, General Partner

                                By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                OVERSEAS PRIVATE INVESTOR PARTNERS

                                By: Overseas Private Investors, Ltd., General
                                Partner

                                By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                [Names of certain other holders to come]

                                                                MERGER AGREEMENT

                                                               EXHIBIT 9.2(O)(I)

                                JAMES L. ROONEY

Term............................  One year consulting agreement.
Compensation....................  $105,000 per annum.
Options.........................  Foilmark, Inc. will grant to Mr. Rooney, 20,000 options to purchase Foilmark Inc. common stock.
Title...........................  Consultant.

                                                                MERGER AGREEMENT

                                                              EXHIBIT 9.2(O)(II)

                                 JOSEPH T. WEBB

Term............................  One year employment agreement.
Compensation....................  $145,000 per annum.
Bonus...........................  Mr. Webb will be entitled to a bonus in accordance with a budget for pretax income established by the Board of
                                  Directors. Mr. Webb's bonus will vary as a percentage of
                                  his salary in relation to the percentage achievement of
                                  that budget.
Options.........................  Foilmark, Inc. will grant to Mr. Webb, 10,000 options to purchase Foilmark Inc. common stock.
Title...........................  A senior executive position with Foilmark, Inc. with such title as the Board of Directors as Foilmark, Inc. shall
                                  determine

                                                                MERGER AGREEMENT

                                                             EXHIBIT 9.2(O)(III)

                                 ARTHUR KARMEL

Term............................  One and one-half year employment agreement.
Compensation....................  $100,000 per annum.
Options.........................  Foilmark, Inc. will grant to Mr. Karmel, 6,000 options to purchase Foilmark, Inc. common stock.
Title...........................  A senior executive position with Foilmark, Inc. with such title as the Board of Directors as Foilmark, Inc. shall
                                  determine.

                                                                MERGER AGREEMENT

                                                              EXHIBIT 9.2(O)(IV)

                LIST OF FOILMARK INDIVIDUALS WITH WHOM FOILMARK
                  SHALL ENTER INTO INDEMNIFICATION AGREEMENTS

Frank J. Olsen, Jr.
Philip Leibel
Thomas R. Schwarz
Michael Foster
Edward Sullivan
Martin Olsen
Glenn Regan
Douglas Parker

                                                                MERGER AGREEMENT

                                                                  EXHIBIT 9.2(N)

              LIST OF FOILMARK INDIVIDUALS RECEIVING STOCK OPTIONS

Frank J. Olsen.....................................................     15,000
William Kutsch.....................................................     12,000
Philip Leibel......................................................      8,000
Craig Pomeroy......................................................      4,500
Edward Sullivan....................................................      4,500
Carol Robie........................................................      4,000
Richard Zeller.....................................................      3,500
Chris Christuk.....................................................      3,500
Mark Bowland.......................................................      2,500
Barret King........................................................      2,500
John Halotek.......................................................      2,500
TOTAL..............................................................     62,500

                                                                MERGER AGREEMENT

                                                                  EXHIBIT 9.3(I)

              LIST OF HOLOPAK INDIVIDUALS RECEIVING STOCK OPTIONS

John Duplica.......................................................      8,000
Arthur Karmel......................................................      6,000
Serge Roger........................................................      7,000
J.T. Webb..........................................................     10,000
Marc Woonter.......................................................      6,000
Andy Zweig.........................................................      5,500
James Rooney.......................................................     20,000
TOTAL..............................................................     62,500

                                                                MERGER AGREEMENT

                                                                  EXHIBIT 9.3(J)

                 LIST OF HOLOPAK INDIVIDUALS WITH WHOM FOILMARK
                  SHALL ENTER INTO INDEMNIFICATION AGREEMENTS

Brian Kelly

Harvey Share

James L. Rooney

Joseph T. Webb

Arthur Karmel

Robert J. Simon

Michael S. Mathews

                                                                    APPENDIX B-1

                                          November 17, 1998

Board of Directors
Foilmark, Inc.
5 Malcolm Hoyt Drive
Newburyport, MA 01950

Attention: Mr. Frank J. Olsen, Jr.
       Chairman of the Board

Gentlemen:

    FOILMARK, Inc. ("FOILMARK") and HOLOPAK Technologies, Inc. ("HOLOPAK") have proposed entering into an Agreement and Plan of Merger [among FOILMARK, its wholly owned subsidiary ("Merger Sub") and HOLOPAK,] as outlined in the latest draft dated November 15, 1998 (the "Merger Agreement") pursuant to which HOLOPAK will be merged into FOILMARK in a transaction (the "Merger") in which each outstanding share of HOLOPAK's common stock, (the "HOLOPAK Shares"), will be converted into the right to receive 1.11 shares (the "Exchange Ratio") [as set forth in the Merger Agreement] of the common stock of FOILMARK, (the "FOILMARK Shares") and one dollar and forty two cents ($1.42) in cash.

    You have asked us whether, in our opinion, the financial terms of the Merger are fair from a financial point of view to the shareholders of FOILMARK, other than HOLOPAK and its affiliates.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to FOILMARK and HOLOPAK that we deemed to be relevant;

    (2) Reviewed certain confidential information furnished to us by FOILMARK, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of FOILMARK and HOLOPAK, as well as the amount and timing of the cost savings projected by management to result from the Merger (the "Expected Expense Reductions");

    (3) Conducted discussions with members of senior management and representatives of FOILMARK and HOLOPAK concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Expense Reductions;

    (4) Visited the facilities of both FOILMARK and HOLOPAK;

    (5) Reviewed the market prices and valuation multiples for FOILMARK Shares and HOLOPAK Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Reviewed the results of operations of FOILMARK and HOLOPAK and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (7) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

    (8) Assisted in certain discussions and negotiations among representatives of FOILMARK and HOLOPAK and their financial and legal advisors;

    (9) Reviewed the potential pro forma financial impact of the Merger;

                                     B-1-1

    (10) Reviewed the latest draft Merger Agreement which we are advised reflects in all material aspects the final Merger Agreement; and

    (11) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us for discussion with or review, as well as all information publicly available, and we have not assumed any responsibility for independently verifying such information nor have we undertaken an independent evaluation or appraisal of any of the assets or liabilities of FOILMARK or HOLOPAK or been furnished with any such evaluation or appraisal. With respect to the financial forecast information and the Expected Expense Reductions furnished to or discussed with us by FOILMARK or HOLOPAK, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of FOILMARK's or HOLOPAK's management as to the expected future financial performance of FOILMARK or HOLOPAK, as the case may be, and the Expected Expense Reductions. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a partial tax-free reorganization for U.S. federal income tax purposes.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    We are acting as financial advisor to FOILMARK in connection with the Merger and will receive a fee from FOILMARK for our services, which is contingent upon the consummation of the Merger. We will receive no separate fee for this opinion. We have, in the past, provided financial advisory services to FOILMARK, and may continue to do so, and have received, and may receive, fees for the rendering of such services. In addition, FOILMARK has agreed to indemnify us for certain liabilities arising out of our engagement.

    This opinion is for the use and benefit of the Board of Directors of FOILMARK. Our opinion does not address the merits of the underlying decision by FOILMARK to engage in the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger or any matter related thereto.

    We are not expressing any opinion herein as to the prices at which FOILMARK Shares or HOLOPAK Shares will trade following the announcement or consummation of the Merger.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the financial terms of the Merger are fair from a financial point of view to the shareholders of FOILMARK, other than HOLOPAK and its affiliates.

                                Very truly yours,

                                by:          /s/ ALAN ROBERTS MCFARLAND
                                     -----------------------------------------
                                           Alan Roberts McFarland, Member

                                     B-1-2

                                                                    APPENDIX B-2

                                 PASTE-UP LOGO

                                          March 18, 1999

Board of Directors
Foilmark, Inc.
5 Malcolm Hoyt Drive
Newburyport, Massachusetts 01950

Gentlemen:

    On November 17, 1998 McFarland Dewey expressed its opinion that the merger and corresponding exchange ratio of Holopak Technologies, Inc. ("Holopak") by Foilmark, Inc. ("Foilmark") was fair to the shareholders of Foilmark from a financial point of view. In reaffirming such opinion, as of the date hereof, we have reviewed our prior opinion and its supporting materials in light of the changes since November in market prices and conditions. We reviewed a draft of the joint proxy statement-prospectus dated March 16, 1999. We also held several discussions since November 17, 1998 with various members of Foilmark's management as well as Holopak's management concerning the business and financial condition of the respective companies.

    Following the above review, as of the date hereof, we reaffirm our opinion dated November 17, 1998.

                                Very truly yours,

                                McFarland Dewey & Co. LLC

                                by:              /s/ THOMAS BRYSON
                                     -----------------------------------------
                                               Thomas Bryson, Member

                                     B-2-1

                                                                    APPENDIX C-1

                                                               November 17, 1998

The Board of Directors of Holopak Technologies, Inc.
c/o Robert J. Simon
One Rockefeller Plaza
New York, NY 10020

Members of the Board of Directors:

    We understand that Holopak Technologies, Inc. ("Holopak" or the "Company") and Foilmark, Inc. ("Foilmark") will enter into an Agreement and Plan of Merger substantially similar to a draft agreement dated as of November 11, 1998 (the "Merger Agreement"), whereby Foilmark Acquisition Corporation, a wholly-owned subsidiary of Foilmark, will merge with Holopak (the "Transaction"). The Merger Agreement will provide, among other things, that each share of Holopak common stock issued and outstanding prior to the effective time of the Transaction ("Holopak Common Stock") will be converted into the right to receive 1.11 shares of Foilmark common stock, par value $0.01 per share (the "Stock Merger Consideration"), and one dollar and forty-two cents ($1.42) in cash (the "Cash Merger Consideration" and, together with the Stock Merger Consideration, the "Merger Consideration").

    You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Holopak Common Stock in the Transaction (the "Opinion"). It is understood that the Opinion shall be used by you solely in connection with your consideration of the fairness of the Merger Consideration to be received by holders of Holopak Common Stock and for no other purpose, and that Holopak will not furnish the Opinion or any other material prepared by Schroder & Co. Inc. ("Schroders") to any other person or persons or use or refer to the Opinion for any other purpose without Schroders' prior written approval. Schroders understands and agrees that its Opinion may be referred to and reproduced in full in connection with any proxy document mailed to Holopak common shareholders or other soliciting document.

    Schroders, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Schroders has not acted as financial advisor to Holopak in connection with the Transaction described above.

    In connection with our opinion set forth herein, we have, among other things:

     i. Reviewed the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended March 31, 1998; the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; and the Proxy Statement of the Company dated July 30, 1998;

     ii. Reviewed Foilmark's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1997; its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; and the Proxy Statement of Foilmark dated April 10, 1998;

                                     C-1-1

Board of Directors
Holopak Technologies, Inc.
November 17, 1998
Page 2 of 4

    iii. Reviewed Holopak's near term quarterly financial forecast dated September 8, 1998, prepared by management of the Company, for the period beginning the first quarter of fiscal year 1999 (quarter ended June 30, 1998) through the last quarter of fiscal year 2000 (quarter ended March 31, 2000);

     iv. Reviewed Foilmark's quarterly financial forecast dated September 19, 1998, as presented by MacFarland Dewey & Co., LLC (financial advisor to Foilmark) and prepared by management of Foilmark, for the six month period ended December 31, 1998, and the years ended December 31, 1999 and 2000;

     v. Visited the principal offices and operating facilities of both the Company and Foilmark (together, the "Parties") and conducted discussions with the senior managements of the Parties concerning their historical and projected financial results as presented and described in (i), (ii),
        (iii) and (iv) above;

     vi. Performed various financial analyses, as we deemed appropriate, of Holopak using generally accepted analytical methodologies, including:
         (i) the application to the financial results of Holopak of the public trading multiples of companies which we deemed comparable; (ii) the application to the financial results of Holopak of the multiples reflected in recent merger and acquisition ("M&A") transactions for businesses which we deemed reasonably comparable; (iii) the comparison of premiums received by manufacturing companies in M&A transactions and other M&A transactions, which we deemed appropriate, with enterprise values ranging from $5 million to $20 million over the last five years to the premium over Holopak's share price implied by the Merger Consideration; (iv) the comparison of relative contributions of Holopak and Foilmark to the combined company upon consummation of the Transaction on a historical and projected basis; (v) a review of the historical exchange ratio of Foilmark's share price to Holopak's share price assuming no premium; and (vi) an evaluation of the pro forma impact of the Transaction on the earnings per share and consolidated capitalization of Foilmark;

    vii. Reviewed the historical trading prices and volumes of the Parties' common stocks from November 13, 1996 to November 13, 1998;

   viii. Reviewed the draft Merger Agreement dated November 11, 1998;

     ix. Held discussions with the managements of Holopak and Foilmark regarding the prospects of their respective companies, the strategic rationales for the Transaction, and the joint prospects of the combined company, including synergies that may be achieved thereby;

     x. Reviewed the purchase accounting treatment for the Transaction under generally accepted accounting principles, with an independent public accounting firm unrelated to the Transaction as well as with the Company's independent auditors; and

     xi. Performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

    In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Parties or obtained by us from other sources, and upon the assurance of the Parties' managements that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. With respect to the information relating to the prospects of Holopak and Foilmark (including

                                     C-1-2

Board of Directors
Holopak Technologies, Inc.
November 17, 1998
Page 3 of 4

the projected financial results as discussed in (iii) and (iv) above) and the joint prospects of the combined company, we have assumed, without independent investigation, that such information reflects the best currently available judgments and estimates of the managements of the Parties as to their likely future financial performance, independently or as a combined company, as the case may be. We have relied upon the assessment by the managements of the Parties of their ability to retain key employees of Holopak and Foilmark. We have also relied upon, without independent verification, the assessment by the managements of the Parties of Holopak's and Foilmark's technologies and products, the timing and risks associated with the integration of Holopak with Foilmark and the validity of, and risks associated with, Holopak's and Foilmark's existing and future products and technologies. We have not attempted to independently verify any of such information. We have not undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of Holopak or Foilmark, nor have we been furnished with any such appraisals.

    For purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have further assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which any of Holopak or Foilmark are a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the combined company.

    Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated by us on the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date of the opinion unless specifically requested to do so.

    Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any shareholder of the Company should take in connection with the Merger Agreement or any aspect thereof or alternative thereto. Without limitation to the foregoing, this letter does not constitute a recommendation to any shareholder with respect to whether to vote in favor of the Transaction, and should not be relied upon by any shareholder as such. In rendering our opinion, we have not been engaged as an agent or fiduciary of the Company's shareholders or of any other third party. Our opinion relates solely to the fairness, from a financial point of view, to the holders of Holopak Common Stock of the Merger Consideration to be received in the Transaction. We express no opinion herein as to the structure, terms or effect of any other aspect of the Transaction or the Merger Agreement.

                                     C-1-3

Board of Directors
Holopak Technologies, Inc.
November 17, 1998
Page 4 of 4

    Based upon and subject to all the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Merger Consideration to be received by the holders of Holopak Common Stock in the Transaction is fair, from a financial point of view, to such holders.

                                Very truly yours,
                                SCHRODER & CO. INC.

                                By:  /s/ PETER J. HICKS
                                     -----------------------------------------
                                     Peter J. Hicks
                                     Managing Director

                                     C-1-4

                                                                    APPENDIX C-2

                                 PASTE-UP LOGO

                                          March 17, 1999

The Board of Directors of Holopak Technologies, Inc.
c/o Robert J. Simon
One Rockefeller Plaza, Suite 1722
New York, NY 10020

Members of the Board of Directors:

    As of November 17, 1998, Schroder & Co. Inc. ("Schroders") delivered to you a fairness opinion (the "Fairness Opinion"), which is incorporated herein by this reference, as investment bankers as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Holopak Common Stock in the Transaction.

    You have requested that Schroders confirm that the opinion set forth in the Fairness Opinion remains true and correct as of the date hereof. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Fairness Opinion.

    Schroders hereby confirms, subject to and based on all of the assumptions, limitations and qualifications set forth in the Fairness Opinion and such other updated and/or additional information that Schroders believed was necessary or appropriate to render this letter that Schroders is of the opinion, as investment bankers, that, as of the date hereof, the Merger Consideration to be received by the holders of Holopak Common Stock in the Transaction is fair to such holders from a financial point of view.

    This letter may be reproduced in full in the Joint Proxy
Statement/Prospectus of Holopak Technologies, Inc. and Foilmark, Inc. pertaining to the Transaction.

                                Very truly yours,
                                SCHRODER & CO. INC.

                                By:  /s/ PETER J. HICKS
                                     -----------------------------------------
                                     Peter J. Hicks
                                     Managing Director

                                     C-2-1

                                                                      APPENDIX D

            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 FOILMARK, INC.

ORIGINAL CERTIFICATE FILED UNDER THE NAME OF KENSOL/FOILMARK, INC. WITH THE SECRETARY OF STATE ON DECEMBER 31, 1991. FIRST RESTATED CERTIFICATE FILED UNDER THE NAME OF KENSOL/FOILMARK, INC. WITH THE SECRETARY OF STATE ON OCTOBER 15, 1993.

    Foilmark, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that this Restated Certificate of Incorporation was duly adopted by the stockholders in accordance with the provisions of Sections 242 and 245 of Title VIII of the Delaware Code.

    This Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation to read as herein set forth in full:

    FIRST: The name of the corporation (herein after "Corporation") is

                                 Foilmark, Inc.

    SECOND: The address of its registered office in the State of Delaware is:
1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

    THIRD: The purposes of the Corporation are:

    (a) To engage in a business for holding the shares of corporations manufacturing and selling materials and machines for the hot stamping industry, and to carry on all acts or activities incidental and related thereto.

    (b) To conduct research and development for the hot stamping industry.

    (c) To engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware.

    FOURTH: The aggregate number of shares which the Corporation is authorized to issue is 10,500,000 shares: 10,000,000 shares of which are Common Stock, with a par value of one cent ($.01) per share, and 500,000 shares of which are Preferred Stock, with a par value of one cent ($.01) per share.

    FIFTH:  The express terms of the Preferred Stock are as follows:

1. DESIGNATION: All shares of the Preferred Stock of any particular series shall be identical with each other in all respects, except as to the date from which dividends thereon shall be cumulative. All shares of Preferred Stock shall be of equal rank with each other, regardless of series, and shall be identical with each other in all other respects, except as herein provided. Preferred Stock shall be issued in series, running "A" to "Z", with such distinctive serial designation as shall be stated by resolution of the Board of Directors who shall have full discretion in respect to Preferred Stock then unissued or in the treasury of the Corporation by adopting an amendment to the Certificate of Incorporation designating the following terms and conditions:

    (a) to fix or change the number of shares constituting the particular series;

    (b) to fix or change the rate or amount per annum at which the holders of the shares of the particular series shall be entitled to receive dividends, the dates on which such dividends shall be payable and the date or dates from which such dividends shall be cumulative;

    (c) to fix or change the amount or amounts per share for the particular series payable to the holders thereof, in case of dissolution, liquidation, or winding up of the corporation;

    (d) to fix or change the redemption rights and price or prices per share for the particular series;

    (e) to fix or change the sinking fund requirements, if any, for the particular series, which may require the Corporation to set aside or provide a sinking fund out of earnings or otherwise for the purchase or redemption of the shares of such series;

    (f) to determine whether or not the shares of the particular series shall be made convertible into other shares of the Corporation, to set the conversion price or prices, or the rates of exchange at which such conversion may be made, and the terms and conditions upon which any such conversion rights may be exercised;

    (g) to determine whether or not there shall be restrictions on the issuance of shares of the particular series or of any other class or series; and

    (h) to include additional shares of Preferred Stock which the Corporation is authorized to issue in the particular series.

2. DIVIDEND RIGHTS. (a) The holders of Preferred Stock at the time outstanding shall be entitled to receive, out of any funds legally available for the payment of dividends, if, when and as declared by the Board of Directors, cash dividends, preferential as set forth in the next succeeding paragraph of this Subdivision 2, at the rate or amount per annum and payable on the dates fixed for the particular series by the Board of Directors.

    (b) Such dividends shall be cumulative, in the case of all shares of a particular series, from the date or dates fixed by the Board of Directors. No dividend or other distribution (other than a dividend payable in Common Shares of the Corporation) shall be declared, paid, or made on the Common Shares of the Corporation, and none of the common Shares shall be purchased or otherwise acquired for consideration by the corporation, until the full cumulative dividends on all the outstanding shares of all series of the Preferred Stock up to the end of the current dividend period shall have been declared and paid or shall have been declared and a sum sufficient for payment thereof by the Board of Directors. Accrued dividends on the Preferred Stock shall bear no interest.

    (c) If the amount declared by the Board of Directors to be paid as dividends on all outstanding shares of the Preferred Stock shall be insufficient to pay the full dividends, including accumulations, on all outstanding shares of all series, such amount shall be paid on the shares of each series only in the ratio which the full dividend, including accumulations, on all outstanding shares of all series would bear to the full dividend, including accumulations, on all outstanding shares of all series.

    (d) The holders of the Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this Subdivision 2.

3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, then before any distribution shall be made to the holders of Common Shares of the Corporation, the holders of shares of each particular series of Preferred Stock outstanding shall be entitled to receive such amount as shall have been fixed by the Board of Directors, plus an amount in the case of each such share equal to all accrued and unpaid dividends thereon up to the date of payment of the final amount due thereon. Such amounts shall be payable without interest. After such payment to the holders of Preferred Stock, the remaining assets of the Corporation shall be divided and distributed among the holders of Common Shares then outstanding according to their respective interests. If the amount available for payment to the holders of outstanding shares of Preferred Stock upon any liquidation, dissolution or winding up of the

    Corporation shall be insufficient to pay the amounts theretofore specified in this Subdivision 3 to the holders of all outstanding shares of Preferred Stock, the amount shall be distributed on the outstanding shares of each particular series in the ratio which the maximum amount payable on the outstanding shares of such particular series bears to the maximum amount payable on the outstanding shares of all series. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the merger of any corporation or corporations into the Corporation, nor a reorganization of the Corporation, or the sale or transfer by the Corporation of all or any part of its assets, shall be regarded as a liquidation, dissolution, or winding up of the Corporation within the meaning of this Subdivision 3.

4. REDEMPTION RIGHTS. (a) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the shares of Preferred Stock at the time outstanding or the whole or part of any particular series thereof, at any time and from time to time, by paying, in the case of the Preferred Stock of each particular series, such redemption price therefore as shall have been fixed by the Board of Directors plus an amount in the case of each share so to be redeemed, equal to all accrued and unpaid dividends thereon up to the date of redemption.

    (b) If at any time less than all of the outstanding shares of Preferred Stock shall be called for redemption, the Board of Directors may select the particular series to be redeemed and if less than all of the outstanding shares of a particular series are to be called for redemption, the shares so to be redeemed shall be selected by lot or pro rata.

    (c) Notice of every such redemption shall be given by the Corporation by mailing a copy of such notice at least 30 days prior to the date fixed for such redemption to each of the holders of record of the shares of Preferred Stock to be redeemed, at their respective addresses appearing on the books of the Corporation. From and after the date fixed in such notice as the date of redemption (unless default shall be made by the Corporation in providing moneys for payment of the redemption price), all dividends on the shares of Preferred Stock thereby called for redemption shall cease to accrue, and all rights of the holders as shareholders of the Corporation (except the right to receive payment of said redemption price and accrued and unpaid dividends to the date of redemption) shall cease to determine; or if the date shall be the date (which date shall be the date of redemption or prior thereto) on which the Corporation shall deposit with a bank or trust company doing business in the State of Delaware, as Paying Agent, moneys sufficient in the amount to pay at the office of such Paying Agent, on the date of redemption of the redemption price, together with accrued and unpaid dividends to the date of redemption of such Paying Agent and the intention of the Corporation to deposit said moneys is made known on or before the date of redemption with such Paying Agent, all dividends on the shares of Preferred Stock so called for redemption shall cease to accrue and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from said Paying Agent said redemption price and accrued and unpaid dividends to the date of redemption, and the right, if any, to convert shares thereof into Common Shares of the Corporation) shall thereupon cease to determine, and by the deposit of said moneys with said Paying Agent the shares of Preferred Stock so called for redemption shall be redeemed. Any moneys so deposited with said Paying Agent which shall remain unclaimed by the holders of the shares of Preferred Stock so called for redemption shall be paid by said Paying Agent to the Corporation, and thereafter the holders of the shares of Preferred Stock so called for redemption shall look only to the Corporation for payment.

    (d) So long as all cumulative dividends on the shares of Preferred Stock of all series at the time outstanding are paid or declared and set apart for payment for all past dividend period, the Corporation shall have the right at any time or from time to time, to purchase all or any part of the shares of Preferred Stock of any series, either at public or private sale, at a price not in excess of the current redemption price per share, plus accrued dividends and plus an amount equal to usual and customary brokerage commissions payable in connection with the purchase thereof.

5. VOTING RIGHTS: The holders of the Preferred Stock shall, subject to the provision of the Regulations of the Corporation and the statutes of Delaware relating to the fixing of a record date, be entitled to one vote for each share of Preferred Stock held by them, respectively, for the election of directors and for all other purposes, but shall not be entitled to any other, or special, or restrictive voting rights of any kind whatsoever, except only as and when and to the extend required by statute, and in the case of Preferred Stock of each particular series, as and when and to the extent as shall have been fixed by the Board of Directors.

6. No holder of Preferred Stock shall be entitled, as such holder or as a matter of right, to subscribe for a purchase any part of any new or additional issue of stock of any class or series, and whether issued for cash, property, services, or otherwise.

7. Subject to an in accordance with the provisions of this Fifth Article, there is hereby created the following series of Preferred Shares: (To be inserted, when authorized, by Resolution of the Board of Directors)

    SIXTH: No stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock.

    SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the By-laws, including: fixing the size of the Board of Directors, filing vacancies on the Board, designating when special meetings of the stockholders may be called, and eliminating the rights of stockholders to act by less than unanimous consent in lieu of a meeting.

    EIGHTH: The vote of 80% of the outstanding shares shall be necessary to approve the terms of a merger or consolidation of the Corporation into a substantial shareholder or its affiliates of associates as defined in the federal securities law; for the sale or other disposition of all, or substantially all, of the Corporation's assets; for amendment of Articles Seventh, Eighth or Ninth of the Certificate of Incorporation; for the issuance or transfer of shares of common or preferred stock to a substantial shareholder, except the issuance of employee stock options and grants in accordance with a plan qualified under the Internal Revenue Code of 1986 or as amended; and for the voluntary dissolution of the Corporation. A substantial shareholder is any person or entity which, as of the record date for the determination of stockholders entitled to vote on any of the aforesaid transactions, is the beneficial owner of 10% or more of the outstanding shares of the Company entitled to vote, including any shares to which the shareholder has the right to acquire pursuant to any agreement, or upon the conversion or similar rights as well as shares owned by an "affiliate" or "associate" as defined under the federal securities laws.

    NINTH: The election of directors shall be by cumulative voting such that each shareholder of record shall be eligible to cast a number of votes equal to the number of shares held by the shareholder multiplied by the number of directors to be elected.

    TENTH: The directors and officers shall have limited liability and rights of indemnification to the full extend permitted by the General Corporation Law of the State of Delaware, as it exists on the date hereof or may hereafter be amended, and any other applicable law. The Corporation shall indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlements actually and reasonable incurred in connection with such actions. The Board of Directors is hereby empowered to contract in advance to indemnify such persons.

    Executed this 18th day of December, 1998, in the name of the Corporation by its President and its Assistant Secretary, who declare under the penalty of perjury that the facts stated therein are true and that this instrument is the act and deed of the Corporation.

                                FOILMARK, INC.

                                /s/ FRANK J. OLSEN, JR.
                                ---------------------------------------------
                                Frank J. Olsen, Jr., President

ATTEST:

/s/ PHILIP LEIBEL
------------------------------
Philip Leibel, Assistant
Secretary

                                                                      APPENDIX E

        SHAREHOLDER AGREEMENT, dated as of November 17, 1998, among HOLOPAK TECHNOLOGIES, INC, a Delaware corporation ("Company"),, and the persons listed on Schedule A hereto (each a "Shareholder", and, collectively, the "Shareholders").

    WHEREAS, Foilmark Inc., a Delaware corporation ("Parent"), Foilmark Acquisition Corporation a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") and the Company, propose to enter into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of the Company with and into Sub (the "Merger");

    WHEREAS, defined terms used herein and not elsewhere defined shall have the meaning ascribed to such terms in the Merger Agreement;

    WHEREAS, each Shareholder is the owner of the number of shares of Parent Common Stock set forth opposite such Shareholder's name on Schedule A hereto; such shares of Parent Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Parent Common Stock that may be acquired after the date hereof by such Shareholder, including shares of Parent Common Stock issuable upon the exercise of options to purchase Parent Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares"; and

    WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company has requested that the Shareholders enter into this Agreement;

    NOW, THEREFORE, to induce the Company to enter in to, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

    1. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder hereby, severally and not jointly, represents and warrants to the Company as follows:

        (a) AUTHORITY. The Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Shareholder. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforcement may be limited by general equitable principles and bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally. Except for the expiration or termination of the waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), filings with the Securities and Exchange Commission and as set forth in Section 5.21 of the Foilmark Disclosure Memorandum, neither the execution, delivery or performance of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity"), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "Lien") upon any of the properties or assets of the Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares, may be bound or (iii) knowingly violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statue, law, ordinance, regulation of any Governmental Entity (a "Law") applicable to the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares.

        (b) THE SHARES. The Shareholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, and the Shareholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. The Shareholder owns shares of Parent Common Stock other than such Shareholder's Shares and shares of Parent Common Stock issuable upon the exercise of Parent Stock Options.

        (c) BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Shareholder.

        (d) MERGER AGREEMENT. The Shareholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

    2. COVENANTS OF THE SHAREHOLDERS. Each Shareholder, severally and not jointly, agrees as follows:

        (a) Until the earlier to occur of the Effective Time or the termination of the Merger Agreement, the Shareholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than the Company (except for a transfer of Shares to a trust which unconditionally and irrevocably agrees to be bound by the terms of this Agreement with respect to the Shares being transferred), (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power of attorney or otherwise, with respect to the Shares except as provided herein or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

        (b) Until the Effective Time or termination of this Agreement in accordance with its terms, the Shareholder shall not, and the Shareholder shall use its reasonable best efforts to cause any of its investment bankers, financial advisers, attorneys, accountants or other representatives not to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Transaction Proposal involving the Parent or (ii) participate in any discussions or negotiations regarding any such Acquisition Transaction Proposal. Shareholder shall notify the Company orally and in writing of any such proposals or inquiries relating to the purchase or acquisition of Shares (including, without limitation, the terms and conditions thereof and the identity of the person making it), within 24 hours of the receipt thereof. Shareholder shall, and shall use its reasonable best efforts to cause its investment bankers, financial advisors, attorneys, accountants or other representatives or agents to, immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Transaction Proposal relating to the Parent, other than discussions or negotiations with the Company.

        (c) During the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time and (ii) termination of this Agreement in accordance with its terms, at any meeting of shareholders of the Parent called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Shareholder shall, including by initiating a written consent solicitation if requested by Company, vote (or cause to be voted) such Shareholder's Shares in favor of the Merger, the adoption by Parent of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. During the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time and (ii) termination of this Agreement in accordance with its terms, at any meeting of shareholders of the Parent or at any adjournment thereof or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) such Shareholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of all or substantially all assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Transaction Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Parent's Certificate of Incorporation or By-laws or other action involving the Parent or any of its Subsidiaries, which amendment or other proposal or transaction would reasonably be expected to delay, postpone, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transaction contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

    3. FIDUCIARY DUTY. Notwithstanding the restrictions set forth in Section 2(b) hereof, any person who is a director or officer of the Parent may take such action in furtherance of the exercise of his fiduciary duties in his capacity as a director or officer with respect to the Parent, as opposed to taking action with respect to the direct or indirect ownership of any Shares, and no such action in furtherance of the exercise of fiduciary duties shall be deemed to be a breach of, or a violation of the restrictions set forth in Section 2(b) hereof and the Shareholders shall not have any liability hereunder for any such action in furtherance of the exercise of fiduciary duties by such person in his capacity as a director or officer of the Company.

    4. FURTHER ASSURANCES. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Shareholder's Shares as contemplated by Section 3. The Company agrees to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including legal requirements of the HSR Act, if any).

    5. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Shareholder agrees that this Agreement and the obligations of such Shareholder hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors.

    6. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earliest of (a) the date upon which the Merger Agreement is terminated pursuant to Section 10.1(a), (d) or (e) thereof, (b) the Effective Time and (c) April 30, 1999.

    7. STOP TRANSFER. The Parent agrees with, and covenants to, the Company that the Parent shall not register the transfer of any certificate representing any Shareholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

    8. GENERAL PROVISIONS.

        (a) PAYMENTS. All payments required to be made to any party to this Agreement shall be made by wire transfer of immediately available funds to an account designated by such party at least one trading day prior to such payment.

        (b) EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        (c) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        (d) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (returned receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (i) if to the Company, to
          Holopak Technologies, Inc.
          9 Cotters Lane
          P.O. Box 538
          East Brunswick, NJ 08816

    Attention: James L. Rooney, President

    Telecopy No: 732-238-9460

    with a copy to:

    Battle Fowler, LLP
          75 East 55(th) Street
          New York, New York 10022

    Attention: Carl A. de Brito, Esq.

    Telecopy No: (212) 856-7818

    and

        (ii) if to a Shareholder, to the address set forth under the name of such Shareholder on Schedule A hereto with a copy to:

             Hinckley, Allen & Snyder
          1500 Fleet Center
          Providence, RI 02903

             Attention: Stephen J. Carlotti, Esq.

             Telecopy No: (401) 277-9600

        (e) INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        (g) ENTIRE AGREEMENTS; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        (h) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

        (i) PUBLICITY. Except as otherwise required by law, court process or the rules of a national securities exchange or the Nasdaq National Market or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, neither any Shareholder nor the Company shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

    9. SHAREHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director of officer of the Parent makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Shares and nothing herein shall limit or affect any actions taken by a Shareholder in its capacity as an officer or director of the Parent to the extent permitted by the Merger Agreement.

    10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitle to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in court of the United States located in the State of Delaware or any Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

    IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date firs written above.

                                HOLOPAK TECHNOLOGIES, INC.

                                By:             /s/ JAMES L. ROONEY
                                     -----------------------------------------
                                     Name:
                                     TITLE:

                                SHAREHOLDERS

                                By:             /s/ MARTIN A. OLSEN
                                     -----------------------------------------
                                               Name: Martin A. Olsen

                                By:           /s/ FRANK J. OLSEN, JR.
                                     -----------------------------------------
                                             Name: Frank J. Olsen, Jr.

                                By:              /s/ LEONARD MINTZ*
                                     -----------------------------------------
                                                Name: Leonard Mintz

                                By:            /s/ WILHELM P. KUTSCH
                                     -----------------------------------------
                                              Name: Wilhelm P. Kutsch

                                By:              /s/ PHILIP LEIBEL
                                     -----------------------------------------
                                                Name: Philip Leibel

                                By:              /s/ CAROL T. ROBIE
                                     -----------------------------------------
                                                Name: Carol T. Robie

                                By:             /s/ EDWARD SULLIVAN
                                     -----------------------------------------
                                               Name: Edward Sullivan

                                By:              /s/ MICHAEL FOSTER
                                     -----------------------------------------
                                                Name: Michael Foster

* by Addendum dated November 30, 1998

                                By:              /s/ THOMAS SCHWARZ
                                     -----------------------------------------
                                                Name: Thomas Schwarz

                                By:              /s/ KENNETH HARRIS
                                     -----------------------------------------
                                                Name: Kenneth Harris

ACKNOWLEDGED
TO AS TO SECTION 7:

FOILMARK, INC.

BY:    /S/ FRANK J. OLSEN, JR.
      -------------------------
        TITLE: PRESIDENT AND
              CHIEF EXECUTIVE
                  OFFICER

                                                                      SCHEDULE A

NAME AND ADDRESS OF                                                         NUMBER OF        NUMBER OF SHARES
SHAREHOLDER                                                                  SHARES        UNDERLYING OPTIONS(1)
------------------------------------------------------------------------  -------------  -------------------------

Martin A. Olsen.........................................................      527,477
3299 Old Barn Road East
Ponte Vedra Beach, FL 32082

Frank J. Olsen, Jr......................................................      490,659               67,667
13 Country Farm Road
Stratham, NH 03885

Leonard Mintz...........................................................      244,696               10,000
89 Blueberry Lane
Westwood, MA 02090

Wilhelm Kutsch..........................................................      107,697               70,867
Two Pine Meadows Drive
Exeter, NH 03833

Philip Leibel...........................................................       78,163               62,733
3093 Susan Road
Bellmore, NY 17710

Carol Robie.............................................................      212,409               21,100
53 Munroe Drive
East Hampstead, NH 03826

Edward Sullivan.........................................................      158,834                5,000
2150 Anchor Court
Newbury Park, CA 91320

Michael Foster..........................................................       10,000                5,000
WPI Group, Inc.
1155 Elm Street
Manchester, NH 03101

Thomas Schwarz..........................................................        5,000                5,000
60 Westcliff Road
Weston, MA 02193

Kenneth Harris..........................................................      131,022                2,500
25 Hale Street
Newburyport, MA 01950

------------------------

1   These options have been included in the number of shares.

                                                                      APPENDIX F

        SHAREHOLDER AGREEMENT, dated as of November 17, 1998, among FOILMARK, INC, a Delaware corporation ("Parent"), FOILMARK ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the persons listed on Schedule A hereto (each a "Shareholder", and, collectively, the "Shareholders").

    WHEREAS, Parent, Sub and Holopak Technologies, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of the Company with and into Sub (the "Merger");

    WHEREAS, defined terms used herein and not elsewhere defined shall have the meaning ascribed to such terms in the Merger Agreement;

    WHEREAS, each Shareholder is the owner of the number of shares of Company Common Stock set forth opposite such Shareholder's name on Schedule A hereto; such shares of Company Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Company Common Stock that may be acquired after the date hereof by such Shareholder, including shares of Company Common Stock issuable upon the exercise of options to purchase Parent Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares"; and

    WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Shareholders enter into this Agreement;

    NOW, THEREFORE, to induce Parent and Sub to enter in to, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

    1. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent and Sub as follows:

        (a) AUTHORITY. The Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Shareholder. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Parent and Sub, constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforcement may be limited by general equitable principles and bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally. Except for the expiration or termination of the waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), filings with the Securities and Exchange Commission and as set forth in Section 6.21 of the Holopak Disclosure Memorandum, neither the execution, delivery or performance of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity"), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "Lien") upon any of the properties or assets of the Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares, may be bound or (iii) knowingly violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statue, law, ordinance, regulation of any Governmental Entity (a "Law") applicable to the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares.

        (b) THE SHARES. The Shareholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, and the Shareholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. The Shareholder owns no shares of Company Common Stock other than such Shareholder's Shares and shares of Company Common Stock issuable upon the exercise of Company Stock Options.

        (c) BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Shareholder.

        (d) MERGER AGREEMENT. The Shareholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

    2. COVENANTS OF THE SHAREHOLDERS. Each Shareholder, severally and not jointly, agrees as follows:

        (a) Until the earlier to occur of the Effective Time or the termination of Merger Agreement, the Shareholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than Parent or Sub (except for a transfer of Shares to a trust which unconditionally and irrevocably agrees to be bound by the terms of this Agreement with respect to the Shares being transferred), (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power of attorney or otherwise, with respect to the Shares except as provided herein or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

        (b) Until the Effective Time or termination of this Agreement in accordance with its terms, the Shareholder shall not, and the Shareholder shall use its reasonable best efforts to cause any of its investment bankers, financial advisers, attorneys, accountants or other representatives not to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposals which constitute, or may reasonably be expected to lead to, any Acquisition Transaction Proposal involving the Company or (ii) participate in any discussions or negotiations regarding any such Acquisition Transaction Proposal. Shareholder shall notify the Parent orally and in writing of any such proposals or inquiries relating to the purchase or acquisition of the Shares (including, without limitation, the terms and conditions thereof and the identity of the person making it), within 24 hours of the receipt thereof. Shareholder shall, and shall use its reasonable best efforts to cause its investment bankers, financial advisors, attorneys, accountants or other representatives or agents to, immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Transaction Proposal relating to the Company other than discussions or negotiations with the Parent.

        (c) During the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time and (ii) termination of this Agreement in accordance with its terms, at any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Shareholder shall, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) such Shareholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. During the period commencing on the date hereof and continuing until the first to occur (i) the Effective Time and (ii) termination of this Agreement in accordance with its terms, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) such Shareholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of all or substantially all assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Transaction Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's Certificate of Incorporation or By-laws or other action involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would reasonably be expected to delay, postpone impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transaction contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

        (d) The holders of the Class A Common Stock of the Company shall cause such Class A Common Stock to be converted into shares of Company Common Stock prior to the record date for the Special Meeting of Shareholders of the Company to be convened for the purpose of approving the Merger.

    3. FIDUCIARY DUTY. Notwithstanding the restrictions set forth in Section 2(b) hereof, any person who is a director or officer of the Company may take such action in furtherance of the exercise of his fiduciary duties in his capacity as a director or officer with respect to the Company as opposed to with respect to taking action with respect to the direct or indirect ownership of any Shares, and no such action in furtherance of the exercise of fiduciary duties shall be deemed to be a breach of, or a violation of the restrictions set forth in Section 2(b) hereof and the Shareholders shall not have any liability hereunder for any such action in furtherance of the exercise of fiduciary duties by such person in his capacity as a director or officer of the Company.

    4. FURTHER ASSURANCES. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Shareholder's Shares as contemplated by Section 3. Parent and Sub jointly and severally agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including legal requirements of the HSR Act, if any).

    5. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Shareholder agrees that this Agreement and the obligations of such Shareholder hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors.

    6. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earliest of (a) the date upon which the Merger Agreement is terminated pursuant to Section 10.1(a), (d) or (e) thereof, (b) the Effective Time and (c) April 30, 1999.

    7. STOP TRANSFER. The Company agrees with and covenants to Parent and Sub that the Company shall not register the transfer of any certificate representing any Shareholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

    8. GENERAL PROVISIONS.

        (a) PAYMENTS. All payments required to be made to any party to this Agreement shall be made by wire transfer of immediately available funds to an account designated by such party at least one trading day prior to such payment.

        (b) EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        (c) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        (d) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (returned receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (i) if to Parent or Sub, to

            Foilmark, Inc.
          Malcolm Hoyt Drive
          Newburyport, MA 01950

            Attention: Frank J. Olsen, Jr., Chairman and President

            Telecopy No: (978) 463-8651

            with a copy to:

            Hinckley, Allen & Snyder
          1500 Fleet Center
          Providence, RI 02903
          Attention: Stephen J. Carlotti, Esq.

            Telecopy No: (401) 277-9600

            and

        (ii) if to a Shareholder, to the address set forth under the name of such Shareholder on Schedule A hereto.

             with a copy to:

             Battle Fowler, LLP
          75 East 55th Street
          New York, NY 10022
          Attention: Carl A. de Brito, Esq.
          Telecopy No: (212) 856-7818

        (e) INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        (g) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        (h) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

        (i) PUBLICITY. Except as otherwise required by law, court process or the rules of a national securities exchange or the Nasdaq National Market or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, neither any Shareholder nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

    9. SHAREHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director of officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Shares and nothing herein shall limit or affect any actions taken by a Shareholder in its capacity as an officer or director of the Company to the extent permitted by the Merger Agreement.

    10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitle to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in court of the United States located in the State of Delaware or any Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

    IN WITNESS WHEREOF, each of Parent and Sub has caused this Agreement to be signed by its officer thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date first written above.

                                            FOILMARK, INC.

                                            By:                 /S/ FRANK J. OLSEN, JR.
                                                       -----------------------------------------
                                                               Name: Frank J. Olsen, Jr.
                                                             TITLE: CHAIRMAN AND PRESIDENT

                                            FOILMARK ACQUISITION CORPORATION

                                            By:                 /S/ FRANK J. OLSEN, JR.
                                                       -----------------------------------------
                                                               Name: Frank J. Olsen, Jr.
                                                                    TITLE: PRESIDENT

                                            SHAREHOLDERS

                                                                  /s/ ROBERT J. SIMON
                                                       -----------------------------------------
                                                                 Name: Robert J. Simon

                                            BRADFORD VENTURE PARTNERS, L.P.

                                            By: Bradford Associates, Its General Partner

                                                                  /s/ ROBERT J. SIMON
                                                       -----------------------------------------
                                                                 Name: Robert J. Simon

                                            By:                   /s/ ROBERT J. SIMON
                                                       -----------------------------------------

                                            OVERSEAS PRIVATE INVESTOR PARTNERS

                                            By: Overseas Private Investors, Ltd., Its General
                                                Partner

                                                                  /s/ ROBERT J. SIMON
                                                       -----------------------------------------

                                            By:                   /s/ ROBERT J. SIMON
                                                       -----------------------------------------

                                                                    /s/ BRIAN KELLY
                                                       -----------------------------------------
                                                                   Name: Brian Kelly

                                                                 /s/ MICHAEL S. MATHEWS
                                                       -----------------------------------------
                                                                Name: Michael S. Mathews

                                                                  /s/ HARVEY S. SHARE
                                                       -----------------------------------------
                                                                 Name: Harvey S. Share

                                                                  /s/ JAMES L. ROONEY
                                                       -----------------------------------------
                                                                 Name: James L. Rooney

Acknowledged
as to Section 2(d) and 7

HOLOPAK TECHNOLOGIES, INC.

BY:                    /S/ JAMES L. ROONEY
           -------------------------------------------
           TITLE:

SCHEDULE A

NAME AND ADDRESS OF                                                         NUMBER OF        NUMBER OF SHARES
SHAREHOLDER                                                                  SHARES        UNDERLYING OPTIONS(1)
------------------------------------------------------------------------  -------------  -------------------------

Robert J. Simon.........................................................       17,880               12,000
c/o Bradford Ventures, Ltd.
One Rockefeller Plaza
Suite 1722
New York, NY 10020

Bradford Venture Partners, L.P..........................................      753,086
44 Nassau Street
Princeton, NJ 08542

Overseas Private Investor Partners......................................      753,086(2)
Clarendon House
Church Street
Hamilton 5-31 Bermuda

James L. Rooney.........................................................       66,667               66,667
1272 Camelot Lane
Lemont, IL 60439

Brian Kelly.............................................................        8,000                8,000
c/o DelaFoil, Inc.
232 Shoemaker Road
Pottstown, PA 19464

Michael S. Mathews......................................................       17,880               12,000
193 Elm Road
Princeton, NJ 08540

Harvey S. Share.........................................................        2,000                2,000
250 Ridgedale Avenue, Suite R6
Florham Park, NJ 07932

------------------------

1   These options have been included in the number of shares.

2   Class A Common Stock.

                                                                      APPENDIX G

SECTION262. APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this Chapter;

        (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

        (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares, or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the

Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publications as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of the Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholder entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who had demanded his appraisal rights as provided in subsection (d) of the Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of the Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (1) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     [LOGO]

                          156 FIFTH AVENUE, 9TH FLOOR
                               NEW YORK, NY 10010
                            (212) 929-5500 (COLLECT)
                                       OR
                         CALL TOLL-FREE (800) 322-2885

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Tenth of the Registrant's Second Amended and Restated Certificate of Incorporation and Article Tenth of the Registrant's Restated By-Laws provides for indemnification of directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------

        2.1    Agreement and Plan of Merger dated as of November 17, 1998 is incorporated herein by reference to the
               Company's Current Report on Form 8-K filed with the Commission on November 25, 1988.

        3.1    Restated Certificate of Incorporation of the Company dated as of October 14, 1993 is incorporated herein by reference to the Company's Registration Statement on Form S-1 filed with the Commission on
               October 25, 1993.

        3.2    Restated By-Laws of the Company are incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and filed with the Commission on March 27,
               1998.

        3.3    Specimen Stock Certificate of the Company is incorporated herein by reference to the Company's
               Current Report on Form 8-K filed with the Commission on May 24, 1994.

        3.4    Restated Certificate of Incorporation of the Company is incorporated herein by reference to the
               Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and filed with the
               Commission.

        3.5    Restated By-Laws of the Company dated as of May 5, 1995 are incorporated herein by reference to the
               Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and filed with the
               Commission.

        3.6    Second Amended and Restated Certificate of Incorporation dated as of November 20, 1998.

        5.1    Opinion of Hinckley, Allen & Snyder, counsel to the Company, dated as of March 22, 1999, regarding the legality of the Common Stock.

        8.1    Opinion of Hinckley, Allen & Snyder, counsel to the Company, dated March 22, 1999 regarding tax matters.

        8.2    Opinion of Battle Fowler LLP, counsel to HoloPak Technologies, Inc., dated as of March 22, 1999, regarding tax matters.

        9.1    Voting Agreement dated as of November 17, 1994 between the Company, Martin A. Olsen, Florence J.
               Olsen, Frank J. Olsen, Carol J. Robie, Leonard A. Mintz and Edward Sullivan is incorporated herein by reference to the Company's Current Report on Form 8-K filed with the Commission on November 30, 1994.

       10.1    Form of Employment Agreement of the Company is incorporated herein by reference to the Company's
               Registration Statement on Form S-1 filed with the Commission on October 25, 1993.

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       10.2    1993 Stock Option Plan is incorporated herein by reference to Amendment No. 2 to the Company's
               Registration Statement on Form S-1 filed with the Commission on May 9, 1994.

       10.3    Technical Collaboration Agreement between the Company and Arrow Coated Products Ltd. dated as of
               December 18, 1992 is incorporated herein by reference to the Company's Registration Statement on Form
               S-1 filed with the Commission on October 25, 1993.

       10.4    Agreement for the Purchase of Patents by and between the Company and Leonard Mintz dated March 12,
               1992 is incorporated herein by reference to the Company's Registration Statement on Form S-1 filed with the Commission on October 25, 1993.

       10.5    Registration Rights Agreement between the Company and Leonard Mintz dated as of March 17, 1992 is incorporated herein by reference to Amendment No. 1 to the Company's Registration Statement on Form
               S-1 filed with the Commission on December 3, 1993.

       10.6    Waiver Agreement between the Company and Leonard Mintz is incorporated herein by reference to
               Amendment No. 1 to the Company's Registration Statement on Form S-1 filed with the Commission on
               December 3, 1993.

       10.7    Stockholders Agreement is incorporated herein by reference to Amendment No. 1 to the Company's
               Registration Statement on Form S-1 filed with the Commission on December 3, 1993.

       10.8    Form of Employee Stock Grant Agreement is incorporated herein by reference to Amendment No. 2 to the
               Company's Registration Statement on Form S-1 filed with the Commission on May 9, 1994.

       10.9    Form of Promissory Note and Schedule of Notes is incorporated herein by reference to Amendment No. 2 to the Company's Registration Statement on Form S-1 filed with the Commission on May 9, 1994.

      10.10    Form of Shareholder Note and Schedule of Notes is incorporated herein by reference to Amendment No. 2 to the Company's Registration Statement on Form S-1 filed with the Commission on May 9, 1994.

      10.11    China Sales and Distribution Agreement between the Company and X.D. Trading and Consulting Company dated as of October 25, 1993 is incorporated herein by reference to Amendment No. 3 to the Company's
               Registration Statement on Form S-1 filed with the Commission on June 17, 1994.

      10.12    Sales and Licensing Agreement between the Company and Embossing Technology Limited dated as of
               November 10, 1994 is incorporated herein by reference to the Company's Current Report on Form 8-K filed with the Commission on November 30, 1994.

      10.13    Registration Rights Agreement between the Company and Edward Sullivan dated as of November 17, 1994 is incorporated herein by reference to the Company's Current Report on Form 8-K filed with the
               Commission on November 30, 1994.

      10.14    Industrial Revenue Bond Loan Agreement is incorporated herein by reference to the Company's Quarterly
               Report on Form 10-Q for the quarter ended June 30, 1995 and filed with the Commission.

      10.15    1995 Employee Stock Purchase Plan is incorporated herein by reference to the Company's Quarterly
               Report on Form 10-Q for the quarter ended June 30, 1995 and filed with the Commission.

      10.16    1995 Employee Stock Option Plan is incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and filed with the Commission.

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      10.17    Asset Purchase Agreement between Imtran Industries, Inc. et al. and the Company dated as of August 3,
               1995 is incorporated herein by reference to the Company's Current Report on Form 8-K filed with the
               Commission on September 1, 1995.

      10.18    Registration Rights Agreement between Foilmark, Inc. and Martin A. Olsen dated as of December 31,
               1995 is incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and filed with the Commission on March 30, 1996.

      10.19    Amended and Restated Employee Stock Purchase Plan dated as of January 31, 1996 is incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and filed with the Commission on March 30, 1996.

      10.20    Amended and Restated Employee Stock Option Plan dated as of January 31, 1996 is incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and filed with the Commission on March 30, 1996.

      10.21    Annual Incentive Compensation Plan dated as of January 20, 1996 is incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and filed with the Commission on April 30, 1996.

      10.22    Waiver and Amendment to Loan Agreement between the Company and Fleet Bank dated as of March 20, 1997 is incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and filed with the Commission on April 14, 1997.

      10.23    Consulting Agreement between the Company and Edward Sullivan dated as of January 1, 1999.

      10.24    Lease Agreement between the Company and Edward G. Molin dated as of April 21, 1997 is incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
               1997 and filed with the Commission on August 12, 1997.

      10.25    Lease Agreement between the Company and Parker Street Realty Trust dated as of July 1, 1997 is incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended
               June 30, 1997 and filed with the Commission on August 12, 1997.

      10.26    Lease Agreement between the Company and Faircourt Realty Co. dated as of April 1, 1997 is incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended
               June 30, 1997 and filed with the Commission on August 12, 1997.

      10.27    1997 Non-Employee Director Stock Plan dated as of April 11, 1997 is incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and filed with the
               Commission on August 12, 1997.

      10.28    Shareholder Agreement between the Company and certain shareholders of HoloPak Technologies, Inc.
               dated as of November 17, 1998 is incorported herein by reference to the Company's Current Report on
               Form 8-K filed with the Commission on November 25, 1998.

      10.29    Shareholder Agreement between certain substantial shareholders of the Company and HoloPak
               Technologies, Inc. dated as of November 17, 1998 is incorporated herein by reference to the Company's
               Current Report on Form 8-K filed with the Commission on November 25, 1998.

      10.30    Non-Competition Agreement by and between the Company and Leonard Mintz dated as of December 21, 1998.

       21.1    Subsidiaries of the Company.

       23.1    Consent of KPMG LLP.

       23.2    Consent of Deloitte & Touche LLP.

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       23.3    Consent of Hinckley, Allen & Snyder (included in the opinion filed as Exhibit 5.1).

       23.4    Consent of Battle Fowler LLP (included in the opinion filed as Exhibit 8.2).

       24.1    Power of Attorney (contained on Page II-6).

       99.1    Foilmark, Inc. Form of Proxy

       99.2    HoloPak Technologies, Inc. Form of Proxy

         (b)   Financial Statement Schedule

         (1)   Financial Statement Schedules

     Other schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

         (c)   Report, Opinion or Appraisal

         (1)   Fairness Opinion of McFarland Dewey & Co., LLC dated as of November 17, 1998 is incorporated by reference from Appendix B-1 to Foilmark's joint proxy statement-prospectus filed as a part of this registration statement on Form S-4.

         (2)   Confirmation of Fairness Opinion of McFarland Dewey & Co., LLC dated as of March 18, 1999 is incorporated by reference from Appendix B-2 to Foilmark's joint proxy statement-prospectus filed as a part of this registration statement on Form S-4.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of Foilmark and HoloPak pursuant to the foregoing provision or otherwise Foilmark and HoloPak have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the parties of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Foilmark and HoloPak will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (e) The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus within one business day of receipt of such request, and to send the incorporated documents by first class mall or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirement of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Brunswick, State of New Jersey, on March 19, 1999.

                                FOILMARK, INC.

                                By:  /S/ FRANK J. OLSEN, JR.
                                     -----------------------------------------
                                     Name: Frank J. Olsen, Jr.
                                     Title: PRESIDENT AND CHIEF EXECUTIVE
                                     OFFICER

    Each person whose individual signature appears below hereby authorizes and appoints Frank J. Olsen, Jr., Philip Leibel, Stephen J. Carlotti and Paul Bork, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, this Registration Statement on Form S-4 and any and all amendments to this Registration Statement on Form S-4 under the Securities Act of 1933, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof and granting said attorney-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman of the Board of
   /s/ FRANK J. OLSEN, JR.        Directors, Chief
------------------------------    Executive Officer and        March 19, 1999
     Frank J. Olsen, Jr.          President

      /s/ PHILIP LEIBEL         Chief Financial Officer,
------------------------------    Vice President--Finance      March 19, 1999
        Philip Leibel             and Assistant Secretary

    /s/ WILHELM P. KUTSCH       Senior Vice President and
------------------------------    Director                     March 19, 1999
      Wilhelm P. Kutsch

     /s/ EDWARD SULLIVAN        Vice President and Director
------------------------------                                 March 19, 1999
       Edward Sullivan

      /s/ CAROL J. ROBIE        Vice President, Secretary
------------------------------    and Director                 March 19, 1999
        Carol J. Robie

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ KENNETH HARRIS        Vice President and Director
------------------------------                                 March 19, 1999
        Kenneth Harris

     /s/ MARTIN A. OLSEN        Chairman of the Board
------------------------------    Emeritus and Director        March 19, 1999
       Martin A. Olsen

    /s/ MICHAEL J. BERTUCH      Director
------------------------------                                 March 19, 1999
      Michael J. Bertuch

      /s/ MICHAEL FOSTER        Director
------------------------------                                 March 19, 1999
        Michael Foster

    /s/ THOMAS R. SCHWARZ       Director
------------------------------                                 March 19, 1999
      Thomas R. Schwarz